Exhibit 10.56
THIRD AMENDED AND
RESTATED MASTER LEASE

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TABLE OF CONTENTS
TO
THIRD AMENDED AND
RESTATED MASTER LEASE
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EXHIBIT A – LIST OF FACILITIES
EXHIBIT B – LEGAL DESCRIPTIONS
EXHIBIT C – GAMING LICENSES
EXHIBIT D – FORM OF SECOND AMENDED AND RESTATED GUARANTY OF MASTER LEASE
EXHIBIT E – FORM OF NONDISTURBANCE AND ATTORNMENT AGREEMENT
EXHIBIT F – FORM OF SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT

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SCHEDULE A – DISCLOSURE ITEMS
SCHEDULE B – PROPERTY AGREEMENTS
SCHEDULE C – PROPERTY VALUES
SCHEDULE D – 2019 FACILITY ADJUSTED REVENUE
SCHEDULE 1.1 – EXCLUSIONS FROM LEASED PROPERTY
SCHEDULE 6.3 – GUARANTORS UNDER THE MASTER LEASE

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THIRD AMENDED AND RESTATED MASTER LEASE
This THIRD AMENDED AND RESTATED MASTER LEASE (the “Master Lease”) is entered into as of [  ] (the “Effective Date”), by and among GLP CAPITAL, L.P., a Pennsylvania limited partnership (together with its permitted successors and assigns, “Landlord”), TROPICANA ENTERTAINMENT INC., a Delaware corporation (together with its permitted successors and assigns, “TEI”), IOC BLACK HAWK COUNTY, INC., an Iowa corporation (together with its permitted successors and assigns, “Waterloo Operator”), and ISLE OF CAPRI BETTENDORF, L.C., an Iowa limited liability company (together with its permitted successors and assigns, “Bettendorf Operator” and, collectively with TEI and Waterloo Operator, “Tenant”).
RECITALS
A.On October 1, 2018, Landlord, Tropicana AC Sub Corp., as co-landlord, Tenant and Tropicana Atlantic City Corp., as co-tenant, entered into that certain Master Lease, as amended by that certain Partial Termination of and First Amendment to Master Lease, dated as of June 6, 2019 and as modified by that certain Waiver to Master Lease, dated as of March 31, 2020 (as so amended and modified, the “Original Master Lease”) pursuant to which Landlord leased the Leased Property to Tenant.
B.Landlord and Tenant amended and restated the Original Master Lease in its entirety pursuant to that certain Amended and Restated Master Lease, dated as of June 15, 2020 (the “First A&R Master Lease”).
C.Landlord and Tenant amended and restated the First A&R Master Lease in its entirely pursuant to that certain Second Amended and Restated Master Lease (the “Second A&R Master Lease”), dated as of December 18, 2020 (the “Second A&R Effective Date”), pursuant to which Landlord and Tenant replaced the facility commonly known as Tropicana Evansville in Evansville, Indiana, together with all Leased Property (as defined in First A&R Master Lease) with respect thereto, under this Master Lease with the facilities commonly known as Isle Casino Hotel in Bettendorf, Iowa, together with all Leased Property with respect thereto (the “Bettendorf Facility”), and Isle Casino Hotel in Waterloo, Iowa, together with all Leased Property with respect thereto (the “Waterloo Facility” and, together with the Bettendorf Facility, the “Iowa Facilities”).
D.Landlord and Tenant hereby wish to amend and restate the Second A&R Master Lease in its entirety pursuant to the terms hereof to reflect, among other items, the removal of the facility commonly known as Belle of Baton Rouge located in Baton Rouge, Louisiana, together with all Leased Property (as defined in the Second A&R Master Lease) with respect thereto, from this Master Lease.
E.A list of the five (5) facilities covered by this Master Lease as of the Effective Date is attached hereto as Exhibit A (each a “Facility,” and collectively, the “Facilities”).
F.Capitalized terms used in this Master Lease and not otherwise defined herein are defined in Article II hereof.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
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ARTICLE I
1.1Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord all of Landlord’s rights and interest in and to the following with respect to each of the Facilities (collectively, the “Leased Property”):
(a)the real property or properties described in Exhibit B attached hereto (collectively, the “Land”);
(b)all buildings, structures, barges, riverboats, Fixtures (as hereinafter defined) and other improvements of every kind now or hereafter located on the Land or connected thereto including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Landlord has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures of each such Facility (collectively, the “Leased Improvements”);
(c)all easements, rights and appurtenances relating to the Land and the Leased Improvements; and
(d)all equipment, machinery, fixtures, and other items of property, including all components thereof, that (i) are now or hereafter located in, on or used in connection with and permanently affixed to or otherwise incorporated into the Leased Improvements and (ii) qualify as Long-Lived Assets, together with all replacements, modifications, alterations and additions thereto (collectively, the “Fixtures”).
Notwithstanding anything contained herein to the contrary, (a) Bettendorf Operator shall not acquire a leasehold interest through this Master Lease in any Facility or Leased Property, as applicable, leased to Tenant pursuant to this Master Lease other than the Bettendorf Facility and all Leased Property with respect thereto and (b) Waterloo Operator shall not acquire a leasehold interest through this Master Lease in any Facility or Leased Property, as applicable, leased to Tenant pursuant to this Master Lease other than the Waterloo Facility and all Leased Property with respect thereto. Notwithstanding anything contained herein to the contrary, (a) Bettendorf Operator holds the sole Gaming License for and shall be the sole operator of the Bettendorf Facility and TEI shall not operate the Bettendorf Facility unless and until it obtains the requisite Gaming License and complies with appropriate Gaming Regulations, and (b) Waterloo Operator holds the sole Gaming License for and shall be the sole operator of the Waterloo Facility and TEI shall not operate the Bettendorf Facility unless and until it obtains the requisite Gaming License and complies with appropriate Gaming Regulations.
The Leased Property is leased subject to all covenants, conditions, restrictions, easements and other matters affecting the Leased Property as of the Commencement Date and such subsequent covenants, conditions, restrictions, easements and other matters as may be agreed to by Landlord or Tenant in accordance with the terms of this Master Lease, whether or not of record, including any matters which would be disclosed by an inspection or accurate survey of the Leased Property. Notwithstanding the foregoing, Leased Property shall exclude those items referenced on Schedule 1.1.
1.2Single, Indivisible Lease. Notwithstanding anything contained herein to the contrary, this Master Lease constitutes one indivisible lease of the Leased Property and not separate leases governed by similar terms. The Leased Property constitutes one economic unit, and the Rent and all other provisions have been negotiated and agreed to based on a demise of all of the Leased Property to Tenant as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended. Except as

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expressly provided in this Master Lease for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Master Lease apply equally and uniformly to all of the Leased Property as one unit. An Event of Default with respect to any portion of the Leased Property is an Event of Default as to all of the Leased Property. The parties intend that the provisions of this Master Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create an indivisible lease of all of the Leased Property and, in particular but without limitation, that, for purposes of any assumption, rejection or assignment of this Master Lease under 11 U.S.C. Section 365, or any successor or replacement thereof or any analogous state law, this is one indivisible and non-severable lease and executory contract dealing with one legal and economic unit and that this Master Lease must be assumed, rejected or assigned as a whole with respect to all (and only as to all) of the Leased Property. The parties may amend this Master Lease from time to time to include one or more additional Facilities as part of the Leased Property and such future addition to the Leased Property shall not in any way change the indivisible and nonseverable nature of this Master Lease and all of the foregoing provisions shall continue to apply in full force.
1.3Term. The “Term” of this Master Lease is the Initial Term plus all Renewal Terms, to the extent exercised. The initial term of this Master Lease (the “Initial Term”) commenced on October 1, 2018 (the “Commencement Date”) and shall end on the day immediately preceding the twentieth (20th) anniversary of the Commencement Date, subject to renewal as set forth in Section 1.4 below.
1.4Renewal Terms. The term of this Master Lease may be extended for four (4) separate “Renewal Terms” of five (5) years each if: (a) at least twelve (12), but not more than eighteen (18) months prior to the end of the then current Term, Tenant delivers to Landlord a Notice that it desires to exercise its right to extend this Master Lease for one (1) Renewal Term (a “Renewal Notice”); and (b) no Event of Default shall have occurred and be continuing on the date Landlord receives the Renewal Notice (the “Exercise Date”) or on the last day of the then current Term. During any such Renewal Term, except as otherwise specifically provided for herein, all of the terms and conditions of this Master Lease shall remain in full force and effect.
Tenant may exercise such options to renew with respect to all (and no fewer than all) of the Facilities which are subject to this Master Lease as of the Exercise Date.
ARTICLE II
1.1Definitions. For all purposes of this Master Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article II have the meanings assigned to them in this Article and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (iii) all references in this Master Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Master Lease; (iv) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other similar phrases; (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Master Lease as a whole and not to any particular Article, Section or other subdivision; (vi) all Exhibits, Schedules and other attachments annexed to the body of this Master Lease are hereby deemed to be incorporated into and made an integral part of this Master Lease; (vii) the word “or” is not exclusive; and (viii) for the calculation of any financial ratios or tests referenced in this Master Lease (including the Adjusted Revenue to Rent Ratio and the Indebtedness to EBITDA Ratio), this Master Lease, regardless of its treatment under GAAP, shall be deemed to be an operating lease and the Rent payable hereunder shall be treated as an operating expense and shall not constitute Indebtedness or interest expense.

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AAA: As defined in Section 34.1(b).
Accounts: All accounts, including deposit accounts and any Facility Mortgage Reserve Account (to the extent actually funded by Tenant), all rents, profits, income, revenues or rights to payment or reimbursement derived from the use of any space within the Leased Property and/or from goods sold or leased or services rendered from the Leased Property (including, without limitation, from goods sold or leased or services rendered from the Leased Property by any subtenant) and all accounts receivable, in each case whether or not evidenced by a contract, document, instrument or chattel paper and whether or not earned by performance, including without limitation, the right to payment of management fees and all proceeds of the foregoing.
Additional Charges: All Impositions and all other amounts, liabilities and obligations which Tenant assumes or agrees to pay under this Master Lease and, in the event of any failure on the part of Tenant to pay any of those items, except where such failure is due to the acts or omissions of Landlord, every fine, penalty, interest and cost which may be added for non-payment or late payment of such items.
Adjusted Revenue: For any Test Period, Net Revenue (i) minus expenses other than Specified Expenses and (ii) plus Specified Proceeds, if any; provided, however, that for purposes of calculating Adjusted Revenue, Net Revenue shall not include Gaming Revenues, Retail Sales or Promotional Allowances of any subtenants of Tenant or any deemed payments under subleases of this Master Lease, licenses or other access rights from Tenant to its operating subsidiaries. Adjusted Revenue for the Leased Property shall be calculated on a pro forma basis to give effect to any increase or decrease in Rent as a result of the addition or removal of Leased Property to this Master Lease since the beginning of any Test Period of Tenant as if each such increase or decrease had been effected on the first day of such Test Period. For purposes of calculating the Adjusted Revenue to Rent Ratio, (a) subject to clause (b) below, if any Facility is closed to the public for more than fifteen (15) days as a result of an Unavoidable Delay during any fiscal quarter of any Test Period, then (i) the Adjusted Revenue attributable to such Facility in respect of such fiscal quarter shall be excluded from the calculation of Adjusted Revenue for such Test Period and (ii) the Adjusted Revenue attributable to such Facility during any fiscal quarters of such Test Period during which such Facility is not closed to the public for more than fifteen (15) days shall be annualized as follows for purposes of calculating Adjusted Revenue for such Test Period: (A) if such Facility is not closed to the public for more than fifteen (15) days in any of the remaining three (3) fiscal quarters of such Test Period, then the aggregate Adjusted Revenue attributable to such Facility for such quarters shall be multiplied by 4/3, (B) if such Facility is not closed to the public for more than fifteen (15) days in only two (2) fiscal quarters of such Test Period, then the aggregate Adjusted Revenue attributable to such Facility for such quarters shall be multiplied by 2 and (C) if such Facility is not closed to the public for more than fifteen (15) days in only one (1) fiscal quarter of such Test Period, then the Adjusted Revenue attributable to such Facility for such quarter shall be multiplied by 4 and (b) notwithstanding clause (a) above, for purposes of calculating the Adjusted Revenue from and after any Covenant Resumption Date, (i) the Adjusted Revenue for the Test Period ending on the last day of the fiscal quarter in which the Covenant Resumption Date occurs (the “Initial Test Period”) shall be deemed to be the Adjusted Revenue for the last fiscal quarter of the Initial Test Period, in each case, multiplied by 4, (ii) the Adjusted Revenue for the first Test Period ending after the Initial Test Period (the “Second Test Period”) shall be deemed to be the Adjusted Revenue for the last two fiscal quarters of the Second Test Period, in each case, multiplied by 2 and (iii) the Adjusted Revenue for the second Test Period ending after the Initial Test Period (the “Third Test Period”) shall be deemed to be the Adjusted Revenue for the last three fiscal quarters of the Third Test Period, in each case, multiplied by 4/3.

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Adjusted Revenue Pool: As of any date of determination, the aggregate amount of the Facility Adjusted Revenue of Tenant for all of the Facilities that are included in this Master Lease.
Adjusted Revenue to Rent Ratio: As at any date of determination, the ratio for any period of Adjusted Revenue to Rent. For purposes of calculating the Adjusted Revenue to Rent Ratio, Adjusted Revenue shall be calculated on a pro forma basis (and shall be calculated to give effect to (x) pro forma adjustments reasonably contemplated by Tenant and (y) such other pro forma adjustments consistent with Regulation S-X under the Securities Act) to give effect to any material acquisitions and material asset sales consummated by the Tenant or any Guarantor during any Test Period of Tenant as if each such material acquisition had been effected on the first day of such Test Period and as if each such material asset sale had been consummated on the day prior to the first day of such Test Period. In addition, (i) Adjusted Revenue and Rent shall be calculated on a pro forma basis to give effect to any increase or decrease in Rent as a result of the addition or removal of Leased Property to this Master Lease during any Test Period as if such increase or decrease had been effected on the first day of such Test Period and (ii) in the event Rent is to be increased in connection with the addition or inclusion of a Long-Lived Asset that is projected to increase Adjusted Revenue, such Rent increase shall not be taken into account in calculating the Adjusted Revenue to Rent Ratio until the first fiscal quarter following the completion of the installation or construction of such Long-Lived Assets.
Affiliate: When used with respect to any corporation, limited liability company, or partnership, the term “Affiliate” shall mean any person which, directly or indirectly, controls or is controlled by or is under common control with such corporation, limited liability company or partnership. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.
Appointing Authority: As defined in Section 34.1(b).
Award: All compensation, sums or anything of value awarded, paid or received on a total or partial Taking.
Bettendorf Facility: As defined in Recital C.
Bettendorf Operator: As defined in the preamble.
Building Base Rent:
(A)    During the period from the Commencement Date until (and including) the last day of the first Lease Year (i.e., September 30, 2019), an annual amount equal to Sixty Million Nine Hundred Eighteen Thousand Five Hundred Twenty-Five Dollars ($60,918,525).
(B)    During the period from the first day of the second Lease Year until (but excluding) the Second A&R Effective Date, an annual amount equal to Sixty-Two Million One Hundred Thirty-Six Thousand Eight Hundred Ninety-Six Dollars ($62,136,896).
(C)    During the period from the Second A&R Effective Date until the end of the Initial Term, an annual amount equal to Sixty-Two Million Five Hundred Thirteen Thousand Nine Hundred Fifty-Six and 13/100 Dollars ($62,513,956.13); provided, however, that commencing with the fifth (5th) Lease Year (i.e., the Lease Year commencing on October 1, 2022) and continuing each Lease Year thereafter during the Initial Term, the Building Base Rent

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shall increase to an annual amount equal to the sum of (i) the Building Base Rent for the immediately preceding Lease Year, and (ii) the Escalation.
(D)    The Building Base Rent for the first year of each Renewal Term shall be an annual amount equal to the sum of (i) the Building Base Rent for the immediately preceding Lease Year, and (ii) the Escalation. Commencing with the second (2nd) Lease Year of any Renewal Term and continuing each Lease Year thereafter during such Renewal Term, the Building Base Rent shall increase to an annual amount equal to the sum of (i) the Building Base Rent for the immediately preceding Lease Year, and (ii) the Escalation.
(E)    As applicable during the Term, Building Base Rent shall be increased pursuant to Section 10.3(c) in respect of Capital Improvements funded by Landlord (which increases shall, in each case, be subject to the Escalations provided in the foregoing clauses (C) and (D)).
Building Base Rent shall be subject to further adjustment as and to the extent provided in Section 14.6.
Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, New York or Las Vegas, Nevada are authorized, or obligated, by law or executive order, to close.
Capital Improvements: With respect to any Facility, any improvements or alterations or modifications of the Leased Improvements, including without limitation capital improvements and structural alterations, modifications or improvements, or one or more additional structures annexed to any portion of any of the Leased Improvements of such Facility, or the expansion of existing improvements, which are constructed on any parcel or portion of the Land of such Facility, during the Term, including construction of a new wing or new story, all of which shall constitute a portion of the Leased Improvements and Leased Property hereunder in accordance with Section 10.3. Notwithstanding the foregoing, for purposes of Article X only, “Capital Improvements” shall not include any improvements or alterations or modifications of the Leased Improvements or any expansion of the existing improvements if such (i) commenced prior to the Term in accordance with the terms of the Merger Agreement, and (ii) costs less than Fifteen Million Dollars ($15,000,000) on an individual project basis and less than Fifty Million Dollars ($50,000,000) in the aggregate with respect to all of the Facilities, it being agreed, for the avoidance of doubt, such improvements or alterations or modifications of the Leased Improvements or any expansion of the existing improvements shall be deemed part of the Leased Property and the Facilities for all purposes hereunder.
Cash: Cash and cash equivalents and all instruments evidencing the same or any right thereto and all proceeds thereof.
Casualty Event: Any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any governmental authority) of, any asset for which Tenant or any of its Subsidiaries (directly or through Tenant’s Parent) receives cash insurance proceeds or proceeds of a condemnation award or other similar compensation (excluding proceeds of business interruption insurance). “Casualty Event” shall include, but not be limited to, any taking of all or any part of any real property of Tenant or any of its Subsidiaries or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any applicable law, or by reason of the temporary requisition of the use or occupancy of all or any part of any real property of Tenant or any of its Subsidiaries or any part thereof by any governmental authority, civil or military.

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Change in Control: (i) Any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended from time to time, and any successor statute), (a) shall have acquired direct or indirect beneficial ownership or control of fifty percent (50%) or more on a fully diluted basis of the direct or indirect voting power in the Equity Interests of Tenant’s Parent entitled to vote in an election of directors of Tenant’s Parent, or (b) shall have caused the election of a majority of the members of the board of directors or equivalent body of Tenant’s Parent, which such members have not been nominated by a majority of the members of the board of directors or equivalent body of Tenant’s Parent as such were constituted immediately prior to such election, (ii) except as permitted or required hereunder, the direct or indirect sale by Tenant or Tenant’s Parent of all or substantially all of Tenant’s assets, whether held directly or through Subsidiaries, relating to the Facilities in one transaction or in a series of related transactions (excluding sales to Tenant or its Subsidiaries), (iii) (a) Tenant ceasing to be a wholly-owned Subsidiary (directly or indirectly) of Tenant’s Parent or (b) Tenant’s Parent ceasing to control one hundred percent (100%) of the voting power in the Equity Interests of Tenant or (iv) Tenant’s Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Tenant’s Parent, in any such event pursuant to a transaction in which any of the outstanding Equity Interests of Tenant’s Parent ordinarily entitled to vote in an election of directors of Tenant’s Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Equity Interests of Tenant’s Parent ordinarily entitled to vote in an election of directors of Tenant’s Parent outstanding immediately prior to such transaction constitute or are converted into or exchanged into or exchanged for a majority (determined by voting power in an election of directors) of the outstanding Equity Interests ordinarily entitled to vote in an election of directors of such surviving or transferee Person (immediately after giving effect to such transaction).
Code: The Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.
Commencement Date: As defined in Section 1.3.
Commission: As defined in Section 41.15(a).
Competing Facility: A Gaming Facility within the Restricted Area acquired or operated by Tenant or any Affiliate of Tenant; provided, however, that a “Competing Facility” shall not include any Gaming Facility which Tenant or any Affiliate of Tenant owns or operates as of the Effective Date or is under contract to acquire as of the Effective Date.
Condemnation: The exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.
Condemnor: Any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.
Confidential Information: Any and all financial, technical, proprietary, confidential, and other information, including data, reports, interpretations, forecasts, analyses, compilations, studies, summaries, extracts, records, know-how, statements (written or oral) or other documents of any kind, that contain information concerning the business and affairs of a party or its affiliates, divisions and subsidiaries, which such party or its Related Persons provide to the other party or its Related Persons, whether furnished before or after the Commencement Date, and regardless of the manner in which it was furnished, and any material prepared by a party or its Related Persons, in whatever form maintained, containing, reflecting or based upon,

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in whole or in part, any such information; provided, however, that “Confidential Information” shall not include information which: (i) was or becomes generally available to the public other than as a result of a disclosure by the other party or its Related Persons in breach of this Master Lease; (ii) was or becomes available to the other party or its Related Persons on a non-confidential basis prior to its disclosure hereunder as evidenced by the written records of the other party or its Related Persons, provided that the source of the information is not bound by a confidentiality agreement or otherwise prohibited from transmitting such information by a contractual, legal or fiduciary duty; or (iii) was independently developed by the other party without the use of any Confidential Information, as evidenced by the written records of the other party.
Consolidated Interest Expense: For any period, interest expense of Tenant and its Subsidiaries that are Guarantors for such period as determined on a consolidated basis for Tenant and its Subsidiaries that are Guarantors in accordance with GAAP.
Covenant Resumption Date: The first day following the end of a Covenant Suspension Period.
Covenant Suspension Period: If on the last day of any Test Period more than 75% of the Facilities under this Master Lease are closed to the public, and have been closed for a period of more than fifteen (15) days, in each case due to an Unavoidable Delay, then the period commencing on (and including) the last day of any such Test Period and continuing until (but excluding) the last day of the second full consecutive fiscal quarter throughout which at least 25% of the Facilities under this Master Lease have remained open to the public. Notwithstanding the foregoing, Tenant may, in its sole discretion, elect that any Covenant Suspension Period end on any date prior to the date that such Covenant Suspension Period would otherwise end absent such election.
CPI: The United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average, All Items, or, if that index is not available at the time in question, the index designated by such Department as the successor to such index, and if there is no index so designated, an index for an area in the United States that most closely corresponds to the entire United States, published by such Department, or if none, by any other instrumentality of the United States.
CPI Increase: The product of (i) the CPI published for the beginning of each Lease Year, divided by (ii) the CPI published for the beginning of the first Lease Year. If the product is less than one, the CPI Increase shall be equal to one.
CPR Institute: As defined in Section 34.1(b).
Date of Taking: The date the Condemnor has the right to possession of the property being condemned.
Debt Agreement: If designated by Tenant to Landlord in writing to be included in the definition of “Debt Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers and, in each case, (i) entered into from time to time by Tenant and/or its Affiliates (including Tenant’s Parent), (ii) as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or

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refunded in whole or in part from time to time, (iii) which may be secured by assets of Tenant and its Subsidiaries, including, but not limited to, their Cash, Accounts, Tenant’s Property, real property and leasehold estates in real property (including this Master Lease), and (iv) which shall provide Landlord, in accordance with Section 17.3 hereof, the right to receive copies of notices of Specified Debt Agreement Defaults thereunder and opportunity to cure any breaches or defaults by Tenant thereunder within the cure period, if any, that exists under such Debt Agreement. For the avoidance of doubt, each of the following is a Debt Agreement: (a) that certain Credit Agreement, dated as of July 20, 2020 (as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tenant’s Parent, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and U.S. Bank National Association, as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) and (b) that certain Indenture, dated as of July 6, 2020 (as amended, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Secured Indenture”), among Tenant’s Parent (as successor to Colt Merger Sub, Inc.), U.S. Bank National Association, as trustee, the Collateral Agent and the other parties from time to time party thereto governing Tenant’s Parent’s 6.250% Senior Secured Notes due 2025.
Dollars and $: The lawful money of the United States.
Discretionary Transferee: A transferee that meets all of the following requirements set forth in clauses (a) through (d) below: (a) such transferee has (1) at least five (5) years of experience (directly or through one or more of its Subsidiaries) operating or managing one or more casinos with revenues in the immediately preceding fiscal year of at least Seven Hundred Fifty Million Dollars ($750,000,000) in the aggregate (or retains a manager with such qualifications, which manager shall not be replaced other than in accordance with Article XXII hereof) that is not in the business, and that does not have an Affiliate in the business, of leasing properties to gaming operators, or (2) in the case of a Permitted Leasehold Mortgagee Foreclosing Party only, agreement(s) in place in a form reasonably satisfactory to Landlord to retain for a period of eighteen (18) months (or more) after the effective time of the transfer at least (i) eighty percent (80%) of Tenant and its Subsidiaries’ personnel employed at the Facilities who have employment contracts as of the date of the relevant agreement to transfer and (ii) seventy percent (70%) of Tenant’s and Tenant’s Parent’s ten (in the aggregate between both Tenant and Tenant’s Parent) most highly compensated corporate employees as of the date of the relevant agreement to transfer based on total compensation determined in accordance with Item 402 of Regulation S-K of the Securities and Exchange Act of 1934, as amended; (b) such transferee (directly or through one or more of its Subsidiaries) is licensed or certified by each gaming authority with jurisdiction over any portion of the Leased Property as of the date of any proposed assignment or transfer to such entity (or will be so licensed upon its assumption of the Master Lease); (c) such transferee is Solvent, and, other than in the case of a Permitted Leasehold Mortgagee Foreclosing Party, if such transferee has a Parent Company, the Parent Company of such transferee is Solvent, and (d) (i) other than in the case of a Permitted Leasehold Mortgagee Foreclosing Party, (x) the Parent Company of such transferee or, if such transferee does not have a Parent Company, such transferee, has sufficient assets so that, after giving effect to its assumption of Tenant’s obligations hereunder or the applicable assignment (including pursuant to a Change in Control under Section 22.2(iii)(b) or Section 22.2(iii)(c)), its Indebtedness to EBITDA Ratio on a consolidated basis in accordance with GAAP is less than 7:1 on a pro forma basis based on projected earnings and after giving effect to the proposed transaction or (y) an entity that has an investment grade credit rating from a nationally recognized rating agency with respect to such entity’s long term, unsecured debt has provided a Guaranty, or (ii) in the case of a Permitted Leasehold Mortgagee Foreclosing Party, (x) Tenant has an Indebtedness to EBITDA Ratio of less than 8:1 on a pro forma basis based on projected earnings and after giving effect to the proposed transaction or (y) an entity that has an investment

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grade credit rating from a nationally recognized rating agency with respect to such entity’s long term, unsecured debt has provided a Guaranty.
Division: As defined in Section 41.15(a).
EBITDA: For any Test Period, the consolidated net income or loss of the Parent Company of a Discretionary Transferee (or, in the case of (x) a Permitted Leasehold Mortgagee Foreclosing Party, such Permitted Leasehold Mortgagee Foreclosing Party or (y) a Discretionary Transferee that does not have a Parent Company, such Discretionary Transferee) on a consolidated basis for such period, determined in accordance with GAAP, adjusted by excluding (1) income tax expense, (2) consolidated interest expense (net of interest income), (3) depreciation and amortization expense, (4) any income, gains or losses attributable to the early extinguishment or conversion of indebtedness or cancellation of indebtedness, (5) gains or losses on discontinued operations and asset sales, disposals or abandonments, (6) impairment charges or asset write-offs including, without limitation, those related to goodwill or intangible assets, long-lived assets, and investments in debt and equity securities, in each case, in accordance with GAAP, (7) any non-cash items of expense (other than to the extent such non-cash items of expense require or result in an accrual or reserve for future cash expenses), (8) extraordinary gains or losses and (9) unusual or non-recurring gains or items of income or loss.
Effective Date: As defined in the preamble.
Encumbrance: Any mortgage, deed of trust, lien, encumbrance or other matter affecting title to any of the Leased Property, or any portion thereof or interest therein.
End of Term Gaming Asset Transfer Notice: As defined in Section 36.1.
Environmental Costs: As defined in Section 32.4.
Environmental Laws: Any and all applicable federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, codes, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, pertaining to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous Substance, including, without limitation, the New Jersey Industrial Site Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act.
Equity Interests: With respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.
Equity Rights: With respect to any Person, any then outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of any additional Equity Interests of any class, or partnership or other ownership interests of any type in, such Person; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall not be deemed an Equity Right.

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Escalated Building Base Rent: (a) For the fifth Lease Year and the sixth Lease Year, an amount equal to 101.25% of the Building Base Rent as of the end of the immediately preceding Lease Year, (b) for the seventh Lease Year and the eighth Lease Year, an amount equal to 101.75% of the Building Base Rent as of the end of the immediately preceding Lease Year, and (c) for the ninth Lease Year and for each Lease Year thereafter, an amount equal to 102% of the Building Base Rent as of the end of the immediately preceding Lease Year.
Escalation: For any Lease Year (commencing with the fifth Lease Year), an amount equal to the excess of (a) the Escalated Building Base Rent for such Lease Year over (b) the Building Base Rent for the immediately preceding Lease Year. The parties hereby acknowledge and agree that, notwithstanding anything to the contrary set forth in the Original Master Lease, no Escalation has been based upon, or affected by, Adjusted Revenue.
Event of Default: As defined in Section 16.1.
Exercise Date: As defined in Section 1.4.
Expert: An independent third party professional, with expertise in respect of a matter at issue, appointed by the agreement of Landlord and Tenant or otherwise in accordance with Article XXXIV hereof.
Facilit(y)(ies): As defined in Recital D.
Facility Adjusted Revenue: With respect to each Facility under this Master Lease as of any date of determination, the greater of (i) the Adjusted Revenue of Tenant for the most recently ended Test Period, as generated by such Facility individually, and (ii) the amount set forth on Schedule D annexed hereto for such Facility.
Facility Mortgage: As defined in Section 13.1.
Facility Mortgage Documents: With respect to each Facility Mortgage and Facility Mortgagee, the applicable Facility Mortgage, loan agreement, debt agreement, credit agreement or indenture, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, or lease or other financing vehicle entered into pursuant thereto.
Facility Mortgage Reserve Account: As defined in Section 31.3(b).
Facility Mortgagee: As defined in Section 13.1.
Financial Statements: (i) For a Fiscal Year, consolidated statements of Tenant’s Parent and its consolidated subsidiaries (as defined by GAAP) of income, stockholders’ equity and comprehensive income and cash flows for such period and for the period from the beginning of the Fiscal Year to the end of such period and the related consolidated balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year and prepared in accordance with GAAP and audited by a “big four” or other nationally recognized accounting firm, and (ii) for a fiscal quarter, consolidated statements of Tenant’s Parent’s income, stockholders’ equity and comprehensive income and cash flows for such period and for the period from the beginning of the Fiscal Year to the end of such period and the related consolidated balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year and prepared in accordance with GAAP.

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First A&R Master Lease: As defined in Recital B.
Fiscal Year: The annual period commencing January 1 and terminating December 31 of each year.
Fixtures: As defined in Section 1.1(d).
Foreclosure Assignment: As defined in Section 22.2(iii)(d).
Foreclosure COC: As defined in Section 22.2(iii)(d).
Foreclosure Purchaser: As defined in Section 31.1.
GAAP: Generally accepted accounting principles consistently applied in the preparation of financial statements, as in effect from time to time (except with respect to any financial ratio defined or described herein or the components thereof, for which purposes GAAP shall refer to such principles as in effect as of the Commencement Date).
Gaming Assets FMV: As defined in Section 36.1.
Gaming Facility: A facility at which there are operations of slot machines, table games or pari-mutuel wagering.
Gaming License: Any license, permit, approval, finding of suitability or other authorization issued by a state regulatory agency to operate, carry on or conduct any gambling game, gaming device, slot machine, race book or sports pool on the Leased Property, or required by any Gaming Regulation, including each of the licenses, permits or other authorizations set forth on Exhibit C, as amended from time to time, and those related to any Facilities that are added to this Master Lease after the Commencement Date.
Gaming Regulation(s): Any and all laws, statutes, ordinances, rules, regulations, policies, orders, codes, decrees or judgments, and Gaming License conditions or restrictions, as amended from time to time, now or hereafter in effect or promulgated, pertaining to the operation, control, maintenance or Capital Improvement of a Gaming Facility or the conduct of a person or entity holding a Gaming License, including, without limitation, any requirements imposed by a regulatory agency, commission, board or other governmental body pursuant to the jurisdiction and authority granted to it under applicable law.
Gaming Revenues: As defined in the definition of Net Revenue.
GLP: Gaming and Leisure Properties, Inc.
Greenfield Project: As defined in Section 7.3(a).
Greenville Facility: The Facility commonly known as Tropicana Greenville located in Greenville, MS, together with all Leased Property with respect thereto.
Ground Leased Property: The real property leased pursuant to a Ground Lease.
Ground Lease: Collectively, those certain leases with respect to real property that is a portion of the Leased Property, pursuant to which Landlord is a tenant and which leases have either been approved by Tenant or are in existence as of (a) with respect to any Facility other than the Iowa Facilities, the Commencement Date and (b) with respect to any Iowa Facility, the Second A&R Effective Date, each of which leases is listed on Schedule A hereto.

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Ground Lessor: As defined in Section 8.4(a).
Guarantor: Any entity that guaranties the payment or collection of all or any portion of the amounts payable by Tenant, or the performance by Tenant of all or any of its obligations, under this Master Lease, including any replacement guarantor consented to by Landlord in connection with the assignment of the Master Lease or a sublease of Leased Property pursuant to Article XXII.
Guaranty: That certain Second Amended and Restated Guaranty of Master Lease dated as of [  ], a form of which is attached as Exhibit D hereto, as the same may be amended, supplemented or replaced from time to time, by and between Tenant’s Parent, Landlord and certain Subsidiaries of Tenant from time to time party thereto, and any other guaranty in form and substance reasonably satisfactory to the Landlord executed by a Guarantor in favor of Landlord (as the same may be amended, supplemented or replaced from time to time) pursuant to which such Guarantor agrees to guaranty all of the obligations of Tenant hereunder.
Handling: As defined in Section 32.4.
Hazardous Substances: Collectively, any petroleum, petroleum product or by product, polychlorinated biphenyls, asbestos, lead-based paint, mold or any other contaminant, pollutant or hazardous or toxic substance, material or waste regulated or listed pursuant to any Environmental Law.
Immaterial Subsidiary Guarantor: Any Subsidiary of Tenant having assets with an aggregate fair market value of less than twenty-five million Dollars ($25.0 million) as of the most recent date on which Financial Statements have been delivered to Landlord pursuant to Section 23.1(b); provided, however, that in no event shall the aggregate fair market value of the assets of all Immaterial Subsidiary Guarantors exceed fifty million Dollars ($50.0 million) as of the most recent date on which Financial Statements have been delivered to Landlord pursuant to Section 23.1(b).
Impartial Appraiser: As defined in Section 13.2.
Impositions: Collectively, all taxes, including capital stock, franchise, margin and other state taxes of Landlord, ad valorem, sales, use, gross receipts, transaction privilege, rent or similar taxes; assessments including assessments for public improvements or benefits, whether or not commenced or completed prior to the Commencement Date and whether or not to be completed within the Term; ground rents (pursuant to the Ground Leases); all obligations of Landlord and its Affiliates under the documents listed on Schedule B hereto; water, sewer and other utility levies and charges; excise tax levies; fees including license, permit, inspection, authorization and similar fees; and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property and/or the Rent and Additional Charges and all interest and penalties thereon attributable to any failure in payment by Tenant (other than failures arising from the acts or omissions of Landlord) which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) Landlord or Landlord’s interest in the Leased Property, (ii) the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (iii) any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof; provided, however, that Impositions shall not include and nothing contained in this Master Lease shall be construed to require Tenant to pay (a) any tax based on net or overall gross income (whether denominated as a franchise or capital stock or other tax) imposed on Landlord or any other Person, (b) any transfer, or net revenue tax of Landlord or any other Person except Tenant and its successors, (c) any tax

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imposed with respect to the sale, exchange or other disposition by Landlord of any Leased Property or the proceeds thereof, or (d) any principal, interest or other amounts due on, or any mortgage recording taxes or other amounts relating to the incurrence of, any indebtedness on or secured by the Leased Property owed to a Facility Mortgagee for which Landlord or its Subsidiaries is the obligor; provided, further, Impositions shall include any tax, assessment, tax levy or charge set forth in clause (a) or (b) that is levied, assessed or imposed in lieu of, or as a substitute for, any Imposition.
Indebtedness: Of any Person, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under capital leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person, (f) all obligations under any agreement with respect to any swap, forward, future or derivative transaction or option or similar arrangement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or combination of transactions, (g) all guarantees by such Person of any of the foregoing and (h) all indebtedness of the nature described in the foregoing clauses (a)-(g) of any partnership of which such Person is a general partner.
Indebtedness to EBITDA Ratio: As at any date of determination, the ratio of (a) Indebtedness of the applicable (x) Discretionary Transferee or Parent Company of the Discretionary Transferee or (y) in the case of a Permitted Leasehold Mortgagee Foreclosing Party, the Permitted Leasehold Mortgagee Foreclosing Party (such Discretionary Transferee, Parent Company or Permitted Leasehold Mortgagee Foreclosing Party, as applicable the “Relevant Party”) on a consolidated basis, as of such date (excluding Indebtedness of the type referenced in clauses (e) or (f) of the definition of Indebtedness or Indebtedness referred to in clauses (d) or (g) of the definition of Indebtedness to the extent relating to Indebtedness of the type referenced in clauses (e) or (f) of the definition of Indebtedness), to (b) EBITDA for the Test Period most recently ended prior to such date for which financial statements are available. For purposes of calculating the Indebtedness to EBITDA Ratio, EBITDA shall be calculated on a pro forma basis (and shall be calculated, except for pro forma adjustments reasonably contemplated by the potential transferee which may be included in such calculations, otherwise in accordance with Regulation S-X under the Securities Act) to give effect to any material acquisitions and material asset sales consummated by the Relevant Party and its Subsidiaries since the beginning of any Test Period of the Relevant Party as if each such material acquisition had been effected on the first day of such Test Period and as if each such material asset sale had been consummated on the day prior to the first day of such period. In addition, for the avoidance of doubt, (i) if the Relevant Party or any Subsidiary of the Relevant Party has incurred any Indebtedness or repaid, repurchased, acquired, defeased or otherwise discharged any Indebtedness since the end of the most recent Test Period for which financial statements are available, Indebtedness shall be calculated (for purposes of this definition) after giving effect on a pro forma basis to such incurrence, repayment, repurchase, acquisition, defeasance or discharge and the applications of any proceeds thereof as if it had occurred prior to the first day of such Test Period and (ii) the Indebtedness to EBITDA Ratio shall give pro forma effect to the transactions whereby the applicable Discretionary Transferee becomes party to the Master Lease or the Change in Control transactions permitted under Section 22.2(iii) and shall include the Indebtedness and EBITDA of Tenant and its Subsidiaries for the relevant period.

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Initial Term: As defined in Section 1.3.
Insurance Requirements: The terms of any insurance policy required by this Master Lease and all requirements of the issuer of any such policy and of any insurance board, association, organization or company necessary for the maintenance of any such policy.
Investment Fund: A bona fide private equity fund or bona fide investment vehicle arranged by and managed by or controlled by, or under common control with, a private equity fund (excluding any private equity fund investment vehicle the primary assets of which are Tenant and its Subsidiaries and/or this Master Lease and assets related thereto) that is engaged in making, purchasing, funding or otherwise or investing in a diversified portfolio of businesses and companies and is organized primarily for the purpose of making equity investments in companies.
Iowa Facilities: As defined in Recital C.
Land: As defined in Section 1.1(a).
Land Base Rent: (a) During the period from the Commencement Date until (and including) the last day of the second Lease Year, an annual amount equal to Thirteen Million Three Hundred Sixty Thousand Thirty-Seven Dollars ($13,360,037), (b) during the period from the first day of the third Lease Year (i.e., the Lease Year commencing on October 1, 2020) until (but excluding) the Second A&R Effective Date, an annual amount equal to Twenty-Three Million Five Hundred Eighty-Five Thousand Four Hundred Sixty-Two Dollars ($23,585,462), and (c) from and after the Second A&R Effective Date, an annual amount equal to Twenty-Three Million Seven Hundred Twenty-Eight Thousand Five Hundred Eighty-Three and 69/100 Dollars ($23,728,583.69). Land Base Rent shall be subject to further adjustment as and to the extent provided in Section 14.6.
Landlord: As defined in the preamble.
Landlord Representatives: As defined in Section 23.4.
Landlord Tax Returns: As defined in Section 4.1(b).
Lease Year: The first Lease Year for each Facility shall be the period commencing on the Commencement Date and ending on the day immediately preceding the first (1st) anniversary of the Commencement Date, and each subsequent Lease Year for each Facility shall be each period of twelve (12) full calendar months after the last day of the prior Lease Year.
Leased Improvements: As defined in Section 1.1(b).
Leased Property: As defined in Section 1.1.
Leased Property Rent Adjustment Event: As defined in Section 14.6.
Leasehold Estate: As defined in Section 17.1(a).
Legal Requirements: All federal, state, county, municipal and other governmental statutes, laws, rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions (including common law, Gaming Regulations and Environmental Laws) affecting either the Leased Property, Tenant’s Property and all Capital Improvements or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including, without limitation, any which may (i) require

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repairs, modifications or alterations in or to the Leased Property and Tenant’s Property, (ii) in any way adversely affect the use and enjoyment thereof, or (iii) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substance.
Liquor Authority: As defined in Section 41.13(a).
Liquor Laws: As defined in Section 41.13(a).
Long-Lived Assets: (i) With respect to property owned by Tenant’s Parent as of the Commencement Date, all property capitalized in accordance with GAAP with an expected life of not less than fifteen (15) years as initially reflected on the books and records of Tenant’s Parent at or about the time of acquisition thereof or (ii) with respect to those assets purchased, replaced or otherwise maintained by Tenant after the Commencement Date, such asset capitalized in accordance with GAAP with an expected life of not less than fifteen (15) years as of or about the time of the acquisition thereof, as classified by Tenant in accordance with GAAP.
Master Lease: As defined in the preamble.
Material Indebtedness: At any time, Indebtedness of any one or more of the Tenant (and its Subsidiaries) and any Guarantor in an aggregate principal amount exceeding ten percent (10%) of Adjusted Revenue of Tenant and the Guarantors that are Subsidiaries of Tenant on a consolidated basis over the most recent Test Period for which financial statements are available. As of the Commencement Date, until financial statements are available for the initial Test Period, such amount shall be Seventeen Million Six Hundred Forty Three Thousand Dollars ($17,643,000).
Maximum Foreseeable Loss: As defined in Section 13.2.
Merger Agreement: That certain Agreement and Plan of Merger dated as of April 15, 2018 by and among Tenant’s Parent, Delta Merger Sub, Inc., Landlord and TEI.
Net Revenue: With respect to any Facility, the sum of, without duplication, (i) the amount received by Tenant (and its Subsidiaries and its subtenants) from patrons at such Facility for gaming, less refunds and free promotional play provided to the customers and invitees of Tenant (and its Subsidiaries and subtenants) pursuant to a rewards, marketing, and/or frequent users program, and less amounts returned to patrons through winnings at such Facility (the amounts in this clause (i), “Gaming Revenues”); and (ii) the gross receipts of Tenant (and its Subsidiaries and subtenants) for all goods and merchandise sold, the charges for all services performed, or any other revenues generated by Tenant (and its Subsidiaries and subtenants) in, at, or from such Facility for cash, credit, or otherwise (without reserve or deduction for uncollected amounts), but excluding any Gaming Revenues (the amounts in this clause (ii), “Retail Sales”); less (iii) the retail value of accommodations, food and beverage, and other services furnished without charge to guests of Tenant (and its Subsidiaries and subtenants) at such Facility (the amounts in this clause (iii), “Promotional Allowance”). For the avoidance of doubt, gaming taxes and casino operating expenses (such as salaries, income taxes, employment taxes, supplies, equipment, cost of goods and inventory, rent, office overhead, marketing and advertising and other general administrative costs) will not be deducted in arriving at Net Revenue. Net Revenue will be calculated on an accrual basis for these purposes, as required under GAAP. For the absence of doubt, if Gaming Revenues, Retail Sales or Promotional Allowances of a Subsidiary or subtenant, as applicable, are taken into account for purposes of calculating Net Revenue, any rent received by Tenant from such Subsidiary or subtenant, as applicable, pursuant to any sublease with such Subsidiary or subtenant, as applicable, shall not also be taken into account for purposes of calculating Net Revenues. Notwithstanding the foregoing, with respect to any Specified Sublease, Net Revenue shall not include Gaming

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Revenues or Retail Sales from the subtenants under such subleases and shall include the rent received by Tenant or its subsidiaries thereunder. “Net Revenue” with respect to the Leased Property means the aggregate amount of Net Revenue for all of the Facilities.
New Lease: As defined in Section 17.1(f).
New Jersey Act: As defined in Section 41.15(a).
New Jersey Facility(ies): As defined in Section 41.15(a).
New Jersey Fair Market Value: As defined in Section 41.15(e).
New Jersey Purchase Notice: As defined in Section 41.15(d).
Notice: A notice given in accordance with Article XXXV.
Notice of Termination: As defined in Section 17.1(f).
NRS: As defined in Section 41.14.
OFAC: As defined in Section 39.1.
Officer’s Certificate: A certificate of Tenant or Landlord, as the case may be, signed by an officer of such party authorized to so sign by resolution of its board of directors or by its sole member or by the terms of its by-laws or operating agreement, as applicable.
Original Master Lease: As defined in Recital A.
Overdue Rate: On any date, a rate equal to five (5) percentage points above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law.
Parent Company: With respect to any Discretionary Transferee, any Person (other than an Investment Fund) (x) as to which such Discretionary Transferee is a Subsidiary; and (y) which is not a Subsidiary of any other Person (other than an Investment Fund).
Payment Date: Any due date for the payment of the installments of Rent or any other sums payable under this Master Lease.
Percentage Rent: (a) During the period from the Commencement Date until (and including) the last day of the second Lease Year, an annual amount equal to Thirteen Million Three Hundred Sixty Thousand Thirty-Seven Dollars ($13,360,037) and (b) from and after the first day of the third Lease Year, Zero Dollars ($0.00).
Permitted Facility Sublease: A sublease for all or substantially all of any Facility that is permitted under Section 22.3(ii) without Landlord’s consent.
Permitted Facility Sublease Cap Amount: As of any date of determination, an amount equal to ten percent (10%) of the Adjusted Revenue Pool.
Permitted Leasehold Mortgage: A document creating or evidencing an encumbrance on Tenant’s leasehold interest (or a subtenant’s subleasehold interest) in the Leased Property, granted to or for the benefit of a Permitted Leasehold Mortgagee as security for the obligations under a Debt Agreement.

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Permitted Leasehold Mortgagee: The lender or agent or trustee or similar representative on behalf of one or more lenders or noteholders or other investors under a Debt Agreement, in each case as and to the extent such Person has the power to act on behalf of all lenders under such Debt Agreement pursuant to the terms thereof; provided such lender, agent or trustee or similar representative (but not necessarily the lenders, noteholders or other investors which it represents) is a banking or other financial institution in the business of generally acting as a lender, agent or trustee or similar representative (in each case, on behalf of a group of lenders) under debt agreements or instruments similar to the Debt Agreement. For the avoidance of doubt, the Collateral Agent is a Permitted Leasehold Mortgagee.
Permitted Leasehold Mortgagee Designee: An entity designated by a Permitted Leasehold Mortgagee and acting for the benefit of the Permitted Leasehold Mortgagee, or the lenders, noteholders or investors represented by the Permitted Leasehold Mortgagee.
Permitted Leasehold Mortgagee Foreclosing Party: A Permitted Leasehold Mortgagee that forecloses on this Master Lease and assumes this Master Lease or a Subsidiary of a Permitted Leasehold Mortgagee that assumes this Master Lease in connection with a foreclosure on this Master Lease by a Permitted Leasehold Mortgagee.
Person or person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.
Pre-Existing Environmental Conditions: As defined in Section 32.6.
Pre-Opening Expense: With respect to any fiscal period, the amount of expenses (including Consolidated Interest Expense) incurred with respect to capital projects which are appropriately classified as “pre-opening expenses” on the applicable financial statements of Tenant’s Parent and its Subsidiaries for such period.
Primary Intended Use: Gaming and/or pari-mutuel use consistent, with respect to each Facility, with its current use (as specified on Exhibit A attached hereto as it may be amended from time to time), or with prevailing gaming industry use at any time, together with all ancillary uses consistent with gaming use and operations, including hotels, restaurants, bars, etc.
Prime Rate: On any date, a rate equal to the annual rate on such date publicly announced by JPMorgan Chase Bank, N.A. (provided that if JPMorgan Chase Bank, N.A. ceases to publish such rate, the Prime Rate shall be determined according to the Prime Rate of another nationally known money center bank reasonably selected by Landlord), to be its prime rate for ninety (90)-day unsecured loans to its corporate borrowers of the highest credit standing, but in no event greater than the maximum rate then permitted under applicable law.
Proceeding: As defined in Section 23.1(b)(v).
Prohibited Persons: As defined in Section 39.1.
Promotional Allowance: As defined in the definition of Net Revenue.
Property Value: With respect to the Replaced Property and the Replacement Properties, the “Property Value” set forth on Schedule C attached hereto.
Purchase and Sale Agreement: That certain Purchase and Sale Agreement dated as of April 15, 2018, by and between Landlord and TEI as amended.

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Qualified Successor Tenant: As defined in Section 36.2.
Regulatory Approval Supporting Information: Information regarding Landlord (and, without limitation, its officers and Affiliates), Tenant (and, without limitation, its officers and Affiliates), or a Replaced Property Transferee (and, without limitation, its officers and Affiliates), as applicable, in each case, that is reasonably requested by Tenant from Landlord or by Landlord from Tenant, as the case may be, in connection with obtaining any Required Governmental Approvals.
Related Persons: With respect to a party, such party’s Affiliates and Subsidiaries and the directors, officers, employees, agents, advisors and controlling persons of such party and its Affiliates and Subsidiaries.
Remediation and Remediate: As defined in Section 32.3.
Renewal Notice: As defined in Section 1.4.
Renewal Term: A period for which the Term is renewed in accordance with Section 1.4.
Rent: The sum of (a) the Building Base Rent, (b) the Land Base Rent and (c) the Percentage Rent.
Rent Reduction Amount: As defined in Section 41.15(f).
Replaced Property: The Greenville Facility, if designated by Tenant to be replaced by one or more Replacement Properties in connection with a Replacement Property Transaction.
Replaced Property Transferee: The transferee(s) of Landlord’s interest in the Replaced Property as designated by Tenant (in its sole discretion), which may or may not be Tenant or an Affiliate of Tenant; provided that, subject to the foregoing, immediately after giving effect to a Replacement Property Transaction, the Tenant’s and Landlord’s interest in the Replaced Property shall be owned by the same entity or by affiliated entities unless otherwise approved by Landlord; provided, further, that the Replaced Property Transferee shall not be a “real estate investment trust” (within the meaning of Section 856(a) of the Code), the primary business of which is leasing real properties to gaming operators.
Replacement Exchange Agreement: A replacement exchange agreement for the exchange of the Replaced Property for the Replacement Property in connection with a Replacement Property Transaction, which shall (except as otherwise expressly set forth in this Master Lease) contain customary terms and conditions for transfers of property in the jurisdiction(s) in which the Replaced Property and the Replacement Property are located, as applicable, including, but not limited to, the following terms: (i) Tenant shall provide customary representations and warranties with respect to the condition (financial and physical) of the Replacement Property, which shall survive the closing for a period of twelve (12) months and which shall include customary post-closing indemnification obligations, (ii) Tenant shall deliver the Replacement Property to Landlord free and clear of all liens other than liens that are (x) approved by Landlord in accordance with a customary title and survey objection procedure or (y) would have been permitted under this Master Lease if such Replacement Property were a “Facility” under this Master Lease when such liens were incurred; provided, that in no event shall any monetary liens (other than liens for real estate taxes or other Impositions not yet due and payable which shall be Tenant’s obligations under the Replacement Property Lease Amendment) be deemed a permitted encumbrance under such Replacement Exchange

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Agreement, (iii) Landlord shall provide only the following limited representations and warranties to the Replaced Property Transferee with respect to the Replaced Property: (a) due authority and execution, (b) no conflict with organizational documents of Landlord or any other agreement or judgment to which Landlord is a party, (c) Patriot Act and OFAC, (d) bankruptcy, and (e) Landlord has not entered into any contract, easement or other agreement, which will be binding on the Replaced Property Transferee after the closing of the Replacement Property Transaction, except for those contracts, easements or other agreements that are disclosed in any title report or in this Master Lease (it being understood that any property related representations and warranties requested by the Replaced Property Transferee and any post-closing indemnification obligations related thereto shall be provided solely by Tenant), and (iv) subject to the satisfaction of all closing conditions in favor of Landlord, Landlord shall convey its fee interest to the Replaced Property Transferee free and clear of: (a) all monetary liens and encumbrances voluntarily created or entered into by Landlord and (b) except to the extent that Tenant’s consent is not required under this Master Lease, all other liens and encumbrances voluntarily created or entered into by Landlord without Tenant’s prior written consent.
Replacement Property: One or more of Tenant’s or its Affiliates’ properties generally referred to as (a) Eldorado - Scioto Downs in Columbus, Ohio, (b) The Row in Reno, Nevada (consisting of Eldorado, Silver Legacy and Circus Circus), (c) Isle Casino Racing at Pompano Park in Pompano Beach, Florida, (d) Isle and Lady Luck Casino Hotels in Black Hawk, Colorado or (e) Isle of Capri Casino and Hotel in Boonville, Missouri, which: (x) is or are (as applicable) designated by Tenant (in its sole discretion) as a Replacement Property and (y) has or have (as applicable) a Property Value, individually or collectively, of at least equal to the Property Value of the Replaced Property, in each case; provided that, no effects or events materially and adversely affecting the value of such property have occurred since the Effective Date, and Landlord has been provided reasonable access to and an opportunity to conduct an inspection to confirm the foregoing.
Replacement Property Lease Amendment: An amendment to this Master Lease as is reasonably necessary and appropriate to effectuate fully the provisions and intent of Section 22.7, including to evidence and effectuate (a) the removal of the Replaced Property from this Master Lease (including, without limitation, the removal of (i) the Replaced Property from the list of Facilities on Exhibit A, (ii) the legal description with respect to the Replaced Property from Exhibit B, (iii) the Gaming License with respect to the Replaced Property from the list of Gaming Licenses on Exhibit C and (iv) the disclosure items with respect to the Replaced Property from Schedule A), (b) the addition of the Replacement Property to this Master Lease (including, without limitation, the addition of (i) the Replacement Property to the list of Facilities on Exhibit A, (ii) the legal description with respect to the Replacement Property to Exhibit B and (iii) the Gaming License with respect to the Replacement Property to the list of Gaming Licenses on Exhibit C) and (c) if applicable, the adjustment of Building Base Rent and Land Base Rent under this Master Lease in accordance with Section 22.7(e), together with such other documents (including, without limitation, the recordation of amended memorandum(s) of lease) as are reasonably necessary and appropriate to effectuate fully the provisions and intent of Section 22.7.
Replacement Property Right: Tenant’s right to require Landlord to consummate a Replacement Property Transaction, subject to and in accordance with the terms and conditions of Section 22.7 of Master Lease (it being understood that if more than one Replacement Property is identified by Tenant to replace the Replaced Property, then the acquisition of such Replacement Properties shall occur in a single transaction with the Replaced Property).
Replacement Property Transaction: (a) The sale by Tenant or an Affiliate of Tenant to Landlord of a Replacement Property and the simultaneous leaseback to Tenant of such Replacement Property pursuant to Section 22.7 of this Master Lease and (b) the transfer by Landlord to the Replaced Property Transferee of all of Landlord’s interest in the Replaced

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Property (including Landlord’s fee interest therein), in each case, free and clear of all liens for borrowed money; provided that, in the event that the Replaced Property Transferee is not Tenant or any of its Affiliates, then Tenant shall simultaneously transfer to the Replaced Property Transferee all of Tenant’s Property and its operations (in each case, excluding Tenant’s intellectual property, any of which Tenant may, in its sole discretion, elect to transfer) with respect to the Replaced Property.
Replacement Property Transaction Notice: As defined in Section 22.7(a).
Representative: With respect to the lenders or holders under a Debt Agreement, a Person designated as agent or trustee or a Person acting in a similar capacity or as representative for such lenders or holders.
Required Governmental Approvals: All Gaming Licenses and other necessary approvals from all gaming authorities and other governmental authorities required under applicable law (including applicable Gaming Regulations) for (as applicable) the exercise of the Replacement Property Right and the consummation of the transactions contemplated thereby.
Restricted Area: The geographical area that at any time during the Term is within a sixty (60) mile radius of any Facility covered under this Master Lease at such time.
Restricted Information: As defined in Section 23.1(c).
Restricted Payment: Dividends (in cash, property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement, repurchase or other acquisition of, any Equity Interests or Equity Rights (other than outstanding securities convertible into Equity Interests) of Tenant, but excluding dividends, payments or distributions paid through the issuance of additional shares of Equity Interests and any redemption, retirement or exchange of any Equity Interest through, or with the proceeds of, the issuance of Equity Interests of Tenant.
Retail Sales: As defined in the definition of Net Revenue.
SEC: The United States Securities and Exchange Commission.
Second A&R Effective Date: As defined in Recital C.
Second A&R Master Lease: As defined in Recital C.
Securities Act: The Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
Severance Lease: A separate lease with respect to a New Jersey Facility, created when Landlord transfers a specific Facility (Facilities), which lease shall provide that the rent payable under the Severance Lease at the time of commencement of such Severance Lease shall be equal to the amount of the Rent Reduction Amount for the applicable Leased Property to be subject to such Severance Lease.
Solvent: With respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts (including contingent liabilities) as they become absolute and matured, (c) such Person has not incurred, and does not

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intend to, and does not believe that it will, incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Accounting Standards Codification No. 450).
Specified Debt Agreement Default: Any event or occurrence under a Debt Agreement or Material Indebtedness that enables or permits the lenders or holders (or Representatives of such lenders or holders) to accelerate the maturity of the Indebtedness outstanding under a Debt Agreement or Material Indebtedness.
Specified Expenses: For any Test Period, (i) Rent incurred for the same Test Period, and (ii) the (1) income tax expense, (2) consolidated interest expense, (3) depreciation and amortization expense, (4) any nonrecurring, unusual, or extraordinary items of income, cost or expense, including but not limited to, (a) any gains or losses attributable to the early extinguishment or conversion of indebtedness, (b) gains or losses on discontinued operations and asset sales, disposals or abandonments, and (c) impairment charges or asset write-offs including, without limitation, those related to goodwill or intangible assets, long-lived assets, and investments in debt and equity securities, in each case, pursuant to GAAP, (5) any non-cash items of expense (other than to the extent such non-cash items of expense require an accrual or reserve for future cash expenses (provided that if such accrual or reserve is for contingent items, the outcome of which is subject to uncertainty, such non-cash items of expense may, at the election of the Tenant, be added to net income and deducted when and to the extent actually paid in cash)), (6) any Pre-Opening Expenses, (7) transaction costs for the spin-off of Tenant’s Parent, the entry into this Master Lease, the negotiation and consummation of the financing transactions in connection therewith and the other transactions contemplated in connection with the foregoing consummated on or before the Commencement Date, (8) non-cash valuation adjustments, (9) any expenses related to the repurchase of stock options, and (10) expenses related to the grant of stock options, restricted stock, or other equivalent or similar instruments; in the case of each of (1) through (10), of Tenant and the Subsidiaries of Tenant that are Guarantors on a consolidated basis for such period.
Specified Proceeds: For any Test Period, to the extent not otherwise included in Net Revenue, the amount of insurance proceeds (calculated net of any applicable deductible and the reasonable out-of-pocket costs and expenses actually incurred by Tenant, if any, to collect such proceeds) received during such period by Tenant or the Guarantors in respect of any Casualty Event; provided, however, that for purposes of this definition, (i) with respect to any Facility subject to such Casualty Event which had been in operation for at least one complete fiscal quarter the amount of insurance proceeds plus the Net Revenue (excluding such insurance proceeds), if any, attributable to the Facility subject to such Casualty Event for such period shall not exceed an amount equal to the Net Revenue attributable to such Facility for the Test Period ended immediately prior to the date of such Casualty Event (calculated on a pro forma annualized basis to the extent such Facility was not operational for the full previous Test Period) and (ii) with respect to any Facility subject to such Casualty Event which had not been in operation for at least one complete fiscal quarter, the amount of insurance proceeds plus the Net Revenue attributable to such Facility for such period shall not exceed the Net Revenue reasonably projected by Tenant to be derived from such Facility for such period.

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Specified Sublease: (a) With respect to any Facility other than the Iowa Facilities, any lease in effect on the Commencement Date constituting part of the Leased Property with respect to which Tenant is a sublessor, substantially as in effect on the Commencement Date and (b) with respect to any Iowa Facility, any lease in effect on the Second A&R Effective Date constituting part of the Leased Property with respect to which Tenant is a sublessor, substantially as in effect on the Second A&R Effective Date, in each case, a list of which is attached on Schedule A hereto.
State: With respect to each Facility, the state or commonwealth in which such Facility is located.
Subsidiary: As to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time of determination owned by such Person and/or one or more Subsidiaries of such Person, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such person and/or one or more Subsidiaries of such person has more than a fifty percent (50%) equity interest at the time of determination. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Master Lease shall refer to a Subsidiary or Subsidiaries of Tenant.
Successor Tenant: As defined in Section 36.1.
Successor Tenant Rent: As defined in Section 36.2.
Taking: As defined in Section 15.1(a).
TEI: As defined in the preamble.
Tenant: As defined in the preamble.
Tenant Capital Improvement: A Capital Improvement funded by Tenant, as compared to Landlord.
Tenant COC: As defined in Section 22.2(iii).
Tenant Parent COC: As defined in Section 22.2(iii).
Tenant Representatives: As defined in Section 23.4.
Tenant’s Parent: Caesars Entertainment, Inc., and any permitted successor thereto.
Tenant’s Property: With respect to each Facility, all assets (other than the Leased Property and property owned by a third party) primarily related to or used in connection with the operation of the business conducted on or about the Leased Property, together with all replacements, modifications, additions, alterations and substitutes therefor.
Term: As defined in Section 1.3.
Termination Notice: As defined in Section 17.1(d).

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Test Period: With respect to any Person, for any date of determination, the period of the four (4) most recently ended consecutive fiscal quarters of such Person.
Unavoidable Delay: Any of the following events: epidemics, pandemics, strikes, lock-outs, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty, condemnation or other causes beyond the reasonable control of the party responsible for performing an obligation hereunder; provided that lack of funds shall not be deemed a cause beyond the reasonable control of a party.
Unsuitable for Its Primary Intended Use: A state or condition of any Facility such that by reason of damage or destruction, or a partial taking by Condemnation, such Facility cannot, following restoration thereof (to the extent commercially practical), be operated on a commercially practicable basis for its Primary Intended Use, taking into account, among other relevant factors, the amount of square footage and the estimated revenue affected by such damage or destruction.
Waterloo Facility: As defined in Recital C.
Waterloo Operator: As defined in the preamble.
ARTICLE III
1.1Rent. During the Term, Tenant will pay to Landlord the Rent and Additional Charges in lawful money of the United States of America and legal tender for the payment of public and private debts, in the manner provided in Section 3.3. The Rent during any Lease Year is payable in advance in consecutive monthly installments on the fifth (5th) Business Day of each calendar month during that Lease Year. Unless otherwise agreed by the parties, Rent and Additional Charges shall be prorated as to any partial months at the beginning and end of the Term. The parties will agree on an allocation of the Rent on a declining basis for federal income tax purposes within the 115/85 safe harbor of Section 467 of the Code, assuming a projected schedule of Rent for this purpose.
1.2Late Payment of Rent. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Accordingly, if any installment of Rent other than Additional Charges payable to a Person other than Landlord shall not be paid within five (5) days after its due date, Tenant will pay Landlord on demand a late charge equal to the lesser of (a) five percent (5%) of the amount of such installment or (b) the maximum amount permitted by law; provided, however, that in no event shall any late charge be assessed on the full amount of Rent due pursuant to Section 16.3. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. The parties further agree that such late charge is Rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. Thereafter, if any installment of Rent other than Additional Charges payable to a Person other than Landlord shall not be paid within ten (10) days after its due date, the amount unpaid, including any late charges previously accrued, shall bear interest at the Overdue Rate from the due date of such installment to the date of payment thereof, and Tenant shall pay such interest to Landlord on demand. The payment of such late charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Master Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.
1.3Method of Payment of Rent. Rent and Additional Charges to be paid to Landlord shall be paid by electronic funds transfer debit transactions through wire transfer of

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immediately available funds and shall be initiated by Tenant for settlement on or before the Payment Date; provided, however, if the Payment Date is not a Business Day, then settlement shall be made on the next succeeding day which is a Business Day. Landlord shall provide Tenant with appropriate wire transfer information in a Notice from Landlord to Tenant. If Landlord directs Tenant to pay any Rent to any party other than Landlord, Tenant shall send to Landlord simultaneously with such payment, a copy of the transmittal letter or invoice and a check whereby such payment is made or such other evidence of payment as Landlord may reasonably require.
1.4Net Lease. Landlord and Tenant acknowledge and agree that (i) this Master Lease is and is intended to be what is commonly referred to as a “net, net, net” or “triple net” lease, and (ii) the Rent shall be paid absolutely net to Landlord, so that this Master Lease shall yield to Landlord the full amount or benefit of the installments of Rent and Additional Charges throughout the Term with respect to each Facility, all as more fully set forth in Article IV and subject to any other provisions of this Master Lease which expressly provide for adjustment or abatement of Rent or other charges. If Landlord commences any proceedings for non-payment of Rent, Tenant will not interpose any counterclaim or cross complaint or similar pleading of any nature or description in such proceedings unless Tenant would lose or waive such claim by the failure to assert it. This shall not, however, be construed as a waiver of Tenant’s right to assert such claims in a separate action brought by Tenant. The covenants to pay Rent and other amounts hereunder are independent covenants, and Tenant shall have no right to hold back, offset or fail to pay any such amounts for default by Landlord or for any other reason whatsoever, except as provided in Section 3.1.
ARTICLE IV
1.1Impositions. (a)Subject to Article XII relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non-payment. Tenant shall make such payments directly to the taxing authorities where feasible, and promptly furnish to Landlord copies of official receipts or other satisfactory proof evidencing such payments. Tenant’s obligation to pay Impositions shall be absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof subject to Article XII. If any Imposition may, at the option of the taxpayer, lawfully be paid in installments, whether or not interest shall accrue on the unpaid balance of such Imposition, Tenant may pay the same, and any accrued interest on the unpaid balance of such Imposition, in installments as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto. For the avoidance of doubt, Tenant shall be responsible for the payment of all Impositions that are due and payable as of the Commencement Date (regardless as to whether such Impositions are attributable to a period preceding the Commencement Date).
(a)Landlord or GLP shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to Landlord’s net income, gross receipts, franchise taxes and taxes on its capital stock and any other returns required to be filed by or in the name of Landlord (the “Landlord Tax Returns”), and Tenant or Tenant’s Parent shall prepare and file all other tax returns and reports as may be required by Legal Requirements with respect to or relating to the Leased Property (including all Capital Improvements), and Tenant’s Property.
(b)Any refund due from any taxing authority in respect of any Imposition paid by or on behalf of Tenant or Tenant’s Affiliates, including prior to the merger effected pursuant to the Merger Agreement, shall be paid over to or retained by Tenant.

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(c)Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. If any property covered by this Master Lease is classified as personal property for tax purposes, Tenant shall file all personal property tax returns in such jurisdictions where it must legally so file. Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, shall provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns, Tenant shall be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest.
(d)Billings for reimbursement by Tenant to Landlord of personal property or real property taxes and any taxes due under the Landlord Tax Returns, if and to the extent Tenant is responsible for such taxes under the terms of this Section 4.1, shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property or real property or other tax obligations of Landlord with respect to which such payments are made.
(e)Impositions imposed or assessed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed or assessed before or after such termination, and Tenant’s obligation to pay its prorated share thereof in respect of a tax-fiscal period during the Term shall survive such termination. Landlord will not voluntarily enter into agreements that will result in additional Impositions without Tenant’s consent, which shall not be unreasonably withheld (it being understood that it shall not be reasonable to withhold consent to customary additional Impositions that other property owners of properties similar to the Leased Property customarily consent to in the ordinary course of business); provided Tenant is given reasonable opportunity to participate in the process leading to such agreement.
1.2Utilities. Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in the Leased Property (including all Capital Improvements). Tenant shall also pay or reimburse Landlord for all costs and expenses of any kind whatsoever which at any time with respect to the Term hereof with respect to any Facility may be imposed against Landlord by reason of any of the covenants, conditions and/or restrictions affecting the Leased Property or any portion thereof, or with respect to easements, licenses or other rights over, across or with respect to any adjacent or other property which benefits the Leased Property or any Capital Improvement, including any and all costs and expenses associated with any utility, drainage and parking easements. Landlord will not enter into agreements that will encumber the Leased Property without Tenant’s consent, which shall not be unreasonably withheld (it being understood that it shall not be reasonable to withhold consent to encumbrances that do not adversely affect the use or future development of the Facility as a Gaming Facility or increase Additional Charges payable under this Master Lease); provided Tenant is given reasonable opportunity to participate in the process leading to such agreement. Tenant will not enter into agreements that will encumber the Leased Property after the expiration of the Term without Landlord’s consent, which shall not be unreasonably withheld (it being understood that it shall not be reasonable to withhold consent to encumbrances that do not adversely affect the value of the Leased Property or the Facility); provided Landlord is given reasonable opportunity to participate in the process leading to such agreement.
1.3Impound Account. At Landlord’s option following the occurrence and during the continuation of an Event of Default or a default by Tenant of Section 23.3(b) hereof (to be exercised by thirty (30) days’ prior written notice to Tenant); and provided Tenant is not already being required to impound such payments in accordance with the requirements of Section 31.3(b) below, Tenant shall be required to deposit, at the time of any payment of Rent, an amount equal to one-twelfth of the sum of (i) Tenant’s estimated annual real and personal

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property taxes required pursuant to Section 4.1 hereof (as reasonably determined by Landlord), and (ii) Tenant’s estimated annual maintenance expenses and insurance premium costs pursuant to Articles IX and XIII hereof (as reasonably determined by Landlord). Such amounts shall be applied to the payment of the obligations in respect of which said amounts were deposited in such order of priority as Landlord shall reasonably determine, on or before the respective dates on which the same or any of them would become delinquent. Such amount shall be deposited in an interest-bearing segregated account with a banking institution and the reasonable cost of such bank for administering such impound account shall be paid by Tenant. Nothing in this Section 4.3 shall be deemed to affect any right or remedy of Landlord hereunder.
ARTICLE V
1.1No Termination, Abatement, etc. Except as otherwise specifically provided in this Master Lease, Tenant shall remain bound by this Master Lease in accordance with its terms and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent. Except as may be otherwise specifically provided in this Master Lease, the respective obligations of Landlord and Tenant shall not be affected by reason of (i) any damage to or destruction of the Leased Property or any portion thereof from whatever cause or any Condemnation of the Leased Property, any Capital Improvement or any portion thereof; (ii) other than as a result of Landlord’s willful misconduct or gross negligence, the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Leased Property, any Capital Improvement or any portion thereof, the interference with such use by any Person or by reason of eviction by paramount title; (iii) any claim that Tenant has or might have against Landlord by reason of any default or breach of any warranty by Landlord hereunder or under any other agreement between Landlord and Tenant or to which Landlord and Tenant are parties; (iv) any bankruptcy, insolvency, reorganization, consolidation, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; or (v) for any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Tenant from any such obligations as a matter of law. Tenant hereby specifically waives all rights arising from any occurrence whatsoever which may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Master Lease or quit or surrender the Leased Property or any portion thereof, or (b) which may entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder except in each case as may be otherwise specifically provided in this Master Lease. Notwithstanding the foregoing, nothing in this Article V shall preclude Tenant from bringing a separate action against Landlord for any matter described in the foregoing clauses (ii), (iii) or (v) and Tenant is not waiving other rights and remedies not expressly waived herein. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Master Lease or by termination of this Master Lease as to all or any portion of the Leased Property other than by reason of an Event of Default. Tenant’s agreement that, except as may be otherwise specifically provided in this Master Lease, any eviction by paramount title as described in item (ii) above shall not affect Tenant’s obligations under this Master Lease, shall not in any way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord for any damages incurred by any such eviction, Tenant shall be entitled to a credit for any sums recovered by Landlord under any such policy of title or other insurance up to the maximum amount paid by Tenant to Landlord under this Section 5.1, and Landlord, upon request by Tenant, shall assign Landlord’s rights under such policies to Tenant; provided that such assignment does not adversely affect Landlord’s rights under any such policy and provided further, that Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in

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connection with any such assignment except to the extent such liability, cost or expense arises from the gross negligence or willful misconduct of Landlord.
ARTICLE VI
1.1Ownership of the Leased Property. (a)Landlord and Tenant acknowledge and agree that they have executed and delivered this Master Lease with the understanding that (i) the Leased Property is the property of Landlord, (ii) Tenant has only the right to the possession and use of the Leased Property upon the terms and conditions of this Master Lease, (iii) this Master Lease is a “true lease,” is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Master Lease are those of a true lease, (iv) the business relationship created by this Master Lease and any related documents is and at all times shall remain that of landlord and tenant, (v) this Master Lease has been entered into by each party in reliance upon the mutual covenants, conditions and agreements contained herein, and (vi) none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, or to make Landlord in any way responsible for the debts, obligations or losses of Tenant.
(a)Each of the parties hereto covenants and agrees, subject to Section 6.1(c), not to (i) file any income tax return or other associated documents; (ii) file any other document with or submit any document to any governmental body or authority; (iii) enter into any written contractual arrangement with any Person; or (iv) release any financial statements of Tenant, in each case that takes a position other than that this Master Lease is a “true lease” with Landlord as owner of the Leased Property and Tenant as the tenant of the Leased Property, including (x) treating Landlord as the owner of such Leased Property eligible to claim depreciation deductions under Sections 167 or 168 of the Code with respect to such Leased Property, (y) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (z) Landlord reporting the Rent payments as rental income under Section 61 of the Code, in each case except as otherwise required by a change in law or a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of state or local law).
(b)If Tenant should reasonably conclude that GAAP or the SEC require treatment different from that set forth in Section 6.1(b) for applicable non-tax purposes, then (x) Tenant shall promptly give prior Notice to Landlord, accompanied by a written statement that references the applicable pronouncement that controls such treatment and contains a brief description and/or analysis that sets forth in reasonable detail the basis upon which Tenant reached such conclusion, and (y) notwithstanding Section 6.1(b), Tenant may comply with such requirements.
(c)The Rent is the fair market rent for the use of the Leased Property and was agreed to by Landlord and Tenant on that basis, and the execution and delivery of, and the performance by Tenant of its obligations under, this Master Lease does not constitute a transfer of all or any part of the Leased Property.
(d)Tenant waives any claim or defense based upon the characterization of this Master Lease as anything other than a true lease and as a master lease of all of the Leased Property. Tenant stipulates and agrees (1) not to challenge the validity, enforceability or

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characterization of the lease of the Leased Property as a true lease and/or as a single, unseverable instrument pertaining to the lease of all, but not less than all, of the Leased Property, and (2) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in Section 3.4 or this Section 6.1, in each case except as otherwise required by a change in law or a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of state or local law).
1.2Tenant’s Property. Tenant shall, during the entire Term, own (or lease) and maintain (or cause its Subsidiaries to own (or lease) and maintain) on the Leased Property adequate and sufficient Tenant’s Property, and shall maintain (or cause its Subsidiaries to maintain) all of such Tenant’s Property in good order, condition and repair, in all cases as shall be necessary and appropriate in order to operate the Facilities for the Primary Intended Use in compliance with all applicable licensure and certification requirements and in compliance with all applicable Legal Requirements, Insurance Requirements and Gaming Regulations. If any of Tenant’s Property requires replacement in order to comply with the foregoing, Tenant shall replace (or cause a Subsidiary to replace) it with similar property of the same or better quality at Tenant’s (or such Subsidiary’s) sole cost and expense. Subject to the foregoing, Tenant and its Subsidiaries may sell, transfer, convey or otherwise dispose of Tenant’s Property (other than Gaming Licenses and subject to Section 6.3) in their discretion in the ordinary course of its business and Landlord shall have no rights to such Tenant’s Property. Tenant shall, upon Landlord’s request, from time to time but not more frequently than one time per Lease Year, provide Landlord with a list of the material Tenant’s Property located at each of the Facilities. In the case of any such Tenant’s Property that is leased (rather than owned) by Tenant (or its Subsidiaries), Tenant shall use commercially reasonable efforts to ensure that the lease agreements pursuant to which Tenant (or its Subsidiaries) leases such Tenant’s Property are assignable to third parties in connection with any transfer by Tenant (or its Subsidiaries) to a replacement lessee or operator at the end of the Term. Tenant shall remove all of Tenant’s Property from the Leased Property at the end of the Term, except to the extent Tenant has transferred ownership of such Tenant’s Property to a Successor Tenant or Landlord. Any Tenant’s Property left on the Leased Property at the end of the Term whose ownership was not transferred to a Successor Tenant shall be deemed abandoned by Tenant and shall become the property of Landlord.
1.3Guarantors; Tenant’s Property. Each of Tenant’s Parent and each of Tenant’s Subsidiaries set forth on Schedule 6.3 shall be a Guarantor under this Master Lease and shall execute and deliver to the Landlord the Guaranty attached hereto as Exhibit D. In addition, if any material Gaming License or other license or other material asset necessary to operate any portion of the Leased Property is owned by a Subsidiary, Tenant shall within two (2) Business Days after the date such Subsidiary acquires such Gaming License, other license or other material asset, (a) notify the Landlord thereof and (b) cause such Subsidiary (if it is not already a Guarantor) to become a Guarantor by executing the Guaranty in form and substance reasonably satisfactory to Landlord.
ARTICLE VII
1.1Condition of the Leased Property. Tenant acknowledges receipt and delivery of possession of the Leased Property and confirms that Tenant has examined and otherwise has knowledge of the condition of the Leased Property prior to the execution and delivery of this Master Lease and has found the same (except as included in the disclosures on Schedule A) to be in good order and repair and, to the best of Tenant’s knowledge, free from Hazardous Substances not in compliance with Legal Requirements and satisfactory for its purposes hereunder. Regardless, however, of any examination or inspection made by Tenant and

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whether or not any patent or latent defect or condition was revealed or discovered thereby, Tenant is leasing the Leased Property “as is” in its present condition. Subject to Section 32.6, Tenant waives any claim or action against Landlord in respect of the condition of the Leased Property including any defects or adverse conditions not discovered or otherwise known by Tenant as of the Commencement Date. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE ON THE LEASED PROPERTY OR ANY PART THEREOF, IT BEING AGREED THAT ALL SUCH RISKS, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS, EXCEPT AS SET FORTH IN SECTION 32.6 HEREOF.
1.2Use of the Leased Property. (a)Tenant shall use or cause to be used the Leased Property and the improvements thereon of each Facility for its Primary Intended Use. Tenant shall not use the Leased Property or any portion thereof or any Capital Improvement thereto for any other use without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion. Landlord acknowledges that operation of each Facility for its Primary Intended Use generally requires a Gaming License under applicable Gaming Regulations and that without such a license neither Landlord nor GLP may operate, control or participate in the conduct of the gaming and/or racing operations at the Facilities.
(a)Tenant shall not commit or suffer to be committed any waste on the Leased Property (including any Capital Improvement thereto) or cause or permit any nuisance thereon or to, except as required by law, take or suffer any action or condition that will diminish the ability of the Leased Property to be used as a Gaming Facility after the expiration or earlier termination of the Term.
(b)Tenant shall neither suffer nor permit the Leased Property or any portion thereof to be used in such a manner as (i) might reasonably tend to impair Landlord’s title thereto or to any portion thereof or (ii) may make possible a claim of adverse use or possession, or an implied dedication of the Leased Property or any portion thereof.
(c)Tenant shall continuously operate each Facility for the Primary Intended Use (except as a result of casualty, condemnation or Unavoidable Delay that affects such Facility). Tenant in its discretion shall be permitted to cease operations at a Facility or Facilities if such cessation would not reasonably be expected to have a material adverse effect on Tenant, the Facilities, or on the Leased Property, taken as a whole, provided that no Event of Default has occurred and is continuing immediately prior to or immediately after the date that operations are ceased or as a result of such cessation.
1.3Competing Business.
(a)Tenant’s Obligations for Greenfields. Tenant agrees that during the Term, neither Tenant nor any of its Affiliates shall (i) build or otherwise participate in the development of a new Gaming Facility (including a facility that has been shut down for a period of more than twelve (12) months) located within a Restricted Area of a Facility (a “Greenfield Project”) or (ii) acquire or operate any Competing Facility, unless Tenant shall first offer Landlord the opportunity to include the Greenfield Project or the Competing Facility, as the case may be, as a Leased Property under this Master Lease on terms to be negotiated by the parties (which terms

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with respect to Landlord funding the development of any such Greenfield Project shall include the terms set forth in Section 10.3 hereof regarding Capital Improvements). Within thirty (30) days of Landlord’s receipt of notice from Tenant providing the opportunity to fund and include as Leased Property under this Master Lease a Greenfield Project or a Competing Facility, as the case may be, on terms to be negotiated by the parties, Landlord shall notify Tenant as to whether it intends to participate in such Greenfield Project or acquire such Competing Facility, as applicable, and, if Landlord indicates such intent, the parties shall negotiate in good faith the terms and conditions upon which this would be effected, including the terms of any amendment to this Master Lease and any development, funding or purchase agreement, which Landlord might require. Should Landlord notify Tenant that it does not intend to pursue such Greenfield Project or Competing Facility (or should Landlord decline to notify Tenant of its affirmative response within such thirty (30) day period), or if the parties despite good faith efforts on both sides fail to reach agreement on the terms under which such opportunity would be jointly pursued under this Master Lease and such new Greenfield Project or Competing Facility, would become a portion of the Leased Property hereunder, in any event, within forty-five (45) days after Landlord’s notice to Tenant of Landlord’s intent to participate in such Greenfield Project or Competing Facility, then Tenant shall have no further obligation to Landlord with respect to, and may pursue, such Greenfield Project or Competing Facility, as applicable. Notwithstanding anything to the contrary in this Section 7.3(a), Tenant and its Affiliates shall not be restricted under this Section 7.3(a) from expanding any Facility under this Master Lease (subject to Tenant’s compliance with the terms of Section 10.3 and the other provisions of Article X).
(b)Landlord’s Obligations for Greenfields. Landlord agrees that during the Term, neither Landlord nor any of its Affiliates shall, without the prior written consent of the Tenant (which consent may be withheld in Tenant’s sole discretion), build or otherwise participate in the development of a Greenfield Project within the Restricted Area. Notwithstanding anything to the contrary in this Section 7.3(b), (i) Landlord and its Affiliates shall not be restricted under this Section 7.3(b) from acquiring, financing or providing refinancing for any facility that is in operation or has been in operation at any time during the twelve month period prior to the time in question, and (ii) subject to the provisions of Section 7.3(d) hereof, Landlord and its Affiliates shall not be restricted under this Section 7.3(b) from expanding any Competing Facility existing at the time in question.
(c)Tenant’s Rights Regarding Facility Expansions. Tenant shall be permitted to construct Capital Improvements in accordance with the terms of Article X hereof.
(d)Landlord’s Rights Regarding Facility Expansions. Landlord shall be permitted to finance expansions of any Competing Facility within the Restricted Area that is already in existence at any time in question.
(e)Landlord’s Rights to Acquire or Finance Existing Facilities. Landlord shall not be restricted under this Section 7.3 from acquiring or providing any kind of financing or refinancing to any Competing Facility within the Restricted Area that is already in existence at any time in question.
(f)No Restrictions Outside of Restricted Area. Each of Landlord and Tenant shall not be restricted from participating in opportunities, including, without limitation, developing, building, purchasing or operating Gaming Facilities, outside the Restricted Area at any time.

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ARTICLE VIII
1.1Representations and Warranties. Each party represents and warrants to the other that: (i) this Master Lease and all other documents executed or to be executed by it in connection herewith have been duly authorized and shall be binding upon it; (ii) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Master Lease within the State(s) where any portion of the Leased Property is located; and (iii) neither this Master Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such party.
1.2Compliance with Legal and Insurance Requirements, etc. Subject to Article XII regarding permitted contests, Tenant, at its expense, shall promptly (a) comply in all material respects with all Legal Requirements and Insurance Requirements regarding the use, operation, maintenance, repair and restoration of the Leased Property (including all Capital Improvements thereto) and Tenant’s Property whether or not compliance therewith may require structural changes in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property, and (b) procure, maintain and comply in all material respects with all Gaming Regulations and Gaming Licenses, and other authorizations required for the use of the Leased Property (including all Capital Improvements) and Tenant’s Property for the applicable Primary Intended Use and any other use of the Leased Property (including Capital Improvements then being made) and Tenant’s Property, and for the proper erection, installation, operation and maintenance of the Leased Property and Tenant’s Property. In an emergency or in the event of a breach by Tenant of its obligations under this Section 8.2 which is not cured within any applicable cure period, Landlord may, but shall not be obligated to, enter upon the Leased Property and take such reasonable actions and incur such reasonable costs and expenses to effect such compliance as it deems advisable to protect its interest in the Leased Property, and Tenant shall reimburse Landlord for all such reasonable costs and expenses incurred by Landlord in connection with such actions. Tenant covenants and agrees that the Leased Property and Tenant’s Property shall not be used for any unlawful purpose. In the event that a regulatory agency, commission, board or other governmental body notifies Tenant that it is in jeopardy of losing a Gaming License material to the continued operation of a Facility, and, assuming no Event of Default has occurred and is continuing, Tenant shall be given reasonable time to address the regulatory issue, after which period (but in all events prior to an actual revocation of such Gaming License) Tenant shall be required to sell (i) if permitted by applicable law, the Gaming License, and to the extent such sale is not permitted by applicable law Tenant shall use reasonable best efforts to transfer the applicable Gaming License or to cause the issuance of a new or replacement Gaming License, pursuant to the procedures permitted by applicable state law, and (ii) Tenant’s Property related to such Facility to a successor operator of such Facility determined by Landlord choosing one and Tenant choosing three (for a total of four) potential operators and Landlord indicating the reasonable, market terms under which it would agree to lease such Facility to such potential operators, which in Landlord’s reasonable discretion may contain reasonable variations in terms to the extent required to account for credit quality differences among the potential operators (e.g., Landlord may require different letter of credit terms and amounts, but may not set different rent terms). Tenant will then be entitled to auction off Tenant’s Property relating to such Facility and Landlord will thereafter be entitled to lease the Facility to the potential successor that is the successful bidder. In the event of a new lease from Landlord to the successor, the Leased Property relating to such Facility shall be severed from the Leased Property hereunder and thereafter Rent shall be reduced based on the formula set forth in Section 14.6 hereof. Landlord shall comply with any Gaming Regulations or other regulatory requirements required of it as owner of the Facilities taking into account its Primary Intended Use (except to the extent Tenant fulfills or is required to fulfill any such requirements hereunder). In the event that a regulatory agency, commission, board or other governmental body notifies Landlord that it is in jeopardy of failing to comply with any such Gaming

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Regulation or other regulatory requirements material to the continued operation of a Facility for its Primary Intended Use, Landlord shall be given reasonable time to address the regulatory issue, after which period (but in all events prior to an actual cessation of the use of the Facility for its Primary Intended Use as a result of the failure by Landlord to comply with such regulatory requirements) Landlord shall be required to sell the Leased Property relating to such Facility to the highest bidder (and Tenant shall be entitled to be one of the bidders) who would agree to lease such Facility to Tenant on terms substantially the same as the terms hereof (including rent calculated in the manner provided pursuant to Section 14.6 hereof, an identical amount of which, after the effective time of such sale, shall be credited against Rent hereunder); provided that if Tenant is the bidder it shall not be required to agree to lease the Facility, but if it is the winning bidder shall be entitled to a credit against the Rent hereunder calculated in the manner provided pursuant to Section 14.6. In the event during the period in which Landlord conducts such auction such regulatory agency notifies Landlord and Tenant that Tenant may not pay any portion of the Rent to Landlord, Tenant shall be entitled to fund such amount into an escrow account, to be released to Landlord or the party legally entitled thereto at or upon resolution of such regulatory issues and otherwise on terms reasonably satisfactory to the parties. Notwithstanding anything in the foregoing to the contrary, no transfer of Tenant’s Property used in the conduct of gaming (including the purported or attempted transfer of a Gaming License) or the operation of a Gaming Facility for its Primary Intended Use shall be effected or permitted without receipt of all necessary approvals and/or Gaming Licenses in accordance with applicable Gaming Regulations.
1.3Zoning and Uses. Without the prior written consent of Landlord, which shall not be unreasonably withheld unless the action for which consent is sought could adversely affect the Primary Intended Use of a Facility (in which event Landlord may withhold its consent in its sole and absolute discretion), Tenant shall not (i) initiate or support any limiting change in the permitted uses of the Leased Property (or to the extent applicable, limiting zoning reclassification of the Leased Property); (ii) seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to the Leased Property or use or permit the use of the Leased Property; (iii) impose or permit or suffer the imposition of any restrictive covenants, easements or encumbrances (other than Permitted Leasehold Mortgages) upon the Leased Property in any manner that adversely affects in any material respect the value or utility of the Leased Property; (iv) execute or file any subdivision plat affecting the Leased Property, or institute, or permit the institution of, proceedings to alter any tax lot comprising the Leased Property; or (v) permit or suffer the Leased Property to be used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement (provided that the proscription in this clause (v) is not intended to and shall not restrict Tenant in any way from complying with any obligation it may have under applicable Legal Requirements, including, without limitation, Gaming Regulations, to afford to the public access to the Leased Property).
1.4Compliance with Ground Lease.
(a)This Master Lease, to the extent affecting and solely with respect to the Ground Leased Property, is and shall be subject and subordinate to all of the terms and conditions of the Ground Lease. Tenant hereby acknowledges that Tenant has reviewed and agreed to all of the terms and conditions of the Ground Lease. Tenant hereby agrees that Tenant shall not do, or fail to do, anything that would cause any violation of the Ground Lease. Without limiting the foregoing, (i) Tenant shall pay Landlord on demand as an Additional Charge hereunder all rent required to be paid by, and other monetary obligations of, Landlord as tenant under the Ground Lease (and, at Landlord’s option, Tenant shall make such payments directly to the Ground Lessor); provided, however, such Additional Charges payable by Tenant shall exclude any additional costs under the Ground Lease which are caused solely by Landlord after the Commencement Date without consent or fault of or omission by Tenant, (ii) to the extent

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Landlord is required to obtain the written consent of the lessor under the Ground Lease (the “Ground Lessor”) to alterations of or the subleasing of all or any portion of the Ground Leased Property pursuant to the Ground Lease, Tenant shall likewise obtain Ground Lessor’s written consent to alterations of or the subleasing of all or any portion of the Ground Leased Property (and Landlord will use commercially reasonable efforts to submit such requests to Ground Lessor and cooperate, at no cost or expense to Landlord, with the reasonable requests of Tenant and Ground Lessor to facilitate such requests), and (iii) Tenant shall carry and maintain general liability, automobile liability, property and casualty, worker’s compensation and employer’s liability insurance in amounts and with policy provisions, coverages and certificates as required of Landlord as tenant under the Ground Lease.
(b)In the event of cancellation or termination of the Ground Lease for any reason whatsoever whether voluntary or involuntary (by operation of law or otherwise) prior to the expiration date of this Master Lease, including extensions and renewals granted thereunder, then, at Ground Lessor’s option, Tenant shall make full and complete attornment to Ground Lessor with respect to the obligations of Landlord to Ground Lessor in connection with the Ground Leased Property for the balance of the term of the Ground Lease (notwithstanding that this Master Lease shall have expired with respect to the Ground Leased Property as a result of the cancellation or termination of the Ground Lease). Tenant’s attornment shall be evidenced by a written agreement which shall provide that the Tenant is in direct privity of contract with Ground Lessor (i.e., that all obligations previously owed to Landlord under this Master Lease with respect to the Ground Lease or the Ground Leased Property shall be obligations owed to Ground Lessor for the balance of the term of this Master Lease, notwithstanding that this Master Lease shall have expired with respect to the Ground Leased Property as a result of the cancellation or termination of the Ground Lease) and which shall otherwise be in form and substance reasonably satisfactory to Ground Lessor. Tenant shall execute and deliver such written attornment within thirty (30) days after request by Ground Lessor. Unless and until such time as an attornment agreement is executed by Tenant pursuant to this Section 8.4(b), nothing contained in this Master Lease shall create, or be construed as creating, any privity of contract or privity of estate between Ground Lessor and Tenant.
(c)Nothing contained in this Master Lease amends, or shall be construed to amend, any provision of the Ground Lease.
ARTICLE IX
1.1Maintenance and Repair. (a)Tenant, at its expense and without the prior consent of Landlord, shall maintain the Leased Property and Tenant’s Property, and every portion thereof, and all private roadways, sidewalks and curbs appurtenant to the Leased Property, and which are under Tenant’s control in good order and repair whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of the Leased Property and Tenant’s Property, and, with reasonable promptness, make all reasonably necessary and appropriate repairs thereto of every kind and nature, including those necessary to ensure continuing compliance with all Legal Requirements, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the Commencement Date. All repairs shall be at least equivalent in quality to the original work. Tenant will not take or omit to take any action the taking or omission of which would reasonably be expected to materially impair the value or the usefulness of the Leased Property or any part thereof or any Capital Improvement thereto for its Primary Intended Use.
(a)Landlord shall not under any circumstances be required to (i) build or rebuild any improvements on the Leased Property; (ii) make any repairs, replacements,

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alterations, restorations or renewals of any nature to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (iii) maintain the Leased Property in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Master Lease or hereafter enacted.
(b)Nothing contained in this Master Lease and no action or inaction by Landlord shall be construed as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof or any Capital Improvement thereto; or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Leased Property, or any portion thereof or upon the estate of Landlord in any Capital Improvement thereto.
(c)Tenant shall, upon the expiration or earlier termination of the Term, vacate and surrender the Leased Property (including all Capital Improvements, subject to the provisions of Article X), in each case with respect to such Facility, to Landlord in the condition in which such Leased Property was originally received from Landlord and Capital Improvements were originally introduced to such Facility, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Master Lease (including Section 14.2 and 15.1) and except for ordinary wear and tear.
(d)Without limiting Tenant’s obligations to maintain the Leased Property and Tenant’s Property under this Master Lease, within thirty (30) days after the end of each calendar year (commencing with the calendar year ending December 31, 2018), Tenant shall provide Landlord with evidence satisfactory to Landlord in the reasonable exercise of Landlord’s discretion that Tenant has in such calendar year spent, with respect to the Leased Property and Tenant’s Property, an aggregate amount equal to at least 1% of its actual Net Revenue from the Facilities for such calendar year on installation or restoration and repair or other improvement of items, which installations, restorations and repairs and other improvements are capitalized in accordance with GAAP with an expected life of not less than three (3) years; provided that, in the event an Unavoidable Delay occurs during the time during which Tenant is required to make the foregoing expenditures and such Unavoidable Delay actually prevents or delays Tenant’s performance of such installations, restorations, repairs or other improvements, then the relevant period in which Tenant was obligated to perform such installations, restorations, repairs or other improvements shall be extended, on a day-for-day basis, for the same amount of time that such Unavoidable Delay actually delayed Tenant’s ability to perform such installations, restorations, repairs or other improvements; provided, further, that with respect to the installations, restorations, repairs or other improvements required to be made during the calendar year ending December 31, 2020, Tenant shall be required to make such installations, restorations, repairs or other improvements no later than June 30, 2021. If Tenant fails to make at least the above amount of capital expenditures and fails within sixty (60) days after receipt of a written demand from Landlord to either (i) cure such deficiency or (ii) obtain Landlord’s written approval, in its reasonable discretion, of a repair and maintenance program satisfactory to cure such deficiency, then the same shall be deemed an Event of Default hereunder.
1.2Encroachments, Restrictions, Mineral Leases, etc. If any of the Leased Improvements shall, at any time, encroach upon any property, street or right-of-way, or shall

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violate any restrictive covenant or other agreement affecting the Leased Property, or any part thereof or any Capital Improvement thereto, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, or the use of the Leased Property or any Capital Improvement thereto is impaired, limited or interfered with by reason of the exercise of the right of surface entry or any other provision of a lease or reservation of any oil, gas, water or other minerals, then promptly upon the request of Landlord or any Person affected by any such encroachment, violation or impairment, each of Tenant and Landlord, subject to their right to contest the existence of any such encroachment, violation or impairment, shall protect, indemnify, save harmless and defend the other party hereto from and against fifty percent (50%) of all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment. In the event of an adverse final determination with respect to any such encroachment, violation or impairment, either (a) each of Tenant and Landlord shall be entitled to obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Landlord or Tenant or (b) Tenant at the shared cost and expense of Tenant and Landlord on a 50-50 basis shall make such changes in the Leased Improvements, and take such other actions, as Tenant in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment or to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such encroachment, violation or impairment. Tenant’s (and Landlord’s) obligations under this Section 9.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord and Tenant for any damages incurred by any such encroachment, violation or impairment, Tenant shall be entitled to fifty percent (50%) of any sums recovered by Landlord under any such policy of title or other insurance up to the maximum amount paid by Tenant under this Section 9.2 and Landlord, upon request by Tenant, shall assign Landlord’s rights under such policies to Tenant; provided such assignment does not adversely affect Landlord’s rights under any such policy. Landlord agrees to use reasonable efforts to seek recovery under any policy of title or other insurance under which Landlord is an insured party for all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment as set forth in this Section 9.2; provided, however, that in no event shall Landlord be obligated to institute any litigation, arbitration or other legal proceedings in connection therewith unless Landlord is reasonably satisfied that Tenant has the financial resources needed to fund such litigation and Tenant and Landlord have agreed upon the terms and conditions on which such funding will be made available by Tenant, including, but not limited to, the mutual approval of a litigation budget.
ARTICLE X
1.1Construction of Capital Improvements to the Leased Property. Tenant shall, with respect to any Facility, have the right to make a Capital Improvement, including, without limitation, any Capital Improvement required by Section 8.2 or 9.1(a), without the consent of Landlord if the Capital Improvement (i) is of equal or better quality than the existing Leased Improvements it is improving, altering or modifying, (ii) does not consist of adding new structures or enlarging existing structures, and (iii) does not have an adverse effect on the structure of any existing Leased Improvements. Tenant shall provide Landlord copies of the plans and specifications in respect of all Capital Improvements, which plans and specifications shall be prepared in a high-grade professional manner and shall adequately demonstrate

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compliance with clauses (i)-(iii) of the preceding sentence with respect to projects that do not require Landlord’s written consent and shall be in such form as Landlord may reasonably require for any other projects. All other Capital Improvements shall be subject to Landlord’s review and approval, which approval shall not be unreasonably withheld. For any Capital Improvement which does not require the approval of Landlord, Tenant shall, prior to commencing construction of such Capital Improvement, provide to Landlord a written description of such Capital Improvement and on an ongoing basis supply Landlord with related documentation and information as Landlord may reasonably request (including plans and specifications of any such Capital Improvements). If Tenant desires to make a Capital Improvement for which Landlord’s approval is required, Tenant shall submit to Landlord in reasonable detail a general description of the proposal, the projected cost of construction and such plans and specifications, permits, licenses, contracts and other information concerning the proposal as Landlord may reasonably request. Such description shall indicate the use or uses to which such Capital Improvement will be put and the impact, if any, on current and forecasted gross revenues and operating income attributable thereto. It shall be reasonable for Landlord to condition its approval of any Capital Improvement upon any or all of the following terms and conditions:
(a)Such construction shall be effected pursuant to detailed plans and specifications approved by Landlord, which approval shall not be unreasonably withheld;
(b)Such construction shall be conducted under the supervision of a licensed architect or engineer selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld;
(c)Landlord’s receipt, from the general contractor and, if reasonably requested by Landlord, a major subcontractor(s) of a performance and payment bond (or, if Tenant elects in lieu of performance and payment bond covering any major subcontractor, Sub-guard insurance, which policy shall be in form reasonably satisfactory to Landlord and which shall include a financial interest endorsement naming Landlord as a beneficiary) for the full value of such construction, which such bond shall name Landlord as an additional obligee and otherwise be in form and substance and issued by a Person reasonably satisfactory to Landlord;
(d)In the case of a Tenant Capital Improvement, such construction shall not be undertaken unless Tenant demonstrates to the reasonable satisfaction of Landlord the financial ability to complete the construction without adversely affecting its cash flow position or financial viability; and
(e)No Capital Improvement will result in the Leased Property becoming a “limited use” property for purposes of United States federal income taxes.
1.2Construction Requirements for All Capital Improvements. Whether or not Landlord’s review and approval is required, for all Capital Improvements:
(a)Such construction shall not be commenced until Tenant shall have procured and paid for all municipal and other governmental permits and authorizations required to be obtained prior to such commencement, including those permits and authorizations required pursuant to any Gaming Regulations, and Landlord shall join in the application for such permits or authorizations whenever such action is necessary; provided, however, that (i) any such joinder shall be at no cost or expense to Landlord; and (ii) any plans required to be filed in connection with any such application which require the approval of Landlord as hereinabove provided shall have been so approved by Landlord;
(b)(i) Such construction shall not, and Tenant’s licensed architect or engineer shall certify to Landlord that such architect or engineer believes that the design of such

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construction (as illustrated through the applicable corresponding construction documents) shall not, impair the structural strength of any component of the applicable Facility or overburden the electrical, water, plumbing, HVAC or other building systems of any such component in a manner that would violate applicable building codes or prudent industry practices, and (ii) Tenant’s general contractor shall certify to Landlord that such construction is in compliance with such design and corresponding construction documents;
(c)Tenant’s licensed architect or engineer shall certify to Landlord that such architect or engineer believes that the detailed plans and specifications conform to, and comply with, in all material respects all applicable building, subdivision and zoning codes, laws, ordinances and regulations imposed by all governmental authorities having jurisdiction over the Leased Property of the applicable Facility;
(d)During and following completion of such construction, the parking and other amenities which are located in the applicable Facility or on the Land of such Facility shall remain adequate for the operation of such Facility for its Primary Intended Use and in no event shall such parking be less than that which is required by law (including any variances with respect thereto); provided, however, with Landlord’s prior consent and at no additional expense to Landlord, (i) to the extent additional parking is not already a part of a Capital Improvement, Tenant may construct additional parking on the Land; or (ii) Tenant may acquire or lease off-site parking to serve such Facility as long as such parking shall be reasonably proximate to, and dedicated to, or otherwise made available to serve, such Facility;
(e)All work done in connection with such construction shall be done promptly and using materials and resulting in work that is at least as good product and condition as the remaining areas of the applicable Facility and in conformity with all Legal Requirements, including, without limitation, any applicable minority or women owned business requirements; and
(f)Promptly following the completion of such construction, Tenant shall deliver to Landlord “as built” drawings of such addition, certified as accurate by the licensed architect or engineer selected by Tenant to supervise such work, and copies of any new or revised certificates of occupancy.
1.3Landlord’s Right of First Offer to Fund. Tenant shall request that Landlord fund or finance the construction and acquisition of any Capital Improvement that includes Long-Lived Assets (along with reasonably related fees and expenses, such as title fees, costs of permits, legal fees and other similar transaction related costs) if the cost of such Capital Improvements constituting Long-Lived Assets is expected to be in excess of $2 million (subject to the CPI Increase), and Tenant shall provide to Landlord any information about such Capital Improvements which Landlord may reasonably request (including any specifics regarding the terms upon which Tenant will be seeking financing for such Capital Improvements). Landlord may, but shall be under no obligation to, provide the funds necessary to meet the request. Within ten (10) Business Days of receipt of a request to fund a proposed Capital Improvement pursuant to this Section 10.3, Landlord shall notify Tenant as to whether it will fund all or a portion of such proposed Capital Improvement and, if so, the terms and conditions upon which it would do so (including the terms with respect to any increases in Rent hereunder due to such Capital Improvements). If Landlord agrees to fund such proposed Capital Improvement, Tenant shall have ten (10) Business Days to accept or reject Landlord’s funding proposal. If Landlord declines to fund a proposed Capital Improvement (or declines to provide Tenant written notice within such ten (10) Business Day period of the terms of its proposal to fund such Capital Improvements), Tenant shall be permitted to secure outside financing or utilize then existing available financing for such Capital Improvement for a six-month period, after which six-month period (if Tenant has not secured outside financing or determined to utilize then existing

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available financing) Tenant shall again be required to first seek funding from Landlord. If Landlord agrees to fund all or a portion of a proposed Capital Improvement and Tenant rejects the terms thereof, Tenant shall be permitted to either use then existing available financing or seek outside financing for such Capital Improvement for a six-month period. If Tenant constructs a Capital Improvement with its then existing available financing or outside financing obtained in accordance with this Section 10.3, (i) except as may otherwise be expressly provided in this Master Lease to the contrary, (A) during the Term, such Capital Improvements shall be deemed part of the Leased Property and the Facilities solely for the purpose of calculating Net Revenues hereunder and shall for all other purposes be Tenant’s Property and (B) following expiration or termination of the Term, shall be either, at the option of Landlord, purchased by Landlord for fair market value or, if not purchased by Landlord, Tenant shall be entitled to either remove such Tenant Capital Improvements, provided that the Leased Property is restored in a manner reasonably satisfactory to Landlord, or receive fair value for such Tenant Capital Improvements in accordance with Article XXXVI. If Landlord agrees to fund a proposed Capital Improvement and Tenant accepts the terms thereof, such Capital Improvements shall be deemed part of the Leased Property and the Facilities for all purposes and Tenant shall provide Landlord with the following prior to any advance of funds:
(a)any information, certificates, licenses, permits or documents reasonably requested by Landlord which are necessary and obtainable to confirm that Tenant will be able to use the Capital Improvement upon completion thereof in accordance with the Primary Intended Use, including all required federal, state or local government licenses and approvals;
(b)an Officer’s Certificate and, if requested, a certificate from Tenant’s architect providing appropriate backup information, setting forth in reasonable detail the projected or actual costs related to such Capital Improvements;
(c)an amendment to this Master Lease (and any development or funding agreement agreed to in accordance with this Section 10.3), in a form reasonably agreed to by Landlord and Tenant, which may include, among other things, an increase in the Rent in amounts as agreed upon by the parties hereto pursuant to the agreed funding proposal terms described above and other provisions as may be necessary or appropriate;
(d)a deed conveying title to Landlord to any land acquired for the purpose of constructing the Capital Improvement free and clear of any liens or encumbrances except those approved by Landlord, and accompanied by an ALTA survey thereof satisfactory to Landlord;
(e)for each advance, endorsements to any outstanding policy of title insurance covering the Leased Property or commitments therefor reasonably satisfactory in form and substance to Landlord (i) updating the same without any additional exception except those that do not materially affect the value of such land and do not interfere with the use of the Leased Property or as may be approved by Landlord, which approval shall not be unreasonably withheld, and (ii) increasing the coverage thereof by an amount equal to the cost of the Capital Improvement, except to the extent covered by the owner’s policy of title insurance referred to in paragraph (f) below;
(f)if appropriate, an owner’s policy of title insurance insuring the fair market value of fee simple title to any land and improvements conveyed to Landlord free and clear of all liens and encumbrances except those that do not materially affect the value of such land and do not interfere with the use of the Leased Property or are approved by Landlord, which approval shall not be unreasonably withheld, provided that if the requirement in this paragraph (f) is not satisfied (or waived by Landlord), Tenant shall be entitled to seek third party financing or use available financing in lieu of seeking such advance from Landlord;

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(g)if requested by Landlord, an appraisal by a member of the Appraisal Institute of the Leased Property indicating that the fair market value of the Leased Property upon completion of the Capital Improvement will exceed the fair market value of the Leased Property immediately prior thereto by an amount not less than ninety-five percent (95%) of the cost of the Capital Improvement, provided that if the requirement in this paragraph (g) is not satisfied (or waived by Landlord), Tenant shall be entitled to seek third party financing or use available financing in lieu of seeking such advance from Landlord; and
(h)such other billing statements, invoices, certificates, endorsements, opinions, site assessments, surveys, resolutions, ratifications, lien releases and waivers and other instruments and information reasonably required by Landlord.
ARTICLE XI
1.1Liens. Subject to the provisions of Article XII relating to permitted contests, Tenant will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or any Capital Improvement thereto or upon the Gaming Licenses (including indirectly through a pledge of shares in the direct or indirect entity owning an interest in the Gaming Licenses) or any attachment, levy, claim or encumbrance in respect of the Rent, excluding, however, (i) this Master Lease; (ii) the matters that existed as of the Commencement Date with respect to such Facility and disclosed on Schedule A; (iii) restrictions, liens and other encumbrances which are consented to in writing by Landlord (such consent not to be unreasonably withheld); (iv) liens for Impositions which Tenant is not required to pay hereunder; (v) subleases permitted by Article XXII; (vi) liens for Impositions not yet delinquent or being contested in accordance with Article XII, provided that Tenant has provided appropriate reserves as required under GAAP and any foreclosure or similar remedies with respect to such Impositions have not been instituted and no notice as to the institution or commencement thereof has been issued except to the extent such institution or commencement is stayed no later than the earlier of (x) ten (10) Business Days after such notice is issued or (y) five (5) Business Days prior to the institution or commencement thereof; (vii) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that (1) the payment of such sums shall not be postponed under any related contract for more than sixty (60) days after the completion of the action giving rise to such lien unless being contested in accordance with Article XII and such reserve or other appropriate provisions as shall be required by law or GAAP shall have been made therefor and no foreclosure or similar remedies with respect to such liens has been instituted and no notice as to the institution or commencement thereof have been issued except to the extent such institution or commencement is stayed no later than the earlier of (x) ten (10) Business Days after such notice is issued or (y) five (5) Business Days prior to the institution or commencement thereof; or (2) any such liens are in the process of being contested as permitted by Article XII; (viii) any liens created by Landlord; (ix) liens related to equipment leases or equipment financing for Tenant’s Property which are used or useful in Tenant’s business on the Leased Property, provided that the payment of any sums due under such equipment leases or equipment financing shall either (1) be paid as and when due in accordance with the terms thereof, or (2) be in the process of being contested as permitted by Article XII and provided that a lien holder’s removal of any such Tenant’s Property from the Leased Property shall be made in accordance with the requirements set forth in this Section 11.1; (x) liens granted as security for the obligations of Tenant and its Affiliates under a Debt Agreement; provided, however, in no event shall the foregoing be deemed or construed to permit Tenant to encumber its leasehold interest (or a subtenant to encumber its subleasehold interest) in the Leased Property or its direct or indirect interest (or the interest of any of its Subsidiaries) in the Gaming Licenses (other than, in each case, to a Permitted Leasehold Mortgagee, for which no consent shall be required), without the prior written consent of Landlord, which consent may be granted or

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withheld in Landlord’s sole discretion; and provided, further, that Tenant shall be required to provide Landlord with fully executed copies of any and all Permitted Leasehold Mortgages and related principal Debt Agreements; (xi) easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Leased Property, in each case whether now or hereafter in existence, not individually or in the aggregate materially interfering with the conduct of the business on the Leased Property, taken as a whole; and (xii) liens granted as security for the obligations of Landlord and its Affiliates under any Facility Mortgage. For the avoidance of doubt, the parties acknowledge and agree that Tenant has not granted any liens in favor of Landlord as security for its obligations hereunder (except to the extent contemplated in the final paragraph of this Section 11.1) and nothing contained herein shall be deemed or construed to prohibit the issuance of a lien on the Equity Interests in Tenant (it being agreed that any foreclosure by a lien holder on such interests in Tenant shall be subject to the restriction on Change in Control set forth in Article XXII) or to prohibit Tenant from pledging its Accounts and other Tenant’s Property and other property of Tenant, including fixtures and equipment installed by Tenant at the Facilities, as collateral in connection with financings from equipment lenders (or to Permitted Leasehold Mortgagees); provided that Tenant shall in no event pledge to any Person that is not granted a Permitted Leasehold Mortgage hereunder any of the Gaming Licenses or other of Tenant’s Property to the extent that such Tenant’s Property cannot be removed from the Leased Property without damaging or impairing the Leased Property (other than in a de minimis manner). For the further avoidance of doubt, by way of example, Tenant shall not grant to any lender (other than a Permitted Leasehold Mortgagee) a lien on, and any and all lien holders (including a Permitted Leasehold Mortgagee) shall not have the right to remove, carpeting, internal wiring, elevators, or escalators at the Leased Property, but lien holders may have the right to remove (and Tenant shall have the right to grant a lien on) manual or electronic gaming machines and other gaming equipment (including, without limitation, electronic equipment used to monitor and/or operate gaming machines and other gaming equipment) and electronic or other equipment used to operate player affinity systems, even if the removal thereof from the Leased Property could result in damage; provided any such damage is repaired by the lien holder or Tenant in accordance with the terms of this Master Lease.
Landlord and Tenant intend that this Master Lease be an indivisible true lease that affords the parties hereto the rights and remedies of landlord and tenant hereunder and does not represent a financing arrangement. This Master Lease is not an attempt by Landlord or Tenant to evade the operation of any aspect of the law applicable to any of the Leased Property. Except as otherwise required by a change in tax law or any change in accounting rules or regulations or a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of state or local law), Landlord and Tenant hereby acknowledge and agree that this Master Lease shall be treated as an operating lease for all purposes and not as a synthetic lease, financing lease or loan and that Landlord shall be entitled to all the benefits of ownership of the Leased Property, including depreciation for all federal, state and local tax purposes.
If, notwithstanding (a) the form and substance of this Master Lease and (b) the intent of the parties, and the language contained herein providing that this Master Lease shall at all times be construed, interpreted and applied to create an indivisible lease of all of the Leased Property, any court of competent jurisdiction finds that this Master Lease is a financing arrangement, this Master Lease shall be considered a secured financing agreement and Landlord’s title to the Leased Property shall constitute a perfected first priority lien in Landlord’s favor on the Leased Property to secure the payment and performance of all the obligations of Tenant hereunder (and to that end, Tenant hereby grants, assigns and transfers to the Landlord a security interest in all right, title or interest in or to any and all of the Leased Property, as security for the prompt and complete payment and performance when due of Tenant’s obligations hereunder). Tenant authorizes Landlord, at the expense of Tenant, to make any filings or take other actions as Landlord reasonably determines are necessary or advisable in order to effect

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fully this Master Lease or to more fully perfect or renew the rights of the Landlord, and to subordinate to the Landlord the lien of any Permitted Leasehold Mortgagee, with respect to the Leased Property (it being understood that nothing herein shall affect the rights of a Permitted Leasehold Mortgagee under Article XVII hereof). At any time and from time to time upon the request of the Landlord, and at the expense of the Tenant, Tenant shall promptly execute, acknowledge and deliver such further documents and do such other acts as the Landlord may reasonably request in order to effect fully this Master Lease or to more fully perfect or renew the rights of the Landlord with respect to the Leased Property. Upon the exercise by the Landlord of any power, right, privilege or remedy pursuant to this Master Lease which requires any consent, approval, recording, qualification or authorization of any governmental authority, Tenant will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that Landlord may be required to obtain from Tenant for such consent, approval, recording, qualification or authorization.
ARTICLE XII
1.1Permitted Contests. Tenant, upon prior written notice to Landlord, on its own or in Landlord’s name, at Tenant’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision (including pursuant to any Gaming Regulation), Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim; provided, however, that (i) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Leased Property or any Capital Improvement thereto; (ii) neither the Leased Property or any Capital Improvement thereto, the Rent therefrom nor any part or interest in either thereof would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; (iii) in the case of a Legal Requirement, neither Landlord nor Tenant would be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (iv) if any such contest shall involve a sum of money or potential loss in excess of Five Hundred Thousand Dollars ($500,000), upon request of Landlord, Tenant shall deliver to Landlord an opinion of counsel reasonably acceptable to Landlord to the effect set forth in clauses (i), (ii) and (iii) above, to the extent applicable (it being agreed that the matters set forth in clause (i) can be addressed by Tenant paying the contested amount prior to any such contest); (v) in the case of a Legal Requirement, Imposition, lien, encumbrance or charge, Tenant shall give such reasonable security as may be required by Landlord to prevent any sale or forfeiture of the Leased Property or any Capital Improvement thereto or the Rent by reason of such non-payment or noncompliance; (vi) in the case of an Insurance Requirement, the coverage required by Article XIII shall be maintained; (vii) Tenant shall keep Landlord reasonably informed as to the status of the proceedings; and (viii) if such contest be finally resolved against Landlord or Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, Landlord shall join as a party therein. The provisions of this Article XII shall not be construed to permit Tenant to contest the payment of Rent or any other amount (other than Impositions or Additional Charges which Tenant may from time to time be required to impound with Landlord) payable by Tenant to Landlord hereunder. Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom, except in any instance where Landlord opted to join and joined as a party in the proceeding despite Tenant’s having sent written notice to Landlord of Tenant’s preference that Landlord not join in such proceeding.

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ARTICLE XIII
1.1General Insurance Requirements. During the Term, Tenant shall at all times keep the Leased Property, and all property located in or on the Leased Property, including Capital Improvements, the Fixtures and Tenant’s Property, insured with the kinds and amounts of insurance described below. Each element of insurance described in this Article XIII shall be maintained with respect to the Leased Property of each Facility and Tenant’s Property and operations thereon. Such insurance shall be written by companies permitted to conduct business in the applicable State. All third party liability type policies must name Landlord as an “additional insured.” All property policies shall name Landlord as “loss payee” for its interests in each Facility. All business interruption policies shall name Landlord as “loss payee” with respect to Rent only. Property losses shall be payable to Landlord and/or Tenant as provided in Article XIV. In addition, the policies, as appropriate, shall name as an “additional insured” and/or “loss payee” each Permitted Leasehold Mortgagee and as an “additional insured” or “loss payee” the holder of any mortgage, deed of trust or other security agreement (“Facility Mortgagee”) securing any indebtedness or any other Encumbrance placed on the Leased Property in accordance with the provisions of Article XXXI (“Facility Mortgage”) by way of a standard form of mortgagee’s loss payable endorsement. Except as otherwise set forth herein, any property insurance loss adjustment settlement shall require the written consent of Landlord, Tenant, and each Facility Mortgagee (to the extent required under the applicable Facility Mortgage Documents) unless the amount of the loss net of the applicable deductible is less than Five Million Dollars ($5,000,000) in which event no consent shall be required. Evidence of insurance shall be deposited with Landlord and, if requested, with any Facility Mortgagee(s). The insurance policies required to be carried by Tenant hereunder shall insure against all the following risks with respect to each Facility:
(a)Loss or damage by fire, vandalism, collapse and malicious mischief, extended coverage perils commonly known as “All Risk,” and all physical loss perils normally included in such All Risk insurance, including, but not limited to, sprinkler leakage and windstorm, in an amount not less than the insurable value on a Maximum Foreseeable Loss (as defined below in Section 13.2) basis and including a building ordinance coverage endorsement; provided, that Tenant shall have the right (i) to limit maximum insurance coverage for loss or damage by earthquake (including earth movement) to a minimum amount of Two Hundred Million Dollars ($200,000,000) or as may be reasonably requested by Landlord and commercially available, and (ii) to limit maximum insurance coverage for loss or damage by windstorm (including but not limited to named windstorms) to a minimum amount of Two Hundred Million Dollars ($200,000,000) or as may be reasonably requested by Landlord and commercially available; provided, further, that in the event the premium cost of any or all of earthquake, flood, windstorm (including named windstorm) or terrorism coverages are available only for a premium that is more than 2.5 times the average premium paid by Tenant (or prior operator of Facilities) over the preceding three years for the insurance policy contemplated by this Section 13.1(a), then Tenant shall be entitled and required to purchase the maximum insurance coverage it deems most efficient and prudent to purchase and Tenant shall not be required to spend additional funds to purchase additional coverages insuring against such risks; and provided, further, that some property coverages might be sub-limited in an amount less than the Maximum Foreseeable Loss as long as the sub-limits are commercially reasonable and prudent as deemed by Tenant;

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(b)Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in each Facility, in such limits with respect to any one accident as may be reasonably requested by Landlord from time to time;
(c)Flood (when any of the improvements comprising the Leased Property of a Facility is located in whole or in part within a designated 100-year flood plain area) in an amount not less than the greater of (i) probable maximum loss of a 250 year event, and (ii) One Hundred Million Dollars ($100,000,000), and such other hazards and in such amounts as may be customary for comparable properties in the area;
(d)Loss of rental value in an amount not less than twelve (12) months’ Rent payable hereunder or business interruption in an amount not less than twelve (12) months of income and normal operating expenses including 90-days ordinary payroll and Rent payable hereunder with an extended period of indemnity coverage of at least ninety (90) days necessitated by the occurrence of any of the hazards described in Sections 13.1(a), 13.1(b) or 13.1(c), provided that Tenant may self-insure specific Facilities for the insurance contemplated under this Section 13.1(d), provided that (i) such Facilities that Tenant chooses to self-insure are not expected to generate more than ten percent (10%) of Net Revenues anticipated to be generated from all the Facilities and (ii) Tenant deposits in any impound account created under Section 4.3 hereof an amount equal to the product of (1) the sum of (A) the insurance premiums paid by Tenant for such period under this Section 13.1(d) to insurance companies and (B) the amount deposited by Tenant in an impound account pursuant to this provision, and (2) the percentage of Net Revenues that are anticipated to be generated by the Facilities that are being self-insured by Tenant under this provision;
(e)Claims for personal injury or property damage under a policy of comprehensive general public liability insurance with amounts not less than One Hundred Million Dollars ($100,000,000) each occurrence and One Hundred Million Dollars ($100,000,000) in the annual aggregate, provided that such requirements may be satisfied through the purchase of a primary general liability policy and excess liability policies;
(f)During such time as Tenant is constructing any improvements, Tenant, at its sole cost and expense, shall carry, or cause to be carried (i) workers’ compensation insurance and employers’ liability insurance covering all persons employed in connection with the improvements in statutory limits, (ii) a completed operations endorsement to the commercial general liability insurance policy referred to above, (iii) builder’s risk insurance, completed value form (or its equivalent), covering all physical loss, in an amount and subject to policy conditions satisfactory to Landlord, and (iv) such other insurance, in such amounts, as Landlord deems reasonably necessary to protect Landlord’s interest in the Leased Property from any act or omission of Tenant’s contractors or subcontractors.
1.2Maximum Foreseeable Loss. The term “Maximum Foreseeable Loss” shall mean the largest monetary loss within one area that may be expected to result from a single fire with protection impaired, the control of the fire mainly dependent on physical barriers or separations and a delayed manual firefighting by public and/or private fire brigades. If Landlord reasonably believes that the Maximum Foreseeable Loss has increased at any time during the Term, it shall have the right (unless Tenant and Landlord agree otherwise) to have such Maximum Foreseeable Loss redetermined by an impartial national insurance company reasonably acceptable to both parties (the “Impartial Appraiser”), or, if the parties cannot agree on an Impartial Appraiser, then by an Expert appointed in accordance with Section 34.1 hereof. The determination of the Impartial Appraiser (or the Expert, as the case may be) shall be final and binding on the parties hereto, and Tenant shall forthwith adjust the amount of the insurance carried pursuant to this Article XIII to the amount so determined by the Impartial Appraiser (or the Expert, as the case may be), subject to the approval of the Facility Mortgagee, as applicable.

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Each party shall pay one-half (1/2) of the fee, if any, of the Impartial Appraiser. If Landlord pays the Impartial Appraiser, fifty percent (50%) of such costs shall be Additional Charges hereunder and if Tenant pays such Impartial Appraiser, fifty percent (50%) of such costs shall be a credit against the next Rent payment hereunder. If Tenant has undertaken any structural alterations or additions to the Leased Property having a cost or value in excess of Twenty Five Million Dollars ($25,000,000), Landlord may at Tenant’s expense have the Maximum Foreseeable Loss redetermined at any time after such improvements are made, regardless of when the Maximum Foreseeable Loss was last determined.
1.3Additional Insurance. In addition to the insurance described above, Tenant shall maintain such additional insurance upon notice from Landlord as may be reasonably required from time to time by any Facility Mortgagee and shall further at all times maintain adequate workers’ compensation coverage and any other coverage required by Legal Requirements for all Persons employed by Tenant on the Leased Property in accordance with Legal Requirements.
1.4Waiver of Subrogation. All insurance policies carried by either party covering the Leased Property or Tenant’s Property, including, without limitation, contents, fire and liability insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. Each party, respectively, shall pay any additional costs or charges for obtaining such waiver.
1.5Policy Requirements. All of the policies of insurance referred to in this Article XIII shall be written in form reasonably satisfactory to Landlord and any Facility Mortgagee and issued by insurance companies with a minimum policyholder rating of “A-” and a financial rating of “VII” in the most recent version of Best’s Key Rating Guide, or a minimum rating of “BBB” from Standard & Poor’s or equivalent. If Tenant obtains and maintains the general liability insurance described in Section 13.1(e) above on a “claims made” basis, Tenant shall provide continuous liability coverage for claims arising during the Term. In the event such “claims made” basis policy is canceled or not renewed for any reason whatsoever (or converted to an “occurrence” basis policy), Tenant shall either obtain (a) “tail” insurance coverage converting the policies to “occurrence” basis policies providing coverage for a period of at least three (3) years beyond the expiration of the Term, or (b) an extended reporting period of at least three (3) years beyond the expiration of the Term. Tenant shall pay all of the premiums therefor, and deliver certificates thereof to Landlord prior to their effective date (and with respect to any renewal policy, prior to the expiration of the existing policy), and in the event of the failure of Tenant either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such certificates thereof to Landlord, at the times required, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Overdue Rate, shall be repayable to Landlord upon demand therefor. Tenant shall obtain, to the extent available on commercially reasonable terms, the agreement of each insurer, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will give to Landlord thirty (30) days’ (or ten (10) days’ in the case of non-payment of premium) written notice before the policy or policies in question shall be altered, allowed to expire or cancelled. Notwithstanding any provision of this Article XIII to the contrary, Landlord acknowledges and agrees that the coverage required to be maintained by Tenant may be provided under one or more policies with various deductibles or self-insurance retentions by Tenant or its Affiliates, subject to Landlord’s approval not to be unreasonably withheld. Upon written request by Landlord, Tenant shall provide Landlord copies of the property insurance policies when issued by the insurers providing such coverage.
1.6Increase in Limits. If, from time to time after the Commencement Date, Landlord determines in the exercise of its reasonable business judgment that the limits of the

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personal injury or property damage-public liability insurance then carried pursuant to Section 13.1(e) hereof are insufficient, Landlord may give Tenant Notice of acceptable limits for the insurance to be carried; provided that in no event will Tenant be required to carry insurance in an amount which exceeds the product of (i) the amounts set forth in Section 13.1(e) hereof and (ii) the CPI Increase; and subject to the foregoing limitation, within ninety (90) days after the receipt of such Notice, the insurance shall thereafter be carried with limits as prescribed by Landlord until further increase pursuant to the provisions of this Section 13.6.
1.7Blanket Policy. Notwithstanding anything to the contrary contained in this Article XIII, Tenant’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant; provided that the requirements of this Article XIII (including satisfaction of the Facility Mortgagee’s requirements and the approval of the Facility Mortgagee) are otherwise satisfied, and provided further that Tenant maintains specific allocations acceptable to Landlord.
1.8No Separate Insurance. Tenant shall not, on Tenant’s own initiative or pursuant to the request or requirement of any third party, (i) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article XIII to be furnished by, or which may reasonably be required to be furnished by, Tenant or (ii) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Facility Mortgagees, are included therein as additional insureds and the loss is payable under such insurance in the same manner as losses are payable under this Master Lease. Notwithstanding the foregoing, nothing herein shall prohibit Tenant from insuring against risks not required to be insured hereby, and as to such insurance, Landlord and any Facility Mortgagee need not be included therein as additional insureds, nor must the loss thereunder be payable in the same manner as losses are payable hereunder except to the extent required to avoid a default under the Facility Mortgage.
ARTICLE XIV
1.1Property Insurance Proceeds. All proceeds (except business interruption not allocated to rent expenses) payable by reason of any property loss or damage to the Leased Property, or any portion thereof, under any property policy of insurance required to be carried hereunder shall be paid to Facility Mortgagee or to an escrow account held by a third party depositary reasonably acceptable to Landlord and Tenant (pursuant to an escrow agreement acceptable to the parties and intended to implement the terms hereof) and made available to Tenant upon request for the reasonable out-of-pocket costs of preservation, stabilization, emergency restoration, business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof; provided, however, that the portion of such proceeds that are attributable to Tenant’s obligation to pay Rent shall be applied against Rents due by Tenant hereunder; and provided, further, that if the total amount of proceeds payable net of the applicable deductibles is One Million Dollars ($1,000,000) or less, and if no Event of Default has occurred and is continuing, the proceeds shall be paid directly to Tenant and, subject to the limitations set forth in this Article XIV used for the repair of any damage to the Leased Property, it being understood and agreed that Tenant shall have no obligation to rebuild any Tenant Capital Improvement, provided that the Leased Property is rebuilt in a manner substantially similar to the condition in which it existed prior to the related casualty or otherwise in a manner reasonably satisfactory to Landlord. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property to substantially the same condition as existed immediately before the damage or destruction and with materials and workmanship of like kind and quality and to Landlord’s reasonable satisfaction shall be provided to Landlord within fifteen (15) days after such

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restoration or reconstruction has been completed. All salvage resulting from any risk covered by insurance for damage or loss to the Leased Property shall belong to Landlord. Tenant shall have the right to prosecute and settle insurance claims, provided that Tenant shall consult with and involve Landlord in the process of adjusting any insurance claims under this Article XIV and any final settlement with the insurance company shall be subject to Landlord’s consent, such consent not to be unreasonably withheld.
1.2Tenant’s Obligations Following Casualty. (a)If a Facility and/or any Tenant Capital Improvements to a Facility are damaged, whether or not from a risk covered by insurance carried by Tenant, except as otherwise provided herein, (i) Tenant shall restore such Leased Property (excluding any Tenant Capital Improvement, it being understood and agreed that Tenant shall not be required to repair any Tenant Capital Improvement, provided that the Leased Property is rebuilt in a manner reasonably satisfactory to Landlord), to substantially the same condition as existed immediately before such damage and (ii) such damage shall not terminate this Master Lease.
(a)If Tenant restores the affected Leased Property and the cost of the repair or restoration exceeds the amount of proceeds received from the insurance required to be carried hereunder, Tenant shall provide Landlord with evidence reasonably acceptable to Landlord that Tenant has available to it any excess amounts needed to restore such Facility. Such excess amounts necessary to restore such Facility shall be paid by Tenant.
(b)If Tenant has not restored the affected Leased Property and gaming operations have not recommenced by the date that is the third anniversary of the date of any casualty, all remaining insurance proceeds shall be paid to and retained by Landlord free and clear of any claim by or through Tenant.
(c)In the event neither Landlord nor Tenant is required or elects to repair and restore the Leased Property, all insurance proceeds, other than proceeds reasonably attributed to any Tenant Capital Improvements (and, subject to no Event of Default having occurred and being continuing, any business interruption proceeds in excess of Tenant’s Rent obligations hereunder), which proceeds shall be and remain the property of Tenant, shall be paid to and retained by Landlord free and clear of any claim by or through Tenant except as otherwise specifically provided below in this Article XIV.
1.3No Abatement of Rent. This Master Lease shall remain in full force and effect and Tenant’s obligation to pay the Rent and all other charges required by this Master Lease shall remain unabated during the period required for adjusting insurance, satisfying Legal Requirements, repair and restoration.
1.4Waiver. Tenant waives any statutory rights of termination which may arise by reason of any damage or destruction of the Leased Property but such waiver shall not affect any contractual rights granted to Tenant under this Article XIV.
1.5Insurance Proceeds Paid to Facility Mortgagee. Notwithstanding anything herein to the contrary, in the event that Landlord obtains any Facility Mortgage, the terms of such Facility Mortgage shall provide that any insurance proceeds (excluding business interruption proceeds, which shall continue to be payable to Landlord in payment of Rent) may be held by such Facility Mortgagee and shall be applied to the restoration of the Leased Property and/or disbursed to Tenant to permit Tenant to restore the Leased Property, in the manner required by Section 14.2 and other applicable provisions of this Master Lease and may not be applied by such Facility Mortgagee to the indebtedness secured by the Facility Mortgage, provided that Tenant satisfies each of the following conditions to the reasonable satisfaction of Landlord and such Facility Mortgagee: (a) at the time of the related casualty, there shall exist no

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Event of Default; (b) the Leased Property affected by such casualty shall be capable of being restored to the condition required by Section 14.2; (c) Tenant shall demonstrate to Landlord’s and such Facility Mortgagee’s reasonable satisfaction Tenant’s ability to pay the Rent coming due during such repair or restoration period (after taking into account proceeds from business interruption insurance carried by Tenant); (d) Tenant shall have provided to Landlord and such Facility Mortgagee all of the following: (i) an architect’s contract with an architect reasonably acceptable to Landlord and such Facility Mortgagee; (ii) complete plans and specifications for the restoration of the affected portions of the Leased Property, which plans and specifications shall cause the Leased Property to be restored or reconstructed to the condition required under Section 14.2; provided, however, Tenant agrees to incorporate Landlord’s reasonable comments to such plans and specifications; (iii) fixed-price or guaranteed maximum cost construction contracts with contractors reasonably acceptable to Landlord and such Facility Mortgagee for completion of the restoration work in accordance with the aforementioned plans and specifications; (iv) such additional funds (if any) as are necessary from time to time, in Landlord’s and such Facility Mortgagee’s reasonable opinion, to complete the restoration pursuant to the plans and specifications and in the condition required under Section 14.2; and (v) copies of all permits, licenses and approvals necessary to complete the restoration in accordance with the plans and specifications and all Legal Requirements; (e) Tenant shall, promptly following the related casualty, diligently pursue all items required pursuant to clause (d) above and, after obtaining and providing the same to Landlord and any Facility Mortgagee, shall promptly commence and diligently pursue such work to completion; (f) Tenant shall complete (and shall provide to Landlord and any Facility Mortgagee such documentation evidencing the same) the restoration on or before the earliest to occur of (i) three (3) years after the date of the related casualty, and (ii) the expiration of the Term (provided, however, in the event that such restoration or reconstruction cannot be reasonably completed prior to the expiration of the Term, the deadline imposed under this subclause (iii) shall include any properly exercised Renewal Term); (g) the Property and the use thereof after the restoration will be in compliance with all applicable Legal Requirements; (h) Tenant shall promptly deliver to Landlord and any Facility Mortgagee all certificates of occupancy, lien waivers and such other documentation reasonably requested by Landlord or any Facility Mortgagee in connection with the restoration and reconstruction of the Leased Property; and (i) Tenant agrees to comply with any commercially reasonable draw or other disbursement requirements imposed by any such Facility Mortgagee.
1.6Termination of Master Lease; Abatement of Rent. In the event this Master Lease is terminated as to an affected Leased Property pursuant to Section 8.2 (in respect of Tenant being in jeopardy of losing a Gaming License or Landlord being in jeopardy of failing to comply with a regulatory requirement material to the continued operation of a Facility), Section 15.5 (as provided therein) or Section 41.15 (in the event Tenant elects to purchase a New Jersey Facility or require Landlord to sell such New Jersey Facility to a third party) (such termination or cessation, a “Leased Property Rent Adjustment Event”), then:
(i)the Building Base Rent due hereunder from and after the effective date of any such Leased Property Rent Adjustment Event shall be reduced by an amount determined by multiplying (A) a fraction, (x) the numerator of which shall be the fair market value of the affected Leased Property immediately prior to the effective date of such Leased Property Rent Adjustment Event and (y) the denominator of which shall be the fair market value of all of the Leased Property then subject to the terms of this Master Lease, including the affected Leased Property, immediately prior to the effective date of such Leased Property Rent Adjustment Event (in each case as determined in good faith by the parties (or, if the parties cannot agree, by an Expert pursuant to Section 34.1 of this Master Lease)), by (B) the Building Base Rent

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payable under this Master Lease immediately prior to the effective date of such Leased Property Rent Adjustment Event;
(ii)the Land Base Rent due hereunder from and after the effective date of any such Leased Property Rent Adjustment Event shall be reduced by an amount determined by multiplying (A) a fraction, (x) the numerator of which shall be the fair market value of such affected Leased Property immediately prior to the effective date of such Leased Property Rent Adjustment Event and (y) the denominator of which shall be the fair market value of all of the Leased Property then subject to the terms of this Master Lease, including the affected Leased Property, immediately prior to the effective date of such Leased Property Rent Adjustment Event (in each case as determined in good faith by the parties (or, if the parties cannot agree, by an Expert pursuant to Section 34.1 of this Master Lease)), by (B) the Land Base Rent payable under this Master Lease immediately prior to the effective date of such Leased Property Rent Adjustment Event; and
(iii)Landlord shall retain any claim which Landlord may have against Tenant for failure to insure such Leased Property as required by Article XIII.
ARTICLE XV
1.1Condemnation.
(a)Total Taking. If the Leased Property of a Facility is totally and permanently taken by Condemnation (a “Taking”), this Master Lease shall terminate with respect to such Facility as of the day before the Date of Taking for such Facility.
(b)Partial Taking. If a portion of the Leased Property of, and any Tenant Capital Improvements to, a Facility are taken by Condemnation, this Master Lease shall remain in effect if the affected Facility is not thereby rendered Unsuitable for Its Primary Intended Use, but if such Facility is thereby rendered Unsuitable for Its Primary Intended Use, this Master Lease shall terminate with respect to such Facility as of the day before the Date of Taking for such Facility.
(c)Restoration. If there is a partial Taking of the Leased Property of, and any Tenant Capital Improvements to, a Facility and this Master Lease remains in full force and effect with respect to such Facility, Landlord shall make available to Tenant the portion of the Award applicable to restoration of the Leased Property (excluding any Tenant Capital Improvements, it being understood and agreed that Tenant shall not be required to repair or restore any Tenant Capital Improvements, provided that the Leased Property is restored in a manner reasonably satisfactory to Landlord and, whether or not Tenant elects to restore such Tenant Capital Improvements, the portion of such Award attributable thereto shall also be paid to Tenant), and Tenant shall accomplish all necessary restoration whether or not the amount provided by the Condemnor for restoration is sufficient and the Rent shall be reduced by such amount as may be agreed upon by Landlord and Tenant or, if they are unable to reach such an agreement within a period of thirty (30) days after the occurrence of the Taking, then the Rent for such Facility shall be proportionately reduced, based on the proportion of the Facility that was subject to the partial Taking and pursuant to the formula set forth in Section 14.6 hereof. Tenant shall restore such Leased Property (as nearly as possible under the circumstances) to a complete architectural unit

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of the same general character and condition as such Leased Property existing immediately prior to such Taking.
1.2Award Distribution. Except as set forth below and except to the extent of restoration proceeds to be made available to Tenant as provided in Section 15.1(c) hereof, the entire Award shall belong to and be paid to Landlord. Tenant shall, however, be entitled to pursue its own claim with respect to the Taking for Tenant’s lost profits value and moving expenses and, the portion of the Award, if any, allocated to any Tenant Capital Improvements (subject to Tenant’s restoring the Leased Property not subject to a Taking in a manner reasonably satisfactory to Landlord) and Tenant’s Property shall be and remain the property of Tenant free of any claim thereto by Landlord.
1.3Temporary Taking. The taking of the Leased Property, or any part thereof, shall constitute a taking by Condemnation only when the use and occupancy by the taking authority has continued for longer than 180 consecutive days. During any shorter period, which shall be a temporary taking, all the provisions of this Master Lease shall remain in full force and effect and the Award allocable to the Term shall be paid to Tenant.
1.4Condemnation Awards Paid to Facility Mortgagee. Notwithstanding anything herein to the contrary, in the event that any Facility Mortgagee is entitled to any Condemnation Award, or any portion thereof, under the terms of any Facility Mortgage or related financing agreement, such award shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage or related financing agreement. In the event that the Facility Mortgagee elects to apply the Condemnation Award to the indebtedness secured by the Facility Mortgage in the case of a Taking as to which the restoration provisions apply (or the related financing agreement requires such application), Landlord shall either (i) within ninety (90) days of the notice from the Facility Mortgagee make available to Tenant for restoration of such Leased Property funds (either through refinance or otherwise) equal to the amount applied by the Facility Mortgagee or applicable to restoration of the Leased Property and shall pay to Tenant any amount of the Award allocated to Tenant Capital Improvements, or (ii) sell to Tenant the portion of the Leased Property consisting of the Facility that is not subject to the Taking in exchange for a payment equal to the greater of (1) the difference between (a) the value of such Facility immediately prior to such Taking, based on the average fair market value of similar real estate in the areas surrounding such Facility, and (b) the amount of the Condemnation Award retained by the Facility Mortgagee, and (2) the value of the remaining portion of such Facility after such Taking, based on the average fair market value of similar real estate in the areas surrounding such Facility.
1.5Termination of Master Lease; Abatement of Rent. In the event this Master Lease is terminated with respect to the affected portion of the Leased Property as a result of a Taking (or pursuant to Section 15.4 hereof as a result of a Facility Mortgagee electing to apply a Condemnation Award to the indebtedness secured by the Facility Mortgage), the Rent due hereunder from and after the effective date of such termination shall be reduced by an amount determined in the same manner as set forth in Section 14.6 hereof.
ARTICLE XVI
1.1Events of Default. Any one or more of the following shall constitute an “Event of Default”:
(a)(i)    Tenant shall fail to pay any installment of Rent within four (4) Business Days of when due and such failure is not cured by Tenant within three (3) Business Days after notice from Landlord of Tenant’s failure to

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pay such installment of Rent when due (and such notice of failure from Landlord may be given any time after such installment is four (4) Business Days late);
(i)Tenant shall fail on any two separate occasions in the same Fiscal Year to pay any installment of Rent within four (4) Business Days of when due;
(ii)Reserved; or
(iii)Tenant shall fail to pay any Additional Charge within five (5) Business Days after notice from Landlord of Tenant’s failure to make such payment of such Additional Charge when due (and such notice of failure from Landlord may be given any time after such payment is more than one (1) Business Day late);
(b)a default shall occur under any Guaranty, where the default is not cured within any applicable grace period set forth therein or, if no cure periods are provided, within fifteen (15) days after notice from Landlord (or in the case of a breach of Paragraph 8 of the Guaranty, the cure periods provided herein with respect to such action or omission);
(c)Tenant or any Guarantor shall:
(i)admit in writing in a legal proceeding its inability to pay its debts generally as they become due;
(ii)file a petition in bankruptcy or a petition to take advantage of any insolvency act;
(iii)make an assignment for the benefit of its creditors;
(iv)consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or
(v)file a petition or answer seeking reorganization or arrangement under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof pertaining to debtor relief or insolvency;
(d)Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor) shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor), a receiver of Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor) or of the whole or substantially all of the Tenant’s or any Guarantor’s (other than an Immaterial Subsidiary Guarantor’s) property, or approving a petition filed against Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor) seeking reorganization or arrangement of Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor) under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;
(e)Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor) shall be liquidated or dissolved (except that any Guarantor may be liquidated or dissolved into another Guarantor or the Tenant or so long as its assets are distributed following such liquidation or dissolution to another Guarantor or Tenant);

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(f)the estate or interest of Tenant in the Leased Property or any part thereof shall be levied upon or attached in any proceeding relating to more than $1,000,000 and the same shall not be vacated, discharged (or bonded) or stayed pending appeal (or bonded or otherwise similarly secured payment) within the later of ninety (90) days after commencement thereof or thirty (30) days after receipt by Tenant of notice thereof from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law and the foregoing shall not apply to the lien of real estate Taxes on the Leased Property to the extent that such Taxes are not delinquent or are being contested in accordance with the provisions of Section 12.1 of this Master Lease;
(g)Tenant voluntarily ceases operations for its Primary Intended Use at a Facility (except as a result of Unavoidable Delay, material damage, destruction or Condemnation that affects such Facility) and such event would reasonably be expected to have a material adverse effect on Tenant, the Facilities, or on the Leased Property, in each case, taken as a whole;
(h)any of the representations or warranties made by Tenant hereunder or by any Guarantor in a Guaranty proves to be untrue when made in any material respect which materially and adversely affects Landlord;
(i)any applicable license or other agreements material to a Facility’s operation for its Primary Intended Use are at any time terminated or revoked or suspended for more than thirty (30) days (and causes cessation of gaming activity at a Facility) and such termination, revocation or suspension is not stayed pending appeal and would reasonably be expected to have a material adverse effect on Tenant, the Facilities, or on the Leased Property, taken as a whole;
(j)except to a permitted assignee pursuant to Section 22.2 or a permitted subtenant or Subsidiary that joins as a Guarantor to the Guaranty pursuant to Section 22.3, or with respect to the granting of a permitted pledge hereunder to a Permitted Leasehold Mortgagee, the sale or transfer, without Landlord’s consent, of all or any portion of any Gaming License or similar certificate or license relating to the Leased Property;
(k)Tenant or any Guarantor, by its acts or omissions, causes the occurrence of a default under any provision (to the extent Tenant has knowledge of such provision and Tenant’s or such Guarantor’s obligations with respect thereto) of any Facility Mortgage, related documents or obligations thereunder by which Tenant is bound in accordance with Section 31.1 or has agreed under the terms of this Master Lease to be bound, which default is not cured within the applicable time period, if the effect of such default is to cause, or to permit the holder or holders of that Facility Mortgage or Indebtedness secured by that Facility Mortgage (or a trustee or agent on behalf of such holder or holders), to cause, that Facility Mortgage (or the Indebtedness secured thereby) to become or be declared due and payable (or redeemable) prior to its stated maturity (excluding in any case any default related to the financial performance of Tenant or any Guarantor);
(l)(x) a breach by Tenant of Section 23.3(a) hereof for two consecutive Test Periods ending on the last day of two consecutive fiscal quarters or (y) a breach of Sections 23.3(b) or (c) hereof;
(m)if Tenant shall fail to observe or perform any other term, covenant or condition of this Master Lease and such failure is not cured by Tenant within thirty (30) days after written notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be an Event of Default if Tenant proceeds promptly and with due diligence to cure the failure and diligently

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completes the curing thereof within one hundred twenty (120) days after such notice from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;
(n)if Tenant or any Guarantor shall fail to pay, bond, escrow or otherwise similarly secure payment of one or more final judgments aggregating in excess of the product of (i) $100 million and (ii) the CPI Increase (and only to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days; and
(o)an assignment of Tenant’s interest in this Master Lease (including pursuant to a Change in Control) shall have occurred without the consent of Landlord to the extent such consent is required under Article XXII or Tenant is otherwise in default of the provisions set forth in Section 22.1 below.
No Event of Default (other than a failure to make payment of money) shall be deemed to exist under this Section 16.1 during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of the Unavoidable Delay, Tenant remedies the default without further delay.
1.2Certain Remedies. If an Event of Default shall have occurred and be continuing, Landlord may (a) terminate this Master Lease by giving Tenant no less than ten (10) days’ notice of such termination and the Term shall terminate and all rights of Tenant under this Master Lease shall cease, (b) seek damages as provided in Section 16.3 hereof, and/or (c) exercise any other right or remedy at law or in equity available to Landlord as a result of any Event of Default. Tenant shall pay as Additional Charges all costs and expenses incurred by or on behalf of Landlord, including reasonable attorneys’ fees and expenses, as a result of any Event of Default hereunder. If an Event of Default shall have occurred and be continuing, whether or not this Master Lease has been terminated pursuant to the first sentence of this Section 16.2, Tenant shall, to the extent permitted by law (including applicable Gaming Regulations), if required by Landlord to do so, immediately surrender to Landlord possession of all or any portion of the Leased Property (including any Tenant Capital Improvements of the Facilities) as to which Landlord has so demanded and quit the same and Landlord may, to the extent permitted by law (including applicable Gaming Regulations), enter upon and repossess such Leased Property and any Capital Improvement thereto by reasonable force, summary proceedings, ejectment or otherwise, and, to the extent permitted by law (including applicable Gaming Regulations), may remove Tenant and all other Persons and any of Tenant’s Property from such Leased Property (including any such Tenant Capital Improvement thereto).
1.3Damages. None of (i) the termination of this Master Lease, (ii) the repossession of the Leased Property (including any Capital Improvements to any Facility), (iii) the failure of Landlord to relet the Leased Property or any portion thereof, (iv) the reletting of all or any portion of the Leased Property, or (v) the inability of Landlord to collect or receive any rentals due upon any such reletting, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting. Landlord and Tenant agree that Landlord shall have no obligation to mitigate Landlord’s damages under this Master Lease. If any such termination of this Master Lease occurs (whether or not Landlord terminates Tenant’s right to possession of the Leased Property), Tenant shall forthwith pay to Landlord all Rent due and payable under this Master Lease to and including the date of such termination. Thereafter:
Tenant shall forthwith pay to Landlord, at Landlord’s option, as and for liquidated and agreed current damages for the occurrence of an Event of Default, either:

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(A)the sum of:
(i)the worth at the time of award of the unpaid Rent which had been earned at the time of termination to the extent not previously paid by Tenant under this Section 16.3;
(ii)the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves was in fact avoided or could have been reasonably avoided;
(iii)the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves was in fact avoided or could be reasonably avoided; plus
(iv)any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Master Lease or which in the ordinary course of things would be likely to result therefrom; provided, however, no compensation shall be due for consequential damages or diminution in value of the Land or the buildings resulting from the Event of Default; provided, further, that Tenant shall be responsible for consequential damages resulting solely from Tenant’s holding over and remaining in all or any portion of the Leased Property following the expiration or earlier termination of this Master Lease (or any partial termination thereof with respect to a particular Facility) and first accruing after the date that is six (6) months following such termination.
As used in clauses (i) and (ii) above, the “worth at the time of award” shall be computed by allowing interest at the Overdue Rate. As used in clause (iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%) and reducing such amount by the portion of the unpaid Rent that Tenant proves could be reasonably avoided.
or
(B)    if Landlord chooses not to terminate Tenant’s right to possession of the Leased Property (whether or not Landlord terminates the Master Lease), each installment of said Rent and other sums payable by Tenant to Landlord under this Master Lease as the same becomes due and payable, together with interest at the Overdue Rate from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Master Lease (and Landlord may at any time thereafter terminate Tenant’s right to possession of the Leased Property and seek damages under subparagraph (A) hereof, to the extent not already paid for by Tenant under this subparagraph (B)).
1.4Receiver. Upon the occurrence and continuance of an Event of Default, and upon commencement of proceedings to enforce the rights of Landlord hereunder, but subject to any limitations of applicable law, Landlord shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Landlord of the Leased Property and of the revenues, earnings, income, products and profits thereof, pending the outcome of such proceedings, with such powers as the court making such appointment shall confer.

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1.5Waiver. If Landlord initiates judicial proceedings or if this Master Lease is terminated by Landlord pursuant to this Article XVI, Tenant waives, to the extent permitted by applicable law, (i) any right of redemption, re-entry or repossession; and (ii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.
1.6Application of Funds. Any payments received by Landlord under any of the provisions of this Master Lease during the existence or continuance of any Event of Default which are made to Landlord rather than Tenant due to the existence of an Event of Default shall be applied to Tenant’s obligations in the order which Landlord may reasonably determine or as may be prescribed by the laws of the State.
ARTICLE XVII
1.1Permitted Leasehold Mortgagees.
(a)On one or more occasions without Landlord’s prior consent Tenant may mortgage or otherwise encumber Tenant’s estate in and to the Leased Property (the “Leasehold Estate”) to one or more Permitted Leasehold Mortgagees under one or more Permitted Leasehold Mortgages and pledge its right, title and interest under this Master Lease and/or Equity Interests in Tenant or its direct or indirect equity owners as security for such Permitted Leasehold Mortgages or any Debt Agreement secured thereby; provided that, except as provided in Section 17.1(b)(i)(3), no Person shall be considered a Permitted Leasehold Mortgagee unless (1) such Person delivers to Landlord a written agreement (in form and substance reasonably satisfactory to Landlord) providing (i) that (unless this Master Lease has been terminated as to a particular Facility) such Permitted Leasehold Mortgagee and any lenders for whom it acts as representative, agent or trustee, will not use or dispose of any Gaming License for use at a location other than at the Facility to which such Gaming License relates as of the date such Person becomes a Permitted Leasehold Mortgagee (or, in the case of any Facility added to the Master Lease after such date, as of the date that such Facility is added to the Master Lease), and (ii) an express acknowledgement that, in the event of the exercise by the Permitted Leasehold Mortgagee of its rights under the Permitted Leasehold Mortgage, the Permitted Leasehold Mortgagee shall be required to (except for a transfer that meets the requirements of Section 22.2(iii)) secure the approval of Landlord for the replacement of Tenant with respect to the affected portion of the Leased Property and contain the Permitted Leasehold Mortgagee’s acknowledgment that such approval may be granted or withheld by Landlord in accordance with the provisions of Article XXII of this Master Lease, and (2) the underlying Permitted Leasehold Mortgage includes an express acknowledgement that any exercise of remedies thereunder that would affect the Leasehold Estate shall be subject to the terms of the Master Lease.
(b)Notice to Landlord.
(i)(1)    If Tenant shall, on one or more occasions, mortgage Tenant’s Leasehold Estate and if the holder of such Permitted Leasehold Mortgage shall provide Landlord with written notice of such Permitted Leasehold Mortgage together with a true copy of such Permitted Leasehold Mortgage and the name and address of the Permitted Leasehold Mortgagee, Landlord and Tenant agree that, following receipt of such written notice by Landlord, the provisions of this Section 17.1 shall apply in respect to each such Permitted Leasehold Mortgage.

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(1)In the event of any assignment of a Permitted Leasehold Mortgage or in the event of a change of address of a Permitted Leasehold Mortgagee or of an assignee of such Mortgage, written notice of the new name and address shall be provided to Landlord.
(2)Landlord hereby acknowledges and agrees that the Collateral Agent has satisfied all conditions precedent set forth in this Section 17.1 to be, and for all purposes under this Master Lease is, a Permitted Leasehold Mortgagee.
(ii)Landlord shall promptly upon receipt of a communication purporting to constitute the notice provided for by subsection (b)(i) above acknowledge by an executed and notarized instrument receipt of such communication as constituting the notice provided for by subsection (b)(i) above and confirming the status of the Permitted Leasehold Mortgagee as such or, in the alternative, notify the Tenant and the Permitted Leasehold Mortgagee of the rejection of such communication as not conforming with the provisions of this Section 17.1 and specify the specific basis of such rejection.
(iii)After Landlord has received the notice provided for by subsection (b)(i) above, the Tenant, upon being requested to do so by Landlord, shall with reasonable promptness provide Landlord with copies of the note or other obligation secured by such Permitted Leasehold Mortgage and of any other documents pertinent to the Permitted Leasehold Mortgage as specified by the Landlord. If requested to do so by Landlord, Tenant shall thereafter also provide the Landlord from time to time with a copy of each amendment or other modification or supplement to such instruments. All recorded documents shall be accompanied by the appropriate recording stamp or other certification of the custodian of the relevant recording office as to their authenticity as true and correct copies of official records and all nonrecorded documents shall be accompanied by a certification by Tenant that such documents are true and correct copies of the originals. From time to time upon being requested to do so by Landlord, Tenant shall also notify Landlord of the date and place of recording and other pertinent recording data with respect to such instruments as have been recorded.
(c)Default Notice. Landlord, upon providing Tenant any notice of: (i) default under this Master Lease or (ii) a termination of this Master Lease, shall at the same time provide a copy of such notice to every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof. No such notice by Landlord to Tenant shall be deemed to have been duly given unless and until a copy thereof has been sent, in the manner prescribed in Section 35.1 of this Master Lease, to every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof. From and after such notice has been sent to a Permitted Leasehold Mortgagee, such Permitted Leasehold Mortgagee shall have the same period, with respect to its remedying any default or acts or omissions which are the subject matter of such notice or causing the same to be remedied, as is given Tenant after the giving of such notice to Tenant, plus in each instance, the additional periods of time specified in subsections (d) and (e) of this Section 17.1 to remedy, commence remedying or cause to be remedied the defaults or acts or omissions which are the subject matter of such notice specified in any such notice. Landlord shall accept such performance by or at the instigation of such Permitted Leasehold Mortgagee as if the same had been done by Tenant. Tenant authorizes each Permitted Leasehold Mortgagee (to the extent such action is authorized under the applicable Debt Agreement) to take any such action at such

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Permitted Leasehold Mortgagee’s option and does hereby authorize entry upon the premises by the Permitted Leasehold Mortgagee for such purpose.
(d)Notice to Permitted Leasehold Mortgagee. Anything contained in this Master Lease to the contrary notwithstanding, if any default shall occur which entitles Landlord to terminate this Master Lease, Landlord shall have no right to terminate this Master Lease on account of such default unless, following the expiration of the period of time given Tenant to cure such default or the act or omission which gave rise to such default, Landlord shall notify every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof of Landlord’s intent to so terminate at least thirty (30) days in advance of the proposed effective date of such termination if such default is capable of being cured by the payment of money, and at least ninety (90) days in advance of the proposed effective date of such termination if such default is not capable of being cured by the payment of money (“Termination Notice”). The provisions of subsection (e) below of this Section 17.1 shall apply if, during such thirty (30) or ninety (90) days (as the case may be) Termination Notice period, any Permitted Leasehold Mortgagee shall:
(i)notify Landlord of such Permitted Leasehold Mortgagee’s desire to nullify such Termination Notice; and
(ii)pay or cause to be paid all Rent, Additional Charges, and other payments (i) then due and in arrears as specified in the Termination Notice to such Permitted Leasehold Mortgagee and (ii) which may become due during such thirty (30) or ninety (90) day (as the case may be) period (as the same may become due); and
(iii)comply or in good faith, with reasonable diligence and continuity, commence to comply with all nonmonetary requirements of this Master Lease then in default and reasonably susceptible of being complied with by such Permitted Leasehold Mortgagee, provided, however, that such Permitted Leasehold Mortgagee shall not be required during such ninety (90) day period to cure or commence to cure any default consisting of Tenant’s failure to satisfy and discharge any lien, charge or encumbrance against the Tenant’s interest in this Master Lease or the Leased Property, or any of Tenant’s other assets junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee; and
(iv)during such thirty (30) or ninety (90) day period, the Permitted Leasehold Mortgagee shall respond, with reasonable diligence, to requests for information from Landlord as to the Permitted Leasehold Mortgagee’s (and related lenders’) intent to pay such Rent and other charges and comply with this Master Lease.
(e)Procedure on Default.
(i)If Landlord shall elect to terminate this Master Lease by reason of any Event of Default of Tenant that has occurred and is continuing, and a Permitted Leasehold Mortgagee shall have proceeded in the manner provided for by subsection (d) of this Section 17.1, the specified date for the termination of this Master Lease as fixed by Landlord in its Termination Notice shall be extended for a period of six (6) months; provided that such Permitted Leasehold Mortgagee shall, during such six-month period (and during the period of any continuance referred to in subsection (e)(ii) below):

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(1)pay or cause to be paid the Rent, Additional Charges and other monetary obligations of Tenant under this Master Lease as the same become due, and continue its good faith efforts to perform or cause to be performed all of Tenant’s other obligations under this Master Lease, excepting (A) obligations of Tenant to satisfy or otherwise discharge any lien, charge or encumbrance against Tenant’s interest in this Master Lease or the Leased Property or any of Tenant’s other assets junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee and (B) past nonmonetary obligations then in default and not reasonably susceptible of being cured by such Permitted Leasehold Mortgagee; and
(2)if not enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order, diligently continue to pursue acquiring or selling Tenant’s interest in this Master Lease and the Leased Property by foreclosure of the Permitted Leasehold Mortgage or other appropriate means and diligently prosecute the same to completion.
(ii)If at the end of such six (6) month period such Permitted Leasehold Mortgagee is complying with subsection (e)(i) above, this Master Lease shall not then terminate, and the time for completion by such Permitted Leasehold Mortgagee of its proceedings shall continue (provided that for the time of such continuance, such Permitted Leasehold Mortgagee is in compliance with subsection (e)(i) above) (x) so long as such Permitted Leasehold Mortgagee is enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order and if so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interest in this Master Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months after the Permitted Leasehold Mortgagee is no longer so enjoined or stayed from prosecuting the same and in no event longer than twenty-four (24) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof, and (y) if such Permitted Leasehold Mortgagee is not so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interests in this Master Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof. Nothing in this subsection (e) of this Section 17.1, however, shall be construed to extend this Master Lease beyond the original term thereof as extended by any options to extend the term of this Master Lease properly exercised by Tenant or a Permitted Leasehold Mortgagee in accordance with Section 1.4, nor to require a Permitted Leasehold Mortgagee to continue such foreclosure proceeding after the default has been cured. If the default shall be cured pursuant to the terms and within the time periods allowed in subsections (d) and (e) of this Section 17.1 and the Permitted Leasehold Mortgagee shall discontinue such foreclosure proceedings, this Master Lease shall continue in full force and effect as if Tenant had not defaulted under this Master Lease.
(iii)If a Permitted Leasehold Mortgagee is complying with subsection (e)(i) of this Section 17.1, upon the acquisition of Tenant’s Leasehold Estate herein by a Discretionary Transferee this Master Lease shall continue in full force and effect as if Tenant had not defaulted under this Master Lease, provided that such

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Discretionary Transferee cures all outstanding defaults that can be cured through the payment of money and all other defaults that are reasonably susceptible of being cured.
(iv)For the purposes of this Section 17.1, the making of a Permitted Leasehold Mortgage shall not be deemed to constitute an assignment or transfer of this Master Lease nor of the Leasehold Estate hereby created, nor shall any Permitted Leasehold Mortgagee, as such, be deemed to be an assignee or transferee of this Master Lease or of the Leasehold Estate hereby created so as to require such Permitted Leasehold Mortgagee, as such, to assume the performance of any of the terms, covenants or conditions on the part of the Tenant to be performed hereunder; but the purchaser at any sale of this Master Lease (including a Permitted Leasehold Mortgagee if it is the purchaser at foreclosure) and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignee or transferee of this Master Lease and of the Leasehold Estate hereby created under any instrument of assignment or transfer in lieu of the foreclosure of any Permitted Leasehold Mortgage, shall be subject to Article XXII hereof (including the requirement that such purchaser assume the performance of the terms, covenants or conditions on the part of the Tenant to be performed hereunder and meet the qualifications of Discretionary Transferee or be reasonably consented to by Landlord in accordance with Section 22.2(i) hereof).
(v)Any Permitted Leasehold Mortgagee or other acquirer of the Leasehold Estate of Tenant pursuant to foreclosure, assignment in lieu of foreclosure or other proceedings in accordance with the requirements of Section 22.2(iii) of this Master Lease may, upon acquiring Tenant’s Leasehold Estate, without further consent of Landlord, sell and assign the Leasehold Estate in accordance with the requirements of Section 22.2(iii) of this Master Lease and enter into Permitted Leasehold Mortgages in the same manner as the original Tenant, subject to the terms hereof.
(vi)Notwithstanding any other provisions of this Master Lease, any sale of this Master Lease and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignment or transfer of this Master Lease and of the Leasehold Estate hereby created in lieu of the foreclosure of any Permitted Leasehold Mortgage, shall be deemed to be a permitted sale, transfer or assignment of this Master Lease and of the Leasehold Estate hereby created to the extent that the successor tenant under this Master Lease is a Discretionary Transferee and the transfer otherwise complies with the requirements of Section 22.2(iii) of this Master Lease or the transferee is reasonably consented to by Landlord in accordance with Section 22.2(i) hereof.
(f)New Lease. In the event of the termination of this Master Lease other than due to a default as to which the Permitted Leasehold Mortgagee had the opportunity (without legal impediment) to, but did not, cure the default as set forth in Sections 17.1(d) and 17.1(e) above, including pursuant to the disaffirmance or rejection of this Master Lease by Tenant in a bankruptcy, Landlord shall provide each Permitted Leasehold Mortgagee with written notice that this Master Lease has been terminated (“Notice of Termination”), together with a statement of all sums which would at that time be due under this Master Lease but for such termination, and of all other defaults, if any, then known to Landlord. Landlord agrees to enter into a new lease (“New Lease”) of the Leased Property with such Permitted Leasehold Mortgagee or its

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Permitted Leasehold Mortgagee Designee (in each case if a Discretionary Transferee) or any other transferee permitted to be assigned this Master Lease without consent of the Landlord pursuant to Section 22.2(iii)(d), for the remainder of the term of this Master Lease, effective as of the date of termination, at the rent and additional rent, and upon the terms, covenants and conditions (including all options to renew but excluding requirements which have already been fulfilled) of this Master Lease, provided:
(i)Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall make a binding, written, irrevocable commitment to Landlord for such New Lease within thirty (30) days after the date such Permitted Leasehold Mortgagee receives Landlord’s Notice of Termination of this Master Lease given pursuant to this Section 17.1(f);
(ii)Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall pay or cause to be paid to Landlord at the time of the execution and delivery of such New Lease, any and all sums which would at the time of execution and delivery thereof be due pursuant to this Master Lease but for such termination and, in addition thereto, all reasonable expenses, including reasonable attorney’s fees, which Landlord shall have incurred by reason of such termination and the execution and delivery of the New Lease and which have not otherwise been received by Landlord from Tenant or other party in interest under Tenant; and
(iii)Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall agree to remedy any of Tenant’s defaults of which said Permitted Leasehold Mortgagee was notified by Landlord’s Notice of Termination (or in any subsequent notice) and which can be cured through the payment of money or are reasonably susceptible of being cured by Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee.
(g)New Lease Priorities. If more than one Permitted Leasehold Mortgagee shall request a New Lease pursuant to subsection (f)(i) of this Section 17.1, Landlord shall enter into such New Lease with the Permitted Leasehold Mortgagee whose mortgage is senior in lien, or with its Permitted Leasehold Mortgagee Designee acting for the benefit of such Permitted Leasehold Mortgagee prior in lien foreclosing on Tenant’s interest in this Master Lease. Landlord, without liability to Tenant or any Permitted Leasehold Mortgagee with an adverse claim, may rely upon a title insurance policy issued by a reputable title insurance company as the basis for determining the appropriate Permitted Leasehold Mortgagee who is entitled to such New Lease.
(h)Permitted Leasehold Mortgagee Need Not Cure Specified Defaults. Nothing herein contained shall require any Permitted Leasehold Mortgagee as a condition to its exercise of the right hereunder to cure any default of Tenant not reasonably susceptible of being cured by such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee (including but not limited to the default referred to in Section 16.1(c), (d), (e), (f) (if the levy or attachment is in favor of such Permitted Leasehold Mortgagee (provided such levy is extinguished upon foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure) or is junior to the lien of such Permitted Leasehold Mortgagee and would be extinguished by the foreclosure of the Permitted Leasehold Mortgage that is held by such Permitted Leasehold Mortgagee) or (n) (if the judgment is in favor of a Permitted Leasehold Mortgagee other than a Permitted Leasehold Mortgagee holding a Permitted Leasehold Mortgage that is senior to the lien of such Permitted Leasehold Mortgagee) and any other sections of this Master Lease which may impose conditions of default not susceptible to being cured by a Permitted Leasehold Mortgagee or a subsequent owner of the Leasehold Estate through foreclosure hereof), in order to comply with the provisions of Sections 17.1(d) and 17.1(e), or as a condition of entering into the New Lease provided for by Section 17.1(f).

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(i)Casualty Loss. A standard mortgagee clause naming each Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof may be added to any and all insurance policies required to be carried by Tenant hereunder on condition that the insurance proceeds are to be applied in the manner specified in this Master Lease and the Permitted Leasehold Mortgage shall so provide; except that the Permitted Leasehold Mortgage may provide a manner for the disposition of such proceeds, if any, otherwise payable directly to the Tenant (but not such proceeds, if any, payable jointly to the Landlord and the Tenant or to the Landlord, to the Facility Mortgagee or to a third-party escrowee) pursuant to the provisions of this Master Lease.
(j)Arbitration; Legal Proceedings. Landlord shall give prompt notice to each Permitted Leasehold Mortgagee (for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof) of any arbitration or legal proceedings between Landlord and Tenant involving obligations under this Master Lease.
(k)No Merger. The fee title to the Leased Property and the Leasehold Estate of Tenant therein created by this Master Lease shall not merge but shall remain separate and distinct, notwithstanding the acquisition of said fee title and said Leasehold Estate by Landlord or by Tenant or by a third party, by purchase or otherwise.
(l)    Notices. Notices from Landlord to the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof shall be provided in the method provided in Section 35.1 hereof to the address or fax number furnished Landlord pursuant to subsection (b) of this Section 17.1, and those from the Permitted Leasehold Mortgagee to Landlord shall be mailed to the address designated pursuant to the provisions of Section 35.1 hereof. Such notices, demands and requests shall be given in the manner described in this Section 17.1 and in Section 35.1 and shall in all respects be governed by the provisions of those sections.
(m)    Limitation of Liability. Notwithstanding any other provision hereof to the contrary, (i) Landlord agrees that any Permitted Leasehold Mortgagee’s liability to Landlord in its capacity as Permitted Leasehold Mortgagee hereunder howsoever arising shall be limited to and enforceable only against such Permitted Leasehold Mortgagee’s interest in the Leasehold Estate and such Permitted Leasehold Mortgagee’s interest in such other collateral granted to such Permitted Leasehold Mortgagee to secure the obligations under its Debt Agreement to the extent such other collateral is acquired by such Permitted Leasehold Mortgagee by foreclosure or in lieu of foreclosure; provided, however, if necessary to satisfy the Landlord’s claim the Permitted Leasehold Mortgagee shall use diligent efforts to foreclose or acquire by a deed in lieu of such foreclosure such other collateral granted to such Permitted Leasehold Mortgagee, and (ii) each Permitted Leasehold Mortgagee agrees that Landlord’s liability to such Permitted Leasehold Mortgagee hereunder howsoever arising shall be limited to and enforceable only against Landlord’s interest in the Leased Property, and no recourse against Landlord shall be had against any other assets of Landlord whatsoever.
(n)    Sale Procedure. If an Event of Default shall have occurred and be continuing, the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof with the most senior lien on the Leasehold Estate shall have the right to make all determinations and agreements on behalf of Tenant under Article XXXVI (including, without limitation, requesting that the sale process described in Article XXXVI be commenced, the determination and agreement of the Gaming Assets FMV, the Successor Tenant Rent, and the potential Successor Tenants that should be included in the process, and negotiation with such Successor Tenants), in each case, in accordance with and subject to the terms and provisions of Article XXXVI, including without limitation the requirement that Successor Tenant meet the qualifications of Discretionary Transferee.

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(o)    Third Party Beneficiary. Each Permitted Leasehold Mortgagee (for so long as such Permitted Leasehold Mortgagee holds a Permitted Leasehold Mortgage) is an intended third-party beneficiary of this Article XVII entitled to enforce the same as if a party to this Master Lease.
1.2Landlord’s Right to Cure Tenant’s Default. If Tenant shall fail to make any payment or to perform any act required to be made or performed hereunder when due or within any cure period provided for herein, Landlord, without waiving or releasing any obligation or default, may, but shall be under no obligation to, upon prior written notice to Tenant specifying the default to be cured and that it is curing such default under this Section 17.2 make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand as an Additional Charge.
1.3Landlord’s Right to Cure Debt Agreement. Tenant agrees to use commercially reasonable efforts to include in any agreement related to Material Indebtedness and any Debt Agreement (or the principal or controlling agreement relating to such Material Indebtedness or series of related Debt Agreements) obtained by or entered into by Tenant after the Commencement Date a provision requiring the lender or lenders thereunder (or the Representatives of such lenders) to provide a copy to Landlord of any notices issued by such lender or lenders thereunder or the Representative of such lenders to Tenant of a Specified Debt Agreement Default. In addition, Tenant agrees to use commercially reasonable efforts to include in any such agreement related to Material Indebtedness and any Debt Agreement (or the principal or controlling agreement relating to such Material Indebtedness or series of related Debt Agreements) a provision with the effect that should Tenant shall fail to make any payment or to perform any act required to be made or performed under an agreement related to Material Indebtedness or under the Debt Agreement when due or within any cure period provided for therein (if any), Landlord may, subject to applicable Gaming Regulations and the terms hereof, upon prior written notice to Tenant specifying the default and that it is curing such default under this Section 17.3, cure any such default by making such payment to the applicable lenders or Representative or otherwise performing such acts within the cure period thereunder (if any) for the account of Tenant, to the extent such default is susceptible to cure by Landlord; provided that Landlord’s right to cure such default shall not be any greater than the rights of the obligors under such Material Indebtedness or Debt Agreement to cure such default. Landlord and Tenant agree that all sums so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be for the account of Tenant and paid by Tenant to Landlord on demand.
ARTICLE XVIII
1.1Sale of the Leased Property. Landlord shall not voluntarily sell all or portions of the Leased Property (including via entering into a merger transaction) during the Term without the prior written consent of Tenant, which consent may not be unreasonably withheld. Notwithstanding the foregoing, Tenant’s consent shall not be required for (A) any transfer to a Facility Mortgagee contemplated under Article XXXI hereof which may include, without limitation, a transfer by foreclosure brought by the Facility Mortgagee or a transfer by deed in lieu of foreclosure (and the first subsequent sale by such Facility Mortgagee to the extent the Facility Mortgagee has been diligently attempting to expedite such first subsequent sale from

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the time it initiated foreclosure proceedings taking into account the interest of such Facility Mortgagee to maximize the proceeds of such sale), (B) a sale by Landlord of all of the Leased Property to a single buyer or group of buyers, other than to an operator, or an Affiliate of such an operator, of Gaming Facilities (provided that Landlord shall be permitted to sell all of the Leased Property to a real estate investment trust even if such real estate investment trust is an Affiliate of such an operator), (C) a merger transaction or sale by Landlord or GLP involving all of the Facilities, other than with an operator, or an Affiliate of an operator, of Gaming Facilities (provided that Landlord or GLP shall be permitted to merge with or sell all of the Leased Property to a real estate investment trust even if such real estate investment trust is an Affiliate of an operator), (D) a sale/leaseback transaction by Landlord with respect to any or all of the Leased Properties for financing purposes, (E) any sale of all or a portion of the Leased Property or the Facilities that does not change the identity of the Landlord hereunder, including without limitation a participating interest in Landlord’s interest under this Master Lease or a sale of Landlord’s reversionary interest in the Leased Property, or (F) a sale or transfer to an Affiliate of GLP or a joint venture entity in which GLP or its Affiliate is the managing member or partner. Any sale by Landlord of all or any portion of the Leased Property pursuant to this Section 18.1 shall be subject in each instance to all of the rights of Tenant under this Master Lease and, to the extent necessary, any purchaser or successor Landlord and/or other controlling persons must be approved by all applicable gaming regulatory agencies to ensure that there is no material impact on the validity of any of the Gaming Licenses or the ability of Tenant to continue to use the Facilities for gaming activities in substantially the same manner as immediately prior to Landlord’s sale.
ARTICLE XIX
1.1Holding Over. If Tenant shall for any reason remain in possession of the Leased Property of a Facility after the expiration or earlier termination of the Term without the consent, or other than at the request, of Landlord, such possession shall be as a month-to-month tenant during which time Tenant shall pay as Rent each month the monthly Rent applicable to the prior Lease Year for such Facility multiplied by (A) 150% for the first three months of such holdover and (B) 200% for any succeeding months of such holdover, together with all Additional Charges and all other sums payable by Tenant pursuant to this Master Lease. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Master Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased Property of, and/or any Tenant Capital Improvements to, such Facility. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Master Lease.
ARTICLE XX
1.1Risk of Loss. The risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property as a consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Landlord and Persons claiming from, through or under Landlord) is assumed by Tenant, and except as otherwise provided herein no such event shall entitle Tenant to any abatement of Rent.

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ARTICLE XXI
1.1General Indemnification. In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Landlord or Tenant, and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify, save harmless and defend Landlord from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees and expenses, imposed upon or incurred by or asserted against Landlord by reason of: (i) except to the extent caused solely as a result of Landlord’s gross negligence or willful misconduct, any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks under the control of Tenant; (ii) any use, misuse, non-use, condition, maintenance or repair by Tenant of the Leased Property; (iii) any failure on the part of Tenant to perform or comply with any of the terms of this Master Lease (notwithstanding anything to the contrary set forth in Section 1.2(a) of the Purchase and Sale Agreement); (iv) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by any party thereunder; (v) any claim for malpractice, negligence or misconduct committed by any Person on or working from the Leased Property; and (vi) the violation by Tenant of any Legal Requirement (notwithstanding anything to the contrary set forth in Section 1.2(d) of the Purchase and Sale Agreement). Any amounts which become payable by Tenant under this Article XXI shall be paid within ten (10) days after liability therefor is determined by a final non appealable judgment or settlement or other agreement of the parties, and if not timely paid shall bear interest at the Overdue Rate from the date of such determination to the date of payment. Tenant, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord. For purposes of this Article XXI, any acts or omissions of Tenant, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant.
ARTICLE XXII
1.1Subletting and Assignment. Tenant shall not, without Landlord’s prior written consent, which, except as specifically set forth herein, may be withheld in Landlord’s sole and absolute discretion, voluntarily or by operation of law assign (which term includes any transfer, sale, encumbering, pledge or other transfer or hypothecation) this Master Lease, sublet all or any part of the Leased Property of any Facility or engage the services of any Person (other than an Affiliate of Tenant that becomes or is also a Guarantor) for the management or operation of any Facility (provided that the foregoing shall not restrict a transferee of Tenant from retaining a manager necessary for such transferee’s satisfying the requirement set forth in clause (a)(1) of the definition of “Discretionary Transferee”). Tenant acknowledges that Landlord is relying upon the expertise of Tenant in the operation of the Facilities and that Landlord entered into this Master Lease with the expectation that Tenant would remain in and operate such Facilities during the entire Term and for that reason, except as set forth herein, Landlord retains sole and absolute discretion in approving or disapproving any assignment or sublease. Any Change in Control shall constitute an assignment of Tenant’s interest in this Master Lease within the meaning of this Article XXII and the provisions requiring consent contained herein shall apply.
1.2Permitted Assignments. Notwithstanding the foregoing, and subject to Section 40.1, Tenant may:
(i)with Landlord’s prior written consent, which consent shall not be unreasonably withheld, allow to occur or undergo a Change in Control (including without

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limitation a transfer or assignment of this Master Lease to any third party in conjunction with a sale by Tenant of all or substantially all of Tenant’s assets relating to the Facilities);
(ii)without Landlord’s prior written consent, assign this Master Lease or sublease the Leased Property to Tenant’s Parent, a wholly-owned Subsidiary of Tenant’s Parent or a wholly-owned Subsidiary of Tenant if all of the following are first satisfied: (w) such Affiliate becomes a party to the Guaranty as a Guarantor and in the case of an assignment of this Master Lease, becomes party to and bound by this Master Lease; (x) Tenant remains fully liable hereunder; (y) the use of the Leased Property continues to comply with the requirements of this Master Lease; and (z) Landlord in its reasonable discretion shall have approved the form and content of all documents for such assignment or sublease and received an executed counterpart thereof; and
(iii)without Landlord’s prior written consent:
(a) undergo a Change in Control of the type referred to in clause (i)(a) of the definition of Change in Control (such Change in Control, a “Tenant Parent COC”) if a Person acquiring such beneficial ownership or control is (1) a Discretionary Transferee and (2) the Parent Company of such Discretionary Transferee, if any, has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Landlord or, if such Discretionary Transferee does not have a Parent Company, such Discretionary Transferee has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Landlord;
(b) undergo a Change in Control whereby a Person acquires beneficial ownership and control of 100% of the Equity Interests in Tenant in connection with a Change in Control that does not constitute a Tenant Parent COC or a Foreclosure COC (such Change in Control, a “Tenant COC”) if (1) such Person is a Discretionary Transferee, (2) the Parent Company of such Discretionary Transferee, if any, has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Landlord or, if such Discretionary Transferee does not have a Parent Company, such Discretionary Transferee has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Landlord, and (3) the Adjusted Revenue to Rent Ratio with respect to all of the Facilities (determined at the proposed effective time of the Change in Control) for the then most recently preceding four (4) fiscal quarters for which financial statements are available is at least 1.4:1;
(c) assign this Master Lease to any Person in an assignment that does not constitute a Foreclosure Assignment if (1) such Person is a Discretionary Transferee, (2) such Discretionary Transferee agrees in writing to assume the obligations of the Tenant under this Master Lease without amendment or modification other than as provided below, (3) the Parent Company of such Discretionary Transferee, if any, has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Landlord or, if such Discretionary Transferee does not have a Parent Company, such Discretionary Transferee has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Landlord, and (4) the Adjusted Revenue to Rent Ratio with respect to all of the Facilities (determined at the proposed effective time of the assignment) for the then most recently preceding four (4) fiscal quarters for which financial statements are available is at least 1.4:1; or

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(d) (i) assign this Master Lease by way of foreclosure of the Leasehold Estate, an assignment-in-lieu of foreclosure to any Person or an assignment (by sale or through a plan of reorganization) pursuant to any applicable bankruptcy or insolvency law to any Person, (any such assignment, a “Foreclosure Assignment”) or (ii) undergo a Change in Control whereby a Person acquires beneficial ownership and control of 100% of the Equity Interests in Tenant as a result of the purchase at a foreclosure on a permitted pledge of, or an assignment (by sale or through a plan of reorganization) pursuant to any applicable bankruptcy or insolvency law to any Person of, the Equity Interests in Tenant or an assignment in lieu of such foreclosure (a “Foreclosure COC”) or (iii) effect the first subsequent sale or assignment of the Leasehold Estate or Change in Control after a Foreclosure Assignment or a Foreclosure COC whereby a Person so acquires the Leasehold Estate or beneficial ownership and control of 100% of the Equity Interests in Tenant or the Person who acquired the Leasehold Estate in connection with the Foreclosure Assignment, in each case, effected by a Permitted Leasehold Mortgagee or a Permitted Leasehold Mortgagee Foreclosing Party, to the extent such Permitted Leasehold Mortgagee or Permitted Leasehold Mortgagee Designee has been diligently attempting to expedite such first subsequent sale from the time it has initiated foreclosure proceedings taking into account the interest of such Permitted Leasehold Mortgagee or Permitted Leasehold Mortgagee Designee in maximizing the proceeds of such disposition if (1) such Person is a Discretionary Transferee, (2) in the case of any Foreclosure Assignment, if such Discretionary Transferee is not a Permitted Leasehold Mortgagee Designee such Discretionary Transferee agrees in writing to assume the obligations of the Tenant under this Master Lease without amendment or modification other than as provided below (which written assumption, in the case of a Permitted Leasehold Mortgagee Foreclosing Party, may be made by a Subsidiary of a Permitted Leasehold Mortgagee or a Permitted Leasehold Mortgagee Designee) and (3) if such Discretionary Transferee is not a Permitted Leasehold Mortgagee Foreclosing Party, the Parent Company of such Discretionary Transferee, if any, has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Landlord or, if such Discretionary Transferee does not have a Parent Company, such Discretionary Transferee has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Landlord;
provided that no such Change in Control or assignment referred to in this Section 22.2(iii) shall be permitted without Landlord’s prior written consent unless, and in which case such consent shall not be unreasonably withheld, (A) the use of the Leased Property at the time of such Change in Control or assignment and immediately after giving effect thereto is permitted by Section 7.2 hereof, and (B) Landlord in its reasonable discretion shall have approved the form and content of all documents for such assignment and assumption and received an executed counterpart thereof (provided no such approval shall be required in the case of a Tenant Parent COC or a Tenant COC, so long as (A) Tenant remains obligated under the Master Lease and the Guaranty remains in effect except with respect to any release of Tenant’s Parent permitted thereunder, (B) the requirements for a Guaranty from the Parent Company or Discretionary Transferee under clause (a) or (b) above are met, and (C) any modifications to this Master Lease required pursuant to the next succeeding paragraph are made); and
(iv)without Landlord’s prior written consent, pledge or mortgage its Leasehold Estate to a Permitted Leasehold Mortgagee and permit a pledge of the equity interests in Tenant to be pledged to a Permitted Leasehold Mortgagee.

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Upon the effectiveness of any Change in Control or assignment permitted pursuant to this Section 22.2, such Discretionary Transferee (and, if applicable, its Parent Company) and Landlord shall make such amendments and other modifications to this Master Lease as are reasonably requested by either party to give effect to such Change in Control or assignment and such technical amendments as may be necessary or appropriate in the reasonable opinion of such requesting party in connection with such Change in Control or assignment including, without limitation, changes to the definition of Change in Control to substitute the Parent Company (or, if the Discretionary Transferee does not have a Parent Company, the Discretionary Transferee) for Tenant’s Parent therein and in the provisions of this Master Lease regarding delivery of financial statements and other reporting requirements with respect to Tenant’s Parent. After giving effect to any such Change in Control or assignment, unless the context otherwise requires, references to Tenant and Tenant’s Parent hereunder shall be deemed to refer to the Discretionary Transferee or its Parent Company, as applicable.
1.3Permitted Sublease Agreements. Notwithstanding the provisions of Section 22.1, but subject to compliance with the provisions of this Section 22.3 and of Section 40.1, (a) provided that no Event of Default shall have occurred and be continuing, Tenant shall be permitted to sublease gaming operations to a wholly-owned Subsidiary that becomes a Guarantor by executing the Guaranty in form and substance reasonably satisfactory to Landlord, (b) the Specified Subleases shall be permitted without any further consent from Landlord, and (c) provided that no Event of Default shall have occurred and be continuing, Tenant may enter into any sublease agreement (including any management agreement or similar agreements with sports betting and/or online gaming operators) with respect to all or any portion (including any portion used for gaming purposes) of any Facility without the prior written consent of Landlord, provided, further that, (i) all sublease agreements under this Section 22.3 are made in furtherance of the Primary Intended Use, except with respect to the Specified Subleases; and (ii) any sublease with respect to all or substantially all of any Facility shall be subject to the prior written consent of Landlord (in its sole discretion) unless, subject to the further requirements set forth in the final paragraph of this Section 22.3, as of the date on which Tenant intends to enter into any Permitted Facility Sublease, the Facility Adjusted Revenue of Tenant generated by such Facility when taken together with the Facility Adjusted Revenue of Tenant for all other Facilities subject to a Permitted Facility Sublease at the time of entry into such sublease, in the aggregate, does not exceed the Permitted Facility Sublease Cap Amount. After an Event of Default has occurred and while it is continuing, Landlord may collect rents from any subtenant and apply the net amount collected to the Rent, but no such collection shall be deemed (i) a waiver by Landlord of any of the provisions of this Master Lease, (ii) the acceptance by Landlord of such subtenant as a tenant or (iii) a release of Tenant from the future performance of its obligations hereunder. If reasonably requested by Tenant in connection with a sublease permitted under clause (c) above, Landlord and such sublessee shall enter into a subordination, non-disturbance and attornment agreement with respect to such sublease in a form reasonably satisfactory to Landlord (and if a Facility Mortgage is then in effect, Landlord shall use reasonable efforts to cause the Facility Mortgagee to enter into such subordination, non-disturbance and attornment agreement).
Tenant shall give Landlord at least thirty (30) days’ prior written notice before entering into any Permitted Facility Sublease, which notice shall be accompanied by the proposed form of such Permitted Facility Sublease. In addition, Tenant shall furnish Landlord reasonably promptly with such materials as Landlord may reasonably request in order to determine that the requirements of this Section 22.3 with respect to such Permitted Facility Sublease are satisfied. Reasonably promptly following entry into any such Permitted Facility Sublease, Tenant shall provide Landlord with a copy of the executed Permitted Facility Sublease, and Tenant shall furnish Landlord with copies of any amendments of, or supplements to, any Permitted Facility Sublease with reasonable promptness after the execution thereof.

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1.4Required Assignment and Subletting Provisions. Any assignment and/or sublease (excluding a Specified Sublease until such Specified Sublease is amended or modified, in which case such amendment or modification shall incorporate the requirements of Section 22.4) must provide that:
(i)in the case of a sublease, it shall be subject and subordinate to all of the terms and conditions of this Master Lease;
(ii)the use of the applicable Facility (or portion thereof) shall not conflict with any Legal Requirement or any other provision of this Master Lease;
(iii)except as otherwise provided herein, no subtenant or assignee shall be permitted to further sublet all or any part of the applicable Leased Property or assign this Master Lease or its sublease except insofar as the same would be permitted if it were a sublease by Tenant under this Master Lease (it being understood that any subtenant under Section 22.3(a) may pledge and mortgage its subleasehold estate (or allow the pledge of its equity interests) to a Permitted Leasehold Mortgagee);
(iv)in the case of a sublease, in the event of cancellation or termination of this Master Lease for any reason whatsoever or of the surrender of this Master Lease (whether voluntary, involuntary or by operation of law) prior to the expiration date of such sublease, including extensions and renewals granted thereunder, then, subject to Article XXXVI, at Landlord’s option, the subtenant shall make full and complete attornment to Landlord for the balance of the term of the sublease, which attornment shall be evidenced by an agreement in form and substance satisfactory to Landlord and which the subtenant shall execute and deliver within five (5) days after request by Landlord and the subtenant shall waive the provisions of any law now or hereafter in effect which may give the subtenant any right of election to terminate the sublease or to surrender possession in the event any proceeding is brought by Landlord to terminate this Master Lease; and
(v)in the event the subtenant receives a written notice from Landlord stating that this Master Lease has been cancelled, surrendered or terminated, then, subject to Article XXXVI, the subtenant shall thereafter be obligated to pay all rentals accruing under said sublease directly to Landlord (or as Landlord shall so direct); all rentals received from the subtenant by Landlord shall be credited against the amounts owing by Tenant under this Master Lease.
1.5Costs. Tenant shall reimburse Landlord for Landlord’s reasonable costs and expenses incurred after the Commencement Date in conjunction with the processing and documentation of any assignment, subletting or management arrangement, including reasonable attorneys’, architects’, engineers’ or other consultants’ fees whether or not such sublease, assignment or management agreement is actually consummated.
1.6No Release of Tenant’s Obligations; Exception. No assignment (other than a permitted transfer pursuant to Section 22.2(i) or Section 22.2(iii)(c) or Section 22.2(iii)(d)(1) or Section 22.2(iii)(d)(3), in connection with a sale or assignment of the Leasehold Estate), subletting or management agreement shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder. The liability of Tenant and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Master Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (i) stipulation which extends the time within which an obligation under this Master Lease is to be performed, (ii) waiver of the performance of an obligation required under this Master Lease that is not entered into for the benefit of Tenant or such successor, or (iii) failure to enforce any of the obligations set forth in this Master Lease, provided that Tenant shall not be responsible for any

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additional obligations or liability arising as the result of any modification or amendment of this Master Lease by Landlord and any assignee of Tenant that is not an Affiliate of Tenant.
1.7Replacement Property Transaction.
(a)Notwithstanding anything contained herein to the contrary (including, but not limited to, Section 22.1) and subject to no Event of Default having occurred and being continuing at such time of delivering any Replacement Property Transaction Notice, Tenant shall have the right, at any time, and from time to time, prior to the first (1st) anniversary of the Effective Date, to exercise the Replacement Property Right in accordance with the terms, conditions and procedures set forth in this Section 22.7.
(b)In order to exercise the Replacement Property Right, Tenant shall deliver to Landlord a written notice (the “Replacement Property Transaction Notice”) of Tenant’s election to exercise the Replacement Property Right, which (as a condition to the effectiveness of such Replacement Property Transaction Notice) shall set forth all material information with respect to the proposed Replacement Property Transaction, including, without limitation, (i) the proposed Replacement Property and the Replaced Property, (ii) the proposed Replaced Property Transferee, (iii) the proposed closing date of the Replacement Property Transaction, which date shall be not less than sixty (60) days after the date of such Replacement Property Transaction Notice, and (iv) the proposed Replacement Exchange Agreement and Replacement Property Lease Amendment. Promptly upon Landlord’s reasonable request therefor, Tenant shall provide to Landlord additional information reasonably related to the proposed Replacement Property Transaction, to the extent such information is reasonably available to Tenant.
(c)Within fifteen (15) days after Landlord’s receipt of a Replacement Property Transaction Notice, Landlord shall (i) provide its commercially reasonable comments or revisions (unless such comments or revisions are necessary to cause the Replacement Exchange Agreement and/or Replacement Property Lease Amendment to satisfy the requirements of this Master Lease, in which case such comments may be made regardless as to whether such comments are otherwise “commercially reasonable”) to the proposed Replacement Exchange Agreement and/or the Replacement Property Lease Amendment, which shall be attached as an exhibit to the Replacement Exchange Agreement, (ii) advise Tenant as to whether the proposed Replacement Property meets the requirements under this Section 22.7 and the definition of “Replacement Property”, and if the Replacement Property does not meet such requirements the reasons therefor, and (iii) advise Tenant as to whether an Event of Default has occurred and is continuing thereby prohibiting Tenant from exercising its Replacement Property Right (in which case Landlord shall have no obligation to proceed with a Replacement Property Transaction until Tenant cures such Event of Default to Landlord’s reasonable satisfaction). Subject to no Event of Default having occurred and being continuing, Landlord and Tenant shall thereafter negotiate in good faith to reconcile any applicable issues(s) and use commercially reasonable efforts to enter into the Replacement Exchange Agreement as soon as reasonably practicable thereafter.
(d)In the event the Property Value of the Replacement Property is greater than the Property Value of the Replaced Property (it being understood that in no event shall the Landlord be obligated to engage in a Replacement Property Transaction if the Property Value of the Replacement Property (in the aggregate) is less than the Property Value of the Replaced

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Property), then upon the consummation of the closing under the Replacement Exchange Agreement and entry into the Replacement Property Lease Amendment (i) Landlord shall pay to Tenant in cash an amount equal to such excess and (ii) Building Base Rent and Land Base Rent under this Master Lease shall increase by an annual amount equal to one-eleventh of such excess, with such increase being split between Building Base Rent and Land Base Rent in the same proportion as Building Base Rent and Land Base Rent bear to one another at the time the Replacement Property Lease Amendment is executed. In the event that the Property Value of the Replacement Property is equal to the Property Value of the Replaced Property, then there shall be no payment from Landlord to Tenant on account thereof and there shall be no adjustment to the amount of Rent due from Tenant under this Master Lease.
(e)The consummation of the closing under the Replacement Exchange Agreement shall be subject to obtaining all Required Governmental Approvals by Tenant, Landlord and/or the Replaced Property Transferee (and each of their respective applicable Affiliates) in accordance with applicable law (including applicable Gaming Regulations). Each of Landlord and Tenant shall, and shall cause its Affiliates to, (a) file or cause to be filed, as promptly as practicable, and in any event no later than ten (10) days, following the date on which Landlord and Tenant execute such Replacement Exchange Agreement, all applications and supporting documentation necessary to obtain all Required Governmental Approvals for the Replacement Property Transaction, (b) use commercially reasonable efforts in order to obtain such Required Governmental Approvals as promptly as practicable, and (c) use commercially reasonable efforts in order to assist the other party in its efforts to obtain such Required Governmental Approvals as promptly as practicable. Landlord, at no cost or expense to Landlord, agrees to reasonably cooperate with Tenant and use commercially reasonable efforts to provide Regulatory Approval Supporting Information that is reasonably requested by Tenant in connection with the Replacement Property Transaction, in Tenant’s efforts to obtain any Required Governmental Approvals.
(f)Upon the consummation of the closing under the Replacement Exchange Agreement, Landlord and Tenant shall execute the Replacement Property Lease Amendment, and upon the execution of the Replacement Property Lease Amendment, this Master Lease shall terminate with respect to the Replaced Property, the Replaced Property shall cease to constitute Leased Property hereunder, neither Tenant nor Landlord shall have any further liabilities or obligations under this Master Lease, from and after the consummation of the closing under the Replacement Exchange Agreement, in respect of the Replaced Property, and the Guaranty shall automatically, and without further action by any party, cease to apply with respect to any Obligations (as defined in the Guaranty) with respect to the Replaced Property to the extent arising from and after the consummation of the closing under the Replacement Exchange Agreement and the execution of the Replacement Property Lease Amendment (provided that any such Obligations arising prior to such closing date shall not be terminated, limited or affected by or upon the closing under the Replacement Exchange Agreement).
(g)Upon the consummation of the closing under the Replacement Exchange Agreement and the entry into the Replacement Property Lease Amendment, this Master Lease shall apply to the Replacement Property, the Replacement Property shall constitute Leased Property and a Facility hereunder, each of Tenant’s and Landlord’s obligations under this Master Lease in respect of the Leased Property and the Facilities shall apply to the Replacement

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Property, and the Guaranty shall automatically, and without further action by any party, apply with respect to any Obligations (as defined in the Guaranty) with respect to the Replacement Property to the extent arising from and after the consummation of the closing under the Replacement Exchange Agreement.
(h)Each of Tenant and Landlord (at no cost or expense to Landlord) shall furnish to the other party Regulatory Approval Supporting Information and reasonable assistance as such party may reasonably request in connection with obtaining the Required Governmental Approvals. Subject to Section 23.2 and applicable laws relating to the exchange of information, outside counsel for Landlord and Tenant shall have the right to review in advance, and to the extent practicable each party shall consult with the other in connection with, all of the information relating to Landlord or Tenant, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any Person and/or any governmental authority in connection with the Replacement Property Transaction; provided, that the foregoing shall not apply to applications made with respect to Gaming Licenses and other gaming approvals required under applicable Gaming Regulations that include personal identifying information or other similarly sensitive information (as reasonably determined by such party in good faith). In exercising the foregoing rights, each of Landlord and Tenant shall act reasonably and as promptly as practicable. Subject to applicable law and the instructions of any governmental authority, Landlord and Tenant shall keep the other party reasonably apprised of the status of matters relating to the completion of the Replacement Property Transaction, including promptly furnishing the other party with copies of notices or other written substantive communications received from any governmental authority and/or other Person with respect to the Replacement Property Transaction and, to the extent practicable under the circumstances, shall provide the other party with the opportunity to participate in any meeting with any governmental authority in respect of any substantive filing, investigation or other inquiry in connection with the Replacement Property Transaction.
(i)If Tenant exercises the Replacement Property Right, Tenant and Landlord shall use commercially reasonable efforts to effectuate the Replacement Property Transaction and minimize all costs, fees (including consent fees), taxes and expenses incurred by Tenant and Landlord in consummating the Replacement Property Transaction. All reasonable, documented out-of-pocket costs and expenses relating to an exercise of the Replacement Property Right and/or otherwise in connection with any transfer or proposed transfer pursuant to this Section 22.7 (including reasonable, documented attorneys’ fees and other reasonable, documented out-of-pocket costs incurred by Landlord for outside counsel, if any) shall be borne by Tenant and not Landlord.
ARTICLE XXIII
1.1Officer’s Certificates and Financial Statements.
(a)Officer’s Certificate. Each of Landlord and Tenant shall, at any time and from time to time upon receipt of not less than ten (10) Business Days’ prior written request from the other party hereto, furnish an Officer’s Certificate certifying (i) that this Master Lease is unmodified and in full force and effect, or that this Master Lease is in full force and effect as modified and setting forth the modifications; (ii) the Rent and Additional Charges payable

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hereunder and the dates to which the Rent and Additional Charges payable have been paid; (iii) that the address for notices to be sent to the party furnishing such Officer’s Certificate is as set forth in this Master Lease (or, if such address for notices has changed, the correct address for notices to such party); (iv) whether or not, to its actual knowledge, such party or the other party hereto is in default in the performance of any covenant, agreement or condition contained in this Master Lease (together with back-up calculation and information reasonably necessary to support such determination) and, if so, specifying each such default of which such party may have knowledge; (v) that Tenant is in possession of the Leased Property (other than portions that are subleased or assigned to third parties in accordance with this Master Lease); and (vi) responses to such other questions or statements of fact as such other party, any ground or underlying landlord, any purchaser or any current or prospective Facility Mortgagee or Permitted Leasehold Mortgagee shall reasonably request. Landlord’s or Tenant’s failure to deliver such statement within such time shall constitute an acknowledgement by such failing party that, to such party’s knowledge, (x) this Master Lease is unmodified and in full force and effect except as may be represented to the contrary by the other party; (y) the other party is not in default in the performance of any covenant, agreement or condition contained in this Master Lease; and (z) the other matters set forth in such request, if any, are true and correct. Any such certificate furnished pursuant to this Article XXIII may be relied upon by the receiving party and any current or prospective Facility Mortgagee, Permitted Leasehold Mortgagee, ground or underlying landlord or purchaser of the Leased Property. Each Guarantor or Tenant, as the case may be, shall deliver a written notice to Landlord within two (2) Business Days of obtaining knowledge of the occurrence of a default hereunder. Such notice shall include a detailed description of the default and the actions such Guarantor or Tenant has taken or shall take, if any, to remedy such default.
(b)Statements. Tenant shall furnish the following statements to Landlord:
(i)Within sixty-five (65) days after the end of Tenant’s Parent’s Fiscal Years (commencing with the Fiscal Year ending December 31, 2018) or concurrently with the filing by Tenant’s Parent of its annual report on Form 10-K with the SEC, whichever is earlier: (x) Tenant’s Parent’s Financial Statements; (y) a certificate, executed by the chief financial officer or treasurer of the Tenant’s Parent (a) certifying that, to such person’s knowledge after due inquiry, no default has occurred under this Master Lease or, if such person has knowledge after due inquiry that a default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (b) setting forth the calculation of the financial covenants set forth in Section 23.3 hereof in reasonable detail as of such Fiscal Year (commencing with the Fiscal Year ending December 31, 2018); and (z) a report with respect to Tenant’s Parent’s Financial Statements from Tenant’s Parent’s accountants, which report shall be unqualified as to going concern and scope of audit of Tenant’s Parent and its Subsidiaries (excluding any qualification as to going concern relating to any debt maturities in the twelve month period following the date of such audit or any projected financial performance or covenant default in any Material Indebtedness or this Master Lease in such twelve month period) and shall provide in substance that (a) such consolidated financial statements present fairly the consolidated financial position of Tenant’s Parent and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP and (b) that the examination by Tenant’s Parent’s accountants in connection with such Financial Statements has been made in accordance with generally accepted auditing standards;
(ii)Within forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Tenant’s Parent’s Fiscal Year (commencing with the fiscal quarter ending June 30, 2018) or concurrently with the filing by Tenant’s Parent of its quarterly report on Form 10-Q with the SEC, whichever is earlier, a copy of Tenant’s Parent’s Financial Statements for such period, together with a certificate, executed by the chief financial

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officer or treasurer of Tenant’s Parent (i) certifying that no default has occurred or, if such a default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth the calculation of the financial covenants set forth in Section 23.3 hereof in reasonable detail as of such quarter, to the extent one complete Test Period has been completed which has commenced following the Commencement Date and (iii) certifying that such Financial Statements fairly present, in all material respects, the financial position and results of operations of Tenant’s Parent and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);
(iii)Promptly following Landlord’s request from time to time, (a) five-year forecasts of Tenant’s income statement and balance sheet covering such quarterly and annual periods as may be reasonably requested by Landlord, and in a format consistent with Tenant’s Parent’s quarterly and annual financial statements filed with the SEC, and such additional financial information and projections as may be reasonably requested by Landlord in connection with syndications, private placements, or public offerings of GLP’s or Landlord’s debt securities or loans or equity or hybrid securities and (b) such additional information and unaudited quarterly financial information concerning the Leased Property and Tenant as Landlord or GLP may require for its ongoing filings with the SEC under both the Securities Act and the Securities Exchange Act of 1934, as amended, including, but not limited to 10-Q Quarterly Reports, 10-K Annual Reports and registration statements to be filed by Landlord or GLP during the Term of this Master Lease, the Internal Revenue Service (including in respect of GLP’s qualification as a “real estate investment trust” (within the meaning of Section 856(a) of the Code)) and any other federal, state or local regulatory agency with jurisdiction over GLP or its Subsidiaries subject to Section 23.1(c) below;
(iv)Within thirty-five (35) days after the end of each calendar month, a copy of Tenant’s income statement for such month and Tenant’s balance sheet as of the end of such month (which may be subject to quarterly and year-end adjustments and the absence of footnotes); provided, however, that with respect to each calendar quarter, Tenant shall provide such financial reports for the final month thereof as soon as is reasonably practicable following the closing of the books for such month and in sufficient time so that Landlord or its Affiliate is able to include the operational results for the entire quarter in its current Form 10-Q or Form 10-K (or supplemental report filed in connection therewith);
(v)Prompt Notice to Landlord of any action, proposal or investigation by any agency or entity, or complaint to such agency or entity, (any of which is called a “Proceeding”), known to Tenant, the result of which Proceeding would reasonably be expected to be to revoke or suspend or terminate or modify in a way adverse to Tenant, or fail to renew or fully continue in effect, any license or certificate or operating authority pursuant to which Tenant carries on any part of the Primary Intended Use of all or any portion of the Leased Property;
(vi)As soon as it is prepared and in no event later than sixty (60) days after the end of each Fiscal Year, a capital and operating budget for each Facility for the Fiscal Year in which it is delivered; and
(vii)Tenant further agrees to provide the financial and operational reports to be delivered to Landlord under this Master Lease in such electronic format(s) as may reasonably be required by Landlord from time to time in order to (i) facilitate Landlord’s internal financial and reporting database and (ii) permit Landlord to calculate any rent, fee or other payments due under Ground Leases. Tenant also agrees that Landlord shall

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have audit rights with respect to such information to the extent required to confirm Tenant’s compliance with the Master Lease terms (including, without limitation, calculation of Net Revenues).
(c)Notwithstanding the foregoing provisions of Section 23.1, Tenant shall not be obligated (1) to provide information that is subject to the quality assurance immunity or is subject to attorney-client privilege or the attorney work product doctrine or (2) to provide information or assistance that could give Landlord or its Affiliates a “competitive” advantage with respect to markets in which GLP, Landlord or any of Landlord’s Affiliates and Tenant, Tenant’s Parent or any of Tenant’s Affiliates might be competing at any time (“Restricted Information”) it being understood that Restricted Information shall not include revenue and expense information relevant to Landlord’s calculation and verification of (i) the Escalation amount hereunder and (ii) Tenant’s compliance with Section 23.3(a) hereof, provided that the foregoing information shall be provided on a portfolio wide (as opposed to Facility by Facility) basis, except where required by Landlord to be able to make submissions to, or otherwise to comply with requirements of, gaming and other regulatory authorities, in which case such additional information (including Facility by Facility performance information) will be provided by Tenant to Landlord to the extent so required (provided that Landlord shall in such instance first execute a nondisclosure agreement in a form reasonably satisfactory to Tenant with respect to such information). Landlord shall retain audit rights with respect to Restricted Information to the extent required to confirm Tenant’s compliance with the Master Lease terms (and GLP’s compliance with SEC, Internal Revenue Service and other legal and regulatory requirements) and provided that appropriate measures are in place to ensure that only Landlord’s auditors and attorneys (and not Landlord or GLP or any of Landlord’s other Affiliates) are provided access to such information. In addition, Landlord shall not disclose any Restricted Information to any Person or any employee, officer or director of any Person (other than GLP or a Subsidiary of Landlord) that directly or indirectly owns or operates any gaming business or is a competitor of Tenant, Tenant’s Parent or any Affiliate of Tenant.
1.2Confidentiality; Public Offering Information.
(a)The parties recognize and acknowledge that they may receive certain Confidential Information of the other party. Each party agrees that neither such party nor any of its representatives acting on its behalf shall, during or within five (5) years after the term of the termination or expiration of this Master Lease, directly or indirectly use any Confidential Information of the other party or disclose Confidential Information of the other party to any person for any reason or purpose whatsoever, except as reasonably required in order to comply with the obligations and otherwise as permitted under the provisions of this Master Lease. Notwithstanding the foregoing, in the event that a party or any of its representatives is requested or becomes legally compelled (pursuant to any legal, governmental, administrative or regulatory order, authority or process) to disclose any Confidential Information of the other party, it will, to the extent reasonably practicable and not prohibited by law, provide the party to whom such Confidential Information belongs prompt written notice of the existence, terms or circumstances of such event so that the party to whom such Confidential Information belongs may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 23.2(a). In the event that such protective order or other remedy is not obtained or the party to whom such Confidential Information belongs waives compliance with this Section 23.2(a), the party compelled to disclose such Confidential information will furnish only that portion of the Confidential Information or take only such action as, based upon the advice of your legal counsel, is legally required and will use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so

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furnished. The party compelled to disclose the Confidential Information shall cooperate with any action reasonably requested by the party to whom such Confidential Information belongs to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.
(b)Notwithstanding anything to the contrary in Section 23.2(a), Tenant specifically agrees that Landlord may include financial information and such information concerning the operation of the Facilities (1) which is approved by Tenant in its sole discretion, (2) which is publicly available, (3) the Adjusted Revenue to Rent Ratio, or (4) the inclusion of which is approved by Tenant in writing, which approval may not be unreasonably withheld, in offering memoranda or prospectuses or confidential information memoranda, or similar publications or marketing materials, rating agency presentations, investor presentations or disclosure documents in connection with syndications, private placements or public offerings of GLP’s or Landlord’s securities or loans or securities or loans of any direct or indirect parent entity of Landlord, and any other reporting requirements under applicable federal and state laws, including those of any successor to Landlord, provided that, with respect to matters permitted to be disclosed solely under this clause (4), the recipients thereof shall be obligated to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto and to comply with all federal, state and other securities laws applicable with respect to such information. Unless otherwise agreed by Tenant, neither Landlord nor GLP shall revise or change the wording of information previously publicly disclosed by Tenant and furnished to Landlord or GLP or any direct or indirect parent entity of Landlord pursuant to Section 23.1 or this Section 23.2 and Landlord’s Form 10-Q or Form 10-K (or supplemental report filed in connection therewith) shall not disclose the operational results of the Facilities prior to Tenant’s Parent’s, Tenant’s or its Affiliate’s public disclosure thereof so long as Tenant’s Parent, Tenant or such Affiliate reports such information in a timely manner consistent with historical practices and SEC disclosure requirements. Tenant agrees to provide such other reasonable information and, if necessary, participation in road shows and other presentations at Landlord’s or GLP’s sole cost and expense, with respect to Tenant and its Leased Property to facilitate a public or private debt or equity offering or syndication by Landlord or GLP or any direct or indirect parent entity of Landlord or GLP or to satisfy GLP’s or Landlord’s SEC disclosure requirements or the disclosure requirements of any direct or indirect parent entity of Landlord or GLP. In this regard, Landlord shall provide to Tenant a copy of any information prepared by Landlord to be published, and Tenant shall have a reasonable period of time (not to exceed three (3) Business Days) after receipt of such information to notify Landlord of any corrections.
1.3Financial Covenants. (a)Tenant on a consolidated basis with respect to all of the Facilities shall maintain an Adjusted Revenue to Rent Ratio determined on the last day of any fiscal quarter on a cumulative basis for the preceding Test Period (commencing with the Test Period ending on June 30, 2021, but excluding any fiscal quarter the last day of which occurs during a Covenant Suspension Period) of at least 1.2:1.
(a)In the event that Tenant does not satisfy at any time the Adjusted Revenue to Rent Ratio set forth in Section 23.3(a), Tenant’s Parent shall not be permitted to make any Restricted Payment until Tenant is in compliance with such ratio in a subsequent period.

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(b)Tenant’s Parent shall not make any Restricted Payment during any Covenant Suspension Period.
1.4Landlord Obligations. Landlord acknowledges and agrees that certain of the information contained in the Financial Statements may be non-public financial or operational information with respect to Tenant, Tenant’s Parent and/or the Leased Property. Landlord further agrees (i) to maintain the confidentiality of such non-public information; provided, however, that notwithstanding the foregoing and notwithstanding anything to the contrary in Section 23.2(a) hereof or otherwise herein, Landlord shall have the right to share such information with GLP and their respective officers, employees, directors, Facility Mortgagee, agents and lenders party to material debt instruments entered into by GLP or Landlord, actual or prospective arrangers, underwriters, investors or lenders with respect to Indebtedness or Equity Interests that may be issued by GLP or Landlord, rating agencies, accountants, attorneys and other consultants (the “Landlord Representatives”), provided that each such Landlord Representative is advised of the confidential nature of such information and agrees, to the extent such information is not publicly available, to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto and to comply with all federal, state and other securities laws applicable with respect to such information and (ii) that neither it nor any Landlord Representative shall be permitted to engage in any transactions with respect to the stock or other equity or debt securities or syndicated loans of Tenant or Tenant’s Parent based on any such non-public information provided by or on behalf of Landlord or GLP (provided that this provision shall not govern the provision of information by Tenant or Tenant’s Parent). In addition to the foregoing, Landlord agrees that, upon request of Tenant, it shall from time to time provide such information as may be reasonably requested by Tenant with respect to Landlord’s capital structure and/or any financing secured by this Master Lease or the Leased Property in connection with Tenant’s review of the treatment of this Master Lease under GAAP. In connection therewith, Tenant agrees to maintain the confidentiality of any such non-public information; provided, however, Tenant shall have the right to share such information with Tenant’s Parent and their respective officers, employees, directors, Permitted Leasehold Mortgagees, agents and lenders party to material debt instruments entered into by Tenant or Tenant’s Parent, actual or prospective arrangers, underwriters, investors or lenders with respect to Indebtedness or Equity Interests that may be issued by Tenant or Tenant’s Parent, rating agencies, accountants, attorneys and other consultants (the “Tenant Representatives”) so long as such Tenant Representative is advised of the confidential nature of such information and agrees, to the extent such information is not publicly available, (i) to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto and to comply with all federal, state and other securities laws applicable with respect to such information and (ii) not to engage in any transactions with respect to the stock or other equity or debt securities or syndicated loans of GLP or Landlord based on any such non-public information provided by or on behalf of Tenant or Tenant’s Parent (provided that this provision shall not govern the provision of information by Landlord or GLP).
ARTICLE XXIV
1.1Landlord’s Right to Inspect. Upon reasonable advance notice to Tenant and subject to the rights of hotel guests and subtenants under subleases, Tenant shall permit Landlord and its authorized representatives to inspect the Leased Property during usual business hours. Landlord shall take care to minimize disturbance of the operations on the Leased Property, except in the case of emergency.

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ARTICLE XXV
1.1No Waiver. No delay, omission or failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of Rent by Landlord during the continuance of any default or Event of Default, shall impair any such right or constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Master Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.
ARTICLE XXVI
1.1Remedies Cumulative. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord now or hereafter provided either in this Master Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.
ARTICLE XXVII
1.1Acceptance of Surrender. No surrender to Landlord of this Master Lease or of any Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.
ARTICLE XXVIII
1.1No Merger. There shall be no merger of this Master Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (i) this Master Lease or the leasehold estate created hereby or any interest in this Master Lease or such leasehold estate and (ii) the fee estate in the Leased Property.
ARTICLE XXIX
1.1Conveyance by Landlord. If Landlord or any successor owner of the Leased Property shall convey the Leased Property in accordance with Section 18.1 and the other terms of this Master Lease other than as security for a debt, and the grantee or transferee expressly assumes all obligations of Landlord arising after the date of the conveyance, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of the Landlord under this Master Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

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ARTICLE XXX
1.1Quiet Enjoyment. So long as Tenant shall pay the Rent as the same becomes due and shall fully comply with all of the terms of this Master Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the Commencement Date or thereafter provided for in this Master Lease or consented to by Tenant. No failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Master Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Master Lease, or to fail to perform any other obligation of Tenant hereunder. Notwithstanding the foregoing, Tenant shall have the right, by separate and independent action to pursue any claim it may have against Landlord as a result of a breach by Landlord of the covenant of quiet enjoyment contained in this Article XXX or any other covenant of Landlord set forth in this Master Lease.
ARTICLE XXXI
1.1Landlord’s Financing. Without the consent of Tenant, Landlord may from time to time, directly or indirectly, create or otherwise cause to exist any Facility Mortgage upon the Leased Property or any portion thereof or interest therein; provided, however, if Tenant has not consented to any such Facility Mortgage entered into by Landlord after the Commencement Date, Tenant’s obligations with respect thereto shall be subject to the limitations set forth in Section 31.3. This Master Lease is and at all times shall be subject and subordinate to any such Facility Mortgage which may now or hereafter affect the Leased Property or any portion thereof or interest therein and to all renewals, modifications, consolidations, replacements, restatements and extensions thereof or any parts or portions thereof; provided, however, that the subjection and subordination of this Master Lease and Tenant’s leasehold interest hereunder to any Facility Mortgage shall be conditioned upon the execution by the holder of each Facility Mortgage and delivery to Tenant of a nondisturbance and attornment agreement substantially in the form attached hereto as Exhibit E and with respect to any Facility Mortgage on any vessel or barge, Landlord shall be required to deliver such nondisturbance and attornment agreement to Tenant from each holder of a Facility Mortgage on such vessel or barge prior to the recording or registration of such Facility Mortgage on such vessel or barge in a manner that would, or the enforcement of remedies thereunder would, affect or disturb the rights of Tenant under this Master Lease or the provisions of Article XVII which benefit any Permitted Leasehold Mortgagee, in the case of any Permitted Leasehold Mortgagee (provided that upon the request of Landlord such nondisturbance and attornment agreement shall also incorporate subordination provisions referenced above, as contemplated below, and be in substantially the form attached hereto as Exhibit F, and be executed by Tenant as well as Landlord), which will bind such holder of such Facility Mortgage and its successors and assigns as well as any person who acquires any portion of the Leased Property in a foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure or a successor owner of the Leased Property (each, a “Foreclosure Purchaser”) and which provides that so long as there is not then outstanding and continuing an Event of Default under this Master Lease, the holder of such Facility Mortgage, and any Foreclosure Purchaser shall disturb neither Tenant’s leasehold interest or possession of the Leased Property in accordance with the terms hereof, nor any of its rights, privileges and options, and shall give effect to this Master Lease, including the provisions of Article XVII which benefit any Permitted Leasehold Mortgagee (as if such Facility Mortgagee or Foreclosure Purchaser were the landlord under this Master Lease (it being understood that if an Event of Default has occurred and is continuing at such time such parties shall be subject to the terms and provisions hereof concerning the exercise of rights and remedies upon such Event of Default including the provisions of Articles XVI and XXXVI)). In connection with the foregoing and at

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the request of Landlord, Tenant shall promptly execute a subordination, nondisturbance and attornment agreement, in form and substance substantially in the form of Exhibit F or otherwise reasonably satisfactory to Tenant, and the Facility Mortgagee or prospective Facility Mortgagee, as the case may be, which will incorporate the terms set forth in the preceding sentence. Except for the documents described in the preceding sentences, this provision shall be self-operative and no further instrument of subordination shall be required to give it full force and effect. If, in connection with obtaining any Facility Mortgage for the Leased Property or any portion thereof or interest therein, a Facility Mortgagee or prospective Facility Mortgagee shall request (A) reasonable cooperation from Tenant, Tenant shall provide the same at no cost or expense to Tenant, it being understood and agreed that Landlord shall be required to reimburse Tenant for all such costs and expenses so incurred by Tenant, including, but not limited to, its reasonable attorneys’ fees, or (B) reasonable amendments or modifications to this Master Lease as a condition thereto, Tenant hereby agrees to execute and deliver the same so long as any such amendments or modifications do not (i) increase Tenant’s monetary obligations under this Master Lease, (ii) adversely increase Tenant’s non-monetary obligations under this Master Lease in any material respect, or (iii) diminish Tenant’s rights under this Master Lease in any material respect.
1.2Attornment. If Landlord’s interest in the Leased Property or any portion thereof or interest therein is sold, conveyed or terminated upon the exercise of any remedy provided for in any Facility Mortgage Documents (or in lieu of such exercise), or otherwise by operation of law: (a) at the request and option of the new owner or superior lessor, as the case may be, Tenant shall attorn to and recognize the new owner or superior lessor as Tenant’s “landlord” under this Master Lease or enter into a new lease substantially in the form of this Master Lease with the new owner or superior lessor, and Tenant shall take such actions to confirm the foregoing within ten (10) days after request; and (b) the new owner or superior lessor shall not be (i) liable for any act or omission of Landlord under this Master Lease occurring prior to such sale, conveyance or termination; (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Master Lease occurring prior to such sale, conveyance or termination; (iii) bound by any previous modification or amendment to this Master Lease or any previous prepayment of more than one month’s rent, unless such modification, amendment or prepayment shall have been approved in writing by such Facility Mortgagee (to the extent such approval was required at the time of such amendment or modification or prepayment under the terms of the applicable Facility Mortgage Documents) or, in the case of such prepayment, such prepayment of rent has actually been delivered to such new owner or superior lessor or in either case, such modification, amendment or prepayment occurred before Landlord provided Tenant with notice of the Facility Mortgage and the identity and address of the Facility Mortgagee; or (iv) liable for any security deposit or other collateral deposited or delivered to Landlord pursuant to this Master Lease unless such security deposit or other collateral has actually been delivered to such new owner or superior lessor.
1.3Compliance with Facility Mortgage Documents. (a)Tenant acknowledges that any Facility Mortgage Documents executed by Landlord or any Affiliate of Landlord may impose certain obligations on the “borrower” or other counterparty thereunder to comply with or cause the operator and/or lessee of a Facility to comply with all representations, covenants and warranties contained therein relating to such Facility and the operator and/or lessee of such Facility, including, covenants relating to (i) the maintenance and repair of such Facility; (ii) maintenance and submission of financial records and accounts of the operation of such Facility and related financial and other information regarding the operator and/or lessee of such Facility and such Facility itself; (iii) the procurement of insurance policies with respect to such Facility; and (iv) without limiting the foregoing, compliance with all applicable Legal Requirements relating to such Facility and the operation of the business thereof. For so long as any Facility Mortgages encumber the Leased Property or any portion thereof or interest therein, Tenant covenants and agrees, at its sole cost and expense and for the express benefit of Landlord,

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to operate the applicable Facility(ies) in compliance with the terms and conditions of this Master Lease for the benefit of Landlord so that Landlord is in compliance with such representations, warranties and covenants as the same apply to the Leased Property and to timely perform all of the obligations of Tenant under this Master Lease relating thereto. To the extent that any duties and obligations of Landlord under such Facility Mortgage are beyond Tenant’s obligations under this Master Lease or may not properly be performed by Tenant, Tenant shall cooperate with and assist Landlord, at Landlord’s expense, in the performance thereof (other than payment of any indebtedness evidenced or secured thereby); provided, however, notwithstanding the foregoing, (A) this Section 31.3(a) shall not be deemed to, and shall not, impose on Tenant obligations which (i) increase Tenant’s monetary obligations under this Master Lease, (ii) adversely increase Tenant’s non-monetary obligations under this Master Lease in any material respect, or (iii) diminish Tenant’s rights or remedies under this Master Lease in any material respect and (B) in the event of a conflict between the obligations, duties, rights and/or remedies of Tenant hereunder or under the Facility Mortgage Documents, this Master Lease shall govern. For purposes of the foregoing, any proposed implementation of new financial covenants shall be deemed to diminish Tenant’s rights under this Master Lease in a material respect (it being understood that Landlord may agree to such financial covenants in any Facility Mortgage Documents and such financial covenants will not impose obligations on Tenant). If any new Facility Mortgage Documents to be executed by Landlord or any Affiliate of Landlord would impose on Tenant any obligations under this Section 31.3(a), Landlord shall provide copies of the same to Tenant for informational purposes (but not for Tenant’s approval) prior to the execution and delivery thereof by Landlord or any Affiliate of Landlord; provided, however, that neither Landlord nor its Affiliates shall enter into any new Facility Mortgage Documents imposing obligations on Tenant with respect to impounds that are more restrictive than obligations imposed on Tenant pursuant to this Master Lease.
(a)Without limiting or expanding Tenant’s obligations pursuant to Section 31.3(a), during the Term of this Master Lease, Tenant acknowledges and agrees that, except as expressly provided elsewhere in this Master Lease, it shall undertake at its own cost and expense the performance of any and all repairs, replacements, capital improvements, maintenance items and all other requirements relating to the condition of a Facility that are required by any Facility Mortgage Documents or by Facility Mortgagee, and Tenant shall be solely responsible and hereby covenants to fund and maintain any and all impound, escrow or other reserve or similar accounts required under any Facility Mortgage Documents as security for or otherwise relating to any operating expenses of a Facility, including any capital repair or replacement reserves and/or impounds or escrow accounts for taxes or insurance premiums (each a “Facility Mortgage Reserve Account”); provided, however, this Section 31.3(b) shall not (i)  increase Tenant’s monetary obligations under this Master Lease, (ii) adversely increase Tenant’s non-monetary obligations under this Master Lease in any material respect, (iii) diminish Tenant’s rights or remedies under this Master Lease in any material respect, or (iv) impose obligations to fund such reserve or similar accounts in excess of amounts required under this Master Lease in respect of reserve or similar accounts under the circumstances required under this Master Lease; and provided, further, that any amounts which Tenant is required to fund into a Facility Mortgage Reserve Account with respect to satisfaction of any repair or replacement reserve requirements imposed by a Facility Mortgagee or Facility Mortgage Documents shall be credited on a dollar for dollar basis against the mandatory expenditure obligations of Tenant for such applicable Facility(ies) under Section 9.1(e) and, if Landlord defaults under such Facility Mortgage and such amounts funded into a Facility Mortgage Reserve Account are applied by the Facility Mortgagee for purposes other than their intended purposes for such operating expenses, such amounts shall be credited on a dollar for dollar basis against Rents next coming due. During the Term of this Master Lease and provided that no Event of Default shall have occurred and be continuing hereunder, Tenant shall, subject to the terms and conditions of such Facility Mortgage Reserve Account and the requirements of the Facility Mortgagee(s) thereunder (and the related Facility Mortgage Documents), have access to and the right to apply or use (including for

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reimbursement) to the same extent as Landlord all monies held in each such Facility Mortgage Reserve Account for the purposes and subject to the limitations for which such Facility Mortgage Reserve Account is maintained, and Landlord agrees to reasonably cooperate with Tenant in connection therewith. Landlord hereby acknowledges that funds deposited by Tenant in any Facility Mortgage Reserve Account are the property of Tenant and Landlord is obligated to return the portion of such funds not previously released to Tenant within fifteen (15) days following the earlier of (x) the expiration or earlier termination of this Master Lease with respect to such applicable Facility, (y) the maturity or earlier prepayment of the applicable Facility Mortgage and obligations secured thereby, or (z) an involuntary prepayment or deemed prepayment arising out of the acceleration of the amounts due to a Facility Mortgagee or secured under a Facility Mortgage as a result of the exercise of remedies under the applicable Facility Mortgage or Facility Mortgage Documents; provided, however, that the foregoing shall not be deemed or construed to limit or prohibit Landlord’s right to bring any damage claim against Tenant for any breach of its obligations under this Master Lease that may have resulted in the loss of any impound funds held by a Facility Mortgagee.
ARTICLE XXXII
1.1Hazardous Substances. Tenant shall not allow any Hazardous Substance to be located in, on, under or about the Leased Property or incorporated in any Facility; provided, however, that Hazardous Substances may be located, brought, kept, stored, used or disposed of in, on or about the Leased Property in quantities and for purposes similar to those located, brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to the Primary Intended Use or in connection with the construction of facilities similar to the applicable Facility or to the extent in existence at any Facility and which are located, brought, kept, stored, used and disposed of in strict compliance with Legal Requirements. Tenant shall not allow the Leased Property to be used as a waste disposal site or for the manufacturing, handling, storage, distribution or disposal of any Hazardous Substance other than in the ordinary course of the business conducted at the Leased Property and in compliance with applicable Legal Requirements.
1.2Notices. Tenant shall provide to Landlord, within five (5) Business Days after Tenant’s receipt thereof, a copy of any written notice, or notification from any governmental or quasi-governmental authority or other Person with respect to (i) any violation of any Legal Requirement relating to the presence or release of Hazardous Substances located in, on, or under the Leased Property; (ii) any material enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened with respect to the Leased Property; (iii) any claim made or threatened by any Person against Tenant with respect to the Leased Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance; and (iv) any reports made to any federal state or local environmental agency arising out of or in connection with any Hazardous Substances in, on, under or removed from the Leased Property, including any complaints, notices or assertions of violations in connection therewith.
1.3Remediation. If Tenant becomes aware of a violation of any Environmental Law relating to the presence or release of any Hazardous Substance in, on or under the Leased Property, or if Tenant, Landlord or the Leased Property becomes subject to any order of any federal, state or local governmental agency to repair, close, detoxify, decontaminate, clean, perform corrective action or otherwise remediate (“Remediate”) the Leased Property, Tenant shall promptly notify Landlord of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination, cleanup, corrective action or other remediation (“Remediation”) to the extent required pursuant to Environmental Law; provided that Remediation is required only to the extent as is required or necessary to attain

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compliance with minimum remedial standards applicable under Environmental Law, employing where applicable risk-based remedial standards and institutional or engineering controls, where such standards or controls would not unreasonably interfere with the operation and use of the Leased Property for purposes similar to the Primary Intended Use, provided, further, that Landlord shall have the right to review and approve in accordance with Section 11.1 any encumbrances to be placed upon the Leased Property in connection with any Remediation undertaken by Tenant.
1.4Indemnity by Tenant. Tenant shall indemnify, defend, protect, save, hold harmless, and reimburse Landlord for, from and against any and all costs, losses (including, losses of use), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, “Environmental Costs”) (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Landlord) incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, before (except to the extent first discovered after the end of the Term) or during (but not after) the Term or such portion thereof during which the Leased Property is leased to Tenant, (i) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on, under or about the Leased Property (collectively, “Handling”), including the effects of such Handling of any Hazardous Substances on any Person or property within or outside the boundaries of the Leased Property, (ii) the presence of any Hazardous Substances present or located in, on, under or about the Leased Property and (iii) the violation of any Environmental Law. “Environmental Costs” include costs of Remediation (including costs of response, removal, containment and cleanup), investigation, design, engineering and construction, damages (including actual but excluding consequential damages or loss of value) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, reasonable attorney’s fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing.
Without limiting the scope or generality of the foregoing, Tenant expressly agrees that, in the event of a breach by Tenant in its obligations under this Article XXXII that is not cured within any applicable notice and cure period, Tenant shall reimburse Landlord for any and all reasonable costs and expenses incurred by Landlord in connection with, arising out of, resulting from or incident to, directly or indirectly, before (with respect to any period of time in which Tenant or its Affiliate was in possession and control of the applicable Leased Property) or during (but not after) the Term or such portion thereof during which the Leased Property is leased to Tenant of the following:
(a)in investigating any and all matters relating to the Handling of any Hazardous Substances, in, on, from, under or about the Leased Property;
(b)in bringing the Leased Property into compliance with all Legal Requirements; and
(c)in Remediating any Hazardous Substances used, stored, generated, released or disposed of in, on, from, under or about the Leased Property or off-site other than in the ordinary course of the business conducted at the Leased Property and in compliance with applicable Legal Requirements.
If any claim is made by Landlord for reimbursement for Environmental Costs incurred by it hereunder, Tenant agrees to pay such claim promptly, and in any event to pay such claim within sixty (60) calendar days after receipt by Tenant of written notice thereof and any amount not so paid within such sixty (60) calendar day period shall bear interest at the Overdue Rate from the date due to the date paid in full.

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1.5Environmental Inspections. In the event Landlord has a reasonable basis to believe that Tenant is in breach of its obligations under this Article XXXII, Landlord shall have the right, from time to time, during normal business hours, subject to the rights of subtenants and hotel guests at the Leased Property and upon not less than five (5) days written notice to Tenant, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Leased Property to determine the existence or presence of Hazardous Substances on or about the Leased Property. Landlord shall have the right to enter and inspect the Leased Property, (upon not less than ten (10) days written notice to Tenant for invasive testing except in the case of emergency when no advance notice shall be required; provided, that Landlord shall provide notice to Tenant within a reasonable period thereafter) conduct any testing, sampling and analyses it deems necessary and shall have the right to inspect Hazardous Substances brought into the Leased Property; provided that, except in the case of emergency or during the occurrence and continuance of an Event of Default, Landlord shall use commercially reasonable efforts to cause any such testing, sampling and analyses to be performed in such a manner so as to reasonably minimize any interference with the operations and occupancy of the Leased Property and to reasonably minimize any disturbance to guests of Tenant. Landlord may, in its discretion, retain such experts to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith. All reasonable costs and expenses incurred by Landlord under this Section 32.5 shall be paid on demand as Additional Charges by Tenant to Landlord. Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for environmental conditions subsequently determined to be associated with or to have occurred during Tenant’s tenancy. To the extent Tenant may be liable pursuant to this Article XXXII, Tenant shall remain liable for any environmental condition related to or having occurred during its tenancy regardless of when such conditions are discovered and regardless of whether or not Landlord conducts an environmental inspection at the termination of this Master Lease.
1.6Indemnity by Landlord. Notwithstanding anything set forth in this Master Lease to the contrary, Landlord shall be responsible for and shall indemnify, defend, protect, save, hold harmless, and reimburse Tenant for, from and against any and all Environmental Costs (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Tenant) incurred in connection with, arising out of, resulting from or incident to, before or during (but not after) the Term or such portion thereof, any Pre-Existing Environmental Conditions, provided that such Environmental Costs to conduct any Remediation with respect to any Pre-Existing Conditions are not incurred primarily as a result of or in connection to any alteration, renovation, remodeling or expansion activities performed by or on behalf of Tenant in, on or about the Leased Property during the Term (other than any such alteration or renovation activities, except to the extent such Remediation is required due to, or such Environmental Costs are incurred by Landlord or Tenant as a result of, Tenant’s negligence or willful misconduct, (a) performed in compliance with Section 8.2 or Section 9.1(a) hereof, or (b) required pursuant to any Applicable Law due to any safety risk or emergency), in which case Tenant shall be responsible for, and shall indemnify, defend, protect, save, hold harmless and reimburse any indemnitees for, such Environmental Costs in accordance with this Article XXXII. “Pre-Existing Environmental Conditions” means (i) any condition that exists at or on the Leased Property on or prior to the Commencement Date with respect to contamination of soil, surface or ground waters, stream sediments, and every other environmental media from Hazardous Substances, (ii) any Hazardous Substances present or located in, on, under or about Leased Property on or prior to the Commencement Date or to the extent due to the gross negligence or willful misconduct of

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Landlord thereafter and (iii) any Hazardous Substances that have migrated from the Leased Property on or prior to the Commencement Date. Tenant shall use commercially reasonable efforts to minimize any interference with or disruption of any Pre-Existing Environmental Conditions located within the Leased Property of which it is aware or becomes aware when performing its obligations under this Master Lease (including, without limitation, Sections 8.2 and 9.1(a)).
If any claim is made by Tenant for reimbursement for Environmental Costs incurred by it hereunder, Landlord agrees to pay such claim promptly, and in any event to pay such claim within sixty (60) calendar days after receipt by Landlord of written notice thereof and any amount not so paid within such sixty (60) calendar day period shall bear interest at the Overdue Rate from the date due to the date paid in full.
1.7Survival. The obligations set forth in this Article XXXII shall survive the expiration or earlier termination of this Master Lease.
ARTICLE XXXIII
1.1Memorandum of Lease. Landlord and Tenant shall enter into one or more short form memoranda of this Master Lease, in form suitable for recording in each county or other applicable location in which the Leased Property is located. Tenant shall pay all costs and expenses of recording any such memorandum and shall fully cooperate with Landlord in removing from record any such memorandum upon the expiration or earlier termination of the Term with respect to the applicable Facility.
1.2Tenant Financing. If, in connection with granting any Permitted Leasehold Mortgage or entering into a Debt Agreement, Tenant shall reasonably request (A) reasonable cooperation from Landlord, Landlord shall provide the same at no cost or expense to Landlord, it being understood and agreed that Tenant shall be required to reimburse Landlord for all such costs and expenses so incurred by Landlord, including, but not limited to, its reasonable out-of-pocket attorneys’ fees, or (B) reasonable amendments or modifications to this Master Lease as a condition thereto, Landlord hereby agrees to execute and deliver the same so long as any such amendments or modifications do not (i) increase Landlord’s monetary obligations under this Master Lease, (ii) adversely increase Landlord’s non-monetary obligations under this Master Lease in any material respect, (iii) diminish Landlord’s rights under this Master Lease in any material respect, (iv) adversely impact the value of the Leased Property or (v) adversely impact Landlord’s (or any Affiliate of Landlord’s) tax treatment or position.
ARTICLE XXXIV
1.1Expert Valuation Process.
(a)In the event that the opinion of an “Expert” is required under this Master Lease and Landlord and Tenant have not been able to reach agreement on such Person after at least ten (10) days of good faith negotiations, then either party shall each have the right to seek appointment of the Expert by the “Appointing Authority,” as defined below, by writing to the Appointing Authority, copying the other party, and asking it to serve as the Appointing Authority and appoint the Expert. The Appointing Authority shall appoint an Expert who is independent of the parties and has at least ten (10) years of experience valuing commercial real estate and/or in

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leasing or other matters, as applicable with respect to any of the matters to be determined by the Expert and in the geographic area where the related Leased Property is located.
(b)The “Appointing Authority” shall be (i) the Institute for Conflict Prevention and Resolution (also known as, and shall be defined herein as, the “CPR Institute”), unless it is unable to serve, in which case the Appointing Authority shall be (ii) the American Arbitration Association (“AAA”) under its Arbitrator Select Program for non-administered arbitrations or whatever AAA process is in effect at the time for the appointment of arbitrators in cases not administered by the AAA, unless it is unable to serve, in which case (iii) the parties shall have the right to apply to any court of competent jurisdiction to appoint an Appointing Authority or an Expert in accordance with the court’s power to appoint arbitrators. The CPR Institute and the AAA shall each be considered unable to serve if it no longer exists, or if it no longer provides neutral appointment services, or if it does not confirm (in form or substance) that it will serve as the Appointing Authority within thirty (30) days after receiving a written request from Landlord or Tenant to serve as the Appointing Authority, or if, despite agreeing to serve as the Appointing Authority, it does not confirm its Expert appointment within sixty (60) after receiving such written request. The Appointing Authority’s appointment of the Expert shall be final and binding upon the parties. The Appointing Authority shall have no power or authority except to appoint the Expert, and no rules of the Appointing Authority shall be applied to the valuation or other determination of the Expert other than the rules necessary for the appointment of the Expert.
(c)Once the Expert is finally selected, either by agreement of the parties or by confirmation to the parties from the Appointing Authority, the Expert will determine the matter in question, by proceeding as follows:
In the case of an Expert required for any other purpose, including without limitation under Section 13.2 and Section 36.2(a) hereof, each of Landlord and Tenant shall have a period of ten (10) days to submit to the Expert its position as to the Maximum Foreseeable Loss, as to the replacement cost of the Facilities as of the date of the expiration of this Master Lease and as to the appropriate per annum yield for leases between owners and operators of Gaming Facilities at the time in question (or as to any other matter to be resolved by an Expert hereunder), as the case may be, and any materials each of Landlord and Tenant wishes the Expert to consider when determining such Maximum Foreseeable Loss, replacement cost of the Facilities and the appropriate per annum yield for leases between owners and operators of Gaming Facilities (or as to any other matter to be resolved by an Expert hereunder), and the Expert will then make the relevant determination, by a “baseball arbitration” proceeding with the Expert limited to awarding only one or the other of the two positions submitted (and not any position in between or other compromise or ruling not consistent with one of the two positions submitted, except that in the case of a determination in respect of a dispute under Section 36.2(a), the Expert in its discretion may choose the position of one party with respect to the replacement cost of the Facilities as of the date of the expiration of this Master Lease and the position of the other party with respect to the appropriate per annum yield for leases between owners and operators of Gaming Facilities at the time in question), which shall then be binding on the parties hereto. The Expert, in his or her sole discretion, shall consider any and all materials that he or she deems relevant, except that there shall be no live hearings and the parties shall not be permitted to take discovery. The Expert may submit written questions or information requests to the parties, and the parties may respond with written materials within a time frame agreed by the parties or, absent agreement by the parties, set by the Expert.

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(d)All communications between a party and either the Appointing Authority or the Expert shall also be copied to the other party. The parties shall cooperate in good faith to facilitate the valuation or other determination by the Expert.
(e)The costs of any Appointing Authority or Expert engaged with respect to any issue under Section 34.1(c) of this Master Lease shall be borne by the party against whom the Expert rules on such issue. If Landlord pays such Expert or Appointing Authority and is the prevailing party, such costs shall be Additional Charges hereunder and if Tenant pays such Expert or Appointing Authority and is the prevailing party, such costs shall be a credit against the next Rent payment hereunder.
ARTICLE XXXV
1.1Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by facsimile transmission or by an overnight express service to the following address:

To Tenant:
Tropicana Entertainment Inc.
IOC Black Hawk County, Inc.
Isle of Capri Bettendorf, L.C.
c/o Caesars Entertainment, Inc.
100 West Liberty Street, 12th Floor
Reno, Nevada 89501
Attention: General Counsel
Facsimile No.: 281-683-7511

With a copy to: (that shall not constitute notice)	Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 Attention: Sony Ben-Moshe Facsimile No.: (858) 523-5450
To Landlord:	GLP Capital, L.P. c/o Gaming and Leisure Properties, Inc. 845 Berkshire Blvd., Suite 200 Wyomissing, Pennsylvania 19610 Attention: Chief Executive Officer Facsimile: (610) 401-2901
And with copy to (which shall not constitute notice):	Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 Attention: Yoel Kranz, Esq. Facsimile: (617) 649-1471

or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by facsimile transmission shall be deemed given upon confirmation that such Notice was received at the number specified above or in a Notice to the sender.

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ARTICLE XXXVI
1.1Transfer of Tenant’s Property and Operational Control of the Facilities. Upon the written request (an “End of Term Gaming Asset Transfer Notice”) of Landlord either immediately prior to or in connection with the expiration or earlier termination of the Term, or of Tenant in connection with a termination of this Master Lease that occurs (i) either on the last date of the Initial Term or the last date of any Renewal Term, or (ii) in the event Landlord exercises its right to terminate this Master Lease or repossess the Leased Property in accordance with the terms of this Master Lease and, provided that, in each of the foregoing clauses (i) or (ii), Tenant complies with the provisions of Section 36.3, Tenant shall transfer (or cause to be transferred) upon the expiration of the Term, or as soon thereafter as Landlord shall request, the business operations conducted by Tenant and its Subsidiaries at the Facilities (including, for the avoidance of doubt, all Tenant’s Property relating to each of the Facilities other than tradenames and trademarks, but including all customer lists and all other Facility specific information and assets) to a successor lessee or operator (or lessees or operators) of the Facilities (collectively, the “Successor Tenant”) designated pursuant to Section 36.2 for consideration to be received by Tenant (or its Subsidiaries) from the Successor Tenant in an amount equal to the fair market value of such business operations conducted at the Facilities and Tenant’s Property (including any Tenant Capital Improvements not funded by Landlord in accordance with Section 10.3) (the “Gaming Assets FMV”) as negotiated and agreed by Tenant and the Successor Tenant; provided, however, that in the event an End of Term Gaming Asset Transfer Notice is delivered hereunder, then notwithstanding the expiration or earlier termination of the Term, until such time that Tenant transfers the business operations conducted at the Facilities and Tenant’s Property to a Successor Tenant, Tenant shall (or shall cause its Subsidiaries to) continue to (and Landlord shall permit Tenant to maintain possession of the Leased Property to the extent necessary to) operate the Facilities in accordance with the applicable terms of this Master Lease and the course and manner in which Tenant (or its Subsidiaries) has operated the Facilities prior to the end of the Term (including, but not limited to, the payment of Rent hereunder). If Tenant and a potential Successor Tenant designated by Landlord cannot agree on the Gaming Assets FMV within a reasonable time not to exceed thirty (30) days after receipt of an End of Term Gaming Asset Transfer Notice hereunder, then such Gaming Assets FMV shall be determined, and Tenant’s transfer of Tenant’s Property to a Successor Tenant in consideration for a payment in such amount shall be determined and transferred, in accordance with the provisions of Section 36.2.
1.2Determination of Successor Tenant and Gaming Assets FMV.
If not effected pursuant to Section 36.1, then the determination of the Gaming Assets FMV and the transfer of Tenant’s Property to a Successor Tenant in consideration for the Gaming Assets FMV shall be effected by (i) first, determining in accordance with Section 36.2(a) the rent that Landlord would be entitled to receive from Successor Tenant assuming a lease term of ten (10) years (the “Successor Tenant Rent”) pursuant to a lease agreement containing substantially the same terms and conditions of this Master Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article XXXVI, which will not be included in such new lease), (ii) second, identifying and designating in accordance with the terms of Section 36.2(b), a pool of qualified potential Successor Tenants (each, a “Qualified Successor Tenant”) prepared to lease the Facilities at the Successor Tenant Rent and to bid for the business operations (which will include a one (1) year transition license for tradenames and trademarks used at the Facilities) conducted at the Facilities and Tenant’s Property, and (iii) third, in accordance with the terms of Section 36.2(c), determining the highest price a Qualified Successor Tenant would agree to pay for Tenant’s Property and setting such highest price as the Gaming Assets FMV in exchange for which Tenant shall be required to transfer Tenant’s Property and Landlord will enter into a lease with such Qualified Successor Tenant on substantially the same terms and conditions of this Master Lease (other than, in the case of a new

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lease at the end of the final Renewal Term, the terms of this Article XXXVI, which will not be included in such new lease) through the remaining term of this Master Lease (assuming that this Master Lease will not have terminated prior to its natural expiration at the end of the final Renewal Term) or ten (10) years, whichever is greater for a rent calculated pursuant to Section 36.2(a) hereof. Notwithstanding anything in the contrary in this Article XXXVI, the transfer of Tenant’s Property will be conditioned upon the Successor Tenant obtaining the Gaming Licenses or the approval of the applicable regulatory agencies of the transfer of the Gaming Licenses and any other gaming assets to the Successor Tenant and/or the issuance of new gaming licenses as required by applicable Gaming Regulations and the relevant regulatory agencies both with respect to operating and suitability criteria, as the case may be.
(a)Determining Successor Tenant Rent. Landlord and Tenant shall first attempt to agree on the amount of Successor Tenant Rent that it will be assumed Landlord will be entitled to receive for a term of ten (10) years and pursuant to a lease containing substantially the same terms and conditions of this Master Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article XXXVI, which will not be included in such new lease). If Landlord and Tenant cannot agree on the Successor Tenant Rent amount within a reasonable time not to exceed sixty (60) days after receipt of an End of Term Gaming Asset Transfer Notice hereunder, then the Successor Tenant Rent shall be set as follows:
(i)for the period preceding the day immediately preceding the fortieth (40th) anniversary of the Commencement Date occurs, then the annual Successor Tenant Rent shall be an amount equal to the annual Rent that would have accrued under the terms of this Master Lease for such period (assuming the Master Lease will have not been terminated prior to its natural expiration); and
(ii)for the period following the day immediately preceding the fortieth (40th) anniversary of the Commencement Date occurs, then the Successor Tenant Rent shall be calculated in the same manner as Rent is calculated under this Master Lease.
(b)Designating Potential Successor Tenants. Landlord will select one and Tenant will select three additional (for a total of up to four) potential Qualified Successor Tenants prepared to lease the Facilities for the Successor Tenant Rent, each of whom must meet the criteria established for a Discretionary Transferee (and none of whom may be Tenant or an Affiliate of Tenant (it being understood and agreed that there shall be no restriction on Landlord or any Affiliate of Landlord from being a potential Qualified Successor Tenant), except in the case of termination of the Master Lease on the day immediately preceding the fortieth (40th) anniversary of the Commencement Date occurs). Landlord and Tenant must designate their proposed Qualified Successor Tenants within ninety (90) days after receipt of an End of Term Gaming Asset Transfer Notice hereunder. In the event that Landlord or Tenant fails to designate such party’s allotted number of potential Qualified Successor Tenants, the other party may designate additional potential Qualified Successor Tenants such that the total number of potential Qualified Successor Tenants does not exceed four; provided that, in the event the total number of potential Qualified Successor Tenants is less than four, the transfer process will still proceed as set forth in Section 36.2(c) below.
(c)Determining Gaming Assets FMV. Tenant will have a three (3) month period to negotiate an acceptable sales price for Tenant’s Property with one of the Qualified Successor Tenants, which three (3) month period will commence immediately upon the conclusion of the steps set forth above in Section 36.2(b). If Tenant does not reach an agreement prior to the end of such three (3) month period, Landlord shall conduct an auction for Tenant’s Property among the four potential successor lessees, and Tenant will be required to transfer Tenant’s Property to the highest bidder.

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1.3Operation Transfer. Upon designation of a Successor Tenant (pursuant to either Section 36.1 or 36.2, as the case may be), Tenant shall reasonably cooperate and take all actions reasonably necessary (including providing all reasonable assistance to Successor Tenant) to effectuate the transfer of operational control of the Facilities to Successor Tenant in an orderly manner so as to minimize to the maximum extent possible any disruption to the continued orderly operation of the Facilities for its Primary Intended Use. Notwithstanding the expiration or earlier termination of the Term and anything to the contrary herein, unless Landlord consents to the contrary, until such time that Tenant transfers Tenant’s Property and operational control of the Facilities to a Successor Tenant in accordance with the provisions of this Article XXXVI, Tenant shall (or shall cause its Subsidiaries to) continue to (and Landlord shall permit Tenant to maintain possession of the Leased Property to the extent necessary to) operate the Facilities in accordance with the applicable terms of this Master Lease and the course and manner in which Tenant (or its Subsidiaries) has operated the Facilities prior to the end of the Term (including, but not limited to, the payment of Rent hereunder). Concurrently with the transfer of Tenant’s Property to Successor Tenant, Landlord and Successor Tenant shall execute a new master lease in accordance with the terms as set forth in the final clause of the first sentence of Section 36.2 hereof.
ARTICLE XXXVII
1.1Attorneys’ Fees. If Landlord or Tenant brings an action or other proceeding against the other to enforce or interpret any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Master Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable outside attorneys’ fees incurred therein. In addition to the foregoing and other provisions of this Master Lease that specifically require Tenant to reimburse, pay or indemnify against Landlord’s attorneys’ fees, Tenant shall pay, as Additional Charges, all of Landlord’s reasonable outside attorneys’ fees incurred in connection with the enforcement of this Master Lease (except to the extent provided above), including reasonable attorneys’ fees incurred in connection with the review, negotiation or documentation of any subletting, assignment, or management arrangement or any consent requested in connection therewith, and the collection of past due Rent.
ARTICLE XXXVIII
1.1Brokers. Tenant warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Master Lease, and Tenant shall indemnify, protect, hold harmless and defend Landlord from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Tenant. Landlord warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Master Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Landlord.
ARTICLE XXXIX
1.1Anti-Terrorism Representations. Tenant hereby represents and warrants that neither Tenant, nor, to the knowledge of Tenant, any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets

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Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”). Tenant hereby represents and warrants to Landlord that no funds tendered to Landlord by Tenant under the terms of this Master Lease are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. If the foregoing representations are untrue at any time during the Term and Landlord suffers actual damages as a result thereof, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.
Tenant will not during the Term of this Master Lease knowingly engage in any transactions or dealings, or knowingly be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Leased Property. A breach of the representations contained in this Section 39.1 by Tenant as a result of which Landlord suffers actual damages shall constitute a material breach of this Master Lease and shall entitle Landlord to any and all remedies available hereunder, or at law or in equity.
ARTICLE XL
1.1GLP REIT Protection. (a)The parties hereto intend that Rent and other amounts paid by Tenant hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Master Lease shall be interpreted consistent with this intent.
(a)Anything contained in this Master Lease to the contrary notwithstanding, Tenant shall not without Landlord’s advance written consent (which consent shall not be unreasonably withheld) (i) sublet, assign or enter into a management arrangement for the Leased Property on any basis such that the rental or other amounts to be paid by the subtenant, assignee or manager thereunder would be based, in whole or in part, on any formula such that any portion of any amount received by Landlord would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto; (ii) furnish or render any services to the subtenant, assignee or manager or manage or operate the Leased Property so subleased, assigned or managed; (iii) sublet, assign or enter into a management arrangement for the Leased Property to any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of GLP) in which Landlord or GLP owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); or (iv) sublet, assign or enter into a management arrangement for the Leased Property in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Master Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code. The requirements of this Section 40.1(b) shall likewise apply to any further subleasing by any subtenant.
(b)Anything contained in this Master Lease to the contrary notwithstanding, the parties acknowledge and agree that Landlord, in its sole discretion, may assign this Master Lease or any interest herein to another Person (including without limitation, a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code)) in order to maintain Landlord’s status as a “real estate investment trust” (within the meaning of Section 856(a) of the Code); provided, however, Landlord shall be required to (i) comply with any applicable legal

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requirements related to such transfer and (ii) give Tenant notice of any such assignment; and provided, further, that any such assignment shall be subject to all of the rights of Tenant hereunder.
(c)Anything contained in this Master Lease to the contrary notwithstanding, upon request of Landlord, Tenant shall cooperate with Landlord in good faith and at no cost or expense to Tenant, and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s control and otherwise readily available to Tenant as shall be reasonably requested by Landlord in connection with verification of GLP’s “real estate investment trust” (within the meaning of Section 856(a) of the Code) compliance requirements. Anything contained in this Master Lease to the contrary notwithstanding, Tenant shall take such reasonable action as may be requested by Landlord from time to time in order to ensure compliance with the Internal Revenue Service requirement that Rent allocable for purposes of Section 856 of the Code to personal property, if any, at the beginning and end of a calendar year does not exceed fifteen percent (15%) of the total Rent due hereunder as long as such compliance does not (i) increase Tenant’s monetary obligations under this Master Lease or (ii) materially and adversely increase Tenant’s nonmonetary obligations under this Master Lease or (iii) materially diminish Tenant’s rights under this Master Lease.
ARTICLE XLI
1.1Survival. Anything contained in this Master Lease to the contrary notwithstanding, all claims against, and liabilities and indemnities of Tenant or Landlord arising prior to the expiration or earlier termination of the Term shall survive such expiration or termination.
1.2Severability. If any term or provision of this Master Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Master Lease and any other application of such term or provision shall not be affected thereby.
1.3Non-Recourse; Consequential Damages. Tenant specifically agrees to look solely to the Leased Property for recovery of any judgment from Landlord (and Landlord’s liability hereunder shall be limited solely to its interest in the Leased Property, and no recourse under or in respect of this Master Lease shall be had against any other assets of Landlord whatsoever). It is specifically agreed that (a) no constituent partner or shareholder in Landlord or officer or employee of Landlord shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant and (b) no shareholder that is an individual, officer or employee of Tenant shall ever be personally liable for any such judgment or for payment of any monetary obligation to Landlord. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord, or any action not involving the personal liability of Landlord. Furthermore, except as otherwise expressly provided herein, in no event shall either party ever be liable to the other party for any indirect or consequential damages suffered by the claiming party from whatever cause.
1.4Successors and Assigns. This Master Lease shall be binding upon Landlord and its successors and assigns and, subject to the provisions of Article XXII, upon Tenant and its successors and assigns.
1.5Governing Law. THIS MASTER LEASE WAS NEGOTIATED IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS MASTER LEASE

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(AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT ALL PROVISIONS HEREOF RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND ALL REMEDIES SET FORTH IN ARTICLE XVI RELATING TO RECOVERY OF POSSESSION OF THE LEASED PROPERTY OF ANY FACILITY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER, IN REM ACTION OR OTHER SIMILAR ACTION) SHALL BE CONSTRUED AND ENFORCED ACCORDING TO, AND GOVERNED BY, THE LAWS OF THE STATE IN WHICH THE LEASED PROPERTY IS LOCATED.
1.6Waiver of Trial by Jury. EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES AND THE STATE. EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS MASTER LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS MASTER LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LANDLORD AND TENANT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
1.7Amendment and Restatement; Entire Agreement. This Master Lease hereby amends and restates the Second A&R Master Lease in its entirety, and Landlord and Tenant hereby adopt this Master Lease in full substitution of the Second A&R Master Lease. This Master Lease and the Exhibits and Schedules hereto constitute the entire and final agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties and, with respect to the provisions set forth in Section 40.1, no such change or modification shall be effective without the explicit reference to such section by number and paragraph. Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Leased Property, including, but not limited to, the Second A&R Master Lease, are merged into and revoked by this Master Lease.
1.8Headings. All titles and headings to sections, subsections, paragraphs or other divisions of this Master Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto.
1.9Counterparts. This Master Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection

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with this Master Lease and the transactions contemplated hereby shall be deemed to include electronic signatures, which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.
1.10Interpretation. Both Landlord and Tenant have been represented by counsel and this Master Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Master Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.
1.11Time of Essence. TIME IS OF THE ESSENCE OF THIS MASTER LEASE AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED.
1.12Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Master Lease. In addition, Landlord agrees to, at Tenant’s sole cost and expense, reasonably cooperate with all applicable gaming authorities in connection with the administration of their regulatory jurisdiction over Tenant’s Parent, Tenant and its Subsidiaries, including the provision of such documents and other information as may be requested by such gaming authorities relating to Tenant or any of its Subsidiaries or to this Master Lease and which are within Landlord’s reasonable control to obtain and provide.
1.13Gaming Regulations. (a)Notwithstanding anything to the contrary in this Master Lease, this Master Lease and any agreement formed pursuant to the terms hereof are subject to: (i) the Gaming Regulations; and (ii) the laws involving the sale, distribution and possession of alcoholic beverages (the “Liquor Laws”). Without limiting the foregoing, each of Tenant, Landlord, and each of Tenant’s or Landlord’s successors and assigns acknowledges that (i) it is subject to being called forward by (a) the gaming authority or (b) any governmental authority enforcing the Liquor Laws (the “Liquor Authority”), in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Master Lease and any agreement formed pursuant to the terms hereof, including with respect to the entry into and ownership and operation of the Gaming Facilities, and the possession or control of gaming equipment, alcoholic beverages or a gaming or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Regulations and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite governmental authorities.
(a)Notwithstanding anything to the contrary in this Master Lease or any agreement formed pursuant to the terms hereof, each of Tenant, Landlord, and each of Tenant’s or Landlord’s successors and assigns agrees to cooperate with each gaming authority and each Liquor Authority in connection with the administration of their regulatory jurisdiction over the parties hereto, including, without limitation, the provision of such documents or other information as may be requested by any such gaming authorities and/or Liquor Authorities relating to Tenant, Landlord, Tenant’s or Landlord’s successors and assigns or to this Master Lease or any agreement formed pursuant to the terms hereof.
1.14Certain Provisions of Nevada Law. Pursuant to the provisions of NRS 108.2403 Section 108.2405 of the Nevada Revised Statutes (as amended or supplemented from time to time, “NRS”), to the extent the Leased Property is located in Nevada, Landlord hereby waives the provisions of NRS 108.2403 and 108.2407, including, without limitation, any and all

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requirements under such sections to (i) establish a construction disbursement account, (ii) fund such construction disbursement account in an amount equal to the total cost of the work of improvement, (iii) obtain the services of a construction control to administer such construction disbursement account, (iv) provide notice of such construction disbursement account and (v) record a surety bond for the prime contract that meets the requirements of NRS 108.2415. Notwithstanding the foregoing waiver, however, Tenant shall, except as otherwise provided in this Master Lease, take all actions necessary under laws of the State of Nevada to ensure that no liens encumbering Landlord’s interest in the Leased Property located in Nevada arise as a result of Capital Improvements by Tenant. Tenant shall notify Land-lord of the name and address of Tenant’s prime contractor who will be performing such Capital Improvements as soon as it is known. Tenant shall notify Landlord immediately upon the signing of any contract with the prime contractor for such Capital Improvements or other construction, alteration or repair of any portion of such Leased Property or any improvements to such Leased Property. Tenant may not enter such Leased Property to begin any alteration or other work in such Leased Property until Tenant has delivered evidence satisfactory to Landlord that Tenant has complied with the terms of this Section 41.14. Failure by Tenant to comply with the terms of this Section 41.14 shall permit Landlord to declare an Event of Default. Further, Landlord shall have the right to post and maintain any notices of non-responsibility.
1.15Certain Provisions of New Jersey Law.
(a) This Master Lease and the parties hereto, in each case as it relates to the Facilities located in the State of New Jersey (the “New Jersey Facility(ies)”) only, are subject to compliance with the requirements of the New Jersey Casino Control Act, N.J.S.A. 5:12-1 et seq., (the “New Jersey Act”), and the regulations promulgated thereunder. In accordance with N.J.S.A. 5:12—82c, this Master Lease or any further amendments thereto relating to the New Jersey Facilities must be filed with the New Jersey Casino Control Commission (the “Commission”) and the New Jersey Division of Gaming Enforcement (the “Division”) and, to the extent that this Master Lease or any further amendment thereto relates to the New Jersey Facilities, the same shall only be effective as to the New Jersey Facilities if approved by the Commission.
(b)    The parties acknowledge and agree that the Master Lease and any transfer or assignments under the Master Lease, in each case to the extent the same relate to the New Jersey Facilities, are subject to the applicable provisions of N.J.S.A. 5:12-82 et seq. To the extent required by N.J.S.A. 5:12-82c(10), with respect to the New Jersey Facilities only, each party to the Master Lease is jointly and severally liable for all acts, omissions and violations of the New Jersey Act by any party, regardless of actual knowledge of such act, omission o violation. Notwithstanding the foregoing, (i) if Tenant violates the New Jersey Act then Tenant shall indemnify Landlord for any liability incurred by Landlord as a result of any such violation in a manner consistent with Section 21.1 of this Master Lease and (ii) if Landlord violates the New Jersey Act then Landlord shall indemnify Tenant for any liability incurred by Tenant as a result of any such violation.
(c)    Pursuant to the provisions of N.J.S.A. 5:12-104b, this Master Lease, as it relates to the New Jersey Facilities only, may be terminated by the Division or Commission without liability on the part of Tenant or Landlord, if the Division or Commission disapproves of its terms, including the terms of compensation, or of the qualifications of Landlord or Tenant, their respective owners, officers, directors or employees based on the standards contained in N.J.S.A. 5:12-86.

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(d)    In accordance with the requirements of N.J.S.A. 5:12-82c(5), if at any time during the Term (so long as a New Jersey Facility remains a Facility under this Master Lease), Landlord or any person associated with Landlord (other than Tenant or any subtenant thereof), is found by the Commission or the Director of the Division, as applicable, to be unsuitable to be associated with a casino enterprise in New Jersey, and is not removed from such association in a manner acceptable to the Commission or the Director of the Division, as applicable, then upon written notice delivered by Tenant to Landlord (the “New Jersey Purchase Notice”), following such final unstayed decision of the Commission or Director of the Division, as applicable, which provides that a purchase of Landlord’s interest in a New Jersey Facility is required, Tenant may elect either (a) to require Landlord to sell all (but not less than all) of Landlord’s interest in such New Jersey Facility (but no other Facility under the Master Lease) to a third party pursuant to a Severance Lease provided, that the Commission or Director of the Division, as applicable, does not object, or (b); to purchase all (but not less than all) of Landlord’s interest in an applicable New Jersey Facility (but no other Facility under the Lease) for an amount equal to one hundred percent (100%) of the New Jersey Fair Market Value (as finally determined in accordance with paragraph (e) of this Section 41.15 below), which amount shall be payable in cash.
(e)    The “New Jersey Fair Market Value” shall be an amount equal to the fair market value of an applicable New Jersey Facility based on the amount that would be paid by a willing purchaser to a willing seller if neither were under any compulsion to buy or sell. If the parties are unable to mutually agree upon the New Jersey Fair Market Value within thirty (30) days after delivery of the New Jersey Purchase Notice, the New Jersey Fair Market Value will be determined by Experts appointed in accordance with Section 34.1 in which case Landlord and Tenant shall each submit to the Experts their respective determinations of the New Jersey Fair Market Value. The Experts may only select either the New Jersey Fair Market Value set forth by Landlord or by Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their selection of either Tenant’s or Landlord’s determination of the New Jersey Fair Market Value as the conclusive determination of the New Jersey Fair Market Value.
(f)    In the event that Tenant has elected to purchase a New Jersey Facility, the closing of the purchase and a sale of such New Jersey Facility shall occur not later than ninety (90) days after the determination of the New Jersey Fair Market Value, or such other time as may be directed by the New Jersey Gaming Authorities. At such closing, Landlord shall deliver to Tenant all fee and leasehold title to the applicable New Jersey Facility, free and clear of any liens, claims or other encumbrances other than (A) any liens and encumbrances created to or in place as of the Commencement Date and (B) any liens and encumbrances caused by Tenant or as permitted by the Master Lease. Landlord shall use all its commercially reasonable efforts to deliver title to the applicable New Jersey Facility in the condition required in this Section 41.15(f). All closing costs and expenses, including any applicable real property transfer taxes or fees, of conveying a New Jersey Facility to Tenant shall be allocated between Landlord and Tenant in the manner as the same are customarily allocated between a seller and buyer of similar real property located in the State of New Jersey. Upon such closing the Master Lease, as it relates to the applicable New Jersey Facility only, shall automatically terminate and be of no further force and effect, and Rent due under this Master Lease from and after the date of such closing shall be reduced by an amount determined in the same manner as set forth in Section 14.6 hereof (the “Rent Reduction Amount”). Nothing in this Section 41.15 shall be deemed to supersede any provisions of the Master Lease which expressly survives the termination of the Master Lease, and nothing contained in this Section 41.15 shall be deemed to release either party from any obligation or liability relating to any Facility other than an applicable New Jersey Facility or any obligation or liability relating to such applicable New Jersey Facility which shall

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have arisen under the Master Lease prior to the effective date of the sale to Tenant of the applicable New Jersey Facility.
(g) In the event that Tenant has elected to require Landlord to sell a New Jersey Facility to a third-party, in connection with the closing of the purchase and sale of such New Jersey Facility from Landlord to such third-party, Tenant and such third-party shall enter into a Severance Lease and the Master Lease shall be amended to reflect the removal of the applicable New Jersey Facility from the Lease.
[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, this Master Lease has been executed by Landlord and Tenant as of the date first written above.
LANDLORD:
GLP CAPITAL, L.P.,
a Pennsylvania limited partnership

By: Gaming and Leisure Properties, Inc.,
its general partner

By: /s/ Brandon J. Moore
Name: Brandon J. Moore
Title: Chief Operating Officer,
General Counsel and Secretary

[Signature Page to Third Amended and Restated Master Lease]

TENANT:
TROPICANA ENTERTAINMENT INC.,
a Delaware corporation
By: /s/ Edmund L. Quatmann, Jr.
Name: Edmund L. Quatmann, Jr.
Title: Secretary
IOC BLACK HAWK COUNTY, INC.,
an Iowa corporation
By: /s/ Edmund L. Quatmann, Jr.
Name: Edmund L. Quatmann, Jr.
Title: Secretary
ISLE OF CAPRI BETTENDORF, L.C.,
an Iowa limited liability company
By: /s/ Edmund L. Quatmann, Jr.
Name: Edmund L. Quatmann, Jr.
Title: Secretary

[Signature Page to Third Amended and Restated Master Lease]

EXHIBIT A*

LIST OF FACILITIES

Names	Location	Use
Tropicana Atlantic City	Atlantic City, NJ	Land-based Gaming
Tropicana Laughlin	Laughlin, NV	Land-based Gaming
Tropicana Greenville	Greenville, MS	Land-based Gaming
Isle Bettendorf	Bettendorf, IA	Land-based Gaming
Isle Waterloo	Waterloo, IA	Land-based Gaming

*For avoidance of doubt and notwithstanding anything to the contrary contained in this Master Lease or any Exhibits or Schedules hereto, Landlord’s lease to Tenant of the Leased Property under this Master Lease includes only so much of the Leased Property as and to the extent the same has been assigned, transferred or conveyed to Landlord (a) as of the Commencement Date, and (b) after the Commencement Date pursuant and subject to any amendment of this Master Lease executed by the parties in accordance with the terms hereof.

A-1

ACTIVE/124660172.1
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EXHIBIT B
LEGAL DESCRIPTIONS
Tropicana Atlantic City
3004 Pacific Avenue, Lot 1 Block 29
Tract I: Lot : 1 Block: 29:

BEGINNING at a point of intersection of the southerly side of Pacific (60 feet wide) Avenue with the easterly side of Chelsea (60 feet wide) Avenue; thence

1. Along the southerly side of Pacific Avenue, North 62 degrees 32 minutes 00 seconds East, a distance of 125.00 feet to a point, a corner to Lot 2, Block 29; thence

2. Along the lands of Lot, Block 29, South 27 degrees 28 minutes 00 seconds East, a distance of 125.00 feet to a point on the westerly side of Morris (60 feet wide) Avenue; thence

3. Along the lands of Lot 2, Block 29, North 62 degrees 32 minutes 00 seconds East, a distance of 125.00 feet to a point on the westerly side of Morris (60 feet wide) Avenue; thence

4. Along the westerly side of Morris Avenue, South 27 degrees 28 minutes 00 seconds East, a distance of 50.00 feet to a point, a corner of Lot 4, Block 29; thence

5. Along the lands of Lot 4 and 6, Block 29, South 62 degrees 32 minutes 00 seconds West, a distance of 195.00 feet to a point, a corner to Lot 5, Block 29; thence

6. Along the lands of Lot 5, Block 29, South 27 degrees 28 minutes 00 seconds East, a distance of 1.50 feet to a point, a corner of Lot 5, Block 29; thence

7. Along the lands of Lot 6, Block 29, South 62 degrees 32 minutes 00 seconds West, a distance of 55.00 feet to a point on the easterly side of Chelsea Avenue; thence

8. Along the easterly side of Chelsea Avenue, North 27 degrees 28 minutes 00 seconds West, a distance of 176.50 feet to the point of BEGINNING.

106-115 South Morris Avenue, Lots 4 & 6, Block 29
Tract II Lots : 4 & 6 Block: 29:

BEGINNING at a point on the easterly side of Chelsea (60 feet wide) Avenue, a corner to Lot 1, Block 29, said point being located South 27 degrees 28 minutes 00 seconds East, a distance of 176.50 feet from the point of intersection of the southerly side of Pacific (60 feet wide) Avenue with the easterly side of Chelsea Avenue; thence

1. Along the lands of Lot 1, Block 29, North 62 degrees 32 minutes 00 seconds East, a distance of 55.00 feet to a point, a corner to Lot 1, Block 29; thence

2. Along the lands of Lot 1, Block 29, North 27 degrees 28 minutes 00 seconds West, a distance of 1.50 feet to a point, a corner to Lot 1, Block 29; thence

3. Along the lands of Lot 1, Block 29, North 62 degrees 32 minutes 00 seconds a distance of 195.00 feet to a point on the westerly side of Morris (60 feet wide) Avenue; thence

B-1
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4. Along the westerly side of Morris Avenue, South 27 degrees 28 minutes 00 seconds East, a distance of 100.00 feet to a point, a corner to Lot 5, Block 29; thence

5. Along the lands of Lot 5, Block 29, South 62 degrees 32 minutes 00 seconds West, a distance of 125.00 feet to a point, a corner to Lot 5, Block 29; thence

6. Along the lands of Lot t, Block 29, South 27 degrees 28 minutes 00 seconds East, a distance of 50.00 feet to a point, a corner to Lot 5, Block 29; thence

7. Along the lands of Lot 5, Block 29, South 62 degrees 32 minutes 00 seconds West, a distance of 125.00 feet to a point on the easterly side of Chelsea Avenue; thence

8. Along the easterly side of Chelsea Avenue, North 27 degrees 28 minutes 00 seconds West, a distance of 148.50 feet to the point of BEGINNING.

Air Rights Morris Avenue, Lot 4.01, Block 29
Tract III Lot(s): 4.01 Block: 29: (AIR RIGHTS OVER A PORTION OF MORRIS AVENUE)

Together with the Air Rights over a portion of Morris Avenue as set forth in Atlantic City Ordinance No. 102 of 1987 ( designated as “Prior Air Rights” in Atlantic City Ordinance No. 39 of 2017) , as more particularly described as follows:

ALL that certain lot, tract, or parcel of land and premises situate, lying, and being in the City of Atlantic City, County of Atlantic, and State of New Jersey, bounded and described as follows:

BEGINNING at a point in the westerly line of Morris Avenue (60' wide), said point being distant 255.00' south of the southerly line of Pacific Avenue (60' wide), and extending from said beginning point; thence
1. North 62° 32' 00" East, parallel with Pacific Avenue and crossing Morris Avenue, a distance of 60.00' to the easterly line of Morris Avenue; thence

2. South 27° 28' 00' East, in and along the easterly line of Morris Avenue, a distance of 20.00'; thence

3. South 62° 32' 00" West, parallel with Pacific Avenue and crossing Morris Avenue , a distance of 60.00' to the westerly line of Morris Avenue; thence

4. North 27° 28' 00" West, in and along the westerly line of Morris Avenue, a distance of 20.00' to the point and place of BEGINNING.

It is further understood that the bottom of said easement shall be located at elevation 45.50, mean sea level datum and the top of said easement shall be at elevation 60.50.

Tract VI (ADDITIONAL AIR RIGHTS OVER A PORTION OF MORRIS AVENUE)

Together with the Additional Air Rights over a portion of Morris Avenue as set forth in City of Atlantic City Ordinance No. 39 of 2017 as more particularly described as follows:

All that certain lot, tract, or parcel of land and premises situate, lying and being in the City of Atlantic City, County of Atlantic, and State of New Jersey, bounded and described as follows:

Beginning at a point in the Easterly Right of Way Line of Morris Avenue (60.00 feet right of way width); said point being South 27°34'28" East along the said line, a distance of 255.00 feet

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from the Southeasterly Right of Way Line of Pacific Avenue (60.00 feet right of way width), and continuing thence:

1. South 27°34'28" East along the said line of Morris Avenue, a distance of 20.00 feet to a point; thence

2. South 62°25'32'West, a distance of 60.00 feet to a point in the Westerly Right of Way Line of Morris Avenue; thence

3. North 27°34'28" West along said line, a distance of 20.00 feet to the point; thence

4. North 62°25'32" East, a distance of 60.00 feet to the point and place of BEGINNING.

The Additional Air Rights are contained vertically with a starting elevation of 56.67 feet, extending 19.00 feet to an elevation of 75.67 feet. Elevations reference the North American Vertical Datum of 1988 (NAVD 88).

2821 Boardwalk, Lot 2 Block 30
Parcel 1:

Casino Parcel:

ALL THAT CERTAIN tract, parcel and lot of land lying and being situate in the City of Atlantic City, County of Atlantic, State of New Jersey, Being more particularly described as follows:
BEGINNING at a point in the southerly side line of Pacific Avenue where the same is intersected by the easterly side line of Brighton Avenue, and from said point of beginning; running THENCE

1. Along the southerly side line of Pacific Avenue North 62 degrees 32 minutes East, a distance of 179.00 feet to a point; THENCE
2. Still along said side line South 27 degrees 28 minutes East, 10.00 feet to a point; THENCE
3. Still along said side line North 62 degrees 32 minutes East, a distance of 170.00 feet to a point in the westerly side line of Iowa Avenue; THENCE
4. Along the westerly side line of Iowa Avenue South 27 degrees 28 minutes East, 497.85 feet to a point in the northerly side line of Boardwalk; THENCE
5. Westwardly, in and along said northerly line of the Boardwalk, along an arc of a circle curving to the left having a radius of 4184.13, an arc length of 13.94 feet to a point of tangency; THENCE
6. Continuing along the northerly side line of Boardwalk, South 65 degrees 59 minutes 35 seconds West, a distance of 335.70 feet to a point in the easterly side line of Brighton Avenue; THENCE
7. Along the easterly side line of Brighton Avenue North 27 degrees 28 minutes West, 486.72 feet to a point in the southerly side line of Pacific Avenue, the point and place of BEGINNING.

TOGETHER WITH:

ALL that portion of the northeasterly half of Brighton Avenue (60 feet wide). now, vacated, situate, lying and being in the City of Atlantic City, County of Atlantic and State of New Jersey, the entire vacated premises being bounded and described as follows:
BEGINNING at a point in the easterly line of Brighton Avenue (60 feet wide) being distant 200.00 feet South of the southerly line of Pacific Avenue (60 feet wide); and extending THENCE

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1. South 27 degrees 28 minutes 00 seconds East, in and along the easterly line of Brighton Avenue, 286.72 feet to the inland or interior line of Public Park; THENCE
2. South 65 degrees 59 minutes 35 seconds West, in and along the inland or interior line of Public Park, 60.11 feet to the westerly line of Brighton Avenue; THENCE
3. North 27 degrees 28 minutes 00 seconds West, in and along the westerly line of Brighton Avenue, 283.10 feet; THENCE
4. North 62 degrees 32 minutes 00 seconds East, parallel with Pacific Avenue and crossing Brighton Avenue, 60.00 feet to the point and place of BEGINNING.

TOGETHER WITH that portion of vacated Brighton Avenue South of Pacific Avenue pursuant to Ordinance No. 58 recorded 3/3/2008 recorded in Instrument #2008017845.

Air Rights Pacific Avenue, Lot 2.01 Block 30
Parcel 6A.14:

Former Block C-9 Lots 32 and 33 (together Lot 215):

Adamar of New Jersey, Inc., d/b/a Tropicana Casino Resort, a New Jersey Corporation by deed from 20 South Iowa Avenue, LLC, a New Jersey Limited Liability Company dated September 16, 1999, recorded September 27, 1999 in the Office of the Clerk/Register of Atlantic County, in Deed Book 6554, Page 75.

TRACT I (Lot 32):

ALL THAT CERTAIN tract, parcel and lot of land lying and being situate in the City of Atlantic City, County of Atlantic, State of New Jersey, being more particularly described as follows:
BEGINNING in the westerly line of Iowa Avenue, 220 feet southwardly of Atlantic Avenue, and extending THENCE

1. Southwardly along Iowa Avenue, 60 feet; THENCE
2. Westwardly at right angles to Iowa Avenue and parallel with Atlantic Avenue, 60 feet; THENCE
3. Northwardly parallel with Iowa Avenue, 60 feet; THENCE
4. Eastwardly parallel with Atlantic Avenue, 60 feet to the westerly line of Iowa Avenue to the point and place of BEGINNING.

TRACT II (Lot 33):

ALL THAT CERTAIN tract, parcel and lot of land lying and being situate in the City of Atlantic City, County of Atlantic, State of New Jersey, being more particularly described as follows:
BEGINNING in the westerly line of Iowa Avenue, 210 feet northwardly from Pacific Avenue, and extending THENCE

1. Westwardly parallel with Pacific Avenue, 60 feet; THENCE
2. Northwardly parallel with Iowa Avenue, 60 feet; THENCE
3. Eastwardly parallel with Pacific Avenue, 60 feet to the westerly line of Iowa Avenue, THENCE
4. Southwardly along same, 60 feet to the BEGINNING.

Air Rights Pacific Avenue, Lot 2 Block 177
Parcel 3A:

(Airspace / Walkway over Pacific Avenue and Brighton Avenue):

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ALL THAT CERTAIN Air Space as provided in that certain Ordinance No. 35 of 2001, dated June 6, 2001, and recorded April 5, 2005 in Book 11988 as Instrument #2005035755, and as provided in that certain Ordinance No. 4 of 1985 dated January 23, 1985. Subject to the terms and conditions contained therein, over the following described property;

ALL THAT CERTAIN tract, parcel and lot of land lying and being situate in the City of Atlantic City, County of Atlantic, State of New Jersey, being more particularly described as follows:
BEGINNING at the intersection of the easterly line of Brighton Avenue (60 feet wide), with the northerly line of Pacific Avenue (60 feet wide), and extending from said beginning point; THENCE

1. North 62 degrees, 32 minutes, 00 seconds East, in and along the northerly line of Pacific Avenue 35.30 feet to a point; THENCE
2. South 27 degrees, 28 minutes, 00 seconds East, parallel with Brighton Avenue 60.00 feet to the southerly line of Pacific Avenue; THENCE
3. South 62 degrees, 32 minutes, 00 seconds West, in and along same 35.50 feet to the easterly line of Brighton Avenue; THENCE
4. South 27 degrees, 28 minutes, 00 seconds East, in and along same 200.00 feet to a point in the southerly terminus of Brighton Avenue; THENCE
5. South 62 degrees, 32 minutes, 00 seconds West, in and along same parallel with Pacific Avenue 60.00 feet to the westerly line of Brighton Avenue; THENCE
6. North 27 degrees, 28 minutes, 00 seconds West, in and along same 200.00 feet to the southerly line of Pacific Avenue; THENCE
7. South 62 degrees, 32 minutes, 00 seconds West, in and along same 28.40 feet to a point; THENCE
8. North 27 degrees, 28 minutes, 00 seconds West, parallel with Brighton Avenue 60.00 feet to the northerly line of Pacific Avenue; THENCE
9. North 62 degrees, 32 minutes, 00 seconds East in and along same 28.40 feet to the westerly line of Brighton Avenue; THENCE
10. North 27 degrees, 28 seconds, 00 seconds West, in and along same 250.00 feet to a point; THENCE
11. North 62 degrees, 32 minutes, 00 seconds East, parallel with Pacific Avenue 60.00 feet to the easterly line of Brighton Avenue; THENCE
12. South 27 degrees 28 minutes, 00 seconds East in and along same 250.00 feet to the point and place of BEGINNING.

Air Rights Brighton Avenue, Lot 15, Block 175
Parcel 3B:

(Airspace / Walkway over Brighton Avenue):

ALL THAT CERTAIN Air Space as provided in that certain Ordinance No. 35 of 2001, dated June 6, 2001 recorded April 5, 2005 in Book 11988 as Instrument #2005035755, Subject to the terms and conditions contained therein, over the following described property:

ALL THAT CERTAIN tract, parcel and lot of land lying and being situate in the City of Atlantic City, County of Atlantic, State of New Jersey, being more particularly described as follows:
BEGINNING at a point in the easterly line of Brighton Avenue (60 feet wide), South 27 degrees, 28 minutes, 00 seconds East 231.00 feet from the southerly line of Atlantic Avenue (100 feet wide), and extending from said beginning point; THENCE

1. South 27 degrees, 28 minutes, 00 seconds East, in and along the easterly line of Brighton Avenue 17.00 feet to a point; THENCE

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2. South 62 degrees, 32 minutes, 00 seconds West, parallel with Atlantic Avenue 60.00 feet to the westerly line of Brighton Avenue; THENCE
3. North 27 degrees, 28 minutes, 00 seconds West, in and along same 17.00 feet to a point; THENCE
4. North 62 degrees, 32 minutes, 00 seconds East, parallel with Atlantic Avenue 60.00 feet to the point and place of BEGINNING.
A portion of 2901 Pacific Avenue, Lot 1 (portion of) Block 177
Former Lot 8, Block C-8

ALL THAT CERTAIN lot, tract or parcel of land and premises situate, lying and being in the City of Atlantic City, County of Atlantic, State of New Jersey, bounded and described as follows:
BEGINNING at a point in the easterly line of Morris Avenue 275 feet northwardly of Pacific Avenue; and extending THENCE

1. Eastwardly, parallel with Pacific Avenue, 125; THENCE
2. Northwardly, parallel with Morris Avenue, 50 feet; THENCE
3. Westwardly, parallel with Pacific Avenue, 125 feet to the easterly line of Morris Avenue; THENCE
4. Southwardly, along same, 50 feet to the place of BEGINNING.

Former Lot 9, Block C-8

ALLTHAT CERTAIN lot, tract or parcel of land and premises situate, lying and being in the City of Atlantic City, County of Atlantic, State of New Jersey, bounded and described as follows:

BEGINNING at a point in the easterly line of Morris Avenue 225 feet northwardly from Pacific Avenue; and extending THENCE

1. Eastwardly, parallel with Pacific Avenue, 125 feet; THENCE
2. Northwardly, parallel with Morris Avenue, 50 feet; THENCE
3. Westwardly, parallel with Pacific Avenue, 125 feet to the easterly line of Morris Avenue; THENCE
4. Southwardly, along the same, 50 feet to the point and place of BEGINNING.

Former Lot 11, Block C-8

ALL THAT CERTAIN lot, tract or parcel of land and premises situate, lying and being in the City of Atlantic City, County of Atlantic, State of New Jersey, bounded and described as follows:
BEGINNING in the easterly line of Morris Avenue 125 feet northwardly from the corner formed by the intersection of the northerly line of Pacific Avenue and the easterly line of Morris Avenue; and extending THENCE

1. Eastwardly, parallel with Pacific Avenue, 125 feet; THENCE
2. Northwardly, parallel with Morris Avenue, 50 feet; THENCE
3. Westwardly, parallel with Pacific Avenue, 125 feet to the easterly line of Morris Avenue; THENCE
4. Southwardly, along the same 50 feet to the place of BEGINNING.

Former Lot 13, Block C-8

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ALL THAT CERTAIN lot, tract or parcel of land and premises situate, lying and being in the City of Atlantic City, County of Atlantic, State of New Jersey, bounded and described as follows:
BEGINNING at a point in the westerly line of Brighton Avenue, 275 feet northwardly of Pacific Avenue; and extending THENCE

1. Westwardly, parallel with Pacific Avenue, 125 feet; THENCE
2. Northwardly, parallel with Brighton Avenue, 50 feet; THENCE
3. Eastwardly, parallel with Pacific Avenue, 125 feet to the westerly line of Brighton Avenue; THENCE
4. Southwardly, along the same, 50 feet to the place of BEGINNING.

Former Lot 10, Block C-8

ALL THAT CERTAIN lot, tract or parcel of land and premises situate, lying and being in the City of Atlantic City, County of Atlantic, State of New Jersey, bounded and described as follows:
BEGINNING in the easterly line of Morris Avenue 175 feet northwardly of Pacific Avenue; and extending THENCE

1. Eastwardly, parallel with Pacific Avenue 125; THENCE
2. Northwardly, parallel with Morris Avenue 50 feet; THENCE
3. Westwardly, parallel with Pacific Avenue 125 feet to the easterly line of Morris Avenue; THENCE
4. Southwardly, along the easterly line of Morris Avenue 50 feet to the place of BEGINNING.

Former Lot 23, Block C-8

ALL THAT CERTAIN lot, tract or parcel of land and premises situate, lying and being in the City of Atlantic City, County of Atlantic, State of New Jersey, bounded and described as follows:

TRACT I:

BEGINNING in the westerly line of Brighton Avenue corner to 12 feet wide alley 125 feet South of the South line of Atlantic Avenue and runs THENCE

1. Westwardly in the southerly line of said 12 feet wide alley, parallel with Atlantic Avenue, 125 feet; THENCE
2. Southwardly parallel with Brighton Avenue and 100 feet; THENCE
3. Eastwardly, and parallel with Atlantic Avenue, 125 feet to the westerly line of Brighton Avenue; THENCE
4. Northwardly, along the westerly line of Brighton Avenue, 100 feet to the place of BEGINNING.

TRACT II:

BEGINNING at a point in the easterly line of Morris Avenue 125 feet southwardly from Atlantic Avenue; and extending THENCE

1. Eastwardly along the southerly line of a 12 feet wide alley and parallel with Atlantic Avenue 125 feet; THENCE
2. Southwardly parallel with Morris Avenue 50 feet; THENCE

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3. Westwardly parallel with Atlantic Avenue 125 feet to the easterly line of Morris Avenue; THENCE
4. Northwardly along same 50 feet to the place of BEGINNING.

Former Lot 7, Block C-8

ALL THAT CERTAIN lot, tract or parcel of land and premises situate, lying and being in the City of Atlantic City, County of Atlantic, State of New Jersey, bounded and described as follows:
BEGINNING in the easterly line of Morris Avenue 175 feet southwardly from Atlantic Avenue; and extending THENCE

1. Eastwardly, parallel with Atlantic Avenue 125 feet; THENCE
2. Southwardly, parallel with Morris Avenue 50 feet; THENCE
3. Westwardly, parallel with Atlantic Avenue, 125 feet to the easterly line of Morris Avenue; THENCE
4. Northwardly, along same, 50 feet to the BEGINNING.

Former Lot 17, Block C-8

ALL THAT CERTAIN lot, tract or parcel of land and premises situate, lying and being in the City of Atlantic City, County of Atlantic, State of New Jersey, bounded and described as follows:

BEGINNING at the northeasterly corner of Morris and Pacific Avenue; and extending THENCE

1. Eastwardly, along the northerly line of Pacific Avenue, 65 feet; THENCE
2. Northwardly, parallel with Morris Avenue, 125 feet; THENCE
3. Westwardly, parallel with Pacific Avenue, 65 feet to the easterly line of Morris Avenue; THENCE
4. Southwardly, along the easterly line of Morris Avenue, 125 feet to the place of BEGINNING.

Former Lot 16, Block C8

ALL THAT CERTAIN lot, tract or parcel of land and premises situate, lying and being in the City of Atlantic City, County of Atlantic, State of New Jersey, bounded and described as follows:

BEGINNING in the westerly line of Brighton Avenue, 325 feet southwardly of the southerly line of Atlantic Avenue; and extending THENCE

1. Westwardly, parallel with Atlantic Avenue, 125 feet; THENCE
2. Southwardly, parallel with Brighton Avenue, 50 feet; THENCE
3. Eastwardly, and parallel with Atlantic Avenue, 125 feet to the westerly line of Brighton Avenue; THENCE
4. Northwardly, along same, 50 feet to BEGINNING.

Former Lot 15, Block C-8

ALL THAT CERTAIN lot, tract or parcel of land and premises situate, lying and being in the City of Atlantic city, County of Atlantic, State of New Jersey, bounded and described as follows:

BEGINNING at a point in the westerly line of Brighton Avenue, 125 feet northwardly from Pacific Avenue; and extending THENCE

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1. Westwardly, parallel with Pacific Avenue, 125 feet; THENCE
2. Northwardly, parallel with Brighton Avenue, 50 feet; THENCE
3. Eastwardly, parallel with Pacific Avenue, 125 feet to the westerly line of Brighton Avenue; THENCE
4. Southwardly, along the same, 50 feet to the point and place of BEGINNING.

Together with the nonexclusive beneficial easement rights as set forth in Easement Agreement between B and B Limited Partnership and Barbun Corporation, dated September 18, 1985 and recorded September 20, 1985 and recorded September 20, 1985 in Deed Book 4126, page 150 in and to the following described land:

ALL THAT CERTAIN tract, parcel and lot of land lying and being situate in the City of Atlantic City, County of Atlantic, State of New Jersey, being more particularly described as follows:

BEGINNING at a point in the easterly line of Morris Avenue (60.00 feet wide) said point being distant 150.85 feet North of the northerly line of Pacific Avenue (60.00 feet wide); and extending THENCE

1. North 62 degrees 32 minutes 00 seconds East, in and along the existing parking garage structure and parallel with Pacific Avenue, a distance of 118.50 feet; THENCE
2. North 27 degrees 28 minutes 00 seconds West, in and along the existing parking garage structure, and parallel with Morris Avenue, a distance of 131.70 feet; THENCE
3. North 62 degrees 32 minutes 00 seconds East, in and along the existing parking garage structure, and parallel with Pacific Avenue, a distance of 28.00 feet; THENCE
4. North 27 degrees 28 minutes 00 seconds West, in and along the existing parking garage structure, and parallel with Morris Avenue, a distance of 19.75 feet; THENCE
5. North 62 degrees 32 minutes 00 seconds East, in and along the existing parking garage structure, and parallel with Pacific Avenue, a distance of 103.50 feet to the westerly line of Brighton Avenue; THENCE
6. North 27 degrees 28 minutes 00 seconds West, in and along the westerly line of Brighton Avenue, a distance of 122.70 feet to the southerly line of a 12.00 foot wide alley; THENCE
7. South 62 degrees 32 minutes 00 seconds West, in and along the southerly line of said 12.00 foot wide alley, a distance of 250.00 feet to the easterly line of Morris Avenue; THENCE
8. South 27 degrees 28 minutes 00 seconds East, in and along the easterly line of Morris Avenue, a distance of 274.15 feet to the point and place of BEGINNING.

EASEMENT interest as more particularly set forth in agreement of easements, covenants and restrictions for Transportation Center and hotel by and between B and B Limited Partnership and Adamar of New Jersey, Inc., dated September 18, 1985 and recorded September 20, 1985 in Deed Book 4126, Page 67, in and to the following described land:

ALL THAT CERTAIN lot, tract or parcel of real property and premises situate, lying between 119 feet 6 inches above mean sea level datum and 400 feet, above mean sea Level Datum, and being in the City of Atlantic City, County of Atlantic, State of New Jersey, being more particularly described as follows:

BEGINNING at the northwesterly corner of Pacific Avenue (60 feet wide) and Brighton Avenue (60.00 feet wide); and extending THENCE

1. South 62 degrees 32 minutes 00 seconds west, in and along the northerly line of Pacific Avenue, a distance of 250.00 feet to the easterly line of Morris Avenue; THENCE
2. North 27 degrees 28 minutes 00 seconds West, in and along the easterly line of Morris Avenue, a distance of 150.85 feet to the existing parking garage structure; THENCE

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3. North 62 degrees 32 minutes 00 seconds East, in and along the existing parking garage structure, a distance of 118.50 feet; THENCE
4. North 27 degrees 28 minutes 00 seconds West, in and along the existing Parking Garage Structure, a distance of 131.70 feet; THENCE
5. North 62 degrees 32 minutes 00 seconds East, and along the existing parking structure, a distance of 28.00 feet; THENCE
6. North 27 degrees 28 minutes 00 seconds West, in and along the existing parking garage structure, a distance of 19.75 feet; THENCE
7. North 62 degrees 32 minutes 00 seconds East, in and along the existing parking garage structure, a distance of 103.50 feet to the westerly line of Brighton Avenue; THENCE
8. South 27 degrees 28 minutes 00 seconds East, in and along the westerly line of Brighton Avenue, a distance of 302.30 feet to the point and place of BEGINNING.

A portion of 2801 Pacific Avenue, Lot 3 (portion of) Block 175
Former Block C-9 Lot 7

ALL THAT CERTAIN tract, parcel and lot of land lying and being situate in the City of Atlantic City, County of Atlantic, State of New Jersey, being more particularly described as follows:

BEGINNING at a point in the easterly line of Brighton Avenue, 175 feet northwardly of Pacific Avenue; and extending THENCE

1. Eastwardly parallel with Pacific Avenue, 125 feet; THENCE
2. Northwardly parallel with Brighton Avenue, 50 feet; THENCE
3. Westwardly parallel with Pacific Avenue, 125 feet to the easterly line of Brighton Avenue; THENCE
4. Southwardly along the easterly line of Brighton Avenue, 50 feet to the place of BEGINNING.

BEING further described as follows:

ALL THAT CERTAIN tract, parcel and lot of land lying and being situate in the City of Atlantic City, County of Atlantic, State of New Jersey, being more particularly described as follows:

BEGINNING at a point in the East line of Brighton Avenue (60 feet wide), said point being 175.00 feet North of the North line of Pacific Avenue (60 feet wide) and extending; THENCE
1. North 27 degrees 28 minutes 00 seconds West, in and along the East line of Brighton Avenue, a distance of 50.00 feet to a point; THENCE
2. North 62 degrees 32 minutes 00 seconds East, parallel with Pacific Avenue, a distance of 125.00 feet to a point; THENCE
3. South 27 degrees 28 minutes 00 seconds East, parallel with Brighton Avenue, a distance of 50.00 feet to a point; THENCE
4. South 62 degrees 32 minutes 00 seconds West, parallel with Pacific Avenue, a distance of 125.00 feet to the point and place of BEGINNING.

Parcel 6C.1

Former Lot 13, Block C - 9:

BEGINNING at a point in the westerly line of Stenton Place distant 100 feet southwardly of the southerly line of Atlantic Avenue; THENCE

1. Westwardly parallel with Atlantic Avenue, 54 feet; THENCE
2. Southwardly parallel with Stenton Place, 60 feet; THENCE
3. Eastwardly parallel with Atlantic Avenue, 54 to the westerly line of Stenton Place; THENCE

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4. Northwardly along said line of Stenton Place 60 feet to the place of BEGINNING.

Parcel 6C.2

Former Lot 14, Block C - 9:

BEGINNING at a point in the westerly line of Stenton Place, distant one hundred and sixty feet southwardly from the southerly line of Atlantic Avenue, and runs THENCE

1. Southwardly, along and in the said westerly line of Stenton Place, sixty feet; THENCE
2. Westwardly, parallel with Atlantic Avenue, fifty-four feet; THENCE
3. Northwardly, parallel with Stenton Place, sixty feet; THENCE
4. Eastwardly, parallel with Atlantic Avenue fifty-four feet to the place of BEGINNING.

Parcel 6C.3

Former Lot 17, Block C - 9:

BEGINNING at a point in the westerly line of Stenton Place (50 feet wide), distant 150 feet North of the northerly line of Pacific Avenue (60 feet wide), when measured in and along the aforesaid westerly line of Stenton Place, and extending from said beginning point; THENCE

1. South 62 degrees 32 minutes 00 seconds West, parallel with Pacific Avenue, a distance of 54 feet to a point; THENCE
2. North 27 degrees 28 minutes 00 seconds West, parallel with Stenton Place, a distance of 60 feet to a point; THENCE
3. North 62 degrees 32 minutes 00 seconds East, parallel with Pacific Avenue, a distance of 54 feet to a point in the aforesaid westerly line of Stenton Place; THENCE
4. South 27 degrees 28 minutes 00 seconds East, in and along the westerly line of Stenton Place, a distance of 60 feet to the point and place of BEGINNING.

Parcel 6C.4

Former Lot 18, Block C - 9:

BEGINNING at a point in the westerly line of Stenton Place 400 feet southwardly of the southerly line of Atlantic Avenue; THENCE

1. Southwardly along said westerly line of Stenton Place 60 feet; THENCE
2. Westwardly parallel with Atlantic Avenue, 54 feet; THENCE
3. Northwardly parallel with Stenton Place, 60 feet; THENCE
4. Eastwardly parallel with Atlantic Avenue, 54 feet to point and place of BEGINNING.

Parcel 6C.5

Former Lot 26, Block C - 9:

BEGINNING at a point in the easterly line of Stenton Place, distance 280 feet South from the southerly line of Atlantic Avenue;

1. Eastwardly parallel with Atlantic Avenue, 60 feet; THENCE
2. Southwardly parallel with Stenton Place, 60 feet; THENCE
3. Westwardly parallel with Atlantic Avenue, 60 feet to the easterly line of Stenton Place; THENCE

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4. Northwardly along said easterly line of Stenton Place, 60 feet to the place of BEGINNING.

FORMER bed of the vacated portion of Stenton Place being the southerly 450 feet of Stenton Place vacated by Ordinance No. 14 recorded 08/26/1998 in Vacation Book 19 Page 179:

BEGINNING at the intersection of the northerly line of Pacific Avenue (60 feet wide), with the easterly line of Stenton Place (50 feet wide), and extending from said beginning point; THENCE

1. South 62 degrees, 32 minutes 00 seconds West in and along the northerly line of Pacific Avenue, 50.00 feet to the westerly line of Stenton Place; THENCE
2. North 27 degrees 28 minutes 00 seconds West in and along the westerly line of Stenton Place, 450.00 feet to a point being the Southeast corner of Lot 41 in Block C-9, said point being 100.00 feet South of the South line of Atlantic Avenue (100 feet wide); THENCE
3. North 62 degrees 32 minutes 00 seconds East, crossing Stenton Place, 50.00 feet to the easterly line of Stenton Place, said point being the southwesterly corner of Lot 21 in Block C-9; THENCE
4. South 27 degrees 28 minutes 00 seconds East in and along the easterly line of Stenton Place, 450.00 feet to the point and place of BEGINNING.

2901 Boardwalk, Lot 1 Block 30
Parcel 2:

Expansion Site Parcel:
ALL THAT CERTAIN tract, parcel and lot of land lying and being situate in the City of Atlantic City, County of Atlantic, State of New Jersey, being more particularly described as follows:
BEGINNING at the southwesterly corner of Pacific Avenue (60.00 feet wide) and Brighton Avenue (60.00 feet wide); and extending THENCE

1. South 27 degrees 28 minutes 00 seconds East, in and along the westerly line of Brighton Avenue, a distance of 483.10 feet to a point in the inland line of Public Park; THENCE
2. South 65 degrees 59 minutes 35 seconds West, in and along said inland line, a distance of 250.46 feet to a point in the easterly line of Morris Avenue (60.00 feet wide); THENCE
3. North 27 degrees 28 minutes 00 seconds West, in and along said easterly line, a distance of 467.98 feet to a point in the southerly line of Pacific Avenue; THENCE
4. North 62 degrees 32 minutes 00 seconds East, in and along said southerly line, a distance of 250.00 feet to the point and place of BEGINNING.

TOGETHER WITH:

ALL that portion of the southwesterly half of Brighton Avenue (60.00 feet wide) now vacated, situate, lying and being the City of Atlantic City, County of Atlantic and State of New Jersey, the entire vacated portion being bounded and described as follows:

BEGINNING at a point in the easterly line of Brighton Avenue (60.00 feet wide) being distant 200.00 feet South of the southerly line of Pacific Avenue (60.00 feet wide); and extending THENCE
1. South 27 degrees 28 minutes 00 seconds East, in and along the easterly line of Brighton Avenue, 286.72 feet to the inland or interior line of Public Park; THENCE
2. South 65 degrees 59 minutes 35 seconds West, in and along the inland or interior line of Public Park, 60.11 feet to the westerly line of Brighton Avenue; THENCE
3. North 27 degrees 28 minutes 00 seconds West, in and along the westerly line of Brighton Avenue, 283.10 feet; THENCE
4. North 62 degrees 32 minutes 00 seconds East, parallel with Pacific Avenue and crossing Brighton Avenue, 60.00 feet to the point and place of BEGINNING.

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4800 Wellington Avenue, Lot 1 Block 303
Parcel 7 (Ventnor City Property)

REAL property in the City of Ventnor, County of Atlantic, State of New Jersey, described as follows:
ALL THAT CERTAIN lot, parcel or tract of land, situate and lying in the City of Ventnor, County of Atlantic and State of New Jersey being more particularly described as follows:

BEGINNING at a point in the southerly line of West End Avenue where the same is intersected by the Municipal boundary line between Ventnor City and Atlantic City; and extending THENCE

1. Southwardly in and along said Municipal boundary at right angles to West End Avenue and parallel with Jackson Avenue 570 feet to a point in the northerly line of a proposed extension of Fulton Avenue; THENCE
2. Westwardly in and along the northerly line of said proposed extension of Fulton Avenue and parallel with West end Avenue 74.40 feet to an angle point; THENCE
3. Continuing westwardly in the northerly line of said proposed extension of Fulton Avenue 226.57 feet; THENCE
4. Northwardly at right angles to West End Avenue and parallel with Jackson Avenue 549.05 feet to the southerly line of West End Avenue; THENCE
5. Eastwardly in and along the southerly line of West End Avenue 300 feet to BEGINNING.

A portion of 2901 Pacific Avenue, Lot 1 (portion of) Block 177
Portion of Parcel 5:

(Portion of the Transportation Center)

Tract 1

BEGINNING at a point is the northerly line of Pacific Avenue 65 feet eastwardly of Morris Avenue; and extending THENCE

1. Northwardly parallel with Morris Avenue 125 feet; THENCE
2. Eastwardly parallel with Pacific Avenue 60 feet; THENCE
3. Southwardly parallel with Morris Avenue 125 feet to the northerly line of Pacific Avenue; THENCE
4. Westwardly along same 60 feet to the place of BEGINNING.

Tract 2

BEGINNING at a point in the northerly line of Pacific Avenue 65 feet westwardly of Brighton Avenue; and extending THENCE

1. Northwardly parallel with Brighton Avenue 125 feet, THENCE
2. Westwardly parallel with pacific avenue 60 feet; THENCE
3. Southwardly parallel with Brighton Avenue 125 feet to Pacific Avenue; THENCE
4. Eastwardly by same, 60 feet to BEGINNING.

Tract 3

BEGINNING at the northwesterly corner of Brighton and Pacific Avenues; and extending THENCE

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1. Westwardly along the northerly line of Pacific Avenue 65 feet, THENCE
2. Northwardly parallel with Brighton Avenue 125 feet; THENCE
3. Eastwardly parallel with Pacific Avenue 65 feet to westerly line of Brighton Avenue; THENCE
4. Southwardly in and along same 125 feet to BEGINNING.

ABOVE three tracts comprise former Lots 18, 21 and 22 in Block C-8

Tract 4

ALL THAT CERTAIN lot, tract or parcel of land and premises situate lying end being in the City of Atlantic City, County of Atlantic and State of New Jersey, bounded and described as follows:
BEGINNING at a point in the westerly line of Brighton Avenue at the distance of 225 feet northwardly from the northerly line of Pacific Avenue and extending THENCE

1. Westwardly parallel with Pacific Avenue 125 feet; THENCE
2. Northwardly parallel with Brighton Avenue 50 feet; THENCE
3. Eastwardly parallel with Pacific Avenue 125 feet to the westerly line of Brighton Avenue; THENCE
4. Southwardly along the westerly line of Brighton Avenue 50 feet to the place of BEGINNING.

BEING former Lot 14 in Block C-8

Together with the nonexclusive beneficial easement rights as set forth in agreement of easements, covenants and restrictions for Transportation Center and Hotel, by and between B and B Limited Partnership and Adamar of New Jersey, Inc. dated September 18, 1985 and recorded September 20, 1985 in Deed Book 4126 Page 67, in and to the following described land:

ALL THAT CERTAIN lot, tract or parcel of real property and premises situate, lying between 119 feet 6 inches above mean sea level datum and 400 feet above mean sea level datum, and being in the City of Atlantic city, County of Atlantic, State of New Jersey, being more particularly described as follows:

BEGINNING at the northwesterly corner of Pacific Avenue (60.00 feet wide) and Brighton Avenue (60.00 feet wide) and extending; THENCE

1. South 62 degrees 32 minutes 00 seconds West, in and along the northerly line of Pacific Avenue, a distance of 250.00 feet to the easterly line of Morris Avenue; THENCE
2. North 27 degrees 28 minutes 00 seconds West, in and along the easterly line of Morris Avenue, a distance of 150.85 feet to the existing parking garage structure; THENCE
3. North 62 degrees 32 minutes 00 seconds East, in and along the existing parking garage structure, a distance of 118.50 feet; THENCE
4. North 27 degrees 28 minutes 00 seconds West, in and along the existing parking garage structure, a distance of 131.70 feet; THENCE
5. North 62 degrees 32 minutes 00 seconds East, in and along the existing parking garage structure, a distance of 28.00 feet; THENCE
6. North 27 degrees 28 minutes 00 seconds West, in and along the existing parking garage structure, a distance of 19.75 feet; THENCE
7. North 62 degrees 32 minutes 00 seconds East, in and along the existing parking garage structure, a distance of 103.50 feet to the westerly line of Brighton Avenue; THENCE
8. South 27 degrees 28 minutes 00 seconds East, in and along the westerly line of Brighton Avenue, a distance of 302.30 feet to the point and place of BEGINNING.

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EXCEPTING from the foregoing property the fee and leasehold estate as evidenced by short form of Hotel Air Space parcel lease sublease and sub-sublease agreement between Adamar of New Jersey, Inc. and Atlantic-Deauville, Inc., dated September 18, 1985 and recorded September 20, 1985 in Deed Book 4126 Page 59 in the Atlantic County Clerk’s Office, bounded and described as follows:

ALL THAT CERTAIN lot, tract or parcel of real property and premises situate, lying between 119 feet 6 inches above mean sea level datum and 400 feet above mean sea level datum, and being in the City of Atlantic City, County of Atlantic, State of New Jersey, being more particularly described as follows:

BEGINNING at the northwesterly corner of Pacific Avenue (60.00 feet wide) and Brighton Avenue (60.00 feet wide); and extending THENCE

1. South 62 degrees 32 minutes 00 seconds West, in and along the northerly line of Pacific Avenue, a distance of 250.00 feet to the easterly line of Morris Avenue; THENCE
2. North 27 degrees 28 minutes 00 seconds West, in and along the easterly line of Morris Avenue, a distance of 150.85 feet to the existing parking garage structure; THENCE
3. North 62 degrees 32 minutes 00 seconds East, in and along the existing parking garage structure, a distance of 118.50 feet; THENCE
4. North 27 degrees 28 minutes 00 seconds West, in and along the existing parking garage structure, a distance of 131.70 feet; THENCE
5. North 62 degrees 32 minutes 00 seconds East, in and along the existing parking garage structure, a distance of 28.00 feet; THENCE
6. North 27 degrees 28 minutes 00 seconds West, in and along the existing parking garage structure, a distance of 19.75 feet; THENCE
7. North 62 degrees 32 minutes 00 seconds East, in and along the existing parking garage structure, a distance of 103.50 feet to the westerly line of Brighton Avenue; THENCE
8. South 27 degrees 28 minutes 00 seconds East, in and along the westerly line of Brighton Avenue, a distance of 302.30 feet to the point and place of BEGINNING.

ALSO excepting from the foregoing an appurtenant undivided 5/7ths interest in the, fee and leasehold in all that certain lot, tract of parcel of land and premises situate, lying and being in the City of Atlantic City, County of Atlantic, and State of New Jersey; bounded and described as follows:

BEGINNING at the northwesterly corner of Pacific Avenue (60.00 feet wide) and Brighton Avenue (60.00 feet wide); and extending THENCE

1. South 62 degrees 32 minutes 00 seconds West, in and along the northerly line of Pacific Avenue, a distance of 250.00 feet to the easterly line of Morris Avenue; THENCE
2. North 27 degrees 28 minutes 00 seconds West, in and along the easterly line of Morris Avenue, a distance of 150.85 feet to the existing parking garage structure; THENCE
3. North 62 degrees 32 minutes 00 seconds East, in and along the existing parking garage structure, a distance of 118.50 feet; THENCE
4. North 27 degrees 28 minutes 00 seconds West, in and along the existing parking garage structure, a distance of 131.70 feet; THENCE
5. North 62 degrees 32 minutes 00 seconds East, in and along the existing parking garage structure, a distance of 28.00 feet; THENCE
6. North 27 degrees 28 minutes 00 seconds West, in and along the existing parking garage structure, a distance of 19.75 feet; THENCE
7. North 62 degrees 32 minutes 00 seconds East, in and along the existing parking garage structure, a distance of 103.50 feet to the westerly line of Brighton Avenue; THENCE

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8. South 27 degrees 28 minutes 00 seconds East, in and along the westerly line of Brighton Avenue, a distance of 302.30 feet to the point and place of BEGINNING.

A portion of 2801 Pacific Avenue, Lot 3 (portion of) Block 175
Parcel 6B.1

Former Lots 27 & 34, Block C - 9:

Tract 1 (Lot 27):

BEGINNING at a point in the easterly line of Stenton Place, distant 340 feet Southwardly from the southerly line of Atlantic Avenue and extending THENCE,

1. Eastwardly, parallel with Atlantic Avenue, 60 feet; THENCE
2. Southwardly, parallel with Stenton Place, 60 feet; THENCE
3. Westwardly, parallel with Atlantic Avenue, 60 feet to the said easterly line of Stenton Place; THENCE
4. Northwardly, along said easterly line of Stenton Place, 60 feet to the point and place of BEGINNING.

Tract 2 (Lot 34):

BEGINNING in the westerly line of Iowa Avenue, 150 feet northwardly of Pacific Avenue; and extending THENCE

1. Westwardly parallel with Pacific Avenue 60 feet; THENCE
2. Northwardly parallel with Iowa Avenue 60 feet; THENCE
3. Eastwardly parallel with Pacific Avenue, 60 feet to the westerly line of Iowa Avenue; THENCE
4. Southwardly along the same, 60 feet to the place of BEGINNING.

Parcel 6B.2

Former Lots 28, 29, 35 & 36 (now combined as lot 42) in Block C - 9:

Tract 1:

BEGINNING at a point in the easterly line of Stenton Place, 90 feet northwardly from the northerly line of Pacific Avenue; and extending THENCE

1. Eastwardly, parallel with Pacific Avenue, 60 feet; THENCE
2. Northwardly, parallel with Stenton Place, 60 feet; THENCE
3. Westwardly, parallel with Pacific Avenue, 60 feet to the easterly line of Stenton Place, THENCE
4. Southwardly along the same, 60 feet to the point and place of BEGINNING.

Tract 2:

BEGINNING at the northeasterly corner of Pacific Avenue and Stenton Place, and extending THENCE

1. Northwardly along the easterly line of Stenton Place, 90 feet; THENCE
2. Eastwardly, parallel with Pacific Avenue, 60 feet; THENCE

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3. Southwardly, parallel with Stenton Place, 90 feet to the northerly line of Pacific Avenue; THENCE
4. Westwardly, along the same, 60 feet to the point and place of BEGINNING.

Tract 3:

BEGINNING at the northwesterly corner of Iowa Avenue and Pacific Avenue; and extending THENCE;
1. Westwardly, along the northerly line of Pacific Avenue, 60 feet;
2. Northwardly, parallel with Iowa Avenue, 90 feet; THENCE
3. Eastwardly, parallel with Pacific Avenue, 60 feet to the westerly line of Iowa Avenue; THENCE
4. Southwardly, along the same, 90 feet to the point and place of BEGINNING.

Tract 4:

BEGINNING in the westerly line of Iowa Avenue, 400 feet southwardly from the southerly line of Atlantic Avenue; and extending THENCE

1. Westwardly parallel with Atlantic Avenue, 60 feet; THENCE
2. Southwardly, parallel with Iowa Avenue, 60 feet; THENCE
3. Eastwardly parallel with Atlantic Avenue 60 feet to the westerly line of Iowa Avenue; THENCE
4. Northwardly along the said westerly line of Iowa Avenue, 60 feet to the place of BEGINNING.
Tropicana Greenville
THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF WASHINGTON, STATE OF MISSISSIPPI, AND IS DESCRIBED AS FOLLOWS:

PARCEL 1

(Leasehold – Lighthouse)

Commencing at Station 213 + 65.16 of the Bank Protection Work Base Line; thence South 42 degrees 06 minutes 10 seconds East 15.26 feet to an iron pipe and the Point of Beginning of the tract herein described; thence South 33 degrees 06 minutes 34 seconds West 434.39 feet; thence South 44 degrees 27 minutes 49 seconds West 143.39 feet to an iron pipe; thence South 58 degrees 28 minutes 46 seconds West 26.29 feet to an iron pipe; thence North 42 degrees 06 minutes 10 seconds West 126.60 feet to an iron pipe on the high bank of Lake Ferguson; thence continuing North 42 degrees 06 minutes 10 seconds West 147 feet to the mean low water mark of Lake Ferguson; thence meandering said low water mark the following three calls: North 26 degrees 57 minutes 24 seconds East 630.66 feet; North 33 degrees 06 minutes 34 seconds East 60.00 feet; North 37 degrees 34 minutes East 187.63 feet; thence South 42 degrees 06 minutes 10 seconds East 147 feet to an iron pipe on the high bank of Lake Ferguson; thence continuing South 42 degrees 06 minutes 10 seconds East 222.30 feet; thence South 33 degrees 06 minutes 34 seconds West 250.90 feet to the Point of Beginning, and being located in Section 4, Township 18 North Range 8 West, Washington County, Mississippi.

PARCEL 3

(Fee Simple - Former Alpha Gulf Coast, Inc. Property)

Parcel 3.1 (Cunningham Property)

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The West 57.25 feet of the East 231 feet of the North 100 feet of Lot 2 and the East 1/2 of Lots 3 and 4 of the Second Addition to the City of Greenville, Washington County, Mississippi.

Parcel 3.2 (Cunningham Property)

Beginning at the southwest corner of Lot 1 of the Second Addition to the City of Greenville, Washington County, Mississippi; thence along the West line of Lots 1 through 9 of said addition, N 33°40'29" E 1188.76 feet to the South line of Nelson Street; thence S 56°19'31" E 129.60 feet along the South Right-of-Way of Nelson Street to the East Right-of-Way of the Mississippi River Levee; thence S 33°40'29" W 119.5 feet along said levee right-of-way; thence leaving said levee right-of-way line, S 33°40'29" W 80.5 feet; thence S 56°19'31" E 101.4 feet to the East Right-of-Way of said levee; thence S 33°40' 29" W 824.76 feet along said levee right-of-way and the East line of the West half of a portion of Lots 2 and 9 and the East line of the West half of Lots 3 through 8; thence N 56°19'31" W 60.0 feet along said levee right-of-way; thence S 33°40'29" W 64.0 feet along said levee right-of way; thence N 56°19'31" W 46.5 feet along said right-of-way; thence S 33°40'29" W 100.0 feet along said levee right-of-way to the North right-of-Way line of Alexander Street; thence N 56°19'31" W 124.5 feet to the point of beginning, containing 5.51 acres, more or less, in the Second Addition to the City of Greenville.

PARCEL 4

(Fee Simple – Former Casino Gaming International, Limited and Former Greenville Casino Partners, L.P. Property)

Parcel 4.1 (City Park Tract - Quitclaim Deed in Book 1814 at Page 514)

Commencing at a point on the West boundary of Poplar Street, Greenville, Washington County, Mississippi, said point being marked by an iron pipe located two feet Southerly on said boundary from the Northeast corner of Lot Two, Block One, Huntington Addition to said city; thence Westerly 75 feet at a right angle to Poplar Street along a fence marking the Northerly boundary line of that property conveyed by Deed recorded in Deed Book 180 at Page 326 of said county land records to the point of beginning; thence along the projection of the last said boundary line 25 feet to a point; thence Northerly parallel with Poplar Street to a point located 100 feet Southerly from the South boundary of Central Avenue; thence Westerly parallel with Central Avenue 40 feet; thence Northerly parallel with Poplar Street to a point on the South boundary of Central Avenue; thence Westerly along the South boundary of Central Avenue to a concrete marker and iron pipe in the roadbed of Short Poplar Street, a way dedicated by more than forty years' public use at the date of this instrument, said markers designating the Northwest corner of Lot 3, Block 11, Bachelor Bend Addition to said City; thence Southerly parallel with Poplar Street along the roadbed of said Short Poplar Street to a concrete marker designating the Southwest corner of said Lot 3, Block 11, Bachelor Bend Addition; thence along the North boundary of Lot 1, Block 1, Huntington Addition to a point marking the Northeast corner of that property conveyed at Deed Book 180, Page 423, said County land records; thence Southerly along the Easterly boundary of the last said property 58 feet to the South boundary of Lot 1, Block 1, Huntington Addition; thence along the last said lot boundary to a point located in a chain link fence lying Westerly 152.5 feet from the Southeast corner of Lot 1, Block 1, Huntington Addition, said last described point being more fully described as the Northeast corner of that property described at Deed Book 912, Page 576, said County land records; thence Southwesterly along said chain link fence to a point on the South boundary of the North 31 feet of Lot 2, Block 1, Huntington Addition; thence along the last said boundary Easterly to a point at the Southwest corner of that property described at Deed Book 180, Page 326; thence Northerly 29 feet along a line parallel with Poplar Street, said line being the West boundary of the property in the last deed book references, to the point of beginning.

Parcel 4.2 (McCourt Tract - Warranty Deed in Book 1814 at Page 556 and Quitclaim Deed in Book 1814 at Page 554)

All of Lots 1 and 2 in Block 10 of the Bachelor Bend Addition to the City of Greenville, Mississippi, according to a plat thereof in Deed Book T, Page 169, land records of Washington County, Mississippi and the South 15 feet of Lot 16, Reserve Addition to the City of Greenville.

Parcel 4.3. (Former Carol Brent Tract- Warranty Deed recorded in Book 1814 at Page 99)

Commencing at the southeast corner of Lot 20 of the Reserve Addition to the City of Greenville, Washington County, Mississippi, being also the point of intersection of the southerly boundary line of said Lot 20, with the westerly boundary line of Poplar Street; thence Northerly, along the western boundary of Poplar Street, 113.25 feet to the POINT OF BEGINNING of the parcel herein conveyed; continuing thence Northerly, along the said westerly boundary line of Poplar Street, 43.25 feet; thence westerly, along the line perpendicular to the westerly boundary line of Poplar Street, 214.50 feet to the centerline of Lot 18 of the said Reserve Addition; thence southerly, parallel with the westerly boundary of Poplar Street, along the centerline of Lot 18, 43.25 feet; thence easterly, along a line perpendicular to the westerly boundary of Poplar Street, 214.50 feet to the POINT OF BEGINNING; BEING PARTS OF Lots 18, 19 and 20 of the Reserve Addition,

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LESS AND EXCEPT the following described parcels:

TRACT I. - Commencing at the southeast corner of Lot 20 of the Reserve Addition to the City of Greenville, being also the point of intersection of the southerly boundary line of said Lot 20 with the westerly boundary line of Poplar Street; thence Northerly, along the westerly boundary of Poplar Street, 156.50 feet; thence westerly, along the line perpendicular to the westerly boundary of Poplar Street, 189.50 feet to the POINT OF BEGINNING of the parcel hereby conveyed, thence continuing westerly, along said perpendicular line, 20.00 feet; thence southerly, along a line parallel with the North-South centerline of Lot 18, 43.25 feet; thence easterly, along a line perpendicular to the westerly edge of Poplar Street, 20.00 feet; thence Northerly, on a line parallel with the North-South centerline of Lot 18, 43.25 feet to the POINT OF BEGINNING, being a strip of land 20.00 feet wide and 43.25 feet long in the East half of the South half of Lot 18, Reserve Addition to the City of Greenville, Washington County, Mississippi, and

Tract II -The west 5.00 feet of the East half of the North 43.25 feet of the South 156.50 feet of Lot 18, Reserve Addition to the City of Greenville, Washington County, Mississippi, which land is currently held and owned by the Mississippi National Guard Armory in Greenville, in accordance with and by virtue of three affidavits of adverse possession on file in Book 676 at Page 357, Book 676 at Page 363, Book 676 at Page 366, of the Chancery Clerk's records in Washington County, Mississippi.
Parcel 4.4 (Former 241 Main Company Tracts- 4.4.1 through 4.4.5 below, LESS AND EXCEPT "Green Building" tract described below)

Parcel 4.4.1

The South 70 feet of Lots 19 and 20 and the East 49 1/2 feet of the South 70 feet of Lot 18 of the Reserve Addition to the City of Greenville, Washington County, Mississippi.

Parcel 4.4.2

Commencing at the southeast corner of Lot 20 of the Reserve Addition to the said City of Greenville, being also the point of intersection of the southerly boundary of said Lot 20 with the westerly boundary of Poplar Street; thence Northerly, along the westerly boundary of Poplar Street, 70 feet to the point of beginning of the parcel hereby conveyed; continuing thence Northerly along the said westerly boundary of Poplar Street, 43.25 feet; thence westerly, along a line perpendicular to the westerly boundary of Poplar Street, 214.50 feet to the center line of Lot 18 of said Reserve Addition; thence Southerly, parallel with the westerly boundary of Poplar Street and along the center line of said Lot 18, 43.25 feet; thence easterly, along a line perpendicular to the westerly boundary of Poplar Street, 214.50 feet to the point of beginning of the parcel hereby conveyed, being parts of Lots 18, 19 and 20 of the Reserve Addition to the City of Greenville.

Parcel 4.4.3

Commencing at the Southeast corner of Lot 20 of the Reserve Addition to the City of Greenville, being also the point of intersection of the southerly boundary line of said Lot 20 with the westerly boundary of Poplar Street; thence Northerly along the westerly boundary of Poplar Street 156.50 feet; thence westerly along the line perpendicular to the westerly boundary of Poplar Street, 189.50 feet, to the point of beginning of the parcel hereby conveyed; thence continuing westerly along said perpendicular line 20 feet; thence southerly along a line parallel to the North-South centerline of Lot 18, 43.25 feet; thence easterly along a line perpendicular to the westerly edge of Poplar Street 20 feet; thence Northerly on a line parallel to the North-South centerline of Lot 18, 43.25 feet to the point of beginning, being a strip of land 20 feet wide and 43.25 feet long in the East half of the South half of Lot 18, Reserve Addition to the City of Greenville, Mississippi.

Parcel 4.4.4

The West five feet of the East half of the North 43.25 feet of the South 156.50 feet of Lot 18, Reserve Addition to the City of Greenville, Washington County, Mississippi, which land is currently held and owned by the Mississippi National Guard Armory in Greenville, in accordance with and by virtue of three affidavits of adverse possession on file in Book 676, Page 357, Book 676, Page 363, and Book 676, Page 366 of the Chancery Clerk's records in Washington County, Mississippi

Parcel 4.4.5

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The West 13.5 feet of the East half of the North 11.50 feet of the South 165 feet of Lot 18, Reserve Addition to the City of Greenville, the current legal owner of which tract is currently unknown and which property is not assessed for taxes to anyone either by the City of Greenville or by Washington County, Mississippi.

LESS AND EXCEPT, HOWEVER, FROM SAID PARCELS 4.4.1 THROUGH 4.4.5 INCLUSIVE, that certain property and structure located on the above described tract known as the "Green Building", and being a parcel of approximately 43 feet by 54 feet which is located on the western side of the property herein conveyed, whether herein described accurately or not, title to which is expressly reserved to grantors, together with reasonable access thereto via the parking lot construction on the tract herein described.

Parcel 4.5 (Former Lane Henderson Tract- Deeds recorded in Book 1814 at Page 152 and Book 1814 at Page 517)

The North 76 feet of Lot 3, Block 10, Bachelor Bend Addition to the City of Greenville, Mississippi, according to a plat thereof in Deed Book T, Page 169 of the land records of Washington County, Mississippi.

Parcel 4.6 (Former C & G Property, Warranty Deed in Book 1855, Page 275)

Parcel 4.6.1

The North 210.50 feet of the West 77 feet of Lot 2, Block 11, Bachelor Bend Addition to the City of Greenville, Washington County, Mississippi.

Parcel 4.6.2

Parts of Lots 1 and 2 of Block 1 of the HUNTINGTON ADDITION to the City of Greenville, Washington County, Mississippi; 335 Rear South Poplar Street, Lot Size 89 X 78 X 1R

Parcel 4.6.3

The West 34 feet of Lot 1 and the West 34 feet of the North 31 feet of Lot 2, Block 1 of the Huntington Addition to the City of Greenville, Washington County, Mississippi; Lot Size 34 X 89.

Parcel 4.6.4

The East 46 feet of the West 87 feet of the North 140 feet of Lot 2, Block 9, Bachelor Bend Addition, City of Greenville, Washington County, Mississippi.

Parcel 4.6.5

South 70 feet of the West 1/2 of Lot 2, Block 11, Bachelor Bend Addition, City of Greenville, Washington County, Mississippi.

Parcel 4.6.6

East 19 feet of the West 41 feet of the North 140 feet of Lot 2, Block 9, Bachelor Bend Addition, City of Greenville, Washington County, Mississippi.

Parcel 4.7 (Quitclaim Deed in Book 201501 at Page 2194)

A strip of land located in Lots 1, 2 and 3 of Block 20 of the Huntington and Lavally
Addition and Lot 2 of Block 11 of the Bachelor Bend Addition all to the City of Greenville, Mississippi more particularly described as: commencing at the Southwest corner of Lot 3 of Block 20 of the Huntington and Lavally Addition which is on the east right of way of Walnut Street where exists a capped rebar; thence south 55 degrees 30 minutes East 154.00 feet to a capped #5 rebar and the Point of Beginning of the property herein described; thence from the Point of Beginning North 34 degrees 30 minutes East 278.81 feet to a capped #5 rebar; thence South 55 degrees 26 minutes 30 seconds East 3.00 feet to a point; thence South 34 degrees 30 minutes West 278.81 feet to a point; thence North 55 degrees 30 minutes West 3.00 feet to the Point of Beginning containing 0.019 acres, more or less.

PARCEL 5

(Leasehold – Lighthouse from City of Greenville)

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Parcel 5.1

A portion of Lots 1, 2, 3, and 7 of Block 5 and the right-of-way of Locust Street and Washington Avenue of the Original Town Addition to the City of Greenville, Washington County, Mississippi more particularly described below:

Commencing at Station 213 + 65.16 of the Bank Protection Work Base Line; thence South 42 degrees 06 minutes 10 seconds East 15.26 feet to an iron pipe; thence South 33 degrees 06 minutes 34 seconds West 434.39 feet; thence South 44 degrees 27 minutes 49 seconds West 143.39 feet to an iron pipe; thence South 58 degrees 28 minutes 46 seconds West 6.28 feet; thence South 45 degrees 39 minutes 52 seconds East 19.06 feet; thence South 47 degrees 25 minutes 52 seconds East 42.58 feet; thence South 20 degrees 57 minutes 40 seconds East 4.73 feet; thence South 54 degrees 06 minutes 59 seconds West 84.25 feet to the east right-of-way of Washington Avenue and the Point of Beginning of the tract herein described; thence continue South 54 degrees 06 minutes 59 seconds West 106.72 feet to the west right-of-way of Washington Avenue; thence North 56 degrees 19 minutes 50 seconds West 28.18 feet along the west right-of-way of Washington Avenue to the south right-of-way of Locust Street; thence South 33 degrees 40 minutes 10 seconds West a distance of 75.58 feet along the south right-of-way of Locust Street; thence South 54 degrees 06 minutes 59 seconds West 126.45 feet; thence North 35 degrees 53 minutes 01 seconds West 196.00 feet; thence North 54 degrees 06 minutes 59 seconds East 240.76 feet to the east right-of-way of Washington Avenue; thence South 56 degrees 19 minutes 50 seconds East 209.18 feet along the east right-of-way of Washington Avenue to the Point of Beginning of the tract herein described containing 53,285.5 square feet, more or less, and being located in Section 4, Township 18 North, Range 8 West, Washington County, Mississippi.
Parcel 5.2

A portion of the right-of-way of Washington Avenue of the Original Town Addition to the City of Greenville, Washington County, Mississippi more particularly described below:

Commencing at Station 213 + 65.16 of the Bank Protection Work Base Line; thence South 42 degrees 06 minutes 10 seconds East 15.26 feet to an iron pipe; thence South 33 degrees 06 minutes 34 seconds West 434.39 feet; thence South 44 degrees 27 minutes 49 seconds West 143.39 feet to an iron pipe; thence South 58 degrees 28 minutes 46 seconds West 6.28 feet; thence South 45 degrees 39 minutes 52 seconds East 19.06 feet; thence South 47 degrees 25 minutes 52 seconds East 42.58 feet; thence North 76 degrees 48 minutes 46 seconds East 26.51 feet; thence South 00 degrees 38 minutes 18 seconds West 12.39 feet to the point of curvature of a curve to the right; thence along said curve having a radius of 87.00 feet, an arch length of 62.08 feet, a chord bearing of South 21 degrees 04 minutes 48 seconds West, and a chord length of 60.77 feet to the point of tangency; thence South 41 degrees 31 minutes 19 seconds West 31.62 feet to east right-of-way of Washington Avenue and the Point of Beginning of the tract herein described; thence continue South 41 degrees 31 minutes 19 seconds West 100.95 feet to the west right-of-way of Washington Avenue; thence North 56 degrees 19 minutes 50 seconds West 24.23 feet along the west right-of-way of Washington Avenue; thence North 41 degrees 31 minutes 19 seconds East 100.95 feet to the east right-of-way of Washington Avenue; thence South 56 degrees 19 minutes 50 seconds East 24.23 feet along the east right-of-way of Washington Avenue to the Point of Beginning of the tract herein described containing 2,422.7 square feet, more or less, and being located in Section 4, Township 18 North, Range 8 West, Washington County, Mississippi.
Parcel 5.3

A portion of Lot 1 of Block 6, Lots 4 and 5 of Block 10 and the right-of-way of Locust Street of the Original Town Addition to the City of Greenville, Washington County, Mississippi more particularly described below:

Commencing at Station 213 + 65.16 of the Bank Protection Work Base Line; thence South 42 degrees 06 minutes 10 seconds East 15.26 feet to an iron pipe; thence South 33 degrees 06 minutes 34 seconds West 434.39 feet; thence South 44 degrees 27 minutes 49 seconds West 143.39 feet to an iron pipe; thence South 58 degrees 28 minutes 46 seconds West 6.28 feet to the Point of Beginning of the tract herein described; thence South 45 degrees 39 minutes 52 seconds East 19.06 feet; thence South 47 degrees 25 minutes 52 seconds East 42.58 feet; thence North 76 degrees 48 minutes 46 seconds East 26.51 feet; thence South 00 degrees 38 minutes 18 seconds West 12.39 feet to the point of curvature of a curve to the right; thence along said curve having a radius of 87.00 feet, an arch length of 62.08 feet, a chord bearing of South 21 degrees 04 minutes 48 seconds West, and a chord length of 60.77 feet to the point of tangency; thence South 41 degrees 31 minutes 19 seconds West 31.62 feet to east right-of-way of Washington Avenue; thence North 56 degrees 19 minutes 50 seconds West 24.23 feet along the east right-of-way of Washington Avenue; thence North 41 degrees 31 minutes 19 seconds East 34.93 feet to the point of curvature of a curve to the left; thence along said curve having a radius of 63.00 feet, an arch length of 44.95 feet, a chord bearing of North 21 degrees 04 minutes 48 seconds East, and a chord distance of 44.01 feet to the point of tangency; thence North 00 degrees 38 minutes 18 seconds East 1.66 feet; thence South 54 degrees 06 minutes 59 seconds West 84.25 feet to the

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east right-of-way of Washington Avenue; thence along the east right-of-way of Washington Avenue North 56 degrees 19 minutes 50 seconds West 209.18 feet; thence North 54 degrees 06 minutes 59 seconds East 112.73 feet; thence South 42 degrees 06 minutes 10 seconds East 3.33 feet to an iron rod; thence South 42 degrees 06 minutes 10 seconds East 126.84 feet to an iron rod; thence North 58 degrees 28 minutes 46 seconds East 20.01 to the Point of Beginning of the tract herein described containing 20,806.0 square feet, more or less, and being located in Section 4, Township 18 North, Range 8 West, Washington County, Mississippi.

TOGETHER WITH:
(Sign Easement)

A portion of the Main Street right-of-way of the Original Town Addition to the City of Greenville, Washington County, Mississippi more particularly described below:

Commencing at the southwest corner of Lot 1 of B1ock 8 of the Original Town Addition to the City of Greenville; thence North 55 degrees 30 minutes 00 seconds West 13.03 feet along the east right-of-way of Main Street to a point; thence south 34 degrees 14 minutes 27 seconds West 28.43 feet to the Point of Beginning of the tract herein described; thence continue South 34 degrees 14 minutes 27 Seconds West 52.00 feet to a point; thence North 55 degrees 45 minutes 33 seconds West 10.0 feet to a point; thence North 34 degrees 14 minutes 27 seconds East 52.00 to a point; thence South 55 degrees 45 minutes 33 seconds East 10.00 feet to the Point of Beginning of the tract herein described containing 520.0 square feet, more or less and being located in Section 4, Township 18 North, Range 8 West, Washington County, Mississippi,

TOGETHER WITH:

The rights and benefits of a permanent non-exclusive right of way and easement for ingress and egress as set forth in that certain Easement recorded September 19, 2014 in Book 201401 at Page 5897.

Tropicana Laughlin

Parcel 1A: (APN: 264-13-301-003)

That portion of the South Half (S ½) of Section 13,Township 32 South, Range 66 East M.D.M., described as follows:

Lot Two (2) as shown by map thereof on file in File 53 of Parcel Maps, Page 53 in the Office of the County Recorder, Clark County, Nevada.

Excepting therefrom that portion lying within the boundaries of that certain parcel described in Quitclaim Deed to Clark County for roadway and public improvements recorded August 20, 1992 in Book 920820 as Document No. 00522, Official Records.

Said parcel being also described as follows:

Commencing at the Northwest corner (NW) of the Southwest Quarter (SW ¼) of said Section 13;
Thence South 89°59’42” East, along the North line of the South Half (S ½) of said Section 13, a distance of 297.82 feet;
Thence South 01°35’03” West, a distance of 800.08 feet to the Point of Beginning;
Thence South 01°35’01” West, a distance of 799.78 feet;
Thence South 89°59’51” East, a distance of 1561.32 feet to a point on the Westerly right-of-way line of Casino Drive, said point being a point on a curve concave Westerly, having a radius of 490.00 feet, a radial line to said point bears North 87°52’39” East;
Thence Northerly along said curve through a central angle of 03°05’07”, for an arc distance of 26.39 feet;
Thence North 05°12’28” West, a distance of 349.20 feet;
Thence North 06°38’24” West, a distance of 120.04 feet;
Thence North 05°12’28” West, a distance of 166.84 feet to the point of curvature concave Southwesterly, having a radius of 33.00 feet;
Thence Northwesterly along said curve through a central angle of 64°17’09”, for an arc distance of 37.03 feet to a point on a non-tangent line;
Thence North 05°12’28” West, a distance of 87.95 feet to a point on a curve concave Northerly and having a radius of 25.00 feet, a radial line of said point bears South 06°35’43” West;

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Thence Northeasterly along said curve through a central angle of 53°18’40”, for an arc distance of 23.26 feet to a point of tangency;
Thence North 05°12’28” West, a distance of 16.88 feet;
Thence departing said Westerly right-of-way line, North 89°59’51” West, a distance of 1467.06 feet to the Point of Beginning.

Legal description provided by:
Lyle E. Yenglin, Nevada PLS No. 17019
Martin & Martin
Civil Engineers
2101 South Jones Boulevard
Suite 120
Las Vegas, NV 89146

Parcel 1B:

An undivided 31.667% interest in and to that certain non-exclusive 30.00 foot access easement as described in that certain License Agreement recorded February 15, 1985 in Book 1689 as Document No. 1648776, Official Records, affecting the following described property:

That portion of Government Lot Four (4) in Section 13, Township 32 South, Range 66 East, M.D.M., situate within the County of Clark, State of Nevada described as follows:

A strip of land thirty (30) feet in width lying Northerly of and contiguous to Line One (1) and Line Two (2) hereinafter described:

Commencing at the Northwest corner (NW) of said Government Lot Four (4);
Thence South 88°59’51” East, a distance of 377.85 feet to a point;
Thence South 10°49’28” West, a distance of 132.17 feet to the Southeast corner (SE) of Parcel Two (2) as shown on file in File 30 of Parcel Maps, Page 48, Clark County, Nevada records, the True Point of Beginning; said True Point of Beginning hereinafter referred to as Point “A”.

Line One (1):

Commencing at Point “A”;
Thence North 89°59’51” West along the Southerly line of said Parcel Two (2) and the Westerly prolongation thereof to a point on the Easterly line of Rio Alta Vista Drive, as shown on File 39 of Surveys, Page 73, Clark County, Nevada records, the point of terminus of Line One (1).

Line Two (2):

Commencing at Point “A”;
Thence South 89°59’51” East, a distance of 645.36 feet, more or less, to a point in the Westerly line of Colorado River, the point of terminus of Line Two (2).

Such easement being subject to the provisions contained in the above License Agreement.

Parcel 1C:

Non-exclusive easements and other rights as set forth and established in that certain “Memorandum of Understanding” by and between the Ramada Express Hotel and Casino and Tres Hombres, a Delaware limited liability company, recorded May 25, 2005 in Book 20050525 as Document No. 02601, Official Records.

Parcel 2A: (APN: 264-13-301-007)

That portion of the South Half (S ½) of Section 13, Township 32 South, Range 66 East, M.D.M., described as follows:

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Lot Three (3) as shown by map thereof on file in File 98 of Parcel Maps, Page 17 in the Office of the County Recorder, Clark County, Nevada.

Said parcel being also described as follows:

Commencing at the Northwest corner (NW) of the Southwest Quarter (SW ¼) of said Section 13;
Thence South 89°59’42” East, a distance of 297.82 feet;
Thence South 01°35’03” West, a distance of 800.08 feet;
Thence South 89°59’51” East, a distance of 654.14 feet to the Point of Beginning;
Thence from said True Point of Beginning and continuing Southeasterly along said line South 89°59’51” East, a distance of 650.04 feet;
Thence North 00°38’33” West, a distance of 269.65 feet;
Thence North 88°05’32” West, a distance of 30.03 feet;
Thence South 00°38’33” East, a distance of 70.64 feet;
Thence North 89°59’51” West, a distance of 620.04 feet;
Thence South 00°38’33” East, a distance of 200.01 feet to the Point of Beginning.

Legal description provided by:
Lyle E. Yenglin, Nevada PLS No. 17019
Martin & Martin
Civil Engineers
2101 South Jones Boulevard
Suite 120
Las Vegas, NV 89146

Parcel 2B:

Non-exclusive easements for pedestrian and vehicular ingress and egress, utilities and drainage as set forth and established in that certain “Declaration of Reserved Easements for Access and Utilities” recorded May 26, 2000 in Book 20000526 as Document No. 00932, Official Records.

Parcel 2C:

Non-exclusive easements for pedestrian and vehicular ingress and egress, utilities and drainage as set forth and established in that certain “Easement Agreement” recorded May 26, 2000 in Book 20000526 as Document No. 00936, Official Records.

Parcel 3A: (APN: 264-13-401-003)

That portion of the Southwest Quarter (SW ¼) of Section 13, Township 32 South, Range 66 East, M.D.M., Clark County, Nevada, more particularly described as follows:

Parcel Four (4) as shown by map thereof on file in File 98 of Parcel Maps, Page 17, in the Office of the County Recorder, Clark County, Nevada.

Parcel 3B:

Non-exclusive easements for driveways, utilities and drainage, as disclosed by that certain Declaration of Easements recorded May 26, 2000 in Book 20000526 as Document No. 00932, of Official Records, Clark County, Nevada, subject to the terms, provisions and conditions set forth in said instrument.

Parcel 3C:

Non-exclusive easements for driveways, utilities and drainage, as disclosed by that certain Easement Agreement recorded May 26, 2000 in Book 20000526 as Document No. 00935, of Official Records, Clark County, Nevada, subject to the terms, provisions and conditions set forth in said instrument.

Parcel 3D:

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Revocable license for egress and ingress for the sole purpose of launching private small boat craft, retrieving the same and incidental parking, as disclosed by that certain License Agreement recorded February 15, 1983 in Book 1689 as Document No. 1648776, of Official Records, Clark County, Nevada, subject to the terms, provision and conditions set forth in said instrument.
Isle Bettendorf
Part of Lot 3 of Steamboat Landing First Addition, being part of the North half of Section 33, and the South half of Section 28, both in Township 78 North, Range 4 East of the 4th P.M., Scott County, Iowa, more particularly described as follows:

Beginning at the Northwest Corner of Lot 3 of Steamboat Landing First Addition;
Thence North 89 degrees 14' 00" East, 1523.79 feet, along the northerly line of said Lot 3, to a point of curvature;

Thence northeasterly 22.61' along the arc of a 5,779.60 foot radius curve, concave northerly, and along the northerly line of said Lot 3 to a point, (chord N 88 degrees 57' 17" E, 22.61');

Thence South 00 degrees 16' 30" West, 813.87', to a point on the meander line of the Mississippi River;

Thence North 81 degrees 08' 20" West, 108.79', to a point on the meander line of the Mississippi River;

Thence North 66 degrees 43' 46" West, 151.33', to a point on the meander line of the Mississippi River;

Thence North 76 degrees 06' 50" West, 160.08', to a point on the meander line of the Mississippi River;

Thence North 88 degrees 14' 35" West, 303.80', to a point on the meander line of the Mississippi River;

Thence South 87 degrees 59' 03" West, 90.20', to a point on the meander line of the Mississippi River;

Thence North 87 degrees 48' 48" West, 590.01', to a point on the meander line of the Mississippi River;

Thence South 88 degrees 56' 08" West, 100.13', to a point on the meander line of the Mississippi River;

Thence North 87 degrees 19' 47" West, 60.12', to a point on the meander line of the Mississippi River, which point is also on a line projected from the westerly line of Lot 3 of Steamboat Landing First Addition;

Thence North 00 degrees 16' 30" East, 648.51', along the westerly line of said Lot 3 and its projection, to the Point of Beginning.

ALSO DESCRIEBD AS:

LOT 1 OF STEAMBOAT LANDING 2ND ADDITION, BEING A PART OF LOT 3 OF STEAMBOAT LANDING FIRST ADDITION, BEING PART OF THE NORTH HALF OF

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SECTION 33, AND THE SOUTH HALF OF SECTION 28, BOTH IN TOWNSHIP 78 NORTH, RANGE 4 EAST OF THE 4TH P.M., SCOTT COUNTY, IOWA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHWEST CORNER OF LOT 3 OF STEAMBOAT LANDING FIRST ADDITION;

THENCE NORTH 89 DEGREES 14' 00" EAST, 1523.79 FEET, ALONG THE NORTHERLY LINE OF SAID LOT 3, TO A POINT OF CURVATURE; THENCE NORTHEASTERLY 22.61' ALONG THE ARC OF A 5,779.60 FOOT RADIUS CURVE, CONCAVE NORTHERLY, AND ALONG THE NORTHERLY LINE OF SAID LOT 3 TO A POINT, (CHORD N 88 DEGREES 57' 17" E, 22.61'); THENCE SOUTH 00 DEGREES 16' 30" WEST, 813.87', TO A POINT ON THE MEANDER LINE OF THE MISSISSIPPI RIVER; THENCE NORTH 81 DEGREES 08' 20" WEST, 108.52', TO A POINT ON THE MEANDER LINE OF THE MISSISSIPPI RIVER; THENCE NORTH 66 DEGREES 43' 46" WEST, 151.33', TO A POINT ON THE MEANDER LINE OF THE MISSISSIPPI RIVER; THENCE NORTH 76 DEGREES 06' 50" WEST, 160.08', TO A POINT ON THE MEANDER LINE OF THE MISSISSIPPI RIVER; THENCE NORTH 88 DEGREES 14' 35" WEST, 303.80', TO A POINT ON THE MEANDER LINE OF THE MISSISSIPPI RIVER; THENCE SOUTH 87 DEGREES 59' 03" WEST, 90.20', TO A POINT ON THE MEANDER LINE OF THE MISSISSIPPI RIVER; THENCE NORTH 87 DEGREES 48' 48" WEST, 590.01', TO A POINT ON THE MEANDER LINE OF THE MISSISSIPPI RIVER; THENCE SOUTH 88 DEGREES 56' 08" WEST, 100.13', TO A POINT ON THE MEANDER LINE OF THE MISSISSIPPI RIVER; THENCE NORTH 87 DEGREES 18' 09" WEST, 60.39', TO A POINT ON THE MEANDER LINE OF THE MISSISSIPPI RIVER, WHICH POINT IS ALSO ON A LINE PROJECTED FROM THE WESTERLY LINE OF LOT 3 OF STEAMBOAT LANDING FIRST ADDITION; THENCE NORTH 00 DEGREES 16' 30" EAST, 648.51', ALONG THE WESTERLY LINE OF SAID LOT 3 AND ITS PROJECTION, TO THE POINT OF BEGINNING.

EASEMENT PARCEL:

A PARKING EASEMENT AREA, BEING A PART OF LOT 1 AND ALL OF LOT 2 OF STEAMBOAT LANDING FIRST ADDITION, WITHIN THE NORTH HALF OF SECTION 33, AND THE SOUTH HALF OF SECTION 28, BOTH IN TOWNSHIP 78 NORTH, RANGE 4 EAST OF THE 4TH P.M., SCOTT COUNTY, IOWA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHEAST CORNER OF SAID LOT 2 OF STEAMBOAT LANDING FIRST ADDITION; THENCE SOUTH 83°03’16” WEST, ALONG THE SOUTH LINE OF LOT 2, 84.72 FEET; THENCE SOUTH 88°55’00” WEST, ALONG THE SOUTH LINE OF LOT 2, 266.24 FEET TO A POINT OF CURVATURE; THENCE NORTHWESTERLY ALONG SAID ARC, CONCAVE NORTHEASTERLY, HAVING A RADIUS OF 62.50 FEET, AN ARC LENGTH OF 97.83 FEET, TO A POINT ON THE WEST LINE OF LOT 2, CHORD OF THE LAST NAMED CURVE BEARS NORTH 46°35’25” WEST, 88.14 FEET; THENCE NORTH 00°46’10” WEST, ALONG THE WEST LINE OF LOT 2, 177.31 FEET TO THE NORTHWEST CORNER OF LOT 2; THENCE CONTINUING NORTH 00°46’10” WEST, 37.05 FEET TO THE SOUTH LINE OF LOT 1; THENCE S89°12’40”W, ALONG THE SOUTH LINE OF LOT 1, 39.85 FEET; THENCE N00°46’10”W, A DISTANCE OF 249.82 FEET TO THE NORTH LINE OF LOT 1; THENCE NORTH 89°14’00” EAST, ALONG THE NORTH LINE OF LOT 1, 462.92 FEET TO THE NORTHEAST CORNER OF LOT 1; THENCE SOUTH 00°16’30” WEST, ALONG THE EAST LINE OF LOT 1, 286.74 FEET, TO THE NORTHEAST CORNER OF LOT 2; THENCE, CONTINUING SOUTH 00°16’30” WEST, ALONG THE EAST LINE OF LOT 2,

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228.34 FEET, TO THE POINT OF BEGINNING. CONTAINING 22,254 SQUARE FEET OR 5.24 ACRES.

Isle Waterloo
A PARCEL OF LAND LOCATED IN A PART OF THE NORTHWEST QUARTER OF THE SOUTHEAST QUARTER, PART OF THE SOUTHEAST QUARTER OF THE SOUTHWEST QUARTER AND PART OF THE NORTHEAST QUARTER OF THE SOUTHWEST QUARTER ALL IN SECTION 12, TOWNSHIP 88 NORTH, RANGE 13 WEST OF THE 5th PRINCIPAL MERIDIAN, BLACK HAWK COUNTY, IOWA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT A LEAD PLUG FOUND MARKING THE SOUTHEAST CORNER OF THE SOUTHWEST QUARTER OF SAID SECTION 12; THENCE N 00° 15' 10" W ALONG THE EAST LINE OF SAID SOUTHWEST QUARTER, A DISTANCE OF 61.09 FEET TO AN IRON ROD SET IN THE NORTH RIGHT-OF-WAY LINE OF EAST SHAULIS ROAD ALSO BEING THE POINT OF BEGINNING FOR THIS DESCRIPTION: THENCE ALONG SAID NORTH RIGHT-OF-WAY LINE THE FOLLOWING SIX (6) CALLS: THENCE N 85° 22' 54" W A DISTANCE OF 291.89 FEET TO AN IRON ROD SET; THENCE S 88° 55' 24" W A DISTANCE OF 100.00 FEET TO AN IRON ROD SET; THENCE S 72° 13' 57" W A DISTANCE OF 104.40 FEET TO AN IRON ROD SET: THENCE S 86° 04' 09" W A DISTANCE OF 100.12 FEET TO AN IRON ROD SET; THENCE S 88° 55' 54" W A DISTANCE OF 114.03 FEET TO AN IRON ROD SET; THENCE S 88° 55' 54" W A DISTANCE OF 165.21 FEET TO AN IRON ROD SET; THENCE N 18° 28' 45" E DEPARTING FROM SAID RIGHT-OF-WAY LINE, A DISTANCE OF 127.19 FEET TO AN IRON ROD SET; THENCE ALONG A CURVE TO THE RIGHT WITH CHORD BEARING N 29° 54' 50" E A DISTANCE OF 410.48 FEET, A RADIUS OF 410.00 FEET AND ARC DISTANCE OF 429.91 FEET TO AN IRON ROD SET; THENCE N 59° 57' 12" E A DISTANCE OF 328.48 FEET TO AN IRON ROD SET; THENCE ALONG A CURVE TO THE LEFT WITH CHORD BEARING N 07° 40' 31" W A DISTANCE OF 660.26 FEET, A RADIUS OF 357.00 FEET AND ARC DISTANCE OF 842.76 FEET TO AN IRON ROD SET; THENCE S 88° 55' 54" W A DISTANCE OF 489.26 FEET TO AN IRON PIN FOUND MARKING THE NORTHEAST CORNER OF LOST ISLAND REAL ESTATE PROPERTY AS RECORDED IN LD BOOK 573, PAGE 028 AND LD BOOK 572, PAGE 195 IN THE BLACK HAWK COUNTY RECORDER'S OFFICE; THENCE CONTINUING S 88° 55' 54" W ALONG THE NORTH LINE OF SAID LOST ISLAND REAL ESTATE PROPERTY, A DISTANCE OF 357.58 FEET TO AN IRON ROD SET; THENCE N 00° 19' 08" W DEPARTING FROM SAID NORTH LINE, A DISTANCE OF 1310.92 FEET TO AN IRON ROD SET IN THE NORTH LINE OF THE NORTHEAST QUARTER OF THE SOUTHWEST QUARTER OF SAID SECTION 12; THENCE N 89° 05' 45" E ALONG SAID NORTH LINE, A DISTANCE OF 696.05 FEET TO AN IOWA DEPARTMENT OF TRANSPORTATION ALUMINUM MONUMENT FOUND MARKING THE SOUTHWESTERLY RIGHT-OF-WAY LINE OF PRIMARY ROAD U.S. ROUTE 218; THENCE ALONG SAID SOUTHWESTERLY RIGHT-OF-WAY LINE THE FOLLOWING THREE (3) CALLS: THENCE S 41° 35' 50" E A DISTANCE OF 255.73 FEET TO AN IOWA DEPARTMENT OF TRANSPORTATION ALUMINUM MONUMENT FOUND; THENCE S 43° 50' 20" E A DISTANCE OF 1033.85 FEET TO AN IOWA DEPARTMENT OF TRANSPORTATION ALUMINUM MONUMENT FOUND; THENCE S 43° 43' 00" E A DISTANCE OF 506.16 FEET TO AN IOWA DEPARTMENT OF TRANSPORTATION ALUMINUM MONUMENT FOUND IN AN EXISTING FENCE LINE AND ON THE NORTH LINE OF THE SOUTHWEST QUARTER OF THE SOUTHEAST QUARTER OF SAID SECTION 12; THENCE S 88° 46' 37" W ALONG SAID NORTH LINE, A DISTANCE OF 653.91 FEET TO AN IRON ROD SET MARKING THE NORTHEAST CORNER OF THE SOUTHEAST

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QUARTER OF THE SOUTHWEST QUARTER OF SAID SECTION 12; THENCE S 00° 15' 10" E ALONG THE EAST LINE OF SAID QUARTER SECTION, A DISTANCE OF 1263.53 FEET TO THE POINT OF BEGINNING.

Together with the easement set forth in Reciprocal Access and Private Road Agreement by and between IOC Black Hawk County, Inc. an Iowa corporation and Lot Island Real Estate, LC, an Iowa limited liability company, recorded October 6, 2006 in Document No. 2007008149 of the Black Hawk County Land Records.

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EXHIBIT C
GAMING LICENSES

Licensed Entity	Facility	State	Regulatory Authority	Type of License	Dates of Issuance and Expiration
Lighthouse Point, LLC d/b/a Trop Casino Greenville	Tropicana Greenville	MS	Mississippi Gaming Commission	Gaming License No. 0896	10/28/16 - 10/27/19
Tropicana Atlantic City Corp. d/b/a Tropicana Atlantic City Casino & Hotel	Tropicana Atlantic City	NJ	New Jersey Casino Control Commission	Gaming License Pursuant to CCC Resolution 10-11-10-21	11/10/20
Tropicana Atlantic City Corp. d/b/a Tropicana Atlantic City Casino & Hotel (3)	Tropicana Atlantic City	NJ	New Jersey Division of Gaming Enforcement	Internet Gaming Permit No. NJIGP 14-005	10/21/17- 10/21/18
Tropicana Laughlin, LLC d/b/a Tropicana Laughlin Hotel & Casino (2)	Tropicana Laughlin	NV	Nevada Gaming Control Board	Gaming License 09430-01	1/1/18 - 12/31/18
Isle of Capri Bettendorf, L.C.	Isle Bettendorf	IA	Iowa Racing and Gaming Commission	Gambling Structure	4/1/20 - 3/31/21
				Sports Wagering	8/15/19 - 3/31/21
IOC Black Hawk County, Inc.	Isle Waterloo	IA	Iowa Racing and Gaming Commission	Gambling Structure	4/1/20 - 3/31/21
				Sports Wagering	8/15/19 - 3/31/21

C-1

ACTIVE/124660172.1
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EXHIBIT D
FORM OF SECOND AMENDED AND RESTATED GUARANTY OF MASTER LEASE
This SECOND AMENDED AND RESTATED GUARANTY OF MASTER LEASE (this “Guaranty”), is made and entered into as of [  ], by and among CAESARS ENTERTAINMENT, INC., a Delaware corporation, LIGHTHOUSE POINT, LLC, a Mississippi limited liability company, TROPICANA LAUGHLIN, LLC, a Nevada limited liability company (each, “Guarantor”, and collectively, the “Guarantors”), and GLP CAPITAL, L.P., a Pennsylvania limited partnership (together with its permitted successors and assigns, the “Landlord”).
RECITALS
A.On October 1, 2018, Landlord, Tropicana AC Sub Corp., as co-landlord, Tropicana Entertainment Inc. (“TEI”) and Tropicana Atlantic City Corp., as co-tenant, entered into that certain Master Lease (the “Original Master Lease” and as amended by that certain Partial Termination of and First Amendment to Master Lease, dated as of June 9, 2019, as modified by that certain Waiver to Master Lease, dated as of March 31, 2020, as amended and restated by that certain Amended and Restated Master Lease, dated as of June 15, 2020, and as amended and restated by that certain Second Amended and Restated Master Lease, dated as of December 18, 2020 (the “Second A&R Master Lease”), the “Existing Master Lease”), pursuant to which Landlord leased the Leased Property to TEI.
B.In connection with the Second A&R Master Lease, Landlord, Tropicana AC Sub Corp., as co-landlord, the Guarantors and Catfish Queen Partnership In Commendam, a Louisiana partnership in commendam (“Catfish”), entered into that certain Amended and Restated Guaranty of Master Lease, dated as of December 18, 2020 (the “Existing Guaranty”).
C.Pursuant to the terms and conditions of that certain letter agreement, dated as of May 5, 2022, Catfish was released from its obligations under the Existing Guaranty on such date (other than with respect to amounts, obligations or liabilities of any kind arising under the Existing Guaranty prior to such date).
D.Landlord, TEI, IOC Black Hawk County, Inc. and Isle of Capri Bettendorf, L.C. (collectively, “Tenant”) have entered into that certain Third Amended and Restated Master Lease dated of even date herewith (as may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Master Lease”), in order to amend the Existing Master Lease to, among other things, remove the facility commonly known as Belle of Baton Rouge located in Baton Rouge, Louisiana, together with all Leased Property (as defined in the Second A&R Master Lease) with respect thereto, from the Master Lease. All capitalized terms used and not otherwise defined herein shall have the same meanings given such terms in the Master Lease.
E.In furtherance of the foregoing, Landlord and the Guarantors desire to amend and restate the Existing Guaranty pursuant to this Guaranty in order to reaffirm the obligations of the Guarantors hereunder with respect to the Master Lease.
F.Each Guarantor is an affiliate of the Tenant, will derive substantial benefits from the Master Lease and acknowledges and agrees that this Guaranty is given in accordance with the requirements of the Master Lease and that Landlord would not have been willing to enter into the Master Lease unless such Guarantor was willing to execute and deliver this Guaranty.
1
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AGREEMENTS
NOW, THEREFORE, in consideration of Landlord entering into the Master Lease with Tenant, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor agrees as follows:
1.Guaranty. In consideration of the benefit derived or to be derived by it therefrom, as to the Master Lease, from and after the Commencement Date thereof, each Guarantor hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, (i) the payment when due of all Rent and all other sums payable by Tenant under the Master Lease, and (ii) the faithful and prompt performance when due of each and every one of the terms, conditions and covenants to be kept and performed by Tenant and its Affiliates under the Master Lease, including without limitation all indemnification obligations, insurance obligations, and all obligations to operate, rebuild, restore or replace any facilities or improvements now or hereafter located on the Leased Property covered by the Master Lease (collectively, the “Obligations”). In the event of the failure of Tenant to pay any such Rent or other sums, or to render any other performance required of Tenant and its Affiliates under the Master Lease, when due or within any applicable cure period, each Guarantor shall forthwith perform or cause to be performed all provisions of the Master Lease to be performed by Tenant and its Affiliates thereunder, and pay all reasonable costs of collection or enforcement and other damages that may result from the non-performance thereof to the full extent provided under the Master Lease. As to the Obligations, each Guarantor’s liability under this Guaranty is without limit except as provided in Section 12 hereof. Each Guarantor agrees that its guarantee provided herein constitutes a guarantee of payment when due and not of collection.
2.Survival of Obligations. The obligations of each Guarantor under this Guaranty shall survive and continue in full force and effect notwithstanding:
(a)any amendment, modification, or extension of the Master Lease pursuant to its terms;
(b)any compromise, release, consent, extension, indulgence or other action or inaction in respect of any terms of the Master Lease or any other guarantor;
(c)any substitution or release, in whole or in part, of any security for this Guaranty which Landlord may hold at any time;
(d)any exercise or non-exercise by Landlord of any right, power or remedy under or in respect of the Master Lease or any security held by Landlord with respect thereto, or any waiver of any such right, power or remedy;
(e)any bankruptcy, insolvency, reorganization, arrangement, adjustment, composition, liquidation, or the like of Tenant or any other guarantor;
(f)any limitation of Tenant’s liability under the Master Lease or any limitation of Tenant’s liability thereunder which may now or hereafter be imposed by any statute, regulation or rule of law, or any illegality, irregularity, invalidity or unenforceability, in whole or in part, of the Master Lease or any term thereof;
(g)subject to Section 13 hereof, any sale, lease, or transfer of all or any part of any interest in any Facility or any or all of the assets of Tenant to any other person, firm or entity other than to Landlord;
2
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(h)any act or omission by Landlord with respect to any of the security instruments or any failure to file, record or otherwise perfect any of the same;
(i)any extensions of time for performance under the Master Lease;
(j)the release of Tenant from performance or observation of any of the agreements, covenants, terms or conditions contained in the Master Lease by operation of law or otherwise;
(k)the fact that Tenant may or may not be personally liable, in whole or in part, under the terms of the Master Lease to pay any money judgment;
(l)the failure to give Guarantor any notice of acceptance, default or otherwise;
(m)any other guaranty now or hereafter executed by Guarantor or anyone else in connection with the Master Lease;
(n)any rights, powers or privileges Landlord may now or hereafter have against any other person, entity or collateral; or
(o)any other circumstances, whether or not Guarantor had notice or knowledge thereof.
3.Primary Liability. The liability of Guarantor with respect to the Obligations shall be primary, direct and immediate, and Landlord may proceed against Guarantor: (a) prior to or in lieu of proceeding against Tenant, its assets, any security deposit, or any other guarantor; and (b) prior to or in lieu of pursuing any other rights or remedies available to Landlord. All rights and remedies afforded to Landlord by reason of this Guaranty or by law are separate, independent and cumulative, and the exercise of any rights or remedies shall not in any way limit, restrict or prejudice the exercise of any other rights or remedies.
In the event of any default under the Master Lease, a separate action or actions may be brought and prosecuted against Guarantor whether or not Tenant is joined therein or a separate action or actions are brought against Tenant. Landlord may maintain successive actions for other defaults. Landlord’s rights hereunder shall not be exhausted by its exercise of any of its rights or remedies or by any such action or by any number of successive actions until and unless all indebtedness and Obligations the payment and performance of which are hereby guaranteed have been paid and fully performed.
4.Obligations Not Affected. In such manner, upon such terms and at such times as Landlord in its sole discretion deems necessary or expedient, and without notice to any Guarantor, Landlord may: (a) amend, alter, compromise, accelerate, extend or change the time or manner for the payment or the performance of any Obligation hereby guaranteed; (b) extend, amend or terminate the Master Lease; or (c) release Tenant by consent to any assignment (or otherwise) as to all or any portion of the Obligations hereby guaranteed, in each case pursuant to the terms of the Master Lease. Any exercise or non-exercise by Landlord of any right hereby given Landlord, dealing by Landlord with any Guarantor or any other guarantor, Tenant or any other person, or change, impairment, release or suspension of any right or remedy of Landlord against any person including Tenant and any other guarantor will not affect any of the Obligations of any Guarantor hereunder or give any Guarantor any recourse or offset against Landlord.
3
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5.Waiver. With respect to the Master Lease, each Guarantor hereby waives and relinquishes all rights and remedies accorded by applicable law to sureties and/or guarantors or any other accommodation parties, under any statutory provisions, common law or any other provision of law, custom or practice, and agrees not to assert or take advantage of any such rights or remedies including, but not limited to:
(a)any right to require Landlord to proceed against Tenant or any other person or to proceed against or exhaust any security held by Landlord at any time or to pursue any other remedy in Landlord’s power before proceeding against such Guarantor or to require that Landlord cause a marshaling of Tenant’s assets or the assets, if any, given as collateral for this Guaranty or to proceed against Tenant and/or any collateral, including collateral, if any, given to secure such Guarantor’s obligation under this Guaranty, held by Landlord at any time or in any particular order;
(b)any defense that may arise by reason of the incapacity or lack of authority of any other person or persons;
(c)notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of Tenant, Landlord, any creditor of Tenant or such Guarantor or on the part of any other person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by Landlord or in connection with any obligation hereby guaranteed;
(d)any defense based upon an election of remedies by Landlord which destroys or otherwise impairs the subrogation rights of such Guarantor or the right of such Guarantor to proceed against Tenant for reimbursement, or both;
(e)any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;
(f)any duty on the part of Landlord to disclose to such Guarantor any facts Landlord may now or hereafter know about Tenant, regardless of whether Landlord has reason to believe that any such facts materially increase the risk beyond that which such Guarantor intends to assume or has reason to believe that such facts are unknown to such Guarantor or has a reasonable opportunity to communicate such facts to Guarantor, it being understood and agreed that such Guarantor is fully responsible for being and keeping informed of the financial condition of Tenant and of all circumstances bearing on the risk of non-payment or non-performance of any Obligations or indebtedness hereby guaranteed;
(g)any defense arising because of Landlord’s election, in any proceeding instituted under the federal Bankruptcy Code, of the application of Section 1111(b)(2) of the federal Bankruptcy Code;
(h)any defense based on any borrowing or grant of a security interest under Section 364 of the federal Bankruptcy Code; and
(i)all rights and remedies accorded by applicable law to guarantors, including without limitation, any extension of time conferred by any law now or hereafter in effect and any requirement or notice of acceptance of this Guaranty or any other notice to which the undersigned may now or hereafter be entitled to the extent such waiver of notice is permitted by applicable law.
4
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6.Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Tenant and each other Guarantor, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder and agrees that the Landlord will not have any duty to advise such Guarantor of information regarding such circumstances or risks.
7.No Subrogation. Until all Obligations of Tenant under the Master Lease have been satisfied and discharged in full, Guarantor shall have no right of subrogation and waives any right to enforce any remedy which Landlord now has or may hereafter have against Tenant and any benefit of, and any right to participate in, any security now or hereafter held by Landlord with respect to the Master Lease.
8.Agreement to Comply with terms of Master Lease. Each Guarantor hereby agrees (a) to comply with all terms of the Master Lease applicable to it, (b) that it shall take no action, and that it shall not omit to take any action, which action or omission, as applicable, would cause a breach of the terms of the Master Lease applicable to it and (c) that it shall not commence an involuntary proceeding or file an involuntary petition in any court of competent jurisdiction seeking (i) relief in respect of the Tenant or any of its Subsidiaries, or of a substantial part of the property or assets of the Tenant or any of its Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Tenant or any of its Subsidiaries or for a substantial part of the property or assets of the Tenant or any of its Subsidiaries.
9.Agreement to Pay; Contribution; Subordination. Without limitation of any other right of the Landlord at law or in equity, upon the failure of Tenant to pay any Obligation when and as the same shall become due, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Landlord in cash the amount of such unpaid Obligation. Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Landlord under this Guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Landlord in respect of this Guaranty and in respect of the Master Lease. Upon payment by any Guarantor of any sums to the Landlord as provided above, all rights of such Guarantor against the Tenant or any other Guarantor arising as a result thereof by way of subrogation, contribution, reimbursement, indemnity or otherwise shall be subject to the limitations set forth in this Section 9. If for any reason whatsoever Tenant or any Guarantor now or hereafter becomes indebted to any Guarantor or any Affiliate of any Guarantor, such indebtedness and all interest thereon shall at all times be subordinate to Tenant’s obligation to Landlord to pay as and when due in accordance with the terms of the Master Lease the guaranteed Obligations, it being understood that each Guarantor and each Affiliate of any Guarantor shall be permitted to receive payments from the Tenant or any Guarantor on account of such obligations except during the continuance of an Event of Default under the Master Lease relating to failure to pay amounts due under the Master Lease. During any time in which an Event of Default relating to failure to pay amounts due under the Master Lease has occurred and is continuing under the Master Lease (and provided that Guarantor has received written notice thereof), Guarantor agrees to make no claim for such indebtedness that does not recite that such claim is expressly subordinate to Landlord’s rights and remedies under the Master Lease.
10.Application of Payments. With respect to the Master Lease, and with or without notice to Guarantor, Landlord, in Landlord’s sole discretion and at any time and from time to time and in such manner and upon such terms as Landlord deems appropriate, may (a) apply any or all payments or recoveries following the occurrence and during the continuance of an Event of Default from Tenant or from any other guarantor under any other instrument or realized from any
5
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security, in such manner and order of priority as Landlord may determine, to any indebtedness or other obligation of Tenant with respect to the Master Lease and whether or not such indebtedness or other obligation is guaranteed hereby or is otherwise secured, and (b) refund to Tenant any payment received by Landlord under the Master Lease.
11.Guaranty Default. Upon the failure of any Guarantor to pay the amounts required to be paid hereunder when due following the occurrence and during the continuance of an Event of Default under the Master Lease, Landlord shall have the right to bring such actions at law or in equity, including appropriate injunctive relief, as it deems appropriate to compel compliance, payment or deposit, and among other remedies to recover its reasonable attorneys’ fees in any proceeding, including any appeal therefrom and any post judgment proceedings.
12.Maximum Liability. Each Guarantor and, by its acceptance of the guarantees provided herein, Landlord, hereby confirms that it is the intention of all such persons that the guarantees provided herein and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the United States Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the guarantees provided herein and the obligations of each Guarantor hereunder. To effectuate the foregoing intention, Landlord hereby irrevocably agrees that the obligations of each Guarantor under this Guaranty shall be limited to the maximum amount as will result in such obligations not constituting a fraudulent transfer or conveyance.
13.Release. A Guarantor (other than Tenant’s Parent) shall automatically be released from its obligations hereunder (other than with respect to amounts then due and payable by such Guarantor) upon the consummation of any transaction permitted by the Master Lease, the result of which is that such Guarantor ceases to be a Subsidiary of the “Tenant” under the Master Lease; provided that the Landlord shall have consented to such transaction to the extent such consent is required by the terms of the Master Lease; and provided further that a Change in Control (and any transaction related thereto) shall not be deemed to be permitted by the Master Lease without Landlord consent except to the extent any actual or deemed assignment under the Master Lease relating to such Change in Control is permitted under the Master Lease; and provided further that no release of such Guarantor shall be permitted or occur in a Foreclosure COC or a Foreclosure Assignment.
Tenant’s Parent shall automatically be released from its obligations hereunder (other than with respect to amounts then due and payable by Tenant’s Parent) upon the consummation of any transaction permitted by the Master Lease, the result of which is that the “Tenant” under the Master Lease ceases to be a Subsidiary of Tenant’s Parent and ceases to be owned by Tenant’s Parent; provided that the Landlord shall have consented to such transaction to the extent such consent is required by the terms of the Master Lease; and provided further that a Change in Control (and any transaction related thereto) shall not be deemed to be permitted by the Master Lease without Landlord consent except to the extent any actual or deemed assignment under the Master Lease relating to such Change in Control is permitted under the Master Lease; and provided further that no release of Tenant’s Parent shall be permitted to occur in a Foreclosure COC or Foreclosure Assignment.
14.Additional Guarantors. Upon the execution and delivery by the Landlord and any Subsidiary of the Tenant that is required to become a party hereto pursuant to the Master Lease of an instrument in the form of Appendix A hereto, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Guaranty. The rights and obligations of each party to this Guaranty shall remain in full force and effect notwithstanding the addition of any new party to this Guaranty.
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15.Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by facsimile transmission or by an overnight express service to the following address:

To Guarantor:	c/o Caesars Entertainment, Inc. 100 West Liberty Street, 12th Floor Reno, Nevada 89501 Attention: General Counsel Facsimile: (281) 683-7511
With a copy to: (that shall not constitute notice)	Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 Attention: Sony Ben-Moshe, Esq. Facsimile No.: (858) 523-5450
To Landlord:	GLP Capital, L.P. c/o Gaming and Leisure Properties, Inc. 845 Berkshire Blvd., Suite 200 Wyomissing, Pennsylvania 19610 Attention: Chief Executive Officer Facsimile: (610) 401-2901
And with copy to (which shall not constitute notice):	Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 Attention: Yoel Kranz, Esq. Facsimile: (617) 649-1471
or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by facsimile transmission shall be deemed given upon confirmation that such Notice was received at the number specified above or in a Notice to the sender.
16.Miscellaneous.
(a)No term, condition or provision of this Guaranty may be waived except by an express written instrument to that effect signed by Landlord. No waiver of any term, condition or provision of this Guaranty will be deemed a waiver of any other term, condition or provision, irrespective of similarity, or constitute a continuing waiver of the same term, condition or provision, unless otherwise expressly provided. No term, condition or provision of this Guaranty may be amended or modified with respect to any Guarantor except by an express written instrument to that effect signed by Landlord and the applicable Guarantor to which such amendment or modification is to be effective.
(b)If any one or more of the terms, conditions or provisions contained in this Guaranty is found in a final award or judgment rendered by any court of competent
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jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining terms, conditions and provisions of this Guaranty shall not in any way be affected or impaired thereby, and this Guaranty shall be interpreted and construed as if the invalid, illegal, or unenforceable term, condition or provision had never been contained in this Guaranty.
(c)THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT THAT THE LAWS OF THE STATE WHERE THE LEASED PROPERTY IS LOCATED SHALL GOVERN THIS AGREEMENT TO THE EXTENT NECESSARY (I) TO OBTAIN THE BENEFIT OF THE RIGHTS AND REMEDIES SET FORTH HEREIN WITH RESPECT TO ANY OF THE LEASED PROPERTY AND (II) FOR PROCEDURAL REQUIREMENTS WHICH MUST BE GOVERNED BY THE LAWS OF THE STATE. EACH GUARANTOR CONSENTS TO IN PERSONAM JURISDICTION BEFORE THE STATE AND FEDERAL COURTS OF NEW YORK AND AGREES THAT ALL DISPUTES CONCERNING THIS GUARANTY SHALL BE HEARD IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK. EACH GUARANTOR FURTHER CONSENTS TO IN PERSONAM JURISDICTION BEFORE THE STATE AND FEDERAL COURTS OF EACH STATE WITH RESPECT TO ANY ACTION COMMENCED BY LANDLORD SEEKING TO RETAKE POSSESSION OF ANY OR ALL OF THE LEASED PROPERTY IN WHICH GUARANTOR IS REQUIRED TO BE NAMED AS A NECESSARY PARTY. EACH GUARANTOR AGREES THAT SERVICE OF PROCESS MAY BE EFFECTED UPON IT UNDER ANY METHOD PERMISSIBLE UNDER THE LAWS OF THE STATE OF NEW YORK AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK OR, TO THE EXTENT APPLICABLE IN ACCORDANCE WITH THE TERMS HEREOF, LOCATED IN THE STATE.
(d)EACH OF THE GUARANTORS, BY ITS EXECUTION OF THIS GUARANTY, AND LANDLORD, BY ITS ACCEPTANCE OF THIS GUARANTY, HEREBY WAIVE TRIAL BY JURY AND THE RIGHT THERETO IN ANY ACTION OR PROCEEDING OF ANY KIND ARISING ON, UNDER, OUT OF, BY REASON OF OR RELATING IN ANY WAY TO THIS GUARANTY OR THE INTERPRETATION, BREACH OR ENFORCEMENT THEREOF.
(e)In the event of any suit, action, arbitration or other proceeding to interpret this Guaranty, or to determine or enforce any right or obligation created hereby, the prevailing party in the action shall recover such party’s reasonable out-of-pocket costs and expenses incurred in connection therewith, including, but not limited to, reasonable out-of-pocket attorneys’ fees and costs of appeal, post judgment enforcement proceedings (if any) and bankruptcy proceedings (if any). Any court, arbitrator or panel of arbitrators shall, in entering any judgment or making any award in any such suit, action, arbitration or other proceeding, in addition to any and all other relief awarded to such prevailing party, include in such judgment or award such party’s reasonable costs and expenses as provided in this Section 17(e).
(f)Each Guarantor (i) represents that it has been represented and advised by counsel in connection with the execution of this Guaranty; (ii) acknowledges receipt of a copy of the Master Lease; and (iii) further represents that such Guarantor has been advised by counsel with respect thereto. This Guaranty shall be construed and interpreted in accordance with the plain meaning of its language, and not for or against such Guarantor or Landlord, and as a whole, giving effect to all of the terms, conditions and provisions hereof.
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(g)Except as provided in any other written agreement now or at any time hereafter in force between Landlord and any Guarantor, this Guaranty shall constitute the entire agreement of each Guarantor with Landlord with respect to the subject matter hereof, and no representation, understanding, promise or condition concerning the subject matter hereof will be binding upon Landlord or any Guarantor unless expressed herein.
(h)All stipulations, obligations, liabilities and undertakings under this Guaranty shall be binding upon each Guarantor and its respective successors and assigns and shall inure to the benefit of Landlord and to the benefit of Landlord’s successors and assigns.
(i)Whenever the singular shall be used hereunder, it shall be deemed to include the plural (and vice-versa) and reference to one gender shall be construed to include all other genders, including neuter, whenever the context of this Guaranty so requires. Section captions or headings used in this Guaranty are for convenience and reference only, and shall not affect the construction thereof.
(j)This Guaranty may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.
(k)This Guaranty amends and restates the Existing Guaranty in its entirety, and Landlord and the Guarantors hereby adopt this Guaranty in full substitution of the Existing Guaranty.
[Signature Page to Follow]

9
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EXECUTED as of the date first set forth above.

GUARANTORS:
CAESARS ENTERTAINMENT, INC.,
a Delaware corporation

By:
Name:
Title:

LIGHTHOUSE POINT, LLC,
a Mississippi limited liability company

By:
Name:
Title:

TROPICANA LAUGHLIN, LLC,
a Nevada limited liability company

By:
Name:
Title:

[Signature Page to Second Amended and Restated Guaranty of Master Lease]

EXECUTED as of the date first set forth above. GLP CAPITAL, L.P., a Pennsylvania limited partnership By: Gaming and Leisure Properties, Inc., its general partner By: Name: Title:

[Signature Page to Second Amended and Restated Guaranty of Master Lease]

Appendix A
SUPPLEMENT NO. ______ dated as of _____________ (this “Supplement”), to the SECOND AMENDED AND RESTATED GUARANTY OF MASTER LEASE (as amended, restated, supplemented or replaced, the “Guaranty”), dated as of [  ], by and among CAESARS ENTERTAINMENT, INC., a Delaware corporation, LIGHTHOUSE POINT, LLC, a Mississippi limited liability company, and TROPICANA LAUGHLIN, LLC, a Nevada limited liability company (each, “Guarantor”, and collectively, the “Guarantors”) and GLP CAPITAL, L.P., a Pennsylvania limited partnership (“Landlord”).
A.    Reference is made to that certain Third Amended and Restated Master Lease, dated as of [  ], (the “Master Lease”), between Landlord, Tropicana Entertainment Inc., IOC Black Hawk County, Inc. and Isle of Capri Bettendorf, L.C. (collectively, “Tenant”).
B.    Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Guaranty.
C.    The Guarantors have entered into the Guaranty in order to induce the Landlord to enter into the Master Lease. Section 14 of the Guaranty provides that additional Subsidiaries of the Tenant may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Supplement. The undersigned subsidiary of Tenant (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Master Lease to become a Guarantor under the Guaranty.
Accordingly, Landlord and the New Subsidiary agree as follows:
SECTION 1.    In accordance with Section 14 of the Guaranty, the New Subsidiary by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder, and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct, in all material respects, on and as of the date hereof. Each reference to a “Guarantor” in the Guaranty shall be deemed to include the New Subsidiary. The Guaranty is hereby incorporated herein by reference.
SECTION 2.    The New Subsidiary represents and warrants to the Landlord that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.
SECTION 3.    This Supplement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. This Supplement shall become effective when (a) the Landlord shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary, and (b) the Landlord has executed a counterpart hereof.
SECTION 4.    Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.
SECTION 5.    THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT SHALL BE CONSTRUED IN
Appendix A-1
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ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
SECTION 6.    In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 15 of the Guaranty.
SECTION 8.    The New Subsidiary agrees to reimburse Landlord for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for Landlord.
IN WITNESS WHEREOF, the New Subsidiary and the Landlord have duly executed this Supplement to the Guaranty as of the day and year first above written.
[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:

GLP CAPITAL, L.P.,
a Pennsylvania limited partnership
as Landlord

By:
Name:
Title:

Appendix A-2
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EXHIBIT E
FORM OF NONDISTURBANCE AND ATTORNMENT AGREEMENT
This NON-DISTURBANCE AND ATTORNMENT AGREEMENT (the “Agreement”) is dated as of _____________, and is by and among [LENDER], a [ ] [ ], having an address at [ ] (together with its successors and assigns, “Lender”1), TROPICANA ENTERTAINMENT INC., a Delaware corporation (together with its permitted successors and assigns, “TEI”), IOC BLACK HAWK COUNTY, INC., an Iowa corporation (together with its permitted successors and assigns, “Waterloo Operator”), and ISLE OF CAPRI BETTENDORF, L.C., an Iowa limited liability company (together with its permitted successors and assigns, “Bettendorf Operator” and, collectively with TEI and Waterloo Operator, “Tenant”), each having an office at c/o Caesars Entertainment, Inc., 100 West Liberty Street, 12th Floor, Reno, Nevada 89501.
WHEREAS, by a Third Amended and Restated Master Lease (as amended, modified or otherwise supplemented, the “Lease”), dated as of [  ], among GLP Capital, L.P. (“Landlord”) (or Landlord’s predecessor in title) and Tenant, Landlord leased to Tenant a portion of the Property, as said portion is more particularly described in the Lease (such portion of the Property hereinafter referred to as the “Premises”);
WHEREAS, Lender has made or intends to make a loan to Landlord (the “Loan”), which Loan shall be evidenced by one or more promissory notes (as the same may be amended, modified, restated, severed, consolidated, renewed, replaced, or supplemented from time to time, the “Promissory Note”) and secured by, among other things, that certain Mortgage or Deed of Trust, Assignment of Leases and Rents and Security Agreement (as the same may be amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time, the “Mortgage”) encumbering the real property located in ______________________ more particularly described on Exhibit A annexed hereto and made a part hereof (the “Property”);2
WHEREAS, Tenant acknowledges that Lender will rely on this Agreement in making the Loan to Landlord;
WHEREAS, Lender and Tenant desire to evidence their understanding with respect to the Mortgage and the Lease as hereinafter provided; and
WHEREAS, pursuant to Section 31.1 of the Lease, Tenant has agreed to deliver this Agreement and Lender has agreed not to disturb Tenant’s possessory rights in the Premises under the Lease on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:
1.Lender agrees that if Lender exercises any of its rights under the Mortgage, including entry or foreclosure of the Mortgage or exercise of a power of sale under the Mortgage, Lender, or any person who acquires any portion of the Property in a foreclosure or
1References to “Lender” may be modified to reflect an agent, trustee or other representative acting for a group of lenders or debt holders.
2Subject to modification to reflect terms and type of financing secured by the applicable mortgage.

|US-DOCS\126208570.12||

similar proceeding or in a transfer in lieu of any such foreclosure, (a) will not terminate or disturb Tenant’s right to use, occupy and possess the Premises, nor any of Tenant’s rights, privileges and options under the terms of the Lease, , so long as Tenant is not in default beyond any applicable grace period under any term, covenant or condition of the Lease and (b) will be bound by the provisions of Article XVII of the Lease for the benefit of each Permitted Leasehold Mortgagee. In addition, Lender or any person prosecuting such rights and remedies agrees that so long as the Lease has not been terminated on account of Tenant’s default that has continued beyond applicable notice and cure periods, Lender or such other person, as the case may be, shall not name or join Tenant as a defendant in any exercise of Lender’s or such person’s rights and remedies arising upon a default under the Mortgage unless applicable law requires Tenant to be made a party thereto as a condition to proceeding against Landlord. In the latter case, Lender or any person prosecuting such rights and remedies may join Tenant as a defendant in such action only for such purpose and not to terminate the Lease or otherwise adversely affect Tenant’s rights under the Lease or this Agreement in such action.
2.If, at any time Lender (or any person, or such person’s successors or assigns, who acquires the interest of Landlord under the Lease through foreclosure of the Mortgage or otherwise) shall succeed to the rights of Landlord under the Lease as a result of a default or event of default under the Mortgage, Tenant shall attorn to and recognize such person so succeeding to the rights of Landlord under the Lease (herein sometimes called “Successor Landlord”) as Tenant’s landlord under the Lease, said attornment to be effective and self-operative without the execution of any further instruments.
3.Landlord authorizes and directs Tenant to honor any written demand or notice from Lender instructing Tenant to pay rent or other sums to Lender rather than Landlord (a “Payment Demand”), regardless of any other or contrary notice or instruction which Tenant may receive from Landlord before or after Tenant’s receipt of such Payment Demand. Tenant may rely upon any notice, instruction, Payment Demand, certificate, consent or other document from, and signed by, Lender and shall have no duty to Landlord to investigate the same or the circumstances under which the same was given. Any payment made by Tenant to Lender or in response to a Payment Demand shall be deemed proper payment by Tenant of such sum pursuant to the Lease.
4.If Lender shall become the owner of the Property or the Property shall be sold by reason of foreclosure or other proceedings brought to enforce the Mortgage or if the Property shall be transferred by deed in lieu of foreclosure, Lender or any Successor Landlord shall not be:
(a)liable for any act or omission of any prior landlord (including Landlord) or bound by any obligation to make any payment to Tenant which was required to be made prior to the time Lender succeeded to any prior landlord (including Landlord); or
(b)obligated to cure any defaults of any prior landlord (including Landlord) which occurred, or to make any payment to Tenant which was required to be paid by any prior landlord (including Landlord), prior to the time that Lender or any Successor Landlord succeeded to the interest of such landlord under the Lease; or
(c)obligated to perform any construction obligations of any prior landlord (including Landlord) under the Lease or liable for any defects (latent, patent or otherwise) in the design, workmanship, materials, construction or otherwise with respect to improvements and buildings constructed on the Property; or
(d)subject to any offsets, defenses or counterclaims which Tenant may be entitled to assert against any prior landlord (including Landlord); or

|US-DOCS\126208570.12||

(e)bound by any payment of rent or additional rent by Tenant to any prior landlord (including Landlord) for more than one month in advance; or
(f)bound by any amendment, modification, termination or surrender of the Lease made without the written consent of Lender.
Notwithstanding the foregoing, Tenant reserves its right to any and all claims or causes of action (i) against Landlord for prior losses or damages and (ii) against the Successor Landlord for all losses or damages arising from and after the date that such Successor Landlord takes title to the Property.
5.Tenant hereby represents, warrants, covenants and agrees to and with Lender:
(a)to deliver to Lender, by certified mail, return receipt requested, a duplicate of each notice of default delivered by Tenant to Landlord at the same time as such notice is given to Landlord and no such notice of default shall be deemed given by Tenant under the Lease unless and until a copy of such notice shall have been so delivered to Lender. Lender shall have the right (but shall not be obligated) to cure such default. Tenant shall accept performance by Lender of any term, covenant, condition or agreement to be performed by Landlord or its designee under the Lease with the same force and effect as though performed by Landlord. Tenant further agrees to afford Lender or its designee a period of thirty (30) days beyond any period afforded to Landlord for the curing of such default during which period Lender or its designee may elect (but shall not be obligated) to seek to cure such default, or, if such default cannot be cured within that time, then such additional time as may be necessary to cure such default (including but not limited to commencement of foreclosure proceedings) during which period Lender or its designee may elect (but shall not be obligated) to seek to cure such default, prior to taking any action to terminate the Lease. If the Lease shall terminate for any reason, upon Lender’s written request given within thirty (30) days after such termination, Tenant, within fifteen (15) days after such request, shall execute and deliver to Lender (or its designee to the extent constituting a permitted successor landlord under the Lease) a new lease of the Premises for the remainder of the term of the Lease and upon all of the same terms, covenants and conditions of the Lease;
(b)that Tenant is the sole owner of the leasehold estate created by the Lease; and
(c)to promptly certify in writing to Lender, in connection with any proposed assignment of the Mortgage, whether or not any default on the part of Landlord then exists under the Lease and to deliver to Lender any tenant estoppel certificates required under the Lease.
6.Tenant acknowledges that the interest of Landlord under the Lease is assigned to Lender solely as security for the Promissory Note3, and Lender shall have no duty, liability or obligation under the Lease or any extension or renewal thereof, unless Lender shall specifically undertake such liability in writing or Lender becomes and then only with respect to periods in which Lender becomes, the fee owner of the Property.
3Subject to modification to reflect terms of debt.

|US-DOCS\126208570.12||

7.This Agreement shall be governed by and construed in accordance with the laws of the State of New York4.
8.This Agreement and each and every covenant, agreement and other provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns (including, without limitation, any successor holder of the Promissory Note5) and may be amended, supplemented, waived or modified only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought. Each Permitted Leasehold Mortgagee (as defined in the Lease) (for so long as such Permitted Leasehold Mortgagee (as defined in the Lease) holds a Permitted Leasehold Mortgage (as defined in the Lease)) is an intended third party beneficiary of Section 1(b) entitled to enforce the same as if a party to this Agreement.
9.All notices to be given under this Agreement shall be in writing and shall be deemed served upon receipt by the addressee if served personally or, if mailed, upon the first to occur of receipt or the refusal of delivery as shown on a return receipt, after deposit in the United States Postal Service certified mail, postage prepaid, addressed to the address of Landlord, Tenant or Lender appearing below. Such addresses may be changed by notice given in the same manner. If any party consists of multiple individuals or entities, then notice to any one of same shall be deemed notice to such party.

4Subject to modification solely and to the extent the law of any jurisdiction in which the Premises are located is required to govern the subordination of Tenant’s interests in such jurisdiction.
5Subject to modification to reflect terms of debt.

|US-DOCS\126208570.12||

To Lender:	[___________________] [___________________] [___________________] [___________________]
With a copy to: (that shall not constitute notice)	[___________________] [___________________] [___________________] [___________________]
To Tenant:
Tropicana Entertainment Inc.
IOC Black Hawk County, Inc.
Isle of Capri Bettendorf, L.C.
c/o Caesars Entertainment, Inc.
100 West Liberty Street, 12th Floor
Reno, Nevada 89501
Attention: General Counsel
Facsimile No.: 281-683-7511

With a copy to: (that shall not constitute notice)	Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 Attention: Sony Ben-Moshe Facsimile No.: (858) 523-5450
To Landlord:	GLP Capital, L.P. c/o Gaming and Leisure Properties, Inc. 845 Berkshire Blvd., Suite 200 Wyomissing, Pennsylvania 19610 Attention: Chief Executive Officer Facsimile: (610) 401-2901
And with copy to (which shall not constitute notice):	Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 Attention: Yoel Kranz, Esq. Facsimile: (617) 649-1471

10.If this Agreement conflicts with the Lease, then this Agreement shall govern as between the parties and any Successor Landlord, including upon any attornment pursuant to this Agreement. This Agreement supersedes, and constitutes full compliance with, any provisions in the Lease that provide for subordination of the Lease to, or for delivery of nondisturbance agreements by the holder of, the Mortgage.
11.In the event Lender shall acquire Landlord’s interest in the Premises, Tenant shall look only to the estate and interest, if any, of Lender in the Property for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by Lender as a Successor Landlord under the Lease or under this Agreement, and no other property or assets of Lender shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to the Lease, the relationship of the landlord and tenant under the Lease or Tenant’s use or occupancy of the Premises or any claim arising under this Agreement.
12.If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent

|US-DOCS\126208570.12||

necessary to be enforceable, or if such modification is not practicable, such provision shall be deemed deleted from this Agreement, and the other provisions of this Agreement shall remain in full force and effect, and shall be liberally construed in favor of Lender.
13.This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

|US-DOCS\126208570.12||

EXHIBIT F
FORM OF SUBORDINATION, NONDISTURBANCE
AND ATTORNMENT AGREEMENT
This SUBORDINATION, NON-DISTURBANCE, AND ATTORNMENT AGREEMENT (the “Agreement”) is dated as of _____________, and is by and among [LENDER], a [ ] [ ], having an address at [ ] (together with its successors and assigns, “Lender”6), GLP CAPITAL, L.P., a Pennsylvania limited partnership (“Landlord”), TROPICANA ENTERTAINMENT INC., a Delaware corporation (together with its permitted successors and assigns, “TEI”), IOC BLACK HAWK COUNTY, INC., an Iowa corporation (together with its permitted successors and assigns, “Waterloo Operator”), and ISLE OF CAPRI BETTENDORF, L.C., an Iowa limited liability company (together with its permitted successors and assigns, “Bettendorf Operator” and, collectively with TEI and Waterloo Operator, “Tenant”).
WHEREAS, by a Third Amended and Restated Master Lease (as amended, modified or supplemented, the “Lease”) dated as of [  ], between Landlord (or Landlord’s predecessor in title) and Tenant, Landlord leased to Tenant a portion of the Property, as said portion is more particularly described in the Lease (such portion of the Property hereinafter referred to as the “Premises”);
WHEREAS, Lender has made or intends to make a loan to Landlord (the “Loan”), which Loan shall be evidenced by one or more promissory notes (as the same may be amended, modified, restated, severed, consolidated, renewed, replaced, or supplemented from time to time, the “Promissory Note”) and secured by, among other things, that certain Mortgage or Deed of Trust, Assignment of Leases and Rents and Security Agreement (as the same may be amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time, the “Mortgage”) encumbering the real property located in ______________________ more particularly described on Exhibit A annexed hereto and made a part hereof (the “Property”);7
WHEREAS, Tenant acknowledges that Lender will rely on this Agreement in making the Loan to Landlord;
WHEREAS, Lender and Tenant desire to evidence their understanding with respect to the Mortgage and the Lease as hereinafter provided; and
WHEREAS, pursuant to Section 31.1 of the Lease, Tenant has agreed to deliver this Agreement and will subordinate the Lease to the Security Instruments and to the lien thereof and, in consideration of Tenant’s delivery of this Agreement, Lender has agreed not to disturb Tenant’s possessory rights in the Premises under the Lease on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:
1.Tenant covenants, stipulates and agrees that the Lease and all of Tenant’s right, title and interest in and to the Property thereunder (including but not limited to any option
6References to “Lender” may be modified to reflect an agent, trustee or other representative acting for a group of debt holders.
7Subject to modification to reflect terms and type of financing secured by the applicable mortgage.

|US-DOCS\126208570.12||

to purchase, right of first refusal to purchase or right of first offer to purchase the Property or any portion thereof) is hereby, and shall at all times continue to be, subordinated and made secondary and inferior in each and every respect to the Mortgage and the lien thereof, to all of the terms, conditions and provisions thereof and to any and all advances made or to be made thereunder, so that at all times the Mortgage shall be and remain a lien on the Property prior to and superior to the Lease for all purposes, subject to the provisions set forth herein. Subordination is to have the same force and effect as if the Mortgage and such renewals, modifications, consolidations, replacements and extensions had been executed, acknowledged, delivered and recorded prior to the Lease, any amendments or modifications thereof and any notice thereof.
2.Lender agrees that if Lender exercises any of its rights under the Mortgage, including entry or foreclosure of the Mortgage or exercise of a power of sale under the Mortgage, Lender, or any person who acquires any portion of the Property in a foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure, (a) will not terminate or disturb Tenant’s right to use, occupy and possess the Premises, nor any of Tenant’s rights, privileges and options under the terms of the Lease, so long as Tenant is not in default beyond any applicable grace period under any term, covenant or condition of the Lease and (b) will be bound by the provisions of Article XVII of the Lease for the benefit of each Permitted Leasehold Mortgagee. In addition, Lender or any person prosecuting such rights and remedies agrees that so long as the Lease has not been terminated on account of Tenant’s default that has continued beyond applicable notice and cure periods, Lender or such other person, as the case may be, shall not name or join Tenant as a defendant in any exercise of Lender’s or such person’s rights and remedies arising upon a default under the Mortgage unless applicable law requires Tenant to be made a party thereto as a condition to proceeding against Landlord. In the latter case, Lender or any person prosecuting such rights and remedies may join Tenant as a defendant in such action only for such purpose and not to terminate the Lease or otherwise adversely affect Tenant’s rights under the Lease or this Agreement in such action.
3.If, at any time Lender (or any person, or such person’s successors or assigns, who acquires the interest of Landlord under the Lease through foreclosure of the Mortgage or otherwise) shall succeed to the rights of Landlord under the Lease as a result of a default or event of default under the Mortgage, Tenant shall attorn to and recognize such person so succeeding to the rights of Landlord under the Lease (herein sometimes called “Successor Landlord”) as Tenant’s landlord under the Lease, said attornment to be effective and self-operative without the execution of any further instruments.
4.Landlord authorizes and directs Tenant to honor any written demand or notice from Lender instructing Tenant to pay rent or other sums to Lender rather than Landlord (a “Payment Demand”), regardless of any other or contrary notice or instruction which Tenant may receive from Landlord before or after Tenant’s receipt of such Payment Demand. Tenant may rely upon any notice, instruction, Payment Demand, certificate, consent or other document from, and signed by, Lender and shall have no duty to Landlord to investigate the same or the circumstances under which the same was given. Any payment made by Tenant to Lender or in response to a Payment Demand shall be deemed proper payment by Tenant of such sum pursuant to the Lease.
5.If Lender shall become the owner of the Property or the Property shall be sold by reason of foreclosure or other proceedings brought to enforce the Mortgage or if the Property shall be transferred by deed in lieu of foreclosure, Lender or any Successor Landlord shall not be:
(a)liable for any act or omission of any prior landlord (including Landlord) or bound by any obligation to make any payment to Tenant which was required to be made prior to the time Lender succeeded to any prior landlord (including Landlord); or
F-2
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(b)obligated to cure any defaults of any prior landlord (including Landlord) which occurred, or to make any payment to Tenant which was required to be paid by any prior landlord (including Landlord), prior to the time that Lender or any Successor Landlord succeeded to the interest of such landlord under the Lease; or
(c)obligated to perform any construction obligations of any prior landlord (including Landlord) under the Lease or liable for any defects (latent, patent or otherwise) in the design, workmanship, materials, construction or otherwise with respect to improvements and buildings constructed on the Property; or
(d)subject to any offsets, defenses or counterclaims which Tenant may be entitled to assert against any prior landlord (including Landlord); or
(e)bound by any payment of rent or additional rent by Tenant to any prior landlord (including Landlord) for more than one month in advance; or
(f)bound by any amendment, modification, termination or surrender of the Lease made without the written consent of Lender.
Notwithstanding the foregoing, Tenant reserves its right to any and all claims or causes of action (i) against Landlord for prior losses or damages and (ii) against the Successor Landlord for all losses or damages arising from and after the date that such Successor Landlord takes title to the Property.
6.Tenant hereby represents, warrants, covenants and agrees to and with Lender:
(a)to deliver to Lender, by certified mail, return receipt requested, a duplicate of each notice of default delivered by Tenant to Landlord at the same time as such notice is given to Landlord and no such notice of default shall be deemed given by Tenant under the Lease unless and until a copy of such notice shall have been so delivered to Lender. Lender shall have the right (but shall not be obligated) to cure such default. Tenant shall accept performance by Lender or its designee of any term, covenant, condition or agreement to be performed by Landlord under the Lease with the same force and effect as though performed by Landlord. Tenant further agrees to afford Lender or the designee a period of thirty (30) days beyond any period afforded to Landlord or its designee for the curing of such default during which period Lender or its designee may elect (but shall not be obligated) to seek to cure such default, or, if such default cannot be cured within that time, then such additional time as may be necessary to cure such default (including but not limited to commencement of foreclosure proceedings) during which period Lender or its designee may elect (but shall not be obligated) to seek to cure such default, prior to taking any action to terminate the Lease. If the Lease shall terminate for any reason, upon Lender’s written request given within thirty (30) days after such termination, Tenant, within fifteen (15) days after such request, shall execute and deliver to Lender (or its designee to the extent constituting a permitted successor landlord under the Lease) a new lease of the Premises for the remainder of the term of the Lease and upon all of the same terms, covenants and conditions of the Lease;
(b)that Tenant is the sole owner of the leasehold estate created by the Lease; and
(c)to promptly certify in writing to Lender, in connection with any proposed assignment of the Mortgage, whether or not any default on the part of Landlord then
F-3
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exists under the Lease and to deliver to Lender any tenant estoppel certificates required under the Lease.
7.Tenant acknowledges that the interest of Landlord under the Lease is assigned to Lender solely as security for the Promissory Note8, and Lender shall have no duty, liability or obligation under the Lease or any extension or renewal thereof, unless Lender shall specifically undertake such liability in writing or Lender becomes and then only with respect to periods in which Lender becomes, the fee owner of the Property.
8.This Agreement shall be governed by and construed in accordance with the laws of the State of New York.9
9.This Agreement and each and every covenant, agreement and other provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns (including, without limitation, any successor holder of the Promissory Note10) and may be amended, supplemented, waived or modified only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought. Each Permitted Leasehold Mortgagee (as defined in the Lease) (for so long as such Permitted Leasehold Mortgagee (as defined in the Lease) holds a Permitted Leasehold Mortgage (as defined in the Lease)) is an intended third party beneficiary of Section 2(b) entitled to enforce the same as if a party to this Agreement.
10.All notices to be given under this Agreement shall be in writing and shall be deemed served upon receipt by the addressee if served personally or, if mailed, upon the first to occur of receipt or the refusal of delivery as shown on a return receipt, after deposit in the United States Postal Service certified mail, postage prepaid, addressed to the address of Landlord, Tenant or Lender appearing below. Such addresses may be changed by notice given in the same manner. If any party consists of multiple individuals or entities, then notice to any one of same shall be deemed notice to such party.
8Subject to modification to reflect terms of debt.
9Subject to modification solely and to the extent the law of any jurisdiction in which the Premises are located is required to govern the subordination of Tenant’s interests in such jurisdiction.
10Subject to modification to reflect terms of debt.
F-4
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To Lender:	[___________________] [___________________] [___________________] [___________________]
With a copy to: (that shall not constitute notice)	[___________________] [___________________] [___________________] [___________________]
To Tenant:
Tropicana Entertainment Inc.
IOC Black Hawk County, Inc.
Isle of Capri Bettendorf, L.C.
c/o Caesars Entertainment, Inc.
100 West Liberty Street, 12th Floor
Reno, Nevada 89501
Attention: General Counsel
Facsimile No.: 281-683-7511

With a copy to: (that shall not constitute notice)	Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 Attention: Sony Ben-Moshe Facsimile No.: (858) 523-5450
To Landlord:	GLP Capital, L.P. c/o Gaming and Leisure Properties, Inc. 845 Berkshire Blvd., Suite 200 Wyomissing, Pennsylvania 19610 Attention: Chief Executive Officer Facsimile: (610) 401-2901
And with copy to (which shall not constitute notice):	Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 Attention: Yoel Kranz, Esq. Facsimile: (617) 649-1471

11.If this Agreement conflicts with the Lease, then this Agreement shall govern as between the parties and any Successor Landlord, including upon any attornment pursuant to this Agreement. This Agreement supersedes, and constitutes full compliance with, any provisions in the Lease that provide for subordination of the Lease to, or for delivery of nondisturbance agreements by the holder of, the Mortgage.
12.In the event Lender shall acquire Landlord’s interest in the Premises, Tenant shall look only to the estate and interest, if any, of Lender in the Property for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by Lender as a Successor Landlord under the Lease or under this Agreement, and no other property or assets of Lender shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to the Lease, the relationship of the landlord and tenant under the Lease or Tenant’s use or occupancy of the Premises or any claim arising under this Agreement.
F-5
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13.If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable, such provision shall be deemed deleted from this Agreement, and the other provisions of this Agreement shall remain in full force and effect, and shall be liberally construed in favor of Lender.
14.This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
F-6
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SCHEDULE A
DISCLOSURE ITEMS
Ground Leases
Tropicana Laughlin
None
Tropicana Atlantic City
None
Tropicana Greenville
Lease Agreement dated October 1, 2013 by and between City of Greenville, Mississippi, as landlord, and Landlord (as successor in interest to Lighthouse Point, LLC d/b/a Trop Casino Greenville), as tenant
Lease Agreement dated February 19, 1997 by and between the Board of Mississippi Levee Commissioners, as landlord, and Landlord (as successor in interest to Lighthouse Point, LLC d/b/a Trop Casino Greenville, as successor in interest to Alpha Greenville Hotel, Inc.), as tenant, as amended and restated by that certain Restated and Amended Lease Agreement dated April 18, 1997, as further amended by that certain Amendment to Lease dated October 5, 2010
Amended and Restated Lease Agreement dated January 20, 1995 by and between Greenville Marine Corporation , as landlord, and Landlord (as successor in interest to Lighthouse Point, LLC d/b/a Trop Casino Greenville, as successor in interest Rainbow Entertainment, LLC), as tenant, as amended by that certain Assignment and Assumption, dated October 24, 1995, as further amended by that certain First Amendment to Amended and Restated Lease Agreement, dated October 26, 1995, as further amended by that certain Second Amendment to Amended and Restated Lease Agreement, dated July 1, 2003, as further amended by that certain Third Amendment to Amended and Restated Lease Agreement, dated March 4, 2010, and as further amended by that certain Second Amended and Restated Lease Agreement, dated October 27, 2010
Isle Bettendorf
None
Isle Waterloo
None

Schedule A-1
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SCHEDULE A
DISCLOSURE ITEMS
Specified Subleases
Those subleases, together with any amendments relating thereto, in effect as of the Commencement Date with the following subtenants:
Tropicana Atlantic City
1.    ADAM GOOD CRAB HOUSE, LLC, a New Jersey limited liability company, trading as ADAM GOOD CRAB SHACK AND SPORTS BAR
2.    MARSHALL RETAIL GROUP, LLC, a Delaware Limited Liability Company d/b/a AKA
3.    ATC INDOOR DAS LLC, a Delaware limited liability company
4.    ATLANTICARE HEALTH SERVICES , INC., a New Jersey Corporation d/b/a AtlantiCare LifeCenter at Tropicana
5.    A TIME FOR WINE, LLC., a New Jersey Limited Liability Company, trading as A TIME FOR WINE
6.    BLUEMERCURY, INC., a Delaware corporation authorized to do business in the State of New Jersey, trading as bluemercury APOTHECARY AND RESORT SPA
7.    ARK AC BURGER BAR LLC, a Delaware Limited Liability Company authorized to transact business in New Jersey, t/a Broadway Burger
8.    CARMINE'S ATLANTIC CITY, LLC, a New Jersey limited liability company, trading as CARMINE'S
9.    FRIDAY ENTERPRISES, LLC, a Pennsylvania limited liability company authorized to do business in the State of New Jersey, trading as CUBA LIBRE RESTAURANT and RUM BAR. Tenant name amended to FRIDAY ENTERPRISES, LLC, a New Jersey limited liability company
10.    DYNAMIC DUO 8, LLC., a New Jersey Limited Liability Company, trading as Anthem
11.    ERWIN PEARL RETAIL, INC., a New York corporation authorized to do business in the State of New Jersey, trading as ERWIN PEARL
12.    GLOBE VENDING, INC., a New Jersey corporation, trading as FAMILY FUN STATION
13.    FRANCESCA'S COLLECTIONS, INC., a Texas Corporation authorized to transact business in New Jersey, t/a FRANCESCA'S COLLECTIONS
14.    Intentionally Omitted
15.    Intentionally Omitted

|US-DOCS\126208570.12||

16.    DEE M. S. ENTERPRISES, INC., a New Jersey Corporation, d/b/a Hats Emporium
17.    JAVA PLUS II, LLC, a Delaware limited liability company, t/a Starbucks
18.    KISS KISS ATLANTIC CITY, LLC., a New Jersey limited company d/b/a IVAN KANE'S KISS KISS A GO GO
19.    BOARDWALK FAVORITES, LLC., t/a LA PETITE CREPERIE, a New Jersey Limited Liability Company
20.    MARSHALL RETAIL GROUP, LLC, a Delaware limited liability company d/b/a Lick
21.    MARSHALL RETAIL GROUP, LLC, a Delaware limited liability company d/b/a Havana Sundries, Tropicana Casino Market, Boardwalk Corner Store and Tropicana Lobby Market
22.    MARSHALL RETAIL GROUP, LLC, a Delaware Limited Liability Company d/b/a MARSHALL ROUSSO
23.    MARSHALL RETAIL GROUP, LLC, a Delaware Limited Liability Company d/b/a M.C. SWEET'S Bath Delights
24.    R & R FOODS LLC, a New Jersey limited liability company, t/a Mrs. Fields Cookies
25.    NEWZOOM, INC, a California corporation authorized to transact business in New Jersey, d/b/a ZoomSystems
26.    THE GENERAL STORE OFA, LLC, a New Jersey limited liability company, trading as OLD FARMER'S ALMANAC
27.    ATLANTIC CITY PALM, LLC, a New Jersey limited liability company, trading as THE PALM
28.    P.F. CHANG'S CHINA BISTRO, INC., a Delaware corporation authorized to do business in the State of New Jersey, trading as P.F. CHANG'S CHINA BISTRO
29.    PLANET ROSE, LLC, a New Jersey limited liability company, trading as PLANET ROSE
30.    PROVIDENCE AC, INC., a New Jersey corporation, t/a Providence Atlantic City
31.    RI RA ATLANTIC CITY, LLC, a limited liability company authorized to do business in the State of New Jersey, trading as RI RA IRISH PUB

32.    Intentionally Omitted
33.    DEE M. S. ENTERPRISES, INC., a New Jersey Corporation, d/b/a Step Up
34.    SMNJ, LLC, d/b/a Sunglass Menagerie
35.    SWAROVSKI RETAIL VENTURES, LTD., a Rhode Island corporation authorized to do business in the State of New Jersey, trading as SWAROVSKI

|US-DOCS\126208570.12||

36.    TALK OF THE WALK, INC., a New Jersey corporation, trading as TALK OF THE WALK
37.    TIME AFTER TIME AC, LLC, a New Jersey limited liability company, d/b/a Time After Time
38.    MARSHALL RETAIL GROUP, LLC, a Delaware Limited Liability Company d/b/a TRAVELAB
39.    MARSHALL RETAIL GROUP, LLC, a Delaware Limited Liability Company d/b/a TUMI
40.    WWVB, LLC, a New Jersey Limited Liability Company d/b/a Wet Willie's
41.    THE WHITE HOUSE, INC., a Florida corporation authorized to do business in the State of New Jersey, trading as WHITE HOUSE/BLACK MARKET. Lease assigned to WHITE HOUSE/BLACK MARKET, INC., a Florida corporation
42.    ZEPHYR GALLERY I, LLC, a New Jersey limited liability company, trading as ZEPHYR GALLERY
43.    ZEYTINIA, L.L.C., a New Jersey limited liability company, trading as ZEYTINIA
44.    GILCHRIST AT TROPICANA, LLC, a New Jersey Limited Liability Company
45.    ADAM GOOD, LLC, a New Jersey Limited Liability Company, authorized to do business in the name of FIREWATERS BEER GARDEN and ADAM GOODDELI
46.    BOARDWALK FAVORITES, LLC, a New Jersey limited liability company t/a BOARDWALK FAVORITES
47.    BOARDWALK FAVORITES, LLC, a New Jersey limited liability company t/a BOARDWALK FAVORITES- ICE CREAM
48.    B&K BICYCLE RENTAL, INC.
49.    AC-CPC, LLC, a New Jersey limited liability company, d/b/a Chickie's and Pete's
50.    ESCAPE AC, LLC, a New Jersey limited liability company d/b/a ESCAPE AC
51.    GLOBE VENDING, INC., a New Jersey corporation, trading as FAMILY SPORTS STATION
52.    A.C WINGS, L.L.C. D/B/A HOOTERS RESTAURANT, a limited liability corporation in the State of New Jersey
53.    JAMES CANDY COMPANY, a New Jersey corporation, d/b/a JAMES CANDY COMPANY
54.    LUXE SALON, LLC, a New Jersey limited liability company d/b/a LUXE SALON
55.    PREFERRED COFFEE II, L.L.C., a Delaware limited liability company, authorized to do business in the name of STARBUCKS

|US-DOCS\126208570.12||

56.    BOARDWALK FAVORITES, LLC, a New Jersey limited liability company d/b/a THE CORNER MARKET
Tropicana Greenville
None
Tropicana Laughlin
1.    The MARSHALL RETAIL GROUP, LLC (Gift Shop)
2.    The MARSHALL RETAIL GROUP, LLC (Boutique)
3.    WILLIAM HILL
Those subleases, together with any amendments relating thereto, in effect as of the Second A&R Effective Date with the following subtenants:
Isle Bettendorf
1.    WILLIAM HILL
Isle Waterloo
1.    WILLIAM HILL

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SCHEDULE A
DISCLOSURE ITEMS
Environmental Reports
All matters disclosed in the following reports:

Tropicana Atlantic City
•Legionella Water Sampling Report – September 20-21, 2016
•Room 1151 Legionella Sampling Report – July 9, 2014

Chelsea (Tropicana AC)
•Phase I ESA (Holiday Inn Boardwalk) – May 2, 2006
•Phase I ESA (Howard Johnson Boardwalk) – May 4, 2006

Wellington Ave
•Soil and Groundwater Remedial Investigation – Phase I Report (TropWorld Maintenance Yard) – July 16, 1996
•Site Assessment Report (TropWorld Maintenance Yard) – December 4, 2006
•Site Assessment Report Addendum – December 28, 2006
•Sub-Slab Soil Gas & Indoor Air Sampling ARH Report – December 28, 2012
•Soil and Groundwater Remedial Investigation – Phase I Report (TropWorld Maintenance Yard) – July 16, 1996

Tropicana Laughlin
•E26272 Legionella Potable Water Report – December 10, 2015
•E26319 Legionella Cooling Tower Report – December 17, 2015
•E26319 Legionella Potable Water Report – December 17, 2015
•Swan Hall Final Report – May 21, 2014
Tropicana Greenville
None
Isle Bettendorf
None
Isle Waterloo
None

|US-DOCS\126208570.12||

SCHEDULE A
DISCLOSURE ITEMS
Encumbrances
The encumbrances, liens, attachments, title retention agreements or claims identified in the following title policies delivered to the Landlord for the Leased Property, prior to or within the date one (1) month following (a) with respect to any Facility other than the Iowa Facilities, the Commencement Date and (b) with respect to any Iowa Facility, the Second A&R Effective Date, in each case, issued in the form of the following Pro Forma Title Policies:
•Tropicana Laughlin (Laughlin, NV): Fidelity National Title Insurance Company, Pro Forma Policy No. NV-FNCP-IMP-2730628-1-18-42041739
•Tropicana Atlantic City (Atlantic City, NJ): Fidelity National Title Insurance Company, Pro Forma Policy Nos. 18-000383NCS-OP, 18-000382NCS-OP, 18-000380NCS-OP
•Tropicana Greenville (Greenville, MS): Fidelity National Title Insurance Company, Policy No. MS 1-6685
•Isle Bettendorf (Bettendorf, IA): Fidelity National Title Insurance Company, Pro Forma Policy No. IA252008018R
•Isle Waterloo (Waterloo, IA): Fidelity National Title Insurance Company, Pro Forma Policy No. IA252008019R

|US-DOCS\126208570.12||

SCHEDULE B
PROPERTY AGREEMENTS
None.

Schedule B
|US-DOCS\126208570.12||

SCHEDULE C
PROPERTY VALUES

Eligble Replacement Properties	Property Value
Scioto Downs	$448.481
The Row	$396.220
Pompano	$219.344
Black Hawk	$214.100
Boonville	$184.260
Replaced Property
Greenville	$46.916

Schedule C
|US-DOCS\126208570.12||

SCHEDULE D

2019 FACILITY ADJUSTED REVENUES

1.Tropicana Atlantic City: $82.077 million
2.Tropicana Greenville: $8.355 million
3.Tropicana Laughlin: $24.165 million
4.Eldorado - Scioto Downs in Columbus, Ohio: $79.868 million
5.The Row in Reno, Nevada: $70.561 million
6.Isle Casino Racing at Pompano Park in Pompano Beach, Florida: $39.062 million
7.Isle and Lady Luck Casino Hotels in Black Hawk, Colorado: $38.128 million
8.Isle Casino Hotel in Waterloo, Iowa: $35.536 million
9.Isle Casino Hotel in Bettendorf, Iowa: $23.175 million
10.Isle of Capri Casino and Hotel in Boonville, Missouri: $32.814 million

|US-DOCS\126208570.12||

SCHEDULE 1.1

EXCLUSIONS FROM LEASED PROPERTY

1.    Any immaterial assets or property not necessary to the operation of the Leased Property to the extent and for so long as the same are not permitted or capable of being mortgaged or pledged to a Permitted Leasehold Mortgagee, whether as a result of a contractual restriction, legal restrictions or otherwise; provided that this paragraph shall not apply to exclude from Leased Property any assets or property to the extent that (x) Tenant’s leasehold interest therein is then subject to a valid, enforceable and perfected mortgage or other lien in favor of a Permitted Leasehold Mortgagee or (y) no Debt Agreement then in effect requires Tenant’s leasehold interest therein to be mortgaged or pledged.
Schedule 1.1
|US-DOCS\126208570.12||

SCHEDULE 6.3

GUARANTORS UNDER THE MASTER LEASE
Caesars Entertainment, Inc., a Delaware corporation (f/k/a Eldorado Resorts, Inc., a Nevada corporation)
Lighthouse Point, LLC, a Mississippi limited liability company
Tropicana Laughlin, LLC, a Nevada limited liability company
Schedule 6.3
|US-DOCS\126208570.12||